Exhibit 10.1
AGREEMENT OF LEASE
between
BATTERY PARK CITY AUTHORITY,
d/b/a HUGH L. CAREY BATTERY PARK CITY AUTHORITY,
Landlord
and
GOLDMAN SACHS HEADQUARTERS LLC,
Tenant
Premises:
Site 26, Battery Park City
Dated: As of August 23, 2005

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ii

Page
ARTICLE 45 TERMINATION RIGHT	176
ANNEXES, SCHEDULES AND EXHIBITS

Annex I -	Alternate Architects
Annex II -	Alternate Environmental Consultants
Schedule 1-	Specific Downtown Projects
Exhibit A -	Description of Land
Exhibit B -	Title Matters
Exhibit C -	Affirmative Action Program
Exhibit D -	Form of Escrow Agreement
Exhibit E -	Design Guidelines
Exhibit F -	Form of Qualifying Guaranty
Exhibit G -	Form of Guaranty of Construction-Related Payments
Exhibit H -	Form of Memorandum of Lease
Exhibit I -	Form of Non-Disturbance and Attornment Agreement
Exhibit J -	Form of Design/Construction Period Letter of Credit
Exhibit K -	Utilities
Exhibit K-1-	Utilities
Exhibit L-	Sales Tax Letters
Exhibit M-	Proposal
Exhibit N-	Form of Payment Escrow Agreement

iii

          AGREEMENT OF LEASE (this “Lease”) dated as of the 23rd day of August, 2005 between BATTERY PARK CITY AUTHORITY, d/b/a HUGH L. CAREY BATTERY PARK CITY AUTHORITY (“Landlord”), a body corporate and politic constituting a public benefit corporation of the State of New York having an office at One World Financial Center, New York, New York 10281, and GOLDMAN SACHS HEADQUARTERS LLC (“Tenant”), a Delaware limited liability company, having an office at 85 Broad Street, New York, New York 10004.
WITNESSETH:
          It is hereby mutually covenanted and agreed by and between the parties hereto that this Lease is made upon the terms, covenants and conditions hereinafter set forth.
ARTICLE 1
DEFINITIONS
Section 1.01. The terms defined in this Article 1 shall, for all purposes of this Lease, have the following meanings or shall be otherwise defined in the Sections referenced below:

ACH	The Automated Clearing House Network

Additional Deposit	Defined in Section 11.12(a).

Additional Improvements	Any physical improvement to the Land and Building in addition to the improvements described in the Approved Plans.

Adverse City Operational Escrow Determination Date	The earlier to occur of: (i) December 31, 2009 (which date may be extended to not later than March 31, 2010, as long as the City is proceeding with all necessary diligence to cause the occurrence of a Compliant City Operational Escrow Determination Date) if a Compliant City Operational Escrow Determination Date shall not have occurred prior to such date and (ii) the City taking any action that frustrates in any material respect the development and implementation of any material component of the Plan that is not the City’s responsibility in accordance with the procedures and within the time requirements set forth in the Kallstrom Letter; provided that if such action is reasonably susceptible of cure, upon being notified in writing (at the following address: Law Department, 100 Church Street, New York, New York 10007-2601, Attn: Chief, Economic Development Division, with a copy to Tenant) of such action by Tenant or the State, the City shall have ten (10) days from the giving of such notice to cease such activity and cure the adverse effects thereof prior to it being deemed to be materially frustrating the development and implementation of the Plan.

Adverse Determination Date	Any one of the following: (i) an Adverse City Operational Escrow Determination Date, (ii) an Adverse Operational Escrow Determination Date or (iii) an Adverse Physical Escrow Determination Date.

Adverse Operational Escrow Determination Date	December 31, 2009 (which date may be extended to not later than March 31, 2010, as long as the Public Parties are proceeding with all necessary diligence to cause the occurrence of a Compliant Operational Escrow Determination Date) if a Compliant Operational Escrow Determination Date shall not have occurred prior to such date. For the avoidance of doubt, it is acknowledged and agreed that an Adverse Operational Escrow Determination Date shall be deemed also to have occurred if an Adverse City Operational Escrow Determination Date shall have occurred.

Adverse Physical Escrow Determination Date	The earlier to occur of (i) December 31, 2009 (which date may be extended to not later than March 31, 2010, as long as the Public Parties are proceeding with all necessary diligence to cause the occurrence of a Compliant Physical Escrow Determination Date) if a Compliant Physical Escrow Determination Date shall not have occurred prior to such date and (ii) the State taking any action that would frustrate in any material respect the occurrence of a Compliant Physical Escrow Determination Date prior to such date or taking any action with respect to any Specific Downtown Project that is contrary to the agreements set forth in the Proposal, provided that if such action is reasonably susceptible of cure, upon being notified in writing (at the address set forth for the State in Section 4.6 of the Payment Escrow Agreement, with a copy to Tenant) of such action by Tenant or the City, the State shall have ten (10) days from the giving of such notice to cease such activity and cure the adverse effects thereof prior to it being deemed to be materially frustrating to the occurrence of a Compliant Physical Escrow Determination Date.

Affiliate	(A) With respect to a Person who is not a natural person, any other Person that Controls (hereinafter defined), is Controlled by or is under common Control with such Person, and (B) with respect to a Person who is a natural person, any other individual who is a member of the immediate family (whether by birth or marriage) of such Person or an Affiliate of such Person; “immediate family” includes for purposes of this definition a spouse, a brother or a sister of the whole- or half-blood of such individual or his or her spouse, a lineal descendant or ancestor (including an individual related by or through legal adoption) of any of the foregoing or a trust exclusively for the benefit of one or more of the foregoing.

Affirmative Action Program	The affirmative action program annexed hereto as Exhibit C.

Appraiser’s Certificate	A certificate of an independent real estate appraiser that is a member of The Appraisal Institute (or its successor or, if there is no such successor, another similar organization proposed by Tenant and reasonably approved by Landlord) certifying, in the opinion of the appraiser, that the rent and other monies payable by a Subtenant under a Sublease throughout the term thereof, after taking into account any escalations, renewal rent, credits, offsets and deductions, as well as any services, ordinary and extraordinary, to which such Subtenant may be entitled thereunder, and any work to be performed by or for such Subtenant and any other items which, in the opinion of the appraiser, may affect fair market rental value, constitute not less than a fair market rental value for the space demised thereunder as of the date of such certificate.

Approved C/CM	Any of Tishman Construction Corporation, Turner Construction or Bovis, or any other reputable contractor or construction manager proposed by Tenant and approved by Landlord, which approval shall not be unreasonably withheld.

Approved Plans	Plans submitted to and approved by the Department of Buildings in connection with Tenant’s building permit for the construction of the Building, including any amendments to such plans approved by such department before final inspection of the work for which such permit was issued.

Approved Remedies	Defined in Section 26.04(a).

Architect of Record	Adamson Associates, and any other architect designated by Tenant as lead architect and approved by Landlord, which approval shall not be unreasonably withheld.

As-of Right Tax Reduction	Any as-of-right Real Property Tax exemption, reduction and/or abatement that is available with respect to the Additional

Improvements, if any, after application by Tenant to, and the issuance of a determination of eligibility for such benefits by, the Department of Finance.

AV	For any Tax Year, the lesser of the taxable transitional or the taxable actual assessed value, for such Tax Year, as computed pursuant to sub-Section 1805(3) of the New York State Real Property Tax Law as certified on the assessment roll for the Borough of Manhattan by New York City Commissioner of Finance, as delivered to the City Council of the City of New York for such Tax Year pursuant to New York City Charter Section 1514, without giving effect to any exemption, abatement or reduction in AV available through any as-of-right program.

Base Rent	Defined in Section 3.01(a).

Benefit Period	Defined in the Project Agreement.

BPCA	The Battery Park City Authority.

Brookfield	Brookfield Financial Properties, L.P., and its affiliates, successors and assigns, but expressly excluding therefrom Merrill Lynch & Co., Inc. and American Express Company and their respective affiliates, successors and assigns.

Building	The building, including footings and foundations, Equipment (hereinafter defined) and other improvements and appurtenances of every kind and description now or hereafter erected, constructed or placed upon the Land (hereinafter defined), including, without limitation, Capital Improvements (hereinafter defined), and any and all alterations and replacements thereof, additions thereto and substitutions therefor.

Bulkhead	Defined in Section 11.02(k).

Business Day(s)	Any day which is not a Saturday, Sunday or a day observed as a holiday by either the State of New York or the federal government.

Capital Improvement or Capital Improvements	Defined in Section 13.01.

Capped PILOT	With respect to any Tax Year, the product of (1) the total gross square footage of the Building (as calculated by the Department of Finance) (provided that prior to the Substantial Completion of the Building, the total gross square footage of the Building shall be assumed to be the gross square footage as shown on the then-most current plans on file with the Department of Buildings) and (2) the quotient of (A) the aggregate payments in lieu of real property taxes (as finally determined) with respect to such Tax Year payable in respect of the World Financial Center (including the NYMEX building) divided by (B) the aggregate gross square footage (as calculated by the Department of Finance) of the World Financial Center (including the NYMEX building) and (3) 115%.

Certificate of Occupancy	A temporary or permanent certificate of occupancy issued by the Department of Buildings pursuant to Section 645 of the New York City Charter or other similar certificate issued by a department or agency of New York City.

Civic Facilities	Landlord’s Civic Facilities and Tenant’s Civic Facilities, collectively.

Civic Facilities Payment	Defined in Section 26.05(a).

Commencement Date	The date of this Lease.

Commencement of Construction	The date upon which on-site construction of the Building shall commence, including any excavation, pile driving or construction of the substructure but not including test borings, surveys and similar pre-construction activities.

Completion of the Building	Completion of the Building shall be deemed to have occurred upon the satisfaction of all of the conditions to Substantial Completion of the Building, the completion of all work necessary to complete all so-called “punchlist items” in accordance with the approved Construction Documents, and the delivery by the Architect to Landlord of a certification, in form and substance reasonably acceptable to Landlord, certifying to Landlord that all punchlist items have been completed substantially in accordance with the approved Construction Documents. The performance and completion of any tenant improvements in the interior of the Building’s retail space shall not be a condition to the occurrence of Completion of the Building (it being agreed that for this purpose “tenant improvement work” shall mean all interior work in excess of (i) construction raw space consisting of the shell, floor, slabs, ceiling slabs and demising walls and (ii) any other work that may be necessary to comply with the Building Code of New York City or any other Requirements after taking into account that such retail space is then unoccupied).

Compliance Reports	Defined in Section 39.01(e).

Compliant City Operational Escrow Determination Date	The date on which the portions of the Plan that are the City’s responsibility have been developed and implemented in accordance with the procedures and within the time requirements set forth in the Kallstrom Letter.

Compliant Operational Escrow Determination Date	The date on which the Plan shall have been developed and implemented in accordance with the procedures and within the time requirements set forth in the Kallstrom Letter. For the avoidance of doubt, it is acknowledged and agreed that a Compliant Operational Escrow Determination Date cannot occur unless there shall also occur or have occurred a Compliant City Operational Escrow Determination Date.

Compliant Physical Escrow Determination Date	The date on which all of the Specific Downtown Projects (as described on Schedule 1 hereto) shall have been completed in accordance with the Proposal and to the extent specified on said Schedule 1.

Confidential Information	Defined in Section 41.27(a).

Construction Agreements	Agreements made by or on behalf of Tenant for the initial construction of the Building and for any Restoration (hereinafter defined), Capital Improvement, rehabilitation, alteration, repair or demolition performed pursuant to this Lease.

Construction Commencement Date	The earlier to occur of (i) the date upon which Commencement of Construction occurs and (ii) the date which is ninety (90) days (subject to Unavoidable Delays) after Landlord’s approval of the Construction Documents in accordance with Section 11.02.

Construction Documents	Defined in Section 11.02(d).

Consumer Price Index	The Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York-Northern New Jersey-Long Island-NY-NJ-CT area, All Items (1982-84=100), or any successor index thereto, appropriately adjusted. If the Consumer Price Index ceases to be published, and there is no successor thereto, such other index as Landlord and Tenant agree upon, as appropriately adjusted, shall be substituted for the Consumer Price Index.

Control	“Control” of a Person shall exist when either of the following criteria are met: (i) the possession, direct or indirect, of the power or shared power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise or (ii) the ownership, either direct or indirect, of more than 50% of the stock or other equity interests of such Person.

Core and Shell	In respect of the Building (but excluding all elements of finish): (a) the structure of the Building, including the roof, interior weight-bearing walls, support beams, foundation, columns, lateral supports, exterior walls, including exterior storefronts, exterior doors and exterior windows, (b) the concrete slabs and related structural assemblies that constitute the superstructure of the Building, (c) the core corridor walls on each floor of the Building, and (d) the base building systems servicing the building common areas and the tenant premises (and the air shafts, elevator shafts, electrical and other utility closets, equipment rooms, fire doors and fire stairways housing, necessary to accommodate and/or service such base building services) but, in each case, only to the extent necessary to bring such services to the floor (as distinguished from distributing the same on the floor), including (i) the main sprinkler loop on each floor and all vertical risers, (ii) the elevator (including service) facilities, including the elevator cabs and all shafts, cables and other mechanical equipment relating thereto, (iii) the heating, ventilation and air conditioning system (but only to the main distribution point on each floor), (iv) all vertical pipes, mains and risers of plumbing and sanitary systems, (v) the electrical system, including any and all switch gears, risers, feeders, transformers, main distribution panels, wiring and meters relating thereto up through the point of connection to the electrical closet of any floor of the Building, and (vi) the life safety, fire alarm and security systems required by Requirements in respect of core and shell construction, including the fire command station, the emergency generator, panel and system, any wiring, cables, risers, ductwork or distribution apparatus necessary to distribute such service within the Building (but only to the main distribution point on each floor).

Corrected PILOT	Defined in Section 3.02(c).

Declaration of Restrictions	That certain Amendment and Restatement of Declaration of Restrictions dated as of May 18, 1995 between Landlord, WFC Tower A Company, Olympia & York Tower B Company and WFC Tower D Company, recorded in the New York County Office of the City Register on May 31, 1995 in Reel 2211, Page 1414.

Default	Any condition or event which constitutes or, after notice or lapse of time, or both, would constitute an Event of Default (hereinafter defined).

Defaulting Party	Defined in Section 24.14.

Deficiency	Defined in Section 24.04(c).

Department of Buildings	The New York City Department of Buildings or any successor body of similar function.

Department of Finance	The New York City Department of Finance or any successor body of similar function.

Depository	A savings bank, a savings and loan association or a commercial bank or trust company which has executed and delivered a Depository Agreement and would qualify as an Institutional Lender (hereinafter defined), designated by Tenant, to serve as Depository pursuant to this Lease, provided that all funds held by any Depository pursuant to this Lease shall be held in a segregated, non-commingled interest-bearing account or instrument held in New York City. In the event Tenant shall have failed to designate a Depository within ten (10) Business Days after request of Landlord, Depository shall be the Institutional Lender holding the Mortgage having the highest priority (or, if such Institutional Lender declines to act as Depository, the Institutional Lender holding a Mortgage with the next highest priority which desires to act as Depository), but if there shall be no such Institutional Lender, Landlord shall have the right to designate such Depository. No Person shall serve as Depository unless and until it shall have executed and delivered to Landlord and Tenant a Depository Agreement. The Depository shall not be an Affiliate of Tenant or Landlord.

Depository Agreement	An agreement, in form and substance reasonably acceptable to Landlord and Tenant, pursuant to which the Depository agrees to perform its obligations hereunder. Such agreement shall provide that, inter alia, monies deposited with the Depository shall be applied first to the satisfaction, in accordance with and subject to the terms of this Lease, of Tenant’s obligation the payment of which the monies on deposit secure, then, unless otherwise provided in this Lease, to any other outstanding obligations of Tenant under this Lease, and then disbursed to Tenant, subject to the rights of Mortgagees under this Lease.

Design Architect	(a) Pei Cobb Freed & Partners or (b) any alternative Design Architect set forth on Annex I, as designated by Tenant from time to time, or (c) any other architect designated by Tenant and approved by Landlord in Landlord’s sole discretion.

Design/Construction Period Letter of Credit	Defined in Section 11.12(a).

Design Development Plans	Defined in Section 11.02(c).

Design Guidelines	The Design Guidelines attached hereto as Exhibit E, as supplemented or modified by the Proposal, as the same may hereafter be amended, modified or supplemented in accordance with the provisions of Section 41.19.

Designation Letter	That certain Letter Agreement, dated September 7, 2004 by and between The Goldman Sachs Group, Inc. and Landlord.

Due Date	With respect to an Imposition (hereinafter defined), the last date on which such Imposition can be paid without any fine, penalty, interest or cost being added thereto or imposed by law for the non-payment thereof, provided, however, that such term shall, with respect to Tenant’s obligations hereunder, take into account Tenant’s right to pay Impositions in installments as provided in Section 4.01 hereof.

Eligible Affiliate	(a) Parent; (b) any Person Controlled by Parent; and (c) any Person Controlled by Tenant.

Eligibility Requirements	With respect to any Person, that (a) such Person is subject to the jurisdiction of the courts of the State of New York in any actions (whether by presence, consent or otherwise) related to the subject matter of this Lease and (b) each such Person, or Persons comprising such Person, shall have individual or combined assets (in ownership or under management), as the case may be, of not less than Five Billion and 00/100 Dollars ($5,000,000,000.00) as of the date of the giving of a Mortgage by Tenant to any such aforementioned Person.

Environmental Consultant	Steven Winter Associates, Inc., and any other consultant designated by Tenant and approved by Landlord, which approval shall not be unreasonably withheld. The alternative Environmental Consultants set forth on Annex II are hereby pre-approved by Landlord.

Environmental Statutes	All federal, state and local laws, rules and regulations, whether now existing or hereafter enacted or promulgated, regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material or the protection of the environment, including, without limitation: (1) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. (known as “CERCLA” or “Superfund”) as amended by the Superfund Amendments and Reauthorization Act of 1986 (known as “SARA”); (2) the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq. (known as “SWDA”) as amended by Resource Conservation and Recovery Act (known as “RCRA”); (3) the National Environmental Policy Act, 42 U.S.C. § 4321 et seq. (known as “NEPA”); (4) the Toxic Substances Control Act,

15 U.S.C., § 2601 et seq. (known as “TSCA”); (5) the Safe Drinking Water Act, 42 U.S.C. § 300(f) et seq. (known as “Public Health Services Act” or “PHSA”); (6) the Refuse Act, 33 U.S.C. § 407 et seq.; (7) the Clean Water Act, 33 U.S.C. § 1251 et seq. (known as “Federal Water Pollution Control Act” or “FWPCA”); (8) the Clean Air Act, 42 U.S.C. § 7401 et seq. (known as “CAA”); (9) the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 1101 et seq. (known as “EPCRTKA”); (10) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (known as “OSHA”); and (11) the New York Environmental Conservation Law, § 1-0101 et seq. (known as “ECL”).

Equipment	All fixtures incorporated in the Premises except for any of the same owned by any Subtenant or any Person other than Tenant or any Affiliate of Tenant.

ERS	Defined in Section 26.01(a)(iv).

Escrow Agent	Defined in Section 41.28.

Escrow Agreement	Defined in Section 41.28.

Esplanade	Defined in Section 26.01(a)(x).

Estimated PILOT	Defined in Section 3.02(c).

Estimated Tenant Sales Tax Statement	Defined in Section 3.04(c).

Event of Default	Defined in Section 24.01.

Excavation Work	The excavation of caissons on the Land sequenced as follows: (i) clearing of surface obstructions at the Land, (ii) setting template for caisson installation, (iii) installing steel casing to rock, (iv) seating caisson steel casing, (v) cleaning-out caisson casing, (iv) drilling rock socket, (v) cleaning out rock socket, (vi) inspecting caisson rock socket for proper bearing and proper seating of caisson casing, and (vii) re-filling casing with clean water and covering with a protective cap.

Exempt Property	Defined in Section 3.04(f).

Exemption Amount	Defined in Section 3.02(b)(i)(B).

Exemption AV – Additional Improvements	As determined for any Tax Year, the AV of any Additional Improvements as reduced by any As-of-Right Tax Reduction.

Exemption Base	For any Tax Year commencing on or following the PILOT Benefit Commencement Date, the AV of the Building at the Site made since the date of issuance by the Department of Buildings of a building permit for the construction work described in the initial Approved Plans which are attributable exclusively to the construction work described in the Approved Plans, provided such improvements have been completed within forty-two months of the Building Permit Issuance Date.

Expiration Date	Defined in Article 2.

Fill Response Contractor	Defined in Section 11.07(b).

Fill Response Contractor Retention Agreement	Defined in Section 11.07(c).

Fill Response Work	Defined in Section 11.07(b).

First CFP Period	Defined in Section 26.05(a)(i).

Fiscal Year	Tenant’s fiscal year from time to time. As of the Commencement Date, Tenant’s fiscal year commences on the Saturday following the last Friday in November and ends on the last Friday of the succeeding November.

Full Real Property Taxes	The sum of (a) full Real Property Taxes that would otherwise be assessed with respect to the Land, based on the then current AV and Real Property Tax rate applicable to the Land for such Tax Year, but for the governmental ownership of the Land; and (b) full Real Property Taxes that would otherwise be assessed with respect to the Building, based on the then current AV of the Building and Real Property Tax rate applicable to the Building for such Tax Year, but for the governmental ownership of the Building, subject to any tax exemptions, reductions or abatements that would be available, from time to time, through as-of-right programs with respect to the Land and/or the

Building if the same were subject to tax.

Goldman Sachs Use	The use of space in the Building in accordance with Section 23.01 and uses accessory thereto for or conducted by Tenant, Affiliates of Tenant and any service providers, in substantially the same manner and level of use as prior to the relevant taking.

Governmental Authority (Authorities)	The United States of America, the State of New York, New York City and any agency, department, commission, board, bureau, instrumentality or political subdivision of any of the foregoing, now existing or hereafter created, having jurisdiction over the Premises or any portion thereof. “Governmental Authority” shall not include any of the foregoing acting solely in its capacity as Landlord under this Lease.

Green Building Systems	Defined in Section 11.14(e).

Guaranty of Construction-Related Payments	A guaranty executed by The Goldman Sachs Group, Inc. (or any other Person approved by Landlord in its sole discretion) guaranteeing prompt payment of monies due to the contractor, his or her subcontractors in the prosecution of the relevant work, in the form attached hereto as Exhibit G.

Impositions	Defined in Section 4.01.

Improvement Approvals	Defined in Section 13.01.

Indemnitees	Defined in Section 19.01.

Initial CFP Date	Defined in Section 26.05(a).

Initial Financing Plan	Defined in Section 11.01.

Initial Sales Tax Period	The period commencing as of the date hereof and ending on the fourth anniversary of the date on which the first division of Parent or any subsidiary thereof (other than the project development team) occupies the Building for its intended use.

Institutional Lender	Any one of the following:

(i) A savings bank, a savings and loan association, a commercial bank or trust company (whether acting individually or in a fiduciary capacity), an insurance or annuity company, a real estate investment trust, a fraternal benefit society, a religious, educational or eleemosynary institution, a governmental agency, body or entity, an employee benefit, pension or retirement plan, trust or fund, a commercial credit corporation or an investment bank that satisfies the Eligibility Requirements;

(ii) JPMorganChase Bank, N.A., Citibank, N.A., or HSBC Bank, or any other commercial bank or trust company acting as trustee or fiduciary of various pension funds or other tax-exempt funds that satisfies the Eligibility Requirements;

(iii) an investment company or business development company (as defined in the Investment Company Act of 1940, as amended), a small business investment company licensed under the Small Business Investment Act of 1958, as amended, any broker or dealer registered under the Securities Exchange Act of 1934, as amended, or any investment adviser registered under the Investment Advisers Act of 1940, as amended, that satisfies the Eligibility Requirements;

(iv) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, that satisfies the Eligibility Requirements;

(v) an institution that satisfies the Eligibility Requirements and is otherwise reasonably satisfactory to Landlord;

(vi) a Person Controlled by any of the foregoing entities described in clauses (i)-(v) above;

(vii) an investment fund, limited liability company, limited partnership or general partnership in which an entity that is otherwise an Institutional Lender acts as the general partner, managing member or fund manager, as applicable; or

(viii) any combination of the foregoing.

Involuntary Rate	The Prime Rate (hereinafter defined) plus two percent (2%) per annum, but, in no event in excess of the maximum permissible interest rate then in effect in the State of New York.

Issuer	The issuer of a Letter of Credit (hereinafter defined).

Kallstrom Letter	The letter from James K. Kallstrom to Edward C. Forst, dated July 27, 2005, which is part of the Proposal and included in Exhibit M attached hereto.

Land	The land described in Exhibit A hereto.

Landlord	On the date as of which this Lease is made, Battery Park City Authority; but thereafter “Landlord” shall mean only the landlord at the time in question under this Lease. The foregoing shall not be deemed to permit any transfer not otherwise permissible under this Lease.

Landlord’s Basic Civic Facilities	Defined in Section 26.01(a).

Landlord’s Civic Facilities	Defined in Section 26.01(a).

Landlord’s Fill Response Actions	Defined in Section 11.07(c).

Landlord’s Lien or Landlord’s Liens	A lien, encumbrance or charge that results from Landlord’s actions or from any liability or obligation that is the express responsibility of Landlord hereunder to pay or comply with or any lien, encumbrance or charge consented to by Landlord without Tenant’s consent.

Landlord’s Project Manager	Defined in Section 11.02(f).

Lease	This Agreement of Lease and all amendments, modifications and supplements hereof.

Lease Year	The twelve-month period beginning on the earlier of the January 1 or July 1 first following the Commencement Date and each succeeding twelve-month period or portion thereof during the Term (hereinafter defined).

LEED Compliance	Defined in Section 11.14(a)

Letter of Credit	Defined in Section 42.01(a).

LMCCC	The Lower Manhattan Construction Command Center.

Maintenance Obligations	Defined in Section 26.03(a).

Master Lease	The Restated Amended Agreement of Lease, made as of June 10, 1980, between BPC Development Corporation, as landlord, and Battery Park City Authority, as tenant, a Memorandum of which was recorded on June 11, 1980 in the New York County Office of the City Register in Reel 527, Page 163, as amended by First Amendment to Restated Amended Lease dated as of June 15, 1983 and recorded on June 20, 1983 in said Register’s Office in Reel 696, Page 424, Second Amendment to Restated Amended Lease dated June 15, 1983 and recorded on June 20, 1983 in said Register’s Office in Reel 696, Page 432, Third Amendment to Restated Amended Lease dated as of August 15, 1986 and recorded on October 22, 1986 in said Register’s Office in Reel 1133, Page 569, and Fourth Lease Amendment to Restated Amended Lease dated as of May 25, 1990 and recorded on May 30, 1990 in said Register’s Office in Reel 1697, Page 302, as the same may hereafter be further amended, modified or supplemented.

Miscellaneous Fill	Defined in Section 11.07(a).

Modified Adverse Physical Escrow Determination Date	Either (i) December 31, 2009, if (A) as of such date, all or any portion of the work listed as items A, C, D, G and H on Schedule 1 shall not have been completed to the extent described on Schedule 1 or (B) a Compliant Operational Escrow Determination Date shall not have occurred as of such date, or (ii) December 31, 2010 if as of such date all or any portion of the work listed as items B and F on Schedule 1 shall not have been completed to the extent described on Schedule 1.

Mortgage	Any one of the following:

(i) Any mortgage which constitutes a lien on Tenant’s interest in this Lease and the leasehold estate created hereby;

(ii) any security interest in or lien on the equity interest in Tenant or in any Person that is an indirect owner of Tenant and all or substantially all of the assets of which constitute its beneficial interest in Tenant;

(iii) the rights of any preferred equity investor not initially Controlling Tenant to assume Control of Tenant or an indirect owner of Tenant referred to in clause (ii) above upon a default by Tenant in its obligations under the instrument governing such preferred equity investment; or

(iv) the rights of any lessor under a lease entered into in respect of the Premises in connection with a lease-leaseback financing;

provided that such Mortgage is held (x) prior to Substantial Completion of the Building, by an Institutional Lender and, from and after Substantial Completion of the Building, by any Person, or (y) by a Person formerly constituting Tenant, or such Person’s assignee, if such mortgage is made to such Person in connection with an assignment by Tenant of its interest in this Lease (other than an assignment by Tenant of its interest in this Lease to an Affiliate of Tenant).

Mortgagee or Mortgagees	The holder of a Mortgage from time to time.

Mortgagee Designee	Defined in Section 10.01(f).

New York City, The City of New York, or the City	The City of New York, a municipal corporation of the State of New York.

Non-Defaulting Party	Defined in Section 24.14.

Non-Disturbance and Attornment Agreement	A Non-Disturbance and Attornment Agreement in the form of Exhibit I.

NYCEDC	New York City Economic Development Corporation

Obligor	“Obligor” as defined in the Project Agreement.

Office TCO	A temporary Certificate of Occupancy duly issued by the Department of Buildings for the office, trading and other space in the Building except for the retail space and garage.

Parent	Any one of the following:

(i) as of the Commencement Date, The Goldman Sachs Group, Inc. and any Person with which or into which The Goldman Sachs Group, Inc. is merged or consolidated or to which all or substantially all of its assets or major lines of business are transferred;

(ii) subsequent to any merger, consolidation or sale described in clause (i) above, the result of which is that The Goldman Sachs Group, Inc. is no longer the direct or indirect owner of Tenant, the surviving entity or any other Person with which or into which such surviving entity is merged or consolidated, or to which all or substantially all of such surviving entity’s assets or major lines of business are transferred; and

(iii) subsequent to any assignment of Tenant’s interest permitted under this Lease from time to time, or to any other Transfer the result of which is that the Tenant is not controlled by Parent (as described in clauses (i) or (ii) above) or a successor Parent described in this clause (iii), the parent entity of such assignee or of Tenant, as specified by Tenant and approved by Landlord, such approval not to be unreasonably withheld, and upon such designation and approval, the surviving entity or any other Person with which or into which such surviving entity is merged or consolidated.

Parks	Defined in Section 26.01(a)(xi).

Payment Escrow Agent	Defined in Section 3.06(c).

Payment Escrow Agreement	Defined in Section 3.06(c).

Payment Escrow Fund	Defined in Section 3.06(c).

Payments in Lieu of Taxes or PILOT	Defined in Section 3.02(a).

Permits	Defined in Section 11.01.

Person or Persons	An individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof or any other entity.

PILOST	Defined in Section 3.04(b).

PILOT	Defined in Section 3.02(a).

PILOT Benefit Commencement Date	Defined in Section 3.02(h).

PILOT Elements	Defined in Section 3.02(c).

Plan	The “Plan” as defined in the Kallstrom Letter, which Plan shall be deemed supplemented for purposes of this Lease by the letter from Raymond W. Kelly to Edward C. Forst, dated July 21, 2005,which is part of the Proposal and included in Exhibit M attached hereto.

Pre-Existing Environmental Condition or Pre-Existing Environmental Conditions	Any (i) hazardous materials or environmental contamination existing on the Land as of the date of this Lease or (ii) migration to the Land of hazardous materials or environmental contaminants from other sites within the Project Area (which migration did not originate on the Land following the date hereof).

Premises	The Land and the Building, together with access for the benefit of Tenant over the following streets: Murray Street, North End Avenue and Vesey Street (east of North End Avenue).

Pre-Schematics	Defined in Section 11.02(a).

Prime Rate	The rate announced publicly from time to time in New York City by Citibank, N.A. or its successor as its “base rate.”

Prohibited Person	A Person:

(i) (x) who has ever been convicted of a felony, (y) against whom any action or proceeding is pending to enforce rights of the State of New York or any agency, department, public authority or public benefit corporation thereof arising out of a mortgage obligation to the State of New York or to any such agency, department, public authority or public benefit corporation, or (z) with respect to whom any notice of substantial monetary default which remains uncured has been given by the State of New York or any agency, department, public authority or any public benefit corporation thereof arising out of a mortgage obligation to the State of New York or to any such agency, department, public authority or public benefit corporation;

(ii) on the most current list of “Specifically Designated National and Blocked Persons”, or on any other similarly designated lists promulgated from time to time by any agency of the U.S. government and with whom the conduct of business is prohibited; or

(iii) who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended from time to time.

Project	At any time and from time to time during the term of this Lease, the construction of the Building and the improving and equiping of the Premises, including, without limitation, (a) the planning and design of the Building, (b) the acquisition and installation of materials to be incorporated in (and the construction of) the Building, (c) the acquisition and installation of fixtures to be incorporated in the Building, and (d) the acquisition, leasing, fabrication, design, installation, maintenance, testing, “breaking-in” and future upgrades of any Equipment for use at the Premises and for use off-site in support of Tenant’s operations at the Premises.

Project Agreement	The Project and Benefits Administration Agreement among The Goldman Sachs Group, Inc., Tenant, BPCA and NYCEDC, dated August 23, 2005, regarding, inter alia, PILOT and

PILOST.

Project Area	Defined in the Master Lease.

Project Costs	Defined in the Project Agreement.

Project Premises (PILOT)	The Land and the Building.

Proposal	The documents attached hereto as Exhibit M (excluding specifically all of the sections set forth in the document captioned “Term Sheet”, other than the section captioned “Perimeter Security – Bollards”).

Public Entity	A corporation or other Person (a) whose common stock or other ownership or voting interests are listed on the NASDAQ National Market or traded over the New York Stock Exchange, the American Stock Exchange or another stock exchange registered as a “national securities exchange” pursuant to the Securities Exchange Act of 1934 or the rules promulgated thereunder or (b) whose common stock or other ownership or voting interests are registered under the Securities Act of 1933 or the Securities Exchange Act of 1934 if such Person files periodic reports under the Securities Exchange Act of 1934.

Public Parties	The State, the City and each of the other governmental agencies referred to in the Proposal.

Qualifying Guaranty	A guaranty of payment given by (a) The Goldman Sachs Group, Inc.; provided, however, that such guaranty of payment shall only constitute a Qualifying Guaranty if and for so long as the senior, unsecured long-term debt rating by Standard & Poor’s or Moody’s Investors Service of The Goldman Sachs Group, Inc. (or, if applicable, such other Person) is not less than A (in the case of Standard and Poor’s rating) and not less than “A2” (in the case of Moody’s Investors Service rating), in the form annexed hereto as Exhibit F or (b) any other Person approved by Landlord in its sole discretion.

Qualifying Sublease	A Sublease (a) (x) which is made at a net effective rental of not less than the fair market rental for the space demised thereunder as of date of execution and delivery (taking into account all of the terms and conditions of such Sublease), which must be conclusively established by the delivery, within ninety (90) days after the effective date of the Sublease, of an Appraiser’s Certificate or (y) with respect to which, each Mortgagee shall have agreed in writing substantially to the effect that it will not join the subtenant as a party defendant in any foreclosure action or proceeding which may be instituted or taken by the Mortgagee, nor evict the subtenant from the portion of the premises demised to it, except by reason of the subtenant’s default under such Sublease, nor affect any of the subtenant’s rights under such Sublease by reason of any default under its Mortgage, and (b) which is entered into in accordance with all of the requirements of this Lease applicable to Subleases.

Real Property Taxes	The real property taxes payable pursuant to the New York State Real Property Tax Law and Title 11 of the Administrative Code and Charter of The City of New York, as the same may be amended from time to time.

Recapture Amount	“Recapture Amount” as defined in the Project Agreement.

Recourse Claims	Either of the following: (i) liability for Tenant’s fraud, intentional misrepresentation, breach of obligation to act in trust or as trustee pursuant to a specific trust obligation hereunder, or conversion, including, without limitation, Tenant’s misapplication of security deposits from Subtenants, application by Tenant of insurance proceeds or condemnation awards that may come into Tenant’s control other than to the Restoration or in accordance with the terms of this Lease, and (ii) any liability of Tenant arising under Article 19 of this Lease with respect to claims made by third parties only, to the extent the same would have been insured against pursuant to Article 7 but for Tenant’s default in its obligations to maintain insurance pursuant to Article 7.

Rent Insurance	Defined in Section 7.01(a)(iv).

Rental	Defined in Section 3.05.

Replacement Letter of Credit	Defined in Section 42.01(h).

Requirements	Defined in Section 14.01.

Restoration	Defined in Section 8.01.

Restore	Defined in Section 8.01.

Right to Self-Insure	Defined in Section 7.05.

Sales Tax Letter or Sales Tax Letters	One or more of the three types of Letters of Authorization for Sales Tax exemption, which Landlord shall make available to Tenant in accordance with Sections 3.04(a), 3.04(c) and 3.04(d) and substantially in the form set forth in Exhibit L-1, Exhibit L-2 and Exhibit L-3 to this Lease, and shall include any and all amendments or restatements thereof. The Sales Tax Letters do not include the Sales Tax Letter (as defined in the Project Agreement) issued pursuant to the Project Agreement with respect to Growth Credits.

Sales Tax Savings	The Sales Tax savings realized by Tenant, pursuant to Section 3.04(b).

Sales and Use Taxes	Sales and compensating use tax imposed under Section 1105, 1107, 1109 and 1110 of the New York State Tax Law, as the same may be amended from time to time.

Scheduled Completion Date	Defined in Section 11.04.

Schematics	Defined in Section 11.02(b).

Second CFP Period	Defined in Section 26.05(a)(ii).

Self-Help	Defined in Section 26.04(b).

Self-Insurance Conditions	Defined in Section 7.05.

Settlement Agreement	The Settlement Agreement dated as of June 6, 1980, between New York City and the Urban Development Corporation, as supplemented by Letter dated June 9, 1980, from Richard A. Kahan to Mayor Edward I. Koch, and amended by Amendment to Settlement Agreement dated as of August 15, 1986, by Agreement for Certain Payments and by Infrastructure

Agreement and Consent, each dated as of June 28, 1989, by Agreement and Consent dated as of December 30, 1989, by Amendment and Agreement and Consent Pursuant to Settlement Agreement dated as of May 18, 1990, by Amendment and Agreement and Consent Pursuant to Settlement Agreement and Consent dated as of October 15, 1993, by Second Infrastructure Agreement and Consent dated as of October 25, 1993, by Amendment and Agreement and Consent Pursuant to Settlement Agreement dated as of April 10, 1995, by 1996 Agreement and Consent Pursuant to Settlement Agreement dated as of October 1, 1996, by 1998 Agreement and Consent Pursuant to Settlement Agreement dated as of May 1, 1998, by Third Infrastructure Agreement and Consent made as of January 11, 2000, by 2001 Agreement and Consent Pursuant to Settlement Agreement dated of December 27, 2001, by Site 22 Agreement and Consent made as of May 3, 2002, by 2003 Agreement and Consent Pursuant to Settlement Agreement dated as of September 9, 2003, and by 2005 Agreement and Consent Pursuant to Settlement Agreement dated as of August 23, 2005 as the same may hereafter be further amended, modified or supplemented in accordance with the provisions of Section 41.19.

Severance Leases	Defined in the Declaration of Restrictions.

SHPO	Defined in Section 11.02(k).

Site 25 Ground Lease	That certain Agreement of Lease dated as of November 18, 1998 between Landlord and BPC Site 25 Associates, LLC, a New York limited liability company, as the same may hereafter be further amended, modified or supplemented.

Staging Letter	That certain Site 26 Staging Letter Agreement dated as of the date hereof by and between Landlord and Tenant.

State	The State of New York.

Sublease or Subleases	Defined in Section 10.04.

Substantial Completion of the Building or Substantially Complete(d)	Defined in Section 11.04.

Subtenants	Defined in Section 10.04.

Tax Year	Each annual period commencing on July 1 of such year and ending on the following June 30.

Taxes	The real property taxes assessed and levied against the Premises or any part thereof pursuant to the provisions of Title 11, Chapter 2 of the Administrative Code of The City of New York, as the same may now or hereafter be amended, or any statute or ordinance in lieu thereof in whole or in part, and which either are payable, or would otherwise be payable if the Premises or any part thereof or the owner thereof were not exempt therefrom.

Tenant	On the date as of which this Lease is made, Goldman Sachs Headquarters LLC, but thereafter “Tenant” shall mean only the tenant at the time in question under this Lease. The foregoing shall not be deemed to permit any transfer not otherwise permissible under this Lease.

Tenant’s Civic Facilities	Defined in Section 26.01(b).

Tenant’s Construction Work	Tenant’s construction of the Building in accordance with the Requirements, the Design Guidelines, the Construction Documents, the requirements for LEED Compliance and the applicable provisions of this Lease.

Term	The term of this Lease as set forth in Article 2.

Title Matters	Only those matters affecting title to the Land set forth in Exhibit B hereto.

Transfer	Defined in Section 10.01(a).

UDC	The New York State Urban Development Corporation, doing business as Empire State Development Corporation, a corporate governmental agency of the State of New York.

Unavoidable Delays	(i) With respect to Tenant or its obligations hereunder, delays incurred by Tenant due to strikes, lockouts, work stoppages due to labor disputes (including jurisdictional disputes), acts of God, inability to obtain labor or materials, the outbreak of armed hostilities, enemy action, acts of domestic or international terrorism, riot, civil commotion, fire, casualty or other causes beyond the reasonable control of Tenant (but not including Tenant’s insolvency or financial condition), any redesign of the redevelopment of West Street not consistent with the design contemplated by the Proposal or the abandonment of such design, any construction and development work on West Street in connection with the reconstruction hereof that materially or adversely impacts access to the Premises, construction activities of Landlord, Landlord’s failure to complete Landlord’s Civic Facilities in accordance with Section 26.01(a)(i)(A) and (D), a work stoppage or slowdown requested by Landlord in order not to unreasonably interfere with the work of other developers within the Project Area, which for purposes hereof shall include the construction activities of Landlord under this Lease (but the foregoing shall not be deemed to constitute Tenant’s agreement to comply with such request except to the extent Tenant may otherwise be required to do so under Section 11.08, 11.09 or 11.10 of this Lease); provided that, in the case of any claim of Unavoidable Delay in respect of Tenant’s obligations under Sections 11.01, 11.04, 24.01(b) and 26.02 (without giving effect to the last sentence of Section 11.16), Tenant shall have notified Landlord not later than thirty (30) days after Tenant knows or should have known of the occurrence in question and the occurrence shall be one which a Person in the position of Tenant could not have reasonably prevented; and

(ii) With respect to Landlord or its obligations hereunder, delays incurred by Landlord due to strikes, lockouts, work stoppages due to labor disputes (including jurisdictional disputes), acts of God, inability to obtain labor or materials, the outbreak of armed hostilities, enemy action, acts of domestic or international terrorism, riot, civil commotion, fire, casualty or other causes beyond the reasonable control of Landlord (but not including Landlord’s insolvency or financial condition), provided that the occurrence shall be one the effects of which a Person in the position of Landlord could not have reasonably prevented.

View Corridor Study	Defined in Article 43.

Zoning Floor Area	Defined in Section 11.02(i).

Zoning Resolution	The Zoning Resolution of New York City, as the same may be amended from time to time.
ARTICLE 2
PREMISES AND TERM OF LEASE
          Landlord does hereby demise and lease to Tenant, and Tenant does hereby hire and take from Landlord, the Premises, together with all easements, appurtenances and other rights and privileges now or hereafter belonging or appertaining to the Premises, subject only to the Title Matters.
          In addition, Landlord does hereby demise and lease to Tenant, and Tenant does hereby hire and take from Landlord, on behalf of itself and the Eligible Affiliates, the Exempt Property that is not incorporated into the Building or otherwise affixed to the Building or the Land and that retains its character as tangible personal property. Each such item of Exempt Property is demised and leased AS-IS, WHERE-IS, WITH ALL FAULTS AND WITHOUT REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.
          TO HAVE AND TO HOLD unto Tenant and the Eligible Affiliates, its successors and assigns, for a term of years (the “Term”) commencing on the Commencement Date and, subject to Article 40, expiring on the 17th day of June, 2069 or on such earlier date upon which this Lease is terminated as hereinafter provided (the “Expiration Date”).

ARTICLE 3
RENT
          Section 3.01. Base Rent.
          (a) For the period of the entire Term, Tenant shall pay to Landlord, without notice or demand, in advance, the amount of One Hundred Sixty Million Nine Hundred Twenty Thousand Dollars and 00/100 ($160,920,000.00) (the “Base Rent”). As provided in Section 3.06(a), immediately after Landlord’s receipt of the Base Rent, Landlord shall deposit the entire amount thereof into the Payment Escrow and Tenant is hereby directed to wire the Base Rent to the Payment Escrow Agent on behalf of Landlord.
          (b) The Base Rent shall be payable in one installment in immediately available funds on or before 11:00 A.M. Eastern Standard Time on June 30, 2007. Time shall be of the essence with respect to the payment of the Base Rent by such time and date. The Base Rent shall be payable in currency which at the time of payment is legal tender for public and private debts in the United States of America, and shall be paid by Tenant on behalf of Landlord to the Payment Escrow Agent via ACH or the United States Federal Reserve Fed Wire System by not less than ten (10) business days’ advance notice to Tenant. There shall be no apportionment of the Base Rent. Notwithstanding anything to the contrary contained in this Lease, (x) in the event the Term shall end on a date prior to the scheduled Expiration Date or (y) if this Lease is rejected in bankruptcy or similar proceedings, Landlord shall have no obligation to refund or to credit to Tenant any portion of the Base Rent, provided if this Lease is terminated by reason of a taking of all or substantially all of the Premises before the Ground Lease Payment Escrow is required to be released hereunder, then Tenant shall be entitled to the payment of such escrowed amounts (but such payment shall be credited against amounts Tenant would otherwise be entitled pursuant to Article 9).
          Section 3.02. Payments in Lieu of Taxes.
          (a) For each Tax Year or portion thereof within the Term, Tenant shall pay to Landlord, without notice or demand, an annual sum (each such sum being hereinafter referred to as a “Payment in Lieu of Taxes” or “PILOT”) calculated pursuant to this Section 3.02, payable in equal semi-annual installments during such Tax Year, in advance on the first day of each January and July. PILOT due for any period of less than six months shall be appropriately apportioned.
          (b) Except as provided in sub-sections (i) and (ii) below, from and after the Commencement Date and throughout the term of the Ground Lease, Tenant will make PILOT payments for each Tax Year equal to Full Real Property Taxes.

          (i) From the PILOT Benefit Commencement Date to the day immediately prior to the Eighth (8th) anniversary of the PILOT Benefit Commencement Date, Tenant will instead make PILOT payments in semi-annual installments for each Tax Year equal to the least of (x) Full Real Property Taxes, (y) the Capped PILOT or (z) an amount equal to the sum of:
     (A) With respect to the Land, the product of (x) the AV of the Land for such Tax Year and (y) the lesser of (A) 11.58% or (B) the actual real property tax rate for the Land for such Tax Year; and
     (B) With respect to the Building, the product of (x) the AV of the Building for such Tax Year minus the Exemption Amount determined in accordance with the following schedule:

“Exemption Amount” = Amount
Tax Year after	determined by reference to the
PILOT	following applicable percentage of
Commencement Date	the Exemption Base:
1 through 4	100% of Exemption Base
5	80% of Exemption Base
6	60% of Exemption Base
7	40% of Exemption Base
8	20% of Exemption Base; and
          (y) the lesser of (A) 11.58% or (B) the actual real property tax rate for the Building for such Tax Year; and
          (ii) From the eighth (8th) anniversary of the PILOT Benefit Commencement Date to the day immediately prior to the twentieth (20th) anniversary of the PILOT Benefit Commencement Date, Tenant will instead make PILOT payments in semi-annual installments for each Tax Year equal to the least of (i) Full Real Property Taxes, (ii) the Capped PILOT or (iii) the sum of:
     (A) With respect to the Land, the product of (x) the AV of the Land for such Tax Year and (y) the lesser of (A) 11.58% or (B) the actual real property tax rate for the Land for such Tax Year, and
     (B) With respect to the Building, the product of (x) the AV of the Building for such Tax Year and (y) the lesser of (A) 11.58% or (B) the actual real property tax rate for the Building for such Tax Year;
          (iii) If the Tenant constructs Additional Improvements that qualify for an As-of-Right Tax Reduction, then for purposes of the calculations of

PILOT with respect to the Building, the AV of the Building shall be reduced by the AV of the Additional Improvements, and Tenant shall make additional PILOT payments for such Additional Improvements equal to:
          (A) the product of:
               (1) the Exemption AV – Additional Improvements for such Tax Year; and either
               (2) for periods prior to the 20th anniversary of the PILOT Benefit Commencement Date, the lesser of
                  (x) 11.58%, or
                  (y) the actual real property tax rate for the Additional Improvements for such Tax Year; or
               (3) for periods after the 20th anniversary of the PILOT Benefit Commencement Date, the actual real property tax rate for the Additional Improvements for such Tax Year; minus
          (B) any additional As-Of-Right Tax Reduction not included in the calculation of Exemption AV—Additional Improvements.
               (iv) Tenant shall also be required to pay a PILOT equal to Full Real Property Taxes on all generator equipment located at the Building, but only to the extent that Tenant would not have been eligible (at any time prior to the twentieth (20th) anniversary of the PILOT Benefit Commencement Date) to receive an ICIP tax benefit in respect of such equipment, assuming that the Land and Building were otherwise subject to Full Taxes and an ICIP smart-building tax benefit were applicable and taking into account (to the extent applicable) that the generator equipment is initially incorporated into the improvements; to the extent the ICIP benefit would be available, then Tenant will instead make PILOT payments in respect of such equipment (and shall be entitled to the PILOT benefits) as provided above. Notwithstanding the foregoing, Tenant’s PILOT obligation in respect of any Tax Year (until the Tax Year commencing with the twentieth (20th) anniversary of the PILOT Commencement Date) shall not exceed the Capped PILOT.
               (v) Notwithstanding the provisions of this Section 3.02(b), PILOT shall equal Full Real Property Taxes for each Tax Year (or portion thereof): (i) for any portion of the Building sublet to an unrelated third party by Tenant (excluding contractors and subcontractors who use the premises exclusively for Contract Employees), the PILOT in respect of any such portion to be equal to the product of (x) Full Real Property Taxes for the Building for the Tax Year (or portion thereof) in question and (y) a ratio, the numerator of which shall be the gross square footage of the Building occupied by such third party subtenant and the denominator of which shall be the total gross square footage of the Building, (ii) for the Land and Building, after any action by Tenant that results in a termination under the Project Agreement of all remaining Benefits, including but not limited to actions involving the relocation outside of the City of New York of Headquarters or Designated Operations and Facilities or a Non-Relocation Reduction or Relocation Reduction of Eligible Employees (as such terms are defined in the Project Agreement) and including Tenant’s exercise of its termination right under Section 5.21(a) of the Project Agreement, (iii) for the Land and Building, after a failure by Tenant and/or its Eligible Affiliates to occupy, within eighteen months after Substantial Completion of the Building, at least 1,200,000 rentable square feet in the Building or a failure to maintain such occupancy until June 30, 2015, except (A) for such temporary periods not to exceed six consecutive months when the occupancy commitment is not achieved because of Tenant’s or its Affiliates’ operational needs, (B) that such completion date may be extended in accordance with the provisions of this Lease in the event of Unavoidable Delay and the occupancy date may be extended, and (C) the occupancy commitment will be suspended, as is reasonably required (for a period not to exceed three years) in the event of (x) necessary alterations or other construction at the Building as a result of casualty or condemnation or repairs related thereto, or (y) terrorist attack, police action, act of war or other civil emergency or force majeure that affects the use or occupancy of the Building or (iv) for the Land and Building for any Tax Year ending prior to June 30, 2015, during which Tenant shall sublease more than 20% of the rentable square footage of the Building to Persons that are not Eligible Affiliates or contractors and subcontractors who use the premises exclusively for Contract Employees. In the event of any adjustment of the provisions of the Project Agreement pursuant to Section 5.19 thereof, the following specified amount shall be permanently reduced by the product of (x) such specified amount and (y) the applicable Sold Component Reduction Percentage (as defined in the Project Agreement): the “1,200,000” figure set forth in clause (iii) above. In the event of any adjustment of the provisions of the Project Agreement pursuant to Section 5.19 thereof, the following specified amount shall be permanently increased by the product of (x) such specified amount and (y) the applicable Sold Component Reduction Percentage (as defined in the Project Agreement): the “20%” figure set forth in clause (iv) above. In the event Tenant elects to implement the provisions of Section 5.21(b) of the Project Agreement, the following specified amount shall be permanently reduced by the product of (x) such specified amount and (y) the Disallowed Economic Incentives Percentage (as defined in the Project Agreement): the “1,200,000” figure set forth in clause (iii) above. In the event Tenant elects to implement the provisions of Section 5.21(b) of the Project

Agreement, the following specified amount shall be permanently increased by the product of (x) such specified amount and (y) the Disallowed Economic Incentives Percentage (as defined in the Project Agreement): the “20%” figure set forth in clause (iv) above.
          (c) Within thirty (30) days after the date on which the City Council of the City of New York (or any successor governmental agency) shall fix the tax rate applicable to real property comparable to the Premises and situated in the Borough of Manhattan, Tenant shall advise Landlord of its calculation of the PILOT for the forthcoming Tax Year, including a specification of the same in reasonable detail, pursuant to Section 3.02(b) hereof. In the event that the City Council of the City of New York (or any successor governmental agency) shall not have fixed the tax rate for any Tax Year on or before the fifteenth day of the final month of the immediately preceding Tax Year and, therefore, Tenant shall be unable to calculate the PILOT for such Tax Year prior to the commencement of such Tax Year, Tenant shall pay semi-annually (by the date PILOT is due under Section 3.02(a) hereof), as estimated PILOT (the “Estimated PILOT”), an amount equal to the amount required to be paid under this Article on account of PILOT for the second half of the preceding Tax Year. Within ten (10) days after the date on which the City Council of the City of New York shall fix the tax rate, Tenant shall pay to Landlord the amount (“Corrected PILOT”), if any, by which PILOT properly payable for the portion of such Tax Year in respect of which Tenant previously paid Estimated PILOT exceeds the amount of such Estimated PILOT. In the event that the amount of such Estimated PILOT shall exceed the amount of PILOT properly payable for the portion of the Tax Year in respect of which Tenant previously paid such Estimated PILOT, Tenant may credit such excess against (and deduct such excess from) future semi-annual payments of PILOT during such Tax Year, and to the extent if any, that the amount of Tenant’s credit exceeds the next semi-annual installment of PILOT or if the semi-annual payments of PILOT for such Tax Year have been fully paid, Tenant may credit and deduct the amount of the excess from the semi-annual payments of PILOT payable with respect to the next Tax Year(s). Within sixty (60) days after the date on which Tenant shall have advised Landlord of its calculation of PILOT or Corrected PILOT, as the case may be, for a given Tax Year, Landlord shall advise Tenant as to whether Landlord agrees with Tenant’s calculation, with a reasonably detailed statement as to the basis of any disagreement. If Landlord shall advise Tenant that Landlord agrees with Tenant’s calculation or if Landlord shall fail to advise Tenant of its determination within such sixty (60)-day period, Tenant’s calculation shall be the basis for PILOT for that Tax Year (except to the extent that any of (i) one or more of the factors employed in determining the Capped PILOT, (ii) the applicable tax rate, (iii) the AV of the Land for such Tax Year, (iv) the AV of the Building for such Tax Year or (v) the Exemption Base (collectively, the “PILOT Elements”) change or thereafter are finally determined or become known to Tenant and thereby result in a change, or allow Tenant to better calculate, PILOT). If Landlord shall advise Tenant that it disagrees with Tenant’s calculation and shall have delivered such reasonably detailed statement as the basis therefor, Landlord’s calculation shall be the basis for PILOT for that Tax Year (except to the extent that any of the PILOT Elements change or thereafter are finally determined or become known to Tenant or Landlord and thereby result in a change, or allow Tenant or Landlord to better calculate, PILOT), unless within twenty (20) days after Landlord’s advice to Tenant, Tenant shall notify Landlord of its disagreement with Landlord’s calculation with a reasonably detailed statement as to the basis of any disagreement, in which event Tenant shall pay PILOT in accordance with Landlord’s calculation pending resolution of the dispute. If such dispute shall determine that (i) Tenant overpaid PILOT, then Tenant shall be entitled to a credit against the next installment of PILOT together with interest thereon at the Prime Rate from the date of the overpayment by Tenant until the date on which Tenant applies such credits (and if the Expiration Date shall occur (other than as a result of an Event of Default by Tenant hereunder) prior to Tenant’s ability to apply such credit, then Landlord shall pay the unapplied amount of such credit to Tenant, not later than the Expiration Date, together with interest as aforesaid), or (ii) Tenant underpaid PILOT, then Tenant shall pay to Landlord within ten (10) days after the date of the determination a sum equal to the amount of such underpayment together with interest thereon at the Involuntary Rate from the date of the underpayment by Tenant until the date on which Tenant remits payment to Landlord. If any PILOT Element in respect of a period for which PILOT has already been paid by Tenant shall change and thereby result in a change in PILOT, then (i) if Tenant overpaid PILOT, then Tenant shall be entitled to a credit against the next installment of PILOT together with interest thereon at the Prime Rate from the date of the overpayment by Tenant until the date on which Tenant applies such credits (and if the Expiration Date shall occur prior to Tenant’s ability to apply such credit, then Landlord shall pay the unapplied amount of such credit to Tenant, not later than the Expiration Date, together with interest as aforesaid), or (ii) if Tenant underpaid PILOT, then Tenant shall pay to Landlord a sum equal to the amount of such underpayment together with interest thereon at the Prime Rate from the date of the underpayment by Tenant until the date on which Tenant remits payment to Landlord.
          (d) Tenant shall continue to pay the full amount of PILOT required under this Section 3.02, notwithstanding that Tenant may have instituted tax assessment reduction or other actions or proceedings pursuant to Section 4.06 hereof to reduce the assessed valuation of the Premises or any portion thereof. If any such tax reduction or other action or proceeding applicable to any Tax Year shall result in a final determination in Tenant’s favor or other settlement in reduction of such assessment, (i) Tenant shall be entitled to a credit against future PILOT to the extent, if any, that the PILOT previously paid for the Tax Year for which such final determination was made exceeds the PILOT as so determined; and (ii) if such final determination is made for the then current Tax Year, future payments of PILOT for said Tax Year shall be based on the PILOT as so determined. If, at the time Tenant is entitled to receive such a credit, the City of New York is paying interest on refunds of Taxes, Tenant’s credit shall include interest at the rate and for the applicable period then being paid by the City of New York. Tenant shall be entitled to a refund from Landlord for (A) any credit hereunder which remains unused as of the Expiration Date or (B) any such excess determined after the Expiration Date, in each case less any amounts then owed to Landlord by Tenant hereunder and provided that the Expiration Date does not occur by reason of an Event of Default hereunder.
          (e) If Tenant shall obtain a reduction in the tax assessment for any Tax Year, Tenant shall not be entitled to any credit described in Section 3.02(d) unless within one year of the date of the final determination or settlement reducing said assessment Tenant shall have notified Landlord of such determination, with proof of the date of final determination accompanying any such notice. For the purposes of this Section 3.02(e), the “date of the final determination” shall mean: (x) in the case of an assessment reduction as a result of an accepted offer of reduction by the Tax Commission of the City of New York, the date the acceptance of the Tax Commission offer is filed, or (y) in the case of an assessment reduction pursuant to a final order of a court of competent jurisdiction after trial and/or appeal, the date of the entry of such order. The provisions of this Section 3.02(e) shall apply notwithstanding that any other law, rule or regulation would permit a longer or shorter period of time within which Tenant may apply for a refund or credit resulting from the reduction of real property tax assessments.
          (f) Provided that Tenant shall have satisfied the requirements of Section 3.02(e), and except for the period beginning on the PILOT Benefit Commencement Date and expiring on the day immediately prior to the twentieth anniversary of such date, then PILOT shall be reduced by an amount equal to the abatement or exemption which would have applied to the Premises under any applicable Tax exemption or abatement program.
          (g) Tenant shall not be entitled to any reduction of PILOT pursuant to Section 3.02(f) unless Tenant shall establish to Landlord’s reasonable satisfaction that Tenant has complied with and satisfied all conditions and requirements of all Requirements that would be required in order to obtain for the Premises the benefits of the abatement or exemption referred to therein. Landlord shall cooperate with Tenant’s reasonable requests to execute such documents as are required under the Requirements to be executed by the fee owner of the Premises in connection with any application for the abatement and/or exemption from Taxes described in this Section 3.02; provided, however, Landlord shall not be liable for the payment of any costs or expenses in connection with any such application and Tenant shall reimburse Landlord for any and all costs or expenses which Landlord may reasonably sustain or incur in connection with any such proceedings, including reasonable attorneys’ fees and disbursements.
          (h) As used herein, “PILOT Benefit Commencement Date” shall mean July 1, 2007, provided that assessable building infrastructure has not been created at the Project Premises (PILOT) prior to January 5, 2006; otherwise, it shall be the July 1st following the first taxable status date on which the Department of Finance determines under Section 11-209 of the New York City Administrative Code that assessable building infrastructure improvements have been created at the project premises (PILOT);

provided, however, that the Excavation Work shall not by itself constitute or result in the creation of “assessable building infrastructure” for purposes of determining the “PILOT Benefit Commencement Date” hereunder; provided, however, that whether any other work in addition to the Excavation Work performed by Tenant at the Project Premises (PILOT) prior to January 5, 2006 is considered “assessable building infrastructure” will be subject to the actual determination of the Department of Finance.
          Section 3.03. Civic Facilities Payment. Tenant shall pay to Landlord the Civic Facilities Payment in accordance with the provisions of Section 26.05.
          Section 3.04. Sales Tax Exemptions and PILOST.
          (a) During the Initial Sales Tax Period, Landlord shall cooperate with, and make available to, Tenant, Tenant’s affiliates and their contractors and subcontractors, the statutory exemption from Sales and Use Taxes available to Landlord as a public benefit corporation pursuant to section 1116(a)(1) of the New York State Tax Law in connection with the purchase, use, consumption or lease of materials for the construction of the Core and Shell of the Building and the fit-out of the Building (including non-structural dividing walls, raised flooring and other “leasehold” improvements, non-fixture fit out, equipment, technology and furnishings) and materials not otherwise exempt by law, excluding only consumable supplies and parts that contain materials or substances that are consumed in the operation of such property (e.g., a toner cartridge) where such parts must be replaced whenever the substance is consumed. The amount of Sales and Use Tax that Tenant would otherwise have been required to pay but for the exemption provided under the immediately preceding sentence is referred to herein as the “Initial Sales Tax Savings” and shall not exceed Sixty Million Dollars ($60,000,000.00), and the Initial Sales Tax Savings shall be computed, measured and granted independently of the sales tax savings provided pursuant to Section 3.1 of the Project Agreement (the “Project Agreement Sales Tax Savings”) and the Initial Sales Tax Savings shall not be deemed to be Sales Tax Savings or part of the Benefits granted pursuant to the Project Agreement for any purpose, including, without limitation, for the purposes of repayment. The grant to Tenant of the Initial Sales Tax Savings is absolute, irrevocable and not subject to reduction, repayment or recapture, and Tenant shall not be required to pay PILOST or make deposits of any amount into the Payment Escrow in respect of the Initial Sales Tax Savings. Concurrently with the execution and delivery of this Lease, Landlord and Tenant shall deliver the Sales Tax Letter set forth in Exhibit L-1 hereto; provided that Landlord’s refusal or failure to deliver such letter shall not affect Tenant’s rights under this section.
          (b) Pursuant to the Project Agreement, during each Benefit Period, Landlord shall cooperate with, and make available to, Tenant, Tenant’s affiliates and their contractors and subcontractors, the Project Agreement Sales Tax Savings in connection with Project Costs, and, subject to Sections 3.04(a), 3.04(c), 3.04(d) and 3.06, Tenant shall, subject to any exemptions otherwise available under generally applicable laws and regulations, make payments to Landlord or to the applicable Governmental Authority in accordance with the Project Agreement if and when the same come due thereunder (“PILOST”).
          (c) Until the Escrow Determination Date, Landlord shall cooperate with, and make available to, Tenant, Tenant’s affiliates and their contractors and subcontractors, the statutory exemption from Sales and Use Taxes available to Landlord as a public benefit corporation pursuant to section 1116(a)(1) of the New York State Tax Law in connection with the purchase, use, consumption or lease of all materials for which it is legally permissible to use such exemption, excluding only consumable supplies and parts that contain materials or substances that are consumed in the operation of such property (e.g., a toner cartridge) where such parts must be replaced whenever the substance is consumed. The amount of Sales and Use Tax that Tenant and the Eligible Affiliates would otherwise have been required to pay but for the exemption provided under the immediately preceding sentence is referred to herein as the “Escrow Sales Tax Savings” and shall be invoked, applicable and measured only to the extent that the exemptions provided under Sections 3.04(a) and 3.04(b) hereof are not applicable or Tenant has elected to claim the exemption available under this Section 3.04(c). The Initial Sales Tax Savings and the Project Agreement Sales Tax Savings shall be computed, measured, administered and granted independently of the Escrow Sales Tax Savings and the Initial Sales Tax Savings and the Project Agreement Sales Tax Savings shall not be subject to the provisions of this Section 3.04(c) or Section 3.06(b). If both a Compliant Operational Escrow Determination Date and a Compliant Physical Escrow Determination Date shall occur prior to December 31, 2009 (which date may be extended to not later than March 31, 2010, as long as the Public Parties are proceeding with all necessary diligence to cause the occurrence of a Compliant Physical Escrow Determination Date and/or a Compliant Operational Escrow Determination Date) and provided an Adverse Determination Date shall not have previously occurred, Tenant shall pay Landlord a payment in lieu of sales taxes (the “Escrow Sales Tax Payment”) equal to the aggregate amount of Escrow Sales Tax Savings previously realized by Tenant and the Eligible Affiliates, such payment to be made from the Sales Tax Escrow provided for in Section 3.06(b). Concurrently with the execution and delivery of this Lease, Landlord and Tenant shall deliver the Sales Tax Letter set forth in Exhibit L-2 hereto; provided that Landlord’s refusal or failure to deliver such letter shall not affect Tenant’s rights under this section.
          (d) From and after the occurrence of (i) an Adverse Physical Escrow Determination Date or (ii) an Adverse Operational Escrow Determination Date (which for purposes of this Section 3.04(d) shall be deemed to include, with respect to the period subsequent to a Compliant Operational Escrow Determination Date but prior to June 30, 2028, the failure to fund or otherwise implement in a material respect any material component of the Plan), until the expiration or earlier termination of this Lease, Landlord shall cooperate with, and make available to, Tenant and each Subtenant, and their respective affiliates and their respective contractors and subcontractors, the statutory exemption from Sales and Use Taxes available to Landlord as a public benefit corporation pursuant to Section 1116(a)(1) of the New York State Tax Law in connection with the purchase, use, consumption or lease of all materials for which it is legally permissible to use such exemption, excluding only consumable supplies and parts that contain materials or substances that are consumed in the operation of such property (e.g., a toner cartridge) where such parts must be replaced whenever the substance is consumed, subject to the maximum dollar amount set forth in the next sentence. The amount of Sales and Use Tax that Tenant would otherwise have been required to pay but for the exemption provided under the immediately preceding sentence is referred to herein as the “Permanent Sales Tax Savings” and shall not exceed, from time to time, the sum of (i) One Hundred Sixty Million Dollars ($160,000,000.00) less (ii) the amount of the Sales Tax Escrow paid to Tenant pursuant to Section 3.06(e) hereof, determined in each case on a present-value basis as of January 1, 2006, using a discount rate of 7.75% per annum, and shall not be subject to the recapture or other provisions of the Project Agreement. The grant to Tenant of the Permanent Sales Tax Savings is absolute, irrevocable and not subject to reduction, repayment or recapture and Tenant shall not be required to pay PILOST or make deposits of any amount into the Payment Escrow in respect of the Permanent Sales Tax Savings. Promptly upon the occurrence of an Adverse Determination Date, Landlord and Tenant shall deliver the Sales Tax Letter set forth in Exhibit L-3 hereto; provided that Landlord’s refusal or failure to deliver such letter shall not affect Tenant’s rights under this section.
          (e) Upon Tenant’s request, Landlord shall reissue or confirm each Sales Tax Letter within five (5) Business Days.
          (f) All goods and property exempt from Sales and Use Tax pursuant to Sections 3.04(a), 3.04(c) or 3.04(d) hereof together with any alterations, substitutions, replacements or repairs of (or additions to) such goods and property are herein referred to collectively as “Exempt Property”. Title to all Exempt Property shall automatically vest in Landlord, as principal, upon the earlier of the delivery of same to the Premises or payment therefor (except that, as provided in Section 11.05(c), for federal, state and local income tax purposes, ownership remains in Tenant). Notwithstanding the foregoing, the title to each item of Exempt Property that is not permanently incorporated into the structure of the Premises shall be automatically conveyed by Landlord to Tenant, and such item of property shall no longer constitute Exempt Property, on the earliest of (x) the date upon which such item shall have been permanently removed from the Premises, (y) the day following the third anniversary of the earliest date upon which the item of Exempt Property shall have been paid for, delivered to or installed at the Premises or (z) the Expiration Date. Each item of Exempt Property conveyed by Landlord to Tenant pursuant to this Section 3.04(f) shall be conveyed AS-IS, WHERE-IS, WITH ALL FAULTS AND WITHOUT REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.

          (g) Tenant acknowledges and agrees that, except as provided herein and under the Project Agreement: (i) there shall be no exemption pursuant to this Lease from Sales and Use Taxes or other similar taxes, other than the exemptions described in this Section 3.04; and (ii) except as may otherwise be available hereunder or under generally applicable laws and regulations (and not laws and regulations applicable to the Tenant solely due to Tenant’s status as lessee under a lease with a tax-exempt entity), no claim shall be made by Tenant or its contractors or their subcontractors for any such additional or other exemption relating to Sales and Use Taxes; provided, however, that nothing in this sentence shall preclude any occupant of the Premises from seeking sales tax or other benefits or shall obligate Landlord to make such benefits available or permit any Subtenant to rely on BPCA’s sales tax exemption without BPCA’s prior written approval except as otherwise expressly provided in Section 3.04(d) hereof; provided, however, that nothing in this sentence shall preclude any occupant of the Premises from seeking sales tax or other benefits from Landlord or other governmental sources, provided that Landlord shall not be obligated to make such benefits available to such occupant and such occupant shall not claim or rely on Landlord’s sales tax exemption without Landlord’s prior written permission except as otherwise expressly provided in Section 3.04(d) .
          (h) Compliance with New York State Department of Taxation and Finance Agency Requirements.
          (i) Without limiting or otherwise altering the covenants, contractual obligations, and agreements set forth in this Lease, including, without limitation, the general requirements of cooperation and good faith, Landlord, Tenant, and Tenant’s Affiliates agree to cooperate and take such further acts as are necessary to properly document the agency relationship created in furtherance of this Lease in accordance with the requirements of the New York State Department of Taxation and Finance.
          (ii) In accordance with New York State Department of Taxation and Finance Publication 765, entitled Sales and Fuel Excise Tax Information for Properly Appointed Agents of New York Governmental Entities, and Technical Services Bureau Memorandum TSB-M-05(6)S, entitled Purchases By New York Governmental Entities Through Properly Appointed Agents, Landlord shall deliver to Tenant (and upon written request to each of Tenant’s Affiliates) with each of the three Sales Tax Letters contemplated by this Lease and each renewal of such Sales Tax Letters a fully completed and properly executed Form DTF-122 Certification of Agency Appointment by a New York Governmental Agency or any applicable substitute or successor form.
          (iii) Tenant and each of Tenant’s Affiliates are authorized to issue Form ST-122 Exempt Purchase Certificate for an Agent of a New York Governmental Entity or any applicable substitute or successor form during the effectiveness of the Sales Tax Letters contemplated by this Lease and in furtherance of their purchases made as agent on behalf of Landlord in accordance with the terms of this Lease.
          (iv) In recognition of Tenant’s obligation to construct the Building, which will be Landlord’s property, Landlord and Tenant agree that, immediately prior to Tenant or Tenant’s Affiliates making of any payment as agent on behalf of Landlord to any vendor of a good or service pursuant to the agencies created hereby, the funds to be so paid shall be (i) deemed to have been paid by Tenant to Landlord as additional rent hereunder and (ii) advanced to Tenant or Tenant’s Affiliate, as appropriate, for payment to such vendor so that the funds paid to such vendor by Tenant or Tenant’s Affiliates on behalf of Landlord are, in all instances, Landlord’s funds.
          (v) Landlord and Tenant acknowledge that this Lease (i) appoints Tenant and Tenant’s Affiliates the agents of Landlord, (ii) describes the scope of the agencies created hereby, (iii) provides Landlord with control over the actions of Tenant and Tenant’s Affiliates when acting in their agency capacity, (iv) requires the disclosure of the agencies created hereby to third party vendors and the acknowledgement of such agency status by such vendors, and (v) permits no use or consumption of a good or service acquired by Tenant or Tenant’s Affiliates when acting as agent on behalf of Landlord until after ownership of such good has passed to Landlord.
          (i) Each exemption from Sales and Use Taxes made available pursuant to this Section 3.04 shall be administered pursuant to the Project Agreement and is subject to the condition subsequent that Tenant and Tenant’s Affiliates comply with the material reporting, record keeping, and procedural provisions set forth in Section 3.17 of the Project Agreement. Tenant shall be provided with written notice by NYCEDC of any deficiency or other circumstances that would, if not corrected, give rise to a default in the reporting, record keeping, and procedural provisions set forth in Section 3.17 of the Project Agreement and a ninety (90) day period within which to correct such deficiency or other circumstances.
          (j) It is the intent of Landlord and Tenant to create an agency relationship whereby Tenant and the Eligible Affiliates shall carry out the Project, including (i) the acquisition of (x) the materials to be used and consumed in the construction of the Building, (y) the Equipment, and (z) the Exempt Property, (ii) construction of the Building, and (iii) fit-out of the Building on behalf of Landlord and that the Building, as and when constructed, the materials to be used and consumed in the construction of the Building, the Equipment, and the Exempt Property, as and when acquired, shall be the property of Landlord, and that all purchases made in furtherance of such agency delegation shall be made by Tenant and the Eligible Affiliates on behalf of Landlord. Landlord and Tenant (i) shall seek the written acknowledgement of the agency relationship created pursuant to this Lease, including this Section 3.04(j), from the New York State Department of Taxation and Finance and (ii) shall take such further actions and execute such further documents as are necessary and appropriate to document the agency relationship created hereby and obtain the written acknowledgement of the New York State Department of Taxation and Finance that the legal relationship, procedures, and administration set forth herein and in the Project Agreement confer the exemptions from Sales and Use Taxes contemplated by this Section 3.04(j), including the Sales Tax Savings.
          Section 3.05. Rental Generally. All amounts required to be paid by Tenant pursuant to this Lease, including, without limitation, Base Rent, PILOT, Impositions, PILOST and Civic Facilities Payments (collectively, “Rental”), shall constitute rent under this Lease. Rental shall be absolutely net to Landlord without any abatement, deduction, counterclaim, set-off or offset whatsoever except as specifically set forth in this Lease, so that, except as otherwise specifically set forth in this Lease, (x) this Lease shall yield, net, to Landlord, Rental in each year during the Term and (y) Tenant shall pay all costs, expenses and charges of every kind and nature relating to the Premises (except Taxes, if any, and the cost of constructing and maintaining Landlord’s Civic Facilities) which may arise or become due or payable during or after (but attributable to a period falling within) the Term.
          Section 3.06. Escrow of Certain Payments.
          (a) Immediately after Landlord’s receipt of the Base Rent, Landlord shall deposit the entire amount thereof into the Payment Escrow and Tenant is hereby directed to wire the Base Rent to the Payment Escrow Agent on behalf of Landlord. The portion of the Payment Escrow comprising the Base Rent, including the allocable interest thereon, is referred to herein as the “Ground Lease Payments Escrow.”
          (b) To secure Tenant’s obligation pursuant to Section 3.04(c) to make an Escrow Sales Tax Payment upon the occurrence of a Compliant Physical Escrow Determination Date and Compliant Operational Escrow Determination Date, Tenant shall, within twenty (20) days after the end of each calendar quarter, deposit in the Payment Escrow an amount equal to the Escrow Sales Tax Savings, if any, realized by Tenant during such calendar quarter. The portion of the Payment Escrow comprising the Escrow Sales Tax Savings including the allocable interest thereon is referred to herein as the “Sales Tax Escrow.”
          (c) The amounts required to be deposited in the Payment Escrow pursuant to this Section 3.06 shall be deposited with a single escrow agent which shall be Citibank, JPMorgan Chase, HSBC or an affiliate of one of the foregoing (the “Payment Escrow Agent”) pursuant to an escrow agreement in the form attached hereto as Exhibit N with such modifications thereto as the escrow agent may reasonably request (the “Payment Escrow Agreement”). The escrow so established is referred to herein as the “Payment Escrow”. The reasonable and customary costs and expenses of the Payment Escrow Agent including the Payment Escrow Agent’s fees and account fees shall be borne by Tenant, but each of Landlord and Tenant will be obligated to indemnify the Payment Escrow

Agent for its losses or claims in accordance with usual and customary escrow agreement provisions. All interest accruing on the amounts in the Payment Escrow shall be retained in the escrow account established pursuant to Section 1.3 of the Payment Escrow Agreement (“Payment Escrow Fund”), constitute part of the Payment Escrow and be disbursed by the Payment Escrow Agent in accordance with the other terms of the Payment Escrow Agreement relating to the other amounts in the Payment Escrow Fund. (Landlord and Tenant agree that interest or other income earned on the Payment Escrow during any period shall be allocated as between the Ground Lease Escrow and the Sales Tax Escrow based on the relative percentage that each of the Ground Lease Escrow and the Sales Tax Escrow bore to the Payment Escrow during such period).
          (d) The Sales Tax Escrow shall be payable to Landlord in satisfaction of Tenant’s obligation to make an Escrow Sales Tax Payment if, prior to December 31, 2009 (which date may be extended to not later than March 31, 2010, as long as the Public Parties are proceeding with all necessary diligence to cause the occurrence of a Compliant Physical Escrow Determination Date and/or a Compliant Operational Escrow Determination Date), there shall have occurred both a Compliant Physical Escrow Determination Date and a Compliant Operational Escrow Determination Date.
          (e) The Sales Tax Escrow shall be payable to Tenant, and Tenant and the Eligible Affiliates shall be relieved of any obligation to make Escrow Sales Tax Payments, if there shall occur either an Adverse Physical Escrow Determination Date or an Adverse Operational Escrow Determination Date.
          (f) The Ground Lease Payments Escrow shall be payable to Landlord if, prior to December 31, 2009 (which date may be extended to not later than March 31, 2010, as long as the City is proceeding with all necessary diligence to cause the occurrence of a Compliant City Operational Escrow Determination Date), there shall have occurred a Compliant City Operational Escrow Determination Date.
          (g) The Ground Lease Payments Escrow shall be payable to Tenant as an adjustment of Rent, if there shall occur an Adverse City Operational Escrow Determination Date.
          (h) Upon the occurrence of (i) an Adverse Operational Escrow Determination Date (which for purposes of this Section 3.06(h) shall be deemed to include, with respect to the period subsequent to a Compliant Operational Escrow Determination Date but prior to June 30, 2028, the failure to fund or otherwise implement in a material respect any material component of the Plan), or (ii) a Modified Adverse Physical Escrow Determination Date, clause (v) of Section 3.02(b) shall be of no further force or effect.

          (i) The parties acknowledge that a material inducement for Tenant to enter into this Lease is its rights under this Section 3.06 and its retention of the benefits associated with the Payment Escrow and that if an Adverse Determination Date occurs it would result in the impairment of the value of Tenant’s leasehold interest hereunder and that the amount of such impairment upon the occurrence of an Adverse Determination Date would not be reasonably susceptible of calculation. The parties further acknowledge and agree that the payments to Tenant provided under clauses (e) and (g) of this Section 3.06, together with the other rights Tenant has hereunder and under the other agreements being executed contemporaneously herewith upon the occurrence of an Adverse Determination Date, constitute a fair and equitable adjustment in Tenant’s rental and other obligations hereunder and thereunder and a reasonable estimate of the potential impairment in the value of Tenant’s leasehold interest and other rights upon any such occurrence.
          (j) The dates and time requirements contained in clauses (d)-(h) of this Section 3.06 or referred to or incorporated in the definitions of “Adverse Operational Escrow Determination Date” and “Adverse City Operational Escrow Determination Date” shall be extended to the extent required for delays affecting the development or implementation of the Plan in accordance with the procedures and time requirements in the Kallstrom Letter that result from force majeure as described in clause (2) of Section 3.06(k) below, but otherwise, time shall be of the essence with respect to such dates and time requirements. Further, the dates and time requirements contained in clauses (d)-(h) of this Section 3.06 in respect of an Adverse Physical Escrow Determination Date, a Modified Adverse Physical Escrow Determination Date or a Compliant Physical Escrow Determination Date or referred to or incorporated in the definitions of “Adverse Physical Escrow Determination Date”, “Modified Adverse Physical Escrow Determination Date” or “Compliant Physical Escrow Determination Date” shall be extended to the extent required for delays affecting the completion of the Specific Downtown Projects (as described on Schedule 1 hereto) in accordance with the Proposal and to the extent specified on said Schedule 1, that result from force majeure as described in clauses (1), (2) and (3) of Section 3.06(k)
          (k) As used in clause (j) of this Section 3.06, “force majeure” means:
1.	a natural phenomenon or casualty that affects completion of the Specific Downtown Projects,

2.	a Federal, State or City law or court ruling, provided that the State and the City shall have exercised their best efforts to prevent such law or ruling. Such efforts include (without limitation) the following:
a.	with respect to any law,
i.	no State or City executive officer shall have introduced or initiated, or otherwise materially supported, the same,

ii.	State and City executive officers shall have affirmatively opposed and lobbied against the legislation (and cooperated with GS in connection therewith),

iii.	any available vetoes on the part of the State and City were exercised,

iv.	promptly upon the enactment of such legislation, the State and City shall have initiated and thereafter diligently prosecuted all reasonable legal challenges to the same, until the rendering of a final non-appealable judgment from the highest court of competent jurisdiction, and
b.	with respect to any legal ruling, the State and City shall have promptly undertaken and initiated a defense and thereafter diligently prosecuted the same to final non-appealable judgment in the highest court of competent jurisdiction, or
3.	strikes, lockouts or other industrial disturbances, acts of the public enemy, insurrections, riots, epidemics, civil disturbances, explosions, partial or entire failure of utilities, shortages of labor, material, supplies or transportation, or any other similar or different cause not reasonably within the control of the party claiming such inability, and as long as such event has a physical impact and/or directly retards the progress of the construction site projects and the parties seeking relief have taken all such reasonable steps to avoid such event and to mitigate the delay resulting therefrom, including the expenditure of funds. In no event will the extension of time to be provided for hereunder exceed the actual duration of such force majeure event.
Provided that, with respect to any legal challenge or defense per the above, the City and State shall have used all reasonable good faith efforts to provide Tenant and its counsel with the right to participate and otherwise shall have consulted regularly and meaningfully with Tenant and its counsel as to all aspects thereof.

ARTICLE 4
IMPOSITIONS
          Section 4.01. Payment of Impositions. Tenant shall pay, as hereinafter provided, all of the following items (collectively, “Impositions”) imposed by any Governmental Authority (other than a Governmental Authority acting solely in its capacity as a party in the chain of title (i.e., Landlord or facilitator of Initial Sales Tax Savings, Project Agreement Sales Tax Savings, Escrow Sales Tax Savings or Permanent Sales Tax Savings) and not as a Governmental Authority) and which at any time during the Term are, or, if the Premises or any part thereof or the owner thereof were not exempt therefrom, would have been (1) assessed, levied, confirmed, imposed upon or would have become due and payable out of or in respect of, or would have been charged with respect to, the Premises or any document to which Tenant is a party creating or transferring an interest or estate in the Premises, or the use and occupancy thereof by Tenant and (2) encumbrances or liens, except for Landlord’s Liens, on (i) the Premises, or (ii) the sidewalks or streets in front of or adjoining the Premises, or (iii) any vault (other than a vault in respect of which a utility company is obligated to pay any charge specified above or which is exempt from any such charge by reason of use thereof by any such utility company), passageway or space in, over or under such sidewalk or street, or (iv) any other appurtenances of the Premises, or (v) any personal property (except personal property which is not owned by or leased to Tenant) or Equipment used in the operation thereof, or (vi) the Rental (or any portion thereof) payable by Tenant hereunder: (a) real property assessments (not including Taxes), (b) personal property taxes, (c) subject to Section 4.09, occupancy and rent taxes, (d) water, water meter and sewer rents, rates and charges, (e) excises, (f) levies, (g) license and permit fees, (h) service charges with respect to police protection, fire protection, street and highway construction, maintenance and lighting, sanitation and water supply, if any, (i) fines, penalties and other similar or like governmental charges applicable to the foregoing and any interest or costs with respect thereto, and (j) except for Taxes, any and all other governmental levies, fees, rents, assessments or taxes and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever, including, without limitation, any tax (including transfer taxes) attributable to the execution, delivery or recording of this Lease, and any interest or costs with respect thereto, each such Imposition, or installment thereof, during the Term to be paid not later than the Due Date thereof. “Impositions” shall not include Sales and Use Taxes, which are covered under Article III. Tenant shall pay (A) directly to the applicable Governmental Authority, all Impositions that are actually imposed, and (B) to the applicable Governmental Authority, or to Landlord, all Impositions which would have been imposed if the Premises or any part thereof or the owner thereof were not exempt therefrom, which Impositions described in this clause (B) shall be paid not later than the date which would have been the Due Date thereof but for such exemption. However, if, by law, any Imposition may at the option of the taxpayer be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same in such installments and shall be responsible for the payment of such installments only, together with applicable interest, if any, provided that all such installment payments together with applicable interest, if any, relating to periods prior to the date definitely fixed in Article 2 hereof for the expiration of the Term shall be made prior to the Expiration Date. Tenant shall promptly notify Landlord if Tenant shall have elected to pay any such Imposition in installments. Notwithstanding the foregoing, “Impositions” shall not include amounts that would otherwise be classified as Impositions hereunder but are imposed by Battery Park City Authority or any successor to or subsidiary of Battery Park City Authority, or any other Governmental Authority acting in its capacity as a party in the chain of title (i.e., Landlord) and not as a Governmental Authority. Anything contained herein to the contrary notwithstanding, Tenant shall not be required to pay any charges or taxes, or any fines, penalties or other similar or like governmental charges applicable thereto, which are imposed in lieu of real property taxes specifically against properties which are exempt from the payment of real property taxes.
          Section 4.02. Receipts. Tenant, from time to time, within fifteen (15) days following the request of Landlord, shall furnish to Landlord copies of official receipts of the appropriate imposing authority, or other evidence reasonably satisfactory to Landlord, evidencing the payment of Impositions.
          Section 4.03. Taxes. If the Premises shall at any time become subject to Taxes, Landlord shall pay the Taxes on or before the Due Date thereof. In no event shall Tenant be obligated to pay Taxes. Landlord shall have the right to contest the imposition of Taxes, and pending such contest, if permitted by applicable law, Landlord shall not be required to pay the Taxes being so contested if, and only so long as, (i) neither the Premises nor any part thereof, or interest therein would by reason of such postponement or deferment, be, in the reasonable judgment of Landlord, in imminent danger of being forfeited or lost, (ii) Tenant’s interest under this Lease would not by reason of such postponement or deferment be, in the reasonable judgment of Tenant, in imminent danger of being forfeited or lost, (iii) neither Landlord nor Tenant would by reason thereof be subject to any criminal liability and Tenant would not by reason thereof be subject to any civil liability unless Landlord shall deliver to Tenant its indemnity therefor, and (iv) Landlord promptly commences such contest and diligently prosecutes the same to completion. If Landlord shall exercise its right to contest the imposition of Taxes, Landlord shall promptly notify Tenant of such contest, and, at Tenant’s request, shall deliver to Tenant copies of all applications, protest and other documents submitted by Landlord to any Governmental Authority. Landlord shall not, without Tenant’s consent, enter into a settlement of any such contest if such settlement would increase, or would have a reasonable risk of increasing, either immediately or over time, the amount of PILOT payable by Tenant under this Lease over the amount that would have been payable but for such settlement. Tenant shall be entitled to participate in any settlement discussions at the expense of Tenant and, if any such contest involves the determination of the assessed valuation of the Premises, then Tenant’s consent to such settlement shall also be required. If Landlord shall have failed to pay the Taxes as required hereunder and shall not have timely commenced a proceeding to contest same, or shall have timely commenced a proceeding to contest the Taxes but shall have failed to diligently prosecute the same or shall have timely commenced such a proceeding but the failure to pay the Taxes during the pendency of such proceeding will result, in Tenant’s reasonable judgment, in the imminent termination of Tenant’s interest under this Lease or Tenant would by reason thereof be subject to any civil or criminal penalty or liability, then Tenant may pay such unpaid Taxes together with any interest or penalties thereon and deduct such payment and interest from the next installment of PILOT (and, to the extent, if any, that such payment shall exceed the next installment of PILOT, from the next installment(s) of Rental payable to Landlord) together with interest thereon at the Involuntary Rate for the period beginning on the date on which Tenant actually makes such payment and ending on the date on which Tenant either exercised, or had the right under the above provisions of this sentence to exercise, its offset right as aforesaid.
          Nothing in this Lease shall require Tenant to pay municipal, state or federal income, gross receipts, inheritance, estate, succession, profit or capital gains taxes of Landlord, or any corporate franchise tax imposed upon Landlord, or any transfer or gains tax imposed on Landlord or any other taxes of the same or similar import now or hereafter enacted or imposed upon Landlord or resulting from any transfer by Landlord.
          Section 4.04. Partial Periods. Any Imposition relating to a period a part of which is included within the period of time commencing on or after the Commencement Date, and a part of which is included in a period of time before the Commencement Date or after the date definitely fixed in Article 2 hereof for the expiration of the Term or sooner termination of this Lease (whether or not such Imposition shall be assessed, levied, confirmed, imposed upon or in respect of or become a lien upon the Premises, or shall become payable, during the Term) shall be apportioned between Landlord and Tenant as of the Commencement Date or such date definitely fixed for the expiration of the Term, as the case may be, so that Tenant shall pay only that portion of such Imposition that would have been payable on a per diem basis, based upon the fiscal year of the Imposition, for the period of time commencing on or after the Commencement Date or occurring before such date definitely fixed in Article 2 for the expiration of the Term or sooner termination of this Lease and Landlord shall pay the remainder thereof. Other than in respect of Impositions relating, in part, to a period of time before the Commencement Date, no such apportionment of Impositions shall be made if this Lease is terminated prior to the Expiration Date as the result of an Event of Default.
          Section 4.05. Imposition Contests. Tenant shall have the right to contest the amount or validity, in whole or in part, of any Imposition by appropriate proceedings diligently conducted in good faith, in which event, notwithstanding the provisions of Section 4.01 hereof, payment of such Imposition shall be postponed if, and only as long as: (i) neither the Premises nor any part thereof, or interest therein or any income therefrom (except to the extent covered by security deposited in accordance with this Section 4.05) or any other assets of or funds appropriated to Landlord would by reason of such postponement or deferment, be, in the reasonable judgment of Landlord, in imminent danger of being forfeited or lost or subject to any lien, encumbrance or charge, and neither Landlord nor Tenant would by reason thereof be subject to any criminal liability; and (ii) if the amount of the contested Imposition is at least Five Million and 00/100 Dollars ($5,000,000) (such amount to be adjusted on the fifth anniversary of the Commencement Date and on each fifth (5th) anniversary of the date on which an adjustment is made by adding to Five Million and 00/100 Dollars ($5,000,000) an amount equal to the product of (x) Five Million and 00/100 Dollars ($5,000,000) and (y) the percent of increase, if any, in the Consumer Price Index for the month in which the applicable anniversary date occurs over the Consumer Price Index for the month in which the Commencement Date occurs), Tenant shall have deposited with Depository, cash, a Qualifying Guaranty or other security reasonably satisfactory to Landlord in an amount equal to the amount by which (x) the amount so contested and unpaid, together with all interest and penalties in connection therewith and all charges that may or might be assessed against or become a charge on the Premises or any part thereof in such proceedings exceeds (y) Five Million and 00/100 Dollars ($5,000,000) (as such amount may be increased from time to time pursuant to the terms hereof).
          Upon the termination of such proceedings, it shall be the obligation of Tenant to pay the amount of such Imposition or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including attorneys’ fees and disbursements), interest, penalties or other liabilities in connection therewith, and upon such payment, Depository shall return, with interest, if any, any amount deposited with it as aforesaid, provided, however, that Depository at Tenant’s request or upon Tenant’s failure to do so in a timely manner, at Landlord’s request but on not less than ten (10) days’ notice to Tenant, shall disburse said monies on deposit with it directly to the Governmental Authority to whom such Imposition is payable and any remaining monies, with interest, if any, shall be returned promptly to Tenant. If, at any time during the continuance of such proceedings, Landlord shall, in its reasonable opinion, deem insufficient the amount or security deposited as aforesaid, Tenant, within fifteen (15) days after demand, shall make an additional deposit of such additional sums or other acceptable security as Landlord may reasonably request, and upon failure of Tenant to do so, the amount theretofore deposited may be applied at the request of Landlord to the payment, removal and discharge of such Imposition and the interest and penalties in connection therewith and any costs, fees (including attorneys’ fees and disbursements) or other liability accruing in any such proceedings, and the balance, if any, with any interest earned thereon, shall be returned to Tenant or the deficiency, if any, shall be paid by Tenant to Landlord within ten (10) days after demand.
          Section 4.06. Assessment Reductions. Subject to Landlord’s rights under Section 4.03, Tenant shall have the exclusive right to seek a reduction in the valuation of the Premises assessed for Taxes and to prosecute any action or proceeding in connection therewith, provided that no such action or proceeding shall postpone Tenant’s obligation to pay any Imposition except in accordance with the provisions of Section 4.05 hereof. Except to the extent provided in Sections 3.02 and 4.03 hereof, no such action or proceeding shall affect Tenant’s obligation to pay any installment of PILOT. If Tenant is not entitled to seek such reduction in the same manner as lessees of non-exempt real property in the County of New York because the Premises are wholly or partially exempt from such taxes, then Tenant may commence a proceeding in the Supreme Court, New York County (or any successor court of similar jurisdiction) to determine whether such a reduction would have been appropriate in the absence of such exemption. Tenant shall join the taxing authority and Landlord, at no cost or expense to

Landlord, as parties in that proceeding, but any judgment or decree in that proceeding beyond the right of appeal shall be binding and conclusive upon Landlord and Tenant whether or not the taxing authority is removed as a party to that proceeding by order of that or any superior court.
          Section 4.07. Landlord Involvement. Landlord shall not be required to join in any proceedings referred to in Section 4.05 or 4.06 hereof unless the provisions of any law, rule or regulation at the time in effect shall require that Landlord join in such proceedings or that such proceedings be brought by or in the name of Landlord, in which event, Landlord shall join and cooperate in such proceedings or permit the same to be brought in its name but shall not be liable for the payment of any costs or expenses in connection with any such proceedings and Tenant shall reimburse Landlord for any and all costs or expenses which Landlord may reasonably sustain or incur in connection with any such proceedings, including reasonable attorneys’ fees and disbursements.
          Section 4.08. Evidence of Non-Payment. Any certificate, advice or bill of the appropriate official designated by law to make or issue the same or to receive payment of any Imposition, asserting non-payment of such Imposition, shall be prima facie evidence that such Imposition is due and unpaid at the time of the making or issuance of such certificate, advice or bill, at the time or date stated therein.
          Section 4.09. Commercial Rent or Occupancy Tax. Notwithstanding anything herein to the contrary, including Section 3.02(b) and Section 4.01, Landlord hereby agrees that if Tenant shall pay the New York City commercial rent or occupancy tax imposed by section 11-702 of the New York City Administrative Code or any replacement or successor imposition (“CROT”) in respect of the Base Rent, provided that such payment of CROT is not made under protest or is otherwise made pursuant to a final order, then Tenant shall be entitled to credits in the aggregate amount of CROT so paid, up to an aggregate amount of $6,000,000 against its next payment or payments of PILOT, plus interest at 7.75% per annum, with respect to such portion of the credit that remains unapplied from time to time, from the date of such CROT payment by Tenant to the date Tenant has applied such credit in full. PILOT shall be calculated prior to the application of any credit provided for in this Section 4.09.

ARTICLE 5
DEPOSITS FOR IMPOSITIONS
          Section 5.01. Escrow of Impositions.
          (a) In order to assure the payment of all Impositions, Tenant, upon the demand of Landlord at any time after the occurrence of an Event of Default hereunder that arises from Tenant’s failure to pay Rental in accordance with Section 24.01(a), shall deposit with Depository on the first day of each month during the Term, an amount equal to one-twelfth (1/12th) of the annual Impositions then in effect.
          (b) If at any time the monies so deposited by Tenant shall be insufficient to pay the next installment of Impositions then due, Tenant shall, after demand therefor by Landlord deposit the amount of the insufficiency with Depository to enable Depository to pay the next installment of Impositions at least thirty (30) days prior to the Due Date thereof.
          (c) Depository shall hold the deposited monies in a segregated, non-commingled, special account for the purpose of paying the charges for which such amounts have been deposited as they become due, and Depository shall apply the deposited monies for such purpose not later than the Due Date for such charges.
          (d) If at any time the amount of any Imposition is increased or Landlord receives a notice from the entity or entities imposing such Imposition that an Imposition will be increased and the monthly deposits then being made by Tenant under this Section 5.01 would be insufficient to pay such Imposition thirty (30) days prior to the Due Date thereof, then upon notice from Landlord to Tenant of such fact, the monthly deposits shall thereupon be increased and Tenant shall deposit immediately with Depository sufficient monies for the payment of the increased Imposition. Thereafter, the monthly payments shall be adjusted so that Depository shall receive from Tenant sufficient monies to pay each Imposition at least thirty (30) days prior to the Due Date of such Imposition.
          (e) For the purpose of determining whether Depository has on hand sufficient monies to pay any particular Imposition at least thirty (30) days prior to the Due Date thereof, deposits for each category of Imposition shall be treated separately. Depository shall not be obligated to use monies deposited for the payment of an Imposition not yet due and payable for the payment of an Imposition that is due and payable.
          (f) Notwithstanding the foregoing, (i) monies deposited under this Lease may be held by Depository in a single bank account that satisfies the requirements of Section 5.01(c), and (ii) Depository shall, at Landlord’s option and direction and if

Tenant shall fail to make any payment or perform any obligation required under this Lease, use any monies deposited pursuant to Article 4 or 5 for the payment of any Rental.
          (g) If this Lease shall be terminated by reason of any Event of Default or if dispossession occurs pursuant to Section 24.03(b), all deposited monies under this Article 5 then held by Depository shall be paid to and applied by Landlord in payment of any and all sums due and payable by Tenant under this Lease and Tenant shall promptly pay the resulting deficiency. If there is any excess in the monies held by Depository upon the expiration or any earlier termination of this Lease, then Landlord shall direct the Depository to pay Tenant upon the termination or expiration of this Lease the excess, if any, of the deposited monies under this Article 5 over any sums due and payable by Tenant under this Lease.
          (h) Any interest paid on monies deposited pursuant to this Article 5 shall be applied pursuant to the foregoing provisions against amounts thereafter becoming due and payable by Tenant or, upon termination or expiration of this Lease, shall be promptly returned to Tenant.
          (i) Anything in this Article 5 to the contrary notwithstanding, if the Event of Default which gave rise to Landlord having demanded that Tenant make deposits under this Section 5.01 shall have been cured by Tenant and for a period of six (6) consecutive months following such cure no Event of Default shall have occurred that arises from Tenant’s failure to comply with the provisions of Article 4 of this Lease, then, at any time after the expiration of such six (6) month period, promptly upon the demand of Tenant, provided that no subsequent uncured Event of Default shall have occurred under Article 4 of this Lease and at such time Tenant is current in the payment of Rental, all monies deposited under this Article 5 then held by Depository, with the interest, if any, accrued thereon, shall be returned to Tenant and Tenant shall not be required to make further deposits under this Article 5 unless and until there shall occur a subsequent Event of Default and Landlord shall make demand upon Tenant to make deposits for Impositions.
          (j) In the event that a Mortgagee shall require Tenant to deposit funds to insure payment of Impositions, any amount so deposited by Tenant with such Mortgagee or with such Mortgagee’s designee shall be credited against the amount, if any, which Tenant would otherwise be required to deposit under this Article 5, provided that such Mortgagee shall have agreed in writing, for the benefit of Landlord and pursuant to an instrument satisfactory to Landlord, to have such funds held in a segregated, non-commingled special account for the payment of Impositions and otherwise in accordance with Section 5.01(f), and that the Mortgagee shall use, or direct the use of, such funds to pay Impositions as and when same are required to be paid hereunder and for no other purpose; provided, however, that any sums so held and attributable to Impositions previously paid may be released to Tenant or applied for other purposes.

          Section 5.02. Transfer of Premises. If Landlord shall transfer all of its interest in the Premises in accordance with Section 10.12 hereof, Landlord shall transfer to the Person who acquires such interest in the Premises, all of Landlord’s rights with respect to the deposits made pursuant to Section 5.01. Upon such transfer and notice thereof to Tenant, the transferor shall be released from all liability with respect thereto, such transferee shall be deemed to have assumed all of Landlord’s obligations with respect to such deposits and Tenant shall look solely to the transferee with respect thereto. The provisions hereof shall apply to each successive transfer of the deposits.
          Section 5.03. No Landlord Liability. Landlord shall have no liability to Tenant arising out of, or related to, any acts or omissions of Depository, except to the extent that same relate to monies wrongfully received or retained by Landlord in violation of this Lease.

ARTICLE 6
LATE CHARGES
          In the event that any payment of Rental shall not be received on or before the tenth (10th) day after the due date thereof (or if no such date is set forth in this Lease, then such due date for purposes of this Article 6 shall be deemed to be the date upon which demand therefor is made), then, in addition to any reasonable costs and expenses incurred by Landlord in connection therewith (including, without limitation, reasonable attorneys’ fees and disbursements) interest on the sums so overdue equal to the Involuntary Rate, for the period from the due date to the date of actual payment, shall become due and payable to Landlord as Rental to be paid under this Lease; provided, however, that Tenant shall not be obligated to pay such interest in respect of the first installment of PILOT, unless the same shall remain unpaid five (5) Business Days after Tenant receives notice from Landlord that the same is overdue. Said interest shall be payable by Tenant within ten (10) days after demand. No failure by Landlord to insist upon the strict performance by Tenant of its obligations to pay said interest shall constitute a waiver by Landlord of its right to enforce the provisions of this Article 6 in any instance thereafter occurring. The provisions of this Article 6 shall not be construed in any way to extend the grace periods or notice periods provided for in Article 24.

ARTICLE 7
INSURANCE
          Section 7.01. Insurance Requirements.
          (a) Tenant shall, at all times after Substantial Completion of the Building and thereafter throughout the Term:
          (i) keep or cause to be kept the Building insured under (x) an “All Risk of Physical Loss” form of policy (as in effect from time to time) including, regardless of whether one or more of such coverages are from time to time from an “All Risk of Physical Loss” form of policy, coverage for loss or damage by water, flood, subsidence and earthquake (excluding, at Tenant’s option, from such coverage normal settling only) and (y) when and to the extent obtainable from the United States government or any agency thereof, war risks; such insurance to be written on an “Agreed Amount” basis, with full replacement cost (having sublimits of $10,000,000 for flood coverage and $10,000,000 for earthquake coverage), with the replacement value of the Building to be determined from time to time, but not less frequently than required by the insurer and in any event at least once every three (3) years, it being agreed that no omission on the part of Landlord to request any such determination shall relieve Tenant of its obligation to determine the replacement value thereof (in the absence of such valuation, the FM (Factory Mutual) or IRI (Industrial Risk Insurers) Indices will be applied);
          (ii) provide and keep in force, or cause to be provided and kept in force, commercial general liability insurance against liability for bodily injury, death and property damage, it being agreed that such insurance shall (A) be in an amount not less then One Hundred Million and 00/100 Dollars ($100,000,000) combined single limit inclusive of primary, umbrella and following form excess policies for liability for bodily injury, death and property damage, (B) include the Premises, (C) provide blanket automatic contractual insurance covering the indemnification provisions assumed by Tenant hereunder, including bodily injury to employees or others assumed by Tenant under contract, which insurance shall cover all costs, expenses and/or liability (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of or based upon claims, accidents and injuries mentioned in Article 19 and required to be insured against hereunder, and (D) include the following protections:
     (A) broad form liability endorsement, including (a) blanket contractual liability, (b) personal injury and advertising injury liability, (c) premises medical payments, (d) host liquor liability, (e) fire legal liability on real property, (f) broad form property damage liability, including completed operations, (g) incidental medical malpractice, (h) non-owned watercraft liability, (i) limited worldwide coverage, (j) additional interests insured, (k) extended bodily injury coverage, and (l) automatic coverage on newly acquired organizations;
     (B) products and completed operations;
     (C) independent contractors;
     (D) blanket automatic contractual liability to include bodily injury to employees of others assumed by Tenant; and
     (E) water damage legal liability shall not be excluded;
          (iii) provide and keep in force workers’ compensation insurance providing statutory New York State benefits for all persons employed by Tenant at or in connection with the Premises and employer’s liability insurance in an amount not less than that required by New York State law;
          (iv) provide and keep in force on an “Agreed Amount” basis rental loss and/or business interruption insurance on an “All Risk of Physical Loss” basis in an amount equal to not less than one (1) year’s current PILOT and Civic Facilities Payment (“Rent Insurance”);
          (v) if a sprinkler system shall be located in any portion of the Building, provide and keep in force sprinkler leakage insurance in amounts approved by Landlord, which approval shall not be unreasonably withheld (the foregoing to be required only if same is excluded from the insurance required to be provided and kept in force pursuant to Section 7.01(a)(i));
          (vi) provide and keep in force boiler and machinery insurance in an amount as may from time to time be reasonably determined by Landlord but not less than Ten Million and 00/100 Dollars ($10,000,000) per accident on a combined basis covering direct property loss and loss of income and covering all steam, mechanical and electrical equipment, including, without limitation, all boilers, unfired pressure vessels, air conditioning equipment, elevators, piping and wiring;
          (vii) provide and keep in force automobile liability insurance for all owned, non-owned, leased, rented and/or hired vehicles insuring against liability for bodily injury and death and for property damage in an amount as may from time to time be reasonably determined by Landlord but not less than Five Million and 00/100 Dollars ($5,000,000) combined single limit inclusive of primary, umbrella and following form excess policies for bodily injury, death and property damage; and
          (viii) provide and keep in force (x) such other insurance in such amounts as may from time to time be reasonably required by Landlord against such other insurable hazards as at the time are commonly insured against by prudent owners of like buildings and improvements in the Borough of Manhattan, and (y) in the case of Section 7.01(a)(ii), such insurance in such greater amounts as may from time to time be reasonably required by Landlord and are commonly obtained by prudent owners of like buildings and improvements in the Borough of Manhattan.
          (b) All insurance provided by Tenant as required by Section 7.01(a) (except the insurance under Section 7.01(a)(iii)) shall name Tenant as named insured and Landlord as an additional insured to the extent of Landlord’s insurable interest in the Premises and shall be primary with respect to any other coverage which Landlord may obtain. (Landlord’s coverage shall be in excess of any coverage provided in favor of Landlord by Tenant.) The coverage provided by Tenant as required by Sections 7.01(a)(i), (ii), (v), (vi) and (vii) also may name each Mortgagee as an additional insured (under a standard mortgagee endorsement, other than with respect to the liability insurance coverage referred to in Section 7.01(a)(ii), with respect to which a standard mortgagee endorsement is inapplicable), provided that such Mortgagee irrevocably agrees in writing for the benefit of Landlord that all proceeds of such insurance shall be applied in accordance with the terms of this Lease.
          (c) Notwithstanding anything to the contrary set forth in this Section 7.01, Section 7.02(g) or Section 11.03, whenever Tenant shall be required to carry insurance under this Section 7.01 or Section 11.03, Tenant shall not be required to carry insurance in any greater amounts or against any additional hazards, risks or liabilities (including those customarily excluded from coverage) than at the time are commonly carried by prudent owners of like buildings and improvements, in the Borough of Manhattan.
          Section 7.02. Payment of Insurance Proceeds.
          (a) The loss under all policies required by any provision of this Lease insuring against damage to the Building by fire or other casualty shall be payable to Depository, except that amounts of Five Million and 00/100 Dollars ($5,000,000) or less shall be payable in trust directly to Tenant for application to the cost of Restoration in accordance with Article 8 hereof. Such amount shall be adjusted on the fifth (5th) anniversary of the Commencement Date and on each fifth (5th) anniversary of the date on which an adjustment is made pursuant to this Section 7.02(a) by adding to Five Million and 00/100 Dollars ($5,000,000) an amount equal to the product of (x) Five Million and 00/100 Dollars ($5,000,000) and (y) the percent of increase, if any, in the Consumer Price Index for the month in which the applicable anniversary date occurs over the Consumer

Price Index for the month in which the Commencement Date occurs. Any dispute as to the calculation of such adjustment shall be determined by arbitration pursuant to Article 35. Rent Insurance shall be carried in favor of Landlord and Tenant (as their respective interests may appear), but the proceeds thereof to the extent required by Landlord pursuant to Section 7.01(a)(iv) shall be paid to Depository and shall be applied to the PILOT and Civic Facilities Payments and any other sums then owing as and when due and payable by Tenant under this Lease until completion of such Restoration by Tenant. All insurance required by any provision of this Lease shall be in such form and shall be issued by such responsible companies authorized to do business in the State of New York as are reasonably acceptable to Landlord. Any such insurance company rated by Best’s Insurance Reports (or any successor publication) as A-/IX or better shall be acceptable to Landlord. All policies referred to in this Lease shall be procured, or caused to be procured, by Tenant, at no expense to Landlord, and for periods of not less than one (1) year. Subject to Section 7.04 hereof, certificates of insurance with respect to such policies and, if requested by Landlord, copies of portions of such policies which Landlord, in its reasonable discretion, deems relevant, shall be delivered to Landlord promptly upon the procurement of such coverages, together with proof reasonably satisfactory to Landlord that the then current installment of the premiums thereon has been paid, provided that Landlord shall not, by custody of such certificates and/or policies, be deemed to have knowledge thereof. Certificates of insurance with respect to new or renewal policies replacing any policies expiring during the Term shall be delivered as aforesaid at least five (5) days before the date of expiration, together with proof that the then current installment of the premiums thereon have been paid. Upon the request of Landlord, Tenant shall also deliver to Landlord, within ten (10) days of request therefor, copies of portions of such policies which Landlord, in its reasonable discretion, deems relevant. Upon reasonable notice by Landlord, Tenant shall make available for inspection by Landlord’s representatives from time to time at a facility in the City complete copies of the insurance policies, including any “manuscript” insurance policies, maintained by or on behalf of Tenant. Any copies of insurance policies or portions thereof delivered to Landlord hereunder shall be deemed to be Confidential Information for purposes of Section 41.27.
          (b) Tenant and Landlord shall cooperate in connection with the collection of any insurance monies that may be due in the event of loss, and Tenant and Landlord shall execute and deliver such proofs of loss and other instruments as may be required for the purpose of obtaining the recovery of any such insurance monies. If Landlord shall reasonably determine that in order to protect its interests it requires the assistance of independent consultants then Tenant shall promptly reimburse Landlord solely out of the proceeds of the monies collected for any and all reasonable costs or expenses which Landlord may sustain or incur in connection therewith, including, without limitation, reasonable attorneys’ fees and disbursements.

          (c) Tenant shall not carry separate insurance concurrent in form or contributing in the event of loss with that required by this Lease to be furnished by Tenant, unless Landlord is included therein as an additional insured and each Mortgagee as an additional insured with loss payable as provided in this Lease. Tenant promptly shall notify Landlord of the carrying of any such separate insurance and shall cause certificates of insurance with respect thereto, and if requested by Landlord, copies of such policies, to be delivered as required in this Lease.
          (d) Subject to Section 7.02(e), all property insurance policies as required by this Lease shall provide in substance that all adjustments for claims with the insurers in excess of Five Million and 00/100 Dollars ($5,000,000) (as such amount shall be increased as provided in Section 7.02(a)) shall be made with Landlord, Tenant and any Mortgagee named as loss payees, as their interests may appear. Any adjustments for claims with the insurers involving sums of less than Five Million and 00/100 Dollars ($5,000,000) (as such amount shall be increased as provided in Section 7.02(a)) shall be made with Tenant. Any dispute between Landlord and Tenant respecting any such adjustment shall be subject to arbitration in accordance with Article 35.
          (e) Rent Insurance shall provide in substance that all adjustments for claims with the insurers not in excess of the amount of such insurance required by Landlord hereunder shall be made with Landlord and Tenant. Any dispute between Landlord and Tenant respecting any such adjustment shall be subject to arbitration in accordance with Article 35.
          (f) Tenant shall not violate, and shall take all commercially reasonable efforts not to permit to be violated, any of the conditions or provisions of any insurance policy required hereunder, and Tenant shall so perform and satisfy or cause to be performed and satisfied the requirements of the companies writing such policies so that at all times insurers described in Section 7.02(a), reasonably acceptable to Landlord in accordance with the provisions of Section 7.01(a), shall be willing to write and continue such insurance.
          (g) Each policy of insurance required to be obtained by Tenant as herein provided shall contain to the extent obtainable and whether or not an additional premium shall be payable in connection therewith, but subject to Section 7.01(c), (i) a provision that no act or omission of Tenant or any other named insured shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, (ii) an agreement by the insurer that such policy shall not be canceled or modified without at least thirty (30) days’ prior written notice to Landlord and each Mortgagee (other than for nonpayment, in which event, said 30 days shall be reduced to 10 days), (iii) a waiver by the insurer of any claim for insurance premiums against Landlord or any named insured other than Tenant, and (iv) a waiver of subrogation by the insurers of any right to recover the amount of any loss resulting from the negligence of Tenant, Landlord, their agents, employees or licensees.

          (h) All liability insurance required to be provided and kept in force by Tenant under this Lease shall be written on an “Occurrence” basis, provided, however, that if (i) a basis other than such “Occurrence” basis shall be generally adopted throughout the insurance industry and (ii) such other basis shall be accepted by most prudent owners of like buildings and improvements, then Tenant may provide and keep in force liability insurance written on such other basis.
          Section 7.03. Escrow of Insurance Premiums.
          (a) Tenant, on the demand of Landlord after the occurrence of an Event of Default hereunder that arises from Tenant’s failure to comply with the provisions of this Article 7, shall deposit with Depository on the first day of each month during the Term, an amount equal to one-twelfth (1/12th) of the annual insurance premiums for the insurance required to be carried by Tenant hereunder, as reasonably estimated by Landlord, unless such insurance premiums are deposited with a Mortgagee (provided such Mortgagee be an Institutional Lender and shall have agreed in writing, for the benefit of Landlord and pursuant to an instrument reasonably satisfactory to Landlord, to hold such funds in a segregated, non-commingled special account and to use such amounts to pay insurance premiums in accordance with the applicable provisions of this Lease, and that the Mortgagee shall use such funds for no other purpose). If at any time the insurance premiums shall be increased or Landlord receives information that the insurance premiums will be increased, and the monthly deposits being paid by Tenant under this Section 7.03(a) would be insufficient to pay such insurance premiums thirty (30) days prior to the due date, the monthly deposits shall thereupon be increased and Tenant shall, within thirty (30) days prior to the due date thereof, deposit immediately with Depository sufficient monies for the payment of the increased insurance premiums. Thereafter, the monthly deposits shall be adjusted so that Depository shall receive from Tenant sufficient monies to pay the insurance premiums at least thirty (30) days before the insurance premiums become due and payable. Depository (or, if applicable, the Mortgagee holding same) shall apply the deposited monies to pay insurance premiums by not later than the dates on which same become due and payable.
          (b) Anything in Section 7.03(a) to the contrary notwithstanding, if the Event of Default which gave rise to Landlord having demanded that Tenant make deposits under Section 7.03(a) shall have been cured by Tenant and for a period of six (6) consecutive months following such cure no Event of Default shall have occurred that arises from Tenant’s failure to comply with the provisions of this Article 7 and at such time Tenant is current in the payment of Rental, then, at any time after the expiration of such six (6) month period, upon the demand of Tenant, provided that no Event of Default shall have occurred under this Article 7 subsequent to the expiration of such six (6) month period and at such time Tenant is current in the payment of Rental, all monies deposited under Section 7.03(a) then held by Depository, together with the interest, if any, accrued thereon, shall be returned to Tenant and Tenant shall not be required to make further deposits under Section 7.03(a) unless and until there shall occur a subsequent Event of Default that arises from Tenant’s failure to comply with the provisions of this Article 7 and Landlord shall make demand upon Tenant to make deposits under Section 7.03(a).
          (c) In the event that a Mortgagee shall require Tenant to deposit funds to insure payment of insurance premiums, any amount so deposited by Tenant with such Mortgagee or with such Mortgagee’s designee shall be credited against the amount, if any, which Tenant would otherwise be required to deposit under this Section 7.03, provided that such Mortgagee shall have agreed in writing, for the benefit of Landlord and pursuant to an instrument satisfactory to Landlord, to have such funds held in a segregated, non-commingled special account for the payment of such insurance premiums and otherwise in accordance with Section 7.03(a), and that the Mortgagee shall use, or direct the use of, such funds to pay Impositions as and when same are required to be paid hereunder and for no other purpose except to the extent such insurance premiums shall have been paid. The provisions of this Section 7.03(c) shall only apply to Mortgagees which are Institutional Lenders.
          Section 7.04. Umbrella Insurance. Notwithstanding anything to the contrary herein set forth, the insurance required by this Lease, at the option of Tenant, may be effected by blanket or umbrella policies issued to Tenant covering the Premises and other properties owned or leased by Tenant and/or its Affiliates, provided that the limits under such blanket or umbrella policies (even though not specifically or exclusively assigned in whole or in part to the Premises) are reasonable, taking into account the geographical and other elements of diversity among the risks covered and such policies otherwise comply with the provisions of this Lease.
          Section 7.05. Tenant’s Right to Self-Insure. If and for so long as certain conditions (the “Self-Insurance Conditions”) have been satisfied, Tenant shall be entitled to identify one or more types and strata of insurable risk with respect to which Tenant is required hereunder to obtain and maintain insurance coverage and, in lieu of obtaining and maintaining insurance with respect to such types and strata of risk, Tenant may self-insure such risks (the “Right to Self-Insure”) in accordance with this Section. The Self-Insurance Conditions shall be the following:
(i)	Tenant shall at all times during which Tenant is exercising the Right to Self-Insure be Controlled by Parent (which shall not include, for purposes of this Section 7.05, any Person described in clause (iii) of the definition of Parent);

(ii)	the aggregate amount with respect to which Tenant may exercise its Right to Self-Insure shall in no event exceed the lesser of (A) $250 million, as adjusted in direct proportion to the change in the Consumer Price Index between the time of determination of this value and the Commencement Date or (B) fifteen percent (15%) of the average of the annualized quarterly “pre-tax earnings” of Parent (on a consolidated basis) during its eight most recently reported fiscal quarters as reported in its periodic reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q (it being acknowledged that the amount of pre-tax earnings for the last fiscal quarter of each fiscal year will be derived by deducting the pre-tax earnings reported for the first three (3) fiscal quarters of such fiscal year from the pre-tax earnings reported for such fiscal year as a whole) or, if Parent is a “foreign private issuer”, in periodic reports filed by Parent in its primary reporting jurisdiction, such lesser amount being reduced by the amount of any deductibles which Tenant shall otherwise be entitled to maintain hereunder;

(iii)	Tenant shall have delivered to Landlord an indemnity agreement, in form reasonably satisfactory to Landlord, from Parent pursuant to which Parent agrees to pay to Landlord (or, if Tenant is exercising its Right to Self-Insure with respect to any of the coverages identified in Section 7.01(a)(ii)-(viii) or Section 11.03(a)(i)-(iii) for the benefit of a party other than Landlord, to such third party) and undertake such indemnification and defense obligations as a third-party insurer would have paid or undertaken, as applicable, if Tenant had not elected to exercise the Right to Self-Insure and the insurance coverage otherwise required to be obtained and maintained hereunder with respect to the types and strata of risk with respect to which Tenant is then exercising its Right to Self-Insure had been in effect (for the avoidance of doubt, it being agreed that Parent’s payment obligations under any such indemnity agreement shall not extend to any amounts that Tenant may otherwise maintain hereunder as a “deductible”); and

(iv)	none of the following shall have occurred:
(A)	either of Standard & Poor’s or Moody’s Investors Service shall have reduced the senior, unsecured long-term debt rating of Parent to less than A (in the case of Standard and Poor’s rating) or “A2” (in the case of Moody’s Investors Service rating); or

(B)	either of Standard & Poor’s or Moody’s Investors Service shall have placed Parent on a “watch” or similar list announcing its intent to review the senior, unsecured long-term debt rating of Parent for possible downgrade at a time at which such debt rating shall be not higher than A (in the case of Standard and Poor’s rating) or “A2” (in the case of Moody’s Investors Service rating); or

(C)	Parent shall not be eligible to file, or shall have failed to file within thirty (30) days after the date required by the Securities Exchange Act of 1934 and the rules promulgated thereunder, its most recent report on Form 10-K (or, in the event Parent is a “foreign private issuer”, Form 20-F) with the Securities and Exchange Commission; or

(D)	the independent registered public accounting firm of Parent shall have appended a “going concern” qualification to its report on the financial statements of Parent, or shall have refused to issue such report without such qualification.
          If Tenant elects to exercise its Right to Self-Insure, Tenant shall (x) identify to Landlord from time to time (but no less frequently than annually) the types and strata of insurable risk to which such Right to Self-Insure then applies, (y) give Landlord prior notice of any change in such types or strata of insurable risk, and (z) cause The Goldman Sachs Group, Inc. to pay to Landlord (or, if Tenant is exercising its Right to Self-Insure with respect to any of the coverages identified in Section 7.01(a)(ii)-(viii) or Section 11.03(a)(i)-(iii) for the benefit of a party other than Landlord, to such third party) and undertake such indemnification and defense obligations as a third-party insurer would have paid or undertaken, as applicable, if Tenant had not elected to Self-Insure and the insurance coverage otherwise required to be obtained and maintained hereunder with respect to the types and strata of risk with respect to which Tenant is then exercising its Right to Self-Insure had been in effect.
          If at any time Tenant is exercising its Right to Self-Insure and any of the Self-Insurance Conditions shall no longer be fulfilled, Tenant shall, within thirty (30) days of the date on which any such failure of condition shall have occurred, obtain and thereafter maintain in effect, unless and until the Self-Insurance Conditions shall once again be satisfied, the insurance coverage with respect to which Tenant had elected to exercise its Right to Self-Insure as if said right did not exist.
          Any dispute as to whether Tenant is in compliance with this Section shall be resolved by arbitration in accordance with the provisions of Article 35.

ARTICLE 8
USE OF INSURANCE PROCEEDS
          Section 8.01. Use of Insurance Proceeds. If all or any part of the Building shall be destroyed or damaged by fire or other casualty (including any casualty for which insurance was not obtained or obtainable) of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, Tenant shall give to Landlord notice thereof within seventy-two (72) hours after such casualty occurs, except that no notice shall be required if the estimated cost of repairs, alterations, restorations, replacements and rebuilding (collectively, “Restoration”) shall be less than Five Million and 00/100 Dollars ($5,000,000) (as such amount shall be increased as provided in Section 7.02(a)). Tenant shall, whether or not such damage or destruction shall have been insured, and whether or not insurance proceeds, if any, shall be sufficient for the purpose of such Restoration, with reasonable diligence (subject to Unavoidable Delays) repair, alter, restore, replace and rebuild (collectively, “Restore”) the same as nearly as possible using an Approved C/CM, either (x) in accordance with the Design Guidelines (including any portion thereof relating to signage visible from the exterior of the Building but excluding any other portion thereof relating to the interior of the Building) and to the same primary use and to the same quality, height, bulk and setback of the Building existing immediately prior to such occurrence, based on plans and specifications prepared by Tenant and approved by Landlord in accordance with the provisions of Section 11.02 or (y) subject to Sections 11.02(e) and (f), in accordance with the Construction Documents. Landlord in no event shall be obligated to Restore the Building or any portion thereof or to pay any of the costs or expenses thereof. If Tenant shall fail or neglect to Restore with reasonable diligence (subject to Unavoidable Delays) the Building or the portion thereof so damaged or destroyed, or having so commenced such Restoration, shall fail to continue to prosecute the same with reasonable diligence (subject to Unavoidable Delays) in accordance with the terms of this Lease, and in either case such failure or neglect continues for sixty (60) days after notice from Landlord or if prior to the completion of any such Restoration by Tenant, this Lease shall expire or be terminated for any reason, Landlord, upon notice to Tenant, may, but shall not be required to, complete such Restoration at Tenant’s expense. Each such Restoration shall be done in accordance with the provisions of this Lease. In any case where this Lease shall expire or be terminated prior to the completion of Restoration, Tenant shall account to Landlord for all amounts spent in connection with any Restoration which was undertaken and shall pay over to Landlord, within ten (10) days after demand, the remainder, if any, of the Restoration Funds previously received by it in respect of work required, in Landlord’s reasonable judgment, to complete the Restoration. Tenant’s obligations under this Section 8.01 shall survive the expiration or termination of this Lease.
          Section 8.02. Payment of Insurance Proceeds.
          (a) Subject to the provisions of Sections 8.03 and 8.04, Depository shall pay over to Tenant from time to time, upon the following terms, any monies which may be received by Depository from insurance provided by Tenant (other than Rent

Insurance) or cash or the proceeds of any security deposited with Depository pursuant to Section 8.04(d) (collectively, the “Restoration Funds”); provided, however, that Depository, before paying such monies over to Tenant, shall be entitled to reimburse itself and Landlord and Mortgagee therefrom to the extent, if any, of the necessary, reasonable and proper third party out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees) paid or incurred by any such Persons in the collection of such monies. Depository shall pay to Tenant, as hereinafter provided, the Restoration Funds, for the purpose of the Restoration.
          (b) Within one hundred and twenty (120) days after the occurrence of any casualty, Tenant shall furnish Landlord with an estimate of the cost of such Restoration, prepared by a licensed professional engineer or registered architect selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld. Landlord, at Landlord’s expense, may engage a licensed professional engineer or registered architect to prepare its own estimate of the cost of such Restoration. If there is any dispute as to the estimated cost of the Restoration, such dispute shall be resolved by arbitration in accordance with the provisions of Article 35.
          (c) Subject to the provisions of Sections 8.03 and 8.04, the Restoration Funds shall be paid to Tenant in installments as the Restoration progresses, less retainage equal to ten percent (10%) in respect of each contract, subcontract or trade (as elected by Tenant) until completion of fifty percent (50%) of the work in respect of such contract, subcontract or trade, and five percent (5%) thereafter until completion of the Restoration, upon application to be submitted by Tenant to Depository and, for information only, to Landlord showing the cost of labor and materials purchased in connection with the Restoration, or purchased since the last previous application, and due and payable or paid by Tenant. If any vendor’s, mechanic’s, laborer’s, or materialman’s lien is filed against the Premises or any part thereof, or if any public improvement lien relating to the Restoration of the Premises is created or permitted to be created by Tenant and is filed against Landlord, or any assets of, or funds appropriated to, Landlord, Tenant shall not be entitled to receive any further installment until such lien is satisfied or discharged (by bonding or otherwise). Notwithstanding the foregoing, the existence of any such lien shall not preclude Tenant from receiving any installment of Restoration Funds, provided that (i) such lien will be discharged with funds from such installment, (ii) if Depository shall be holding funds for the Restoration, (x) Depository certifies that it is retaining, in addition to amounts required to be retained hereunder, an amount equal to the funds required to satisfy or discharge such lien and (y) failure to pay or discharge such lien will not result in the imminent loss or forfeiture of the Premises or the termination of Tenant’s interest under this Lease and will not subject Tenant or Landlord to any criminal penalty or liability or (iii) Tenant is contesting such lien in accordance with the provisions of Section 16.02.

          (d) Upon completion of and payment for the Restoration by Tenant in accordance with the terms of this Lease, the balance of the Restoration Funds net of any Rental then due and owing shall be paid over to Tenant. Notwithstanding the foregoing, if Tenant shall have undertaken and completed the Restoration in accordance with the terms hereof (other than the provisions regarding the disbursement of insurance proceeds) and with funds from other sources, then all of such Restoration Funds, net of any Rental then due and owing, shall be paid over to Tenant.
          (e) If Landlord makes the Restoration at Tenant’s expense, as provided in Section 8.01, then Depository shall pay over the Restoration Funds to Landlord, upon request, to the extent not previously paid to Tenant pursuant to this Section 8.02, and Tenant shall pay to Landlord, within twenty (20) days after demand any sums in excess of the portion of the Restoration Funds received by Landlord. Landlord shall also deliver to Tenant, together with its demand for payment, a reasonably detailed statement as to the amounts required. Upon completion of the Restoration, Landlord shall deliver to Tenant a certificate, in reasonable detail, setting forth the expenditures made by Landlord for such Restoration and shall pay to Tenant any sums in excess of expenses and costs paid by Landlord in connection with the Restoration net of any Rental then due and owing.
          Section 8.03. Conditions to Payment. The following shall be conditions precedent to each payment made to Tenant as provided in Section 8.02:
          (a) There shall be submitted to Depository and Landlord the certificate of the aforesaid engineer or architect approved by Landlord pursuant to Section 8.02(b) or any other engineer or architect approved by Landlord, which approval shall not be unreasonably withheld, stating that (i) the sum then requested to be withdrawn either has been paid by Tenant or is due and payable to contractors, subcontractors, materialmen, engineers, architects or other Persons (whose names and addresses shall be stated) who have rendered or furnished services or materials for the work and giving a brief description of such services and materials and the principal subdivisions or categories thereof and the several amounts so paid or due to each of said Persons in respect thereof, and stating in reasonable detail the progress of the work up to the date of said certificate, (ii) no part of such expenditures has been or is being made the basis, in any previous or then pending requisition, for the withdrawal of the Restoration Funds or has been made out of the Restoration Funds previously received by Tenant, and (iii) in the good faith judgment of the certifying party, the balance of the Restoration Funds held by Depository will be sufficient upon completion of the Restoration to pay for the same in full, and stating in reasonable detail an estimate of the cost of such completion; and
          (b) at the time of making such payment, no Event of Default shall have occurred and be continuing under this Lease.
          Section 8.04. Additional Restoration Requirements.If any loss, damage or destruction occurs, the cost of Restoration of which equals or exceeds Five Million and 00/100

Dollars ($5,000,000) in the aggregate, determined as provided in Section 8.02(b) (as such amount shall be increased as provided in Section 7.02(a)), Tenant shall furnish to Landlord the following:
          (i) at least five (5) Business Days prior to commencement of such Restoration, plans and specifications for the Restoration of the type required under Section 11.02(d), prepared by a licensed professional engineer or registered architect selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, together with any required permits issued by any Governmental Authority with respect to the Restoration (other than those permitted to be obtained at a later date) and materials samples as required under Section 11.02(h). If Tenant is proceeding with the Restoration pursuant to clause (y) of Section 8.01(a), Tenant shall also provide Landlord with plans and specifications for the Restoration of the types required in Section 11.02(a)-(d). All of the foregoing shall be subject to Landlord’s review and approval solely for substantial conformity with the Construction Documents (if Tenant shall be restoring under clause (x) of Section 8.01(a)), as modified by Tenant in accordance with Section 11.02(e) or in accordance with the provisions of Section 11.02(a)-(d), as applicable (if Tenant shall be restoring under clause (y) of Section 8.01(a));
          (ii) at least ten (10) Business Days prior to commencement of such Restoration, a Guaranty of Construction-Related Payments or such other security as shall be reasonably satisfactory to Landlord;
          (iii) Tenant hereby assigns to Landlord, subject to the rights of any Mortgagee, the contract(s) or construction management agreement pursuant to which the Restoration is being undertaken by Tenant and the bonds, if any, provided thereunder, the parties acknowledging, however, that said assignment shall not impose any obligations on Landlord with respect to the contracts so assigned unless and until Landlord, in its sole discretion, elects in writing to assume the obligations under said contracts or agreements; and
          (iv) at least ten (10) Business Days prior to commencement of such Restoration, insurance policies issued by responsible insurers, bearing notations evidencing the payment of premiums or accompanied by other evidence reasonably satisfactory to Landlord of such payments, for the insurance required by Section 11.03.
          (b) Notwithstanding that the cost of Restoration is less than Five Million and 00/100 Dollars ($5,000,000) (as such amount shall be increased as provided in Section 7.02(a)), such cost to be determined as provided in Section 8.02(b), then clauses (ii) and (iii) of Section 8.04(a) shall be deemed not applicable to said Restoration.

          (c) [INTENTIONALLY OMITTED]
          (d) If the cost of any Restoration, determined as provided in Section 8.02(b), exceeds both (i) Five Million and 00/100 Dollars ($5,000,000) (as such amount shall be increased as provided in Section 7.02(a)) and (ii) the net insurance proceeds, then, prior to the commencement of such Restoration, unless Landlord shall have given its approval of the payment and performance bonds provided for in Section 8.04(a)(ii) and the amounts thereof cover such excess, Tenant shall deposit with Depository, as security for completion of the Restoration, a bond, cash, a Guaranty of Construction-Related Payments or other security reasonably satisfactory to Landlord in the amount of such excess, to be held and applied by Depository in accordance with the provisions of Section 8.02.
          Section 8.05. No Termination or Abatement. This Lease shall not terminate or be forfeited or be affected in any manner, and there shall be no reduction or abatement of the Rental payable hereunder, by reason of damage to or total, substantial or partial destruction of any of the Building or any part thereof or by reason of the untenantability of the same or any part thereof, for or due to any reason or cause whatsoever, and Tenant, notwithstanding any law or statute present or future, waives any and all rights to quit or surrender the Premises or any part thereof. Tenant expressly agrees that its obligations hereunder, including, without limitation, the payment of Rental, shall continue as though the Building had not been damaged or destroyed and without abatement, suspension, diminution or reduction of any kind. It is the intention of Landlord and Tenant that the foregoing is an “express agreement to the contrary” as provided in Section 227 of the Real Property Law of the State of New York. Nothing in this Section 8.05 shall affect the right of Tenant to institute tax assessment reduction or other actions or proceedings pursuant to Section 4.06 hereof to reduce the assessed valuation of the Premises or any portion thereof. Notwithstanding anything to the contrary contained in this Lease, if the estimated cost of any Restoration (whether after a casualty or condemnation) to be performed in the last ten (10) years of the Term shall exceed twenty-five percent (25%) of the “full replacement cost” as determined for purposes of Section 7.01(a)(i), Tenant, at its option, may cancel this Lease upon ten (10) days’ notice to Landlord. In such event (a) the Term shall end on the date set forth in such notice as if that were the date set forth herein as and for the Expiration Date and (b) Tenant shall have no obligation to perform such Restoration, provided, however, that, at Landlord’s option, Tenant shall demolish the improvements on the Land. All proceeds of insurance for such damage or destruction, other than the amount reasonably necessary to demolish the improvements on the Land (which shall be paid to Tenant), shall be paid to Landlord, and Tenant shall pay Landlord an amount equal to the deductibles applicable to the loss under the insurance policies under which such proceeds were received.
          Section 8.06. Delivery of Plans. If, for any completed Restoration, Tenant has not theretofore delivered same to Landlord, Tenant shall, within one hundred twenty (120) days after the completion of such Restoration, deliver to Landlord or, at Tenant’s option, into escrow pursuant to Section 41.28, a complete set of “as built” plans or the previously delivered plans and specification marked with “field changes”, together with a statement in writing from a registered architect or licensed professional engineer that such plans are complete and correct in all material respects.

ARTICLE 9
CONDEMNATION
          Section 9.01. Generally.
          (a) If the whole or substantially all of the Premises shall be taken (excluding a taking of the fee interest in the Premises, if after such taking, Tenant’s rights under this Lease are not affected) for any public or quasi-public purpose by any lawful power or authority by the exercise of the right of condemnation or eminent domain or by agreement among Landlord, Tenant and those authorized to exercise such right, this Lease and the Term shall terminate and expire on the date of such taking and the Rental payable by Tenant hereunder, including, without limitation, PILOT, shall be equitably apportioned as of the date of such taking. Any claim in respect of a leasehold interest superior to that of Tenant (as well as any claim by the tenant under the Master Lease) shall be subject and subordinate to Tenant’s claims pursuant to this Article 9 (provided that the foregoing shall not be construed as Tenant’s permitting any such leasehold interest). For purposes of determining whether a taking has occurred pursuant to this Section 9.01, the Premises shall be deemed to include the easements or other rights of access to, over and through the following streets: North End Avenue, Murray Street, and Vesey Street. A taking only of such easements or other rights of access shall be deemed to be a taking of “substantially all of the Premises” only if a court of competent jurisdiction shall deem such a taking of such easements or rights to be the equivalent of a taking of the whole or substantially all of the Premises.
          (b) The term “substantially all of the Premises” shall mean such portion of the Premises as when so taken would leave remaining a balance of the Premises which, due either to the area so taken or the location of the part so taken in relation to the part not so taken, would not under economic conditions and Requirements then existing, and after performance by Tenant of all covenants, agreements, terms and provisions contained herein, permit the Restoration of the Building so as to constitute a complete building or buildings capable of accommodating the Goldman Sachs Use or, if Tenant is not then an Affiliate of The Goldman Sachs Group, Inc. and the Premises (other than retail space) are not then occupied in their entirety (or substantially in their entirety) by The Goldman Sachs Group, Inc. and its Affiliates as a rental property capable of producing proportionately (i.e., proportional to the number of square feet not so taken) fair and reasonable net annual rental income. If there be any dispute as to whether or not “substantially all of the Premises” has been taken, such dispute shall be resolved by arbitration in accordance with the provisions of Article 35; provided, however, that, if Tenant shall have elected to proceed with the Restoration of the Building, Tenant’s judgment that the Building, as restored, shall be capable of accommodating the Goldman Sachs Use shall be binding upon Landlord.

          (c) If the whole or substantially all of the Premises shall be taken or condemned as provided in Section 9.01(a), the award, awards or damages in respect thereof shall be apportioned as follows: (i) there shall first be paid to Landlord so much of the award which is for or attributable to the value of the Land so taken considered as unimproved and encumbered by, and taking into account the provisions of, this Lease (including the benefits accruing to Landlord herewith) and any improvements made by Landlord on the Premises so taken; (ii) there shall next be paid to the Mortgagees, in accordance with the priority of their Mortgages, or to Tenant, if no Mortgage shall then exist, so much of the balance of such award as shall equal the lesser of (A) the unpaid principal indebtedness secured by such Mortgages with interest thereon at the rate specified therein to the date of payment, and (B) (1) prior to the tenth (10th) anniversary of the Commencement Date, an amount equal to eighty percent (80%) of the costs of the Building, as reasonably established by Tenant, and (2) thereafter, an amount equal to eighty percent (80%) of the fair market value of the Building immediately prior to such taking, as established by an appraisal reasonably acceptable to Tenant and Landlord; (iii) there shall next be paid to Landlord so much of the award which is for or attributable to the value of Landlord’s reversionary interest in that part of the Building taken in such proceeding (it being agreed between Landlord and Tenant that, notwithstanding anything herein contained to the contrary, for a period of forty (40) years from the Scheduled Completion Date, the value of Landlord’s reversionary interest in the Building shall be deemed to be zero); and (iv) subject to rights of any Mortgagees, Tenant shall receive the balance, if any, of the award. If there be any dispute as to the apportionment of the award or damages, such dispute shall be resolved by arbitration in accordance with the provisions of Article 35. For purposes of this Section 9.01(c), the term “Mortgagee” shall be deemed to mean a Mortgagee that is not an Affiliate unless the Mortgagee is an Institutional Lender which has made a bona fide loan.
          (d) Each of the parties shall execute any and all documents that may be reasonably required in order to facilitate collection by them of such awards.
          Section 9.02. Date of Taking. For purposes of this Article 9, the “date of taking” shall be deemed to be the earlier of (i) the date on which actual possession of the whole or substantially all of the Premises, or a part thereof, as the case may be, is acquired by any lawful power or authority pursuant to the provisions of the applicable federal or New York State law or (ii) the date on which title to the Premises or the aforesaid portion thereof shall have vested in any lawful power or authority pursuant to the provisions of the applicable federal or New York State law.
          Section 9.03. Less than Substantial Taking. If less than substantially all of the Premises shall be so taken, this Lease and the Term shall continue as to the portion of the Premises remaining without diminution of any of Tenant’s obligations hereunder. Notwithstanding the immediately preceding sentence, Landlord and Tenant acknowledge and agree that, after any such taking of less than substantially all of the Premises, (i) the calculation of the Civic Facilities Payment pursuant to Section 26.05 shall take account of any change in the gross square feet of floor area in the Building that results from such taking and that is not reconstructed by Tenant and (ii) the calculation of PILOT pursuant to Section 3.02(b) shall take account of any change in the gross square footage of the Building or the assessed valuation of the Premises that results from such taking. Tenant, whether or not the award or awards, if any, shall be sufficient for the purpose, shall (subject to Unavoidable Delays) proceed diligently to Restore any remaining part of the Building not so taken so that the latter shall be a complete, operable, self-contained architectural unit in good condition and repair either (x) in accordance with the Design Guidelines (including any portion thereof relating to signage visible from the exterior of the Building but excluding any other portion thereof relating to the interior of the Building) and to the same primary use and to the same quality, height, bulk and setback of the Building existing immediately prior to such occurrence, based on plans and specifications prepared by Tenant and approved by Landlord in accordance with the provisions of Section 11.02 or (y) subject to Sections 11.02(e) and (f) and to the extent reasonably practicable, in accordance with the Construction Documents. In the event of any taking pursuant to this Section 9.03, the award shall be (i) first, made available to Tenant to the extent required for Restoration in accordance with the terms hereof; (ii) then, paid to Landlord to the extent attributable to the value of the Land so taken considered as unimproved and encumbered by, and taking into account the provisions of, this Lease (including the benefits accruing to Landlord herewith) and any improvements made by Landlord on the Premises so taken; (iii) then, paid to the Mortgagees, in accordance with the priority of their Mortgages, or to Tenant, if no Mortgage shall then exist, so much of the balance of such award as shall equal the lesser of (A) the unpaid principal indebtedness secured by such Mortgage or Mortgages with interest thereon at the rate specified therein to the date of payment, and (B)(1) prior to the tenth (10th) anniversary of the Commencement Date, an amount equal to eighty percent (80%) of the costs of the Building, as reasonably established by Tenant, and (2) thereafter, an amount equal to eighty percent (80%) of the fair market value of the Building immediately prior to such taking, as established by an appraisal reasonably acceptable to Tenant and Landlord; (iv) then, paid to Landlord so much of the award which is for or attributable to the value of Landlord’s reversionary interest in that part of the Building taken in such proceeding (it being agreed between Landlord and Tenant that, notwithstanding anything herein contained to the contrary, for a period of forty (40) years from the Scheduled Completion Date, the value of Landlord’s reversionary interest in the Building shall be deemed to be zero); and (v) subject to rights of any Mortgagees, Tenant shall receive the balance, if any, of the award. With respect to the amount described in clause (i) above, if such balance shall be less than Five Million and 00/100 Dollars ($5,000,000) (as such amount shall be increased as provided in Section 7.02(a)), such balance shall be payable, in trust, to Tenant for application to the cost of Restoration of the part of the Building not so taken; if such balance shall be more than said amount, the same shall be paid to Depository. Subject to the provisions and limitations in this Article 9, Depository shall make available to Tenant as much of that portion of the award actually received and held by Depository, if any, less all necessary and proper third-party, out-of-pocket expenses paid or incurred by Tenant, Depository, the Mortgagee most senior in lien or its designee and Landlord in the condemnation proceedings, as may be necessary to pay the cost of Restoration of the part of the Building remaining. Such

Restoration shall be done in accordance with and subject to the provisions of Article 8. Payments to Tenant as contemplated in the immediately preceding sentence shall be disbursed in the manner and subject to the conditions set forth in Article 8. Any balance of the award held by Depository and any cash and the proceeds of any security deposited with Depository pursuant to Section 9.04 remaining after Substantial Completion of the Restoration shall be paid, subject to the rights of any Mortgagee, to Tenant. Each of the parties shall execute any and all documents that may be reasonably required in order to facilitate collection of such awards by the parties entitled to receive the same in accordance herewith. For purposes of determining whether a taking has occurred pursuant to this Section 9.03, the Premises shall be deemed to include the easements or other rights of access to, over and through the following streets: North End Avenue, Murray Street, and Vesey Street.
Section 9.04. Deposits with Depository. With respect to any Restoration required by the terms of Section 9.03, the cost of which, as determined in the manner set forth in Section 8.02(b), exceeds both (i) Five Million and 00/100 Dollars ($5,000,000) (as such amount shall be increased as provided in Section 7.02(a)) and (ii) the balance of the condemnation award after payment of the expenses set forth in Section 9.03, then, prior to the commencement of such Restoration, Tenant shall deposit with Depository a bond, cash, or other security reasonably satisfactory to Landlord in the amount of such excess, to be held and applied by Depository in accordance with the provisions of Section 9.03, as security for the completion of the Restoration.
Section 9.05. Temporary Takings. If the temporary use of the whole or any part of the Premises shall be taken for any public or quasi-public purpose by any lawful power or authority by the exercise of the right of condemnation or eminent domain or by agreement between Tenant and those authorized to exercise such right, Tenant shall give prompt notice thereof to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay in full the Rental payable by Tenant hereunder without reduction or abatement, and Tenant shall be entitled to receive for itself any award or payments for such use; provided, however, that:
          (a) if the taking is for a period not extending beyond the Term and if such award or payment is made less frequently than in monthly installments, the same shall be paid to and held by Depository as a fund which Depository shall apply from time to time to the payment of Rental, except that, if such taking results in changes or alterations in the Building which would necessitate an expenditure to Restore the Building to its former condition, then, a portion of such award or payment considered by Landlord, in its reasonable opinion, as appropriate to cover the expenses of the Restoration shall be retained by Depository, without application as aforesaid, and applied and paid over toward the Restoration of the Building to its former condition, substantially in the same manner and subject to the same conditions as provided in Section 9.03; and any portion of such award or payment, which shall not be required pursuant to this Section 9.05 to be applied to the Restoration of the Building or to the payment of Rental until the end of the

Term (or, if the taking is for a period terminating prior to the end of the Term, until the end of such period), shall be paid to Tenant; or
          (b) if the taking is for a period extending beyond the Term, such award or payment shall be equitably apportioned between Landlord and Tenant as of the Expiration Date, and Landlord’s and Tenant’s share thereof, if paid less frequently than in monthly installments, shall be paid to Depository and applied in accordance with the provisions of this Section 9.05, provided, however, that the amount of any award or payment allowed or retained for the Restoration of the Building and not previously applied for such purpose shall remain the property of Landlord if this Lease shall expire prior to such Restoration.
          Section 9.06. Other Governmental Action. In case of any governmental action, not resulting in the taking or condemnation of any portion of the Premises but creating a right to compensation therefor, such as the changing of the grade of any street upon which the Premises abut, this Lease shall continue in full force and effect without reduction or abatement of Rental and the award shall be paid to Landlord to the extent of the amount, if any, necessary to restore any portion of Landlord’s Civic Facilities to their former condition and any balance remaining shall be paid to Tenant.
          Section 9.07. Conveyance in Lieu of Condemnation. In the event of a negotiated sale of all or a portion of the Premises in lieu of condemnation (which settlement Landlord agrees shall require the written consent of Tenant), the proceeds shall be distributed as provided in cases of condemnation.
          Section 9.08. Participation. Landlord, Tenant and any Mortgagee shall be entitled to file a claim and otherwise participate in any condemnation or similar proceeding and all hearings, trials and appeals in respect thereof.
          Section 9.09. Separate Claims. Notwithstanding anything to the contrary contained in this Article 9, in the event of any permanent or temporary taking of all or any part of the Premises, Tenant and its Subtenants shall have the exclusive right to assert claims for any trade fixtures and personal property so taken which were the property of Tenant or its Subtenants (but not including any Equipment) and for relocation expenses of Tenant or its Subtenants, and all awards and damages in respect thereof shall belong to Tenant and its Subtenants, and Landlord hereby waives any and all claims to any part thereof.
          Section 9.10. Landlord Condemnations. Landlord represents that under current law it has no power to condemn all or any part of the Premises.

ARTICLE 10
ASSIGNMENT, SUBLETTING, MORTGAGES, ETC; TRANSFER OF LANDLORD’S INTEREST
     Section 10.01. Transfers.
          (a) Except as otherwise specifically provided in this Section 10.01, prior to Substantial Completion of the Building, or at any time after Substantial Completion of the Building that the conditions set forth in clause (i) or clause (ii) of Section 10.01(b) remain unsatisfied, (i) neither this Lease nor any interest of Tenant in this Lease shall be sold, assigned, or otherwise transferred, whether by operation of law or otherwise; (ii) (A) none of the issued or outstanding capital stock of any corporation, any membership interest in any limited liability company, any partnership interest in any partnership, or any equity interest in any Person, in each case, which is Tenant, or which owns a direct or indirect interest in Tenant, shall be (voluntarily or involuntarily) sold, assigned, transferred, pledged or encumbered, whether by operation of law or otherwise; (B) no voting trust or similar agreement shall be entered into with respect to such stock or other interest, and no reclassification or modification of the terms of such stock or other interest shall take place; (C) no merger or consolidation of such corporation or other entity into or with another corporation or other entity shall occur; (D) no additional stock or other interests (or any warrants, options or debt securities convertible, directly or indirectly, into such stock or other interests) in any such corporation or other entity shall be issued if the issuance of such additional stock or other interests (or such other securities, when exercised or converted into stock or other interests) will result in a change of the equity ownership of such corporation or other entity as held as of the Commencement Date; (E) there shall be no change in the Persons having the right to direct the management of any Person that is Tenant or owns a direct or indirect Controlling interest in Tenant (which shall include, without limitation, if Tenant or any such other Person is a limited liability company, any change in the managers or managing members thereof), which, in the case of any of clauses (A) through (E) shall cause there to have been a change of Control of Tenant (each of the foregoing transactions prohibited by any of clauses (i) through (ii) above being herein referred to as a “Transfer”); and (iii) Tenant shall not sublet the Premises as an entirety or substantially as an entirety, without the consent of Landlord in each case and the delivery to Landlord of the documents and information specified in Section 10.01(d) hereof. Notwithstanding the provisions of this Section 10.01(a), (A) so long as Parent Controls Tenant, (x) no Default or Event of Default shall arise by reason of any action or inaction that would violate any of the above provisions of this Section 10.01(a) (other than clauses (i) or (iii) of this Section 10.01(a)) and (y) the provisions of this Section 10.01(a) shall not prohibit any Transfer or subletting of the Premises as an entirety or substantially as an entirety to an Affiliate and (B) the provisions of this Section 10.01(a) shall not prohibit (x) Tenant or any Person who owns a direct or indirect interest in Tenant from granting a Mortgage or (y) the exercise by a Mortgagee of remedies under any such Mortgage.
          (b) From and after Substantial Completion of the Building, Landlord’s consent shall not be required prior to any Transfer, assignment of Tenant’s interest in this Lease or subletting of the Premises as an entirety or substantially as an entirety, provided that (i) no Event of Default shall have occurred and then be continuing under this Lease, unless such Event of Default is cured simultaneously with such Transfer, assignment or subletting, and (ii) Tenant shall have complied with the provisions of this Article 10 in connection with such Transfer, assignment or subletting.
          (c) In no event, whether before or after Substantial Completion of the Building, shall Tenant make, suffer or permit, nor shall any other Person make, suffer, or permit (including, without limitation, pursuant to a foreclosure or similar sale), a Mortgage, assignment of this Lease or any portion of its interest hereunder or a sublet of the Premises as an entirety or substantially as an entirety (i) to a Person who, at the time of such Mortgage, assignment or subletting, is a Prohibited Person or is Controlled, directly or indirectly, by a Prohibited Person or (ii) to any Person in which a Prohibited Person owns a five percent (5%) or greater interest (other than through a Public Entity) at the time of such Mortgage, assignment or subletting. Without limiting the foregoing, Tenant shall also not make, suffer or permit any other Transfer which would result in Tenant being Controlled, directly or indirectly, by a Prohibited Person immediately after such Transfer.
          (d) In each instance of, and as a condition to the effectiveness thereof, an assignment of Tenant’s interest in this Lease, a sublease of the Premises as an entirety or substantially as an entirety, or a Transfer (other than a Transfer of a direct or indirect interest in or with respect to an interest in a Public Entity), Tenant shall, not less than fifteen (15) days prior to the effective date of such proposed transaction, notify Landlord of such proposed transaction and submit to Landlord the documents and information set forth in Sections 10.01(d)(i)(C), Section 10.01(d)(ii)(B), and Section 10.01(d)(iii), as applicable. Not less than five (5) Business Days prior to such proposed transaction, Tenant shall submit to Landlord the documents and information set forth in Section 10.01(d)(i)(A) and (B), and (ii)(A), as applicable, and, if applicable, Section 10.01(d)(iv) (which documents may be unexecuted but shall, in all other respects, be in substantially final form):
          (i) in the case of an assignment, (A) a copy of the proposed instrument(s) of assignment, containing, inter alia, the name, address and telephone number of the assignee(s), (B) a copy of the proposed instrument(s) of assumption of Tenant’s obligations under this Lease by said assignee(s), and (C) an affidavit of the assignee(s) or an authorized officer or general partner, manager, managing member or similar person thereof, setting forth, to the actual knowledge of the affiant after due inquiry, (w) in the case of a partnership, the names and addresses of all general partners thereof and, other than with respect to a Public Entity, all other partners of the assignee(s) having directly or indirectly a five percent (5%) or greater ownership interest in the assignee, or, in the case of multiple assignees, a five percent (5%) or greater aggregate economic interest in the assignees, (x) in the case of a corporation other than a Public Entity, the names and addresses of all Persons having directly or indirectly five percent (5%) or greater record ownership of stock in, and all directors and officers of, the assignee, or, in the case of multiple assignees, a five percent (5%) or greater aggregate economic interest in the assignees, (y) in the case of a limited liability company, other than with respect to a Public Entity, the names and addresses of all managers and managing members thereof and all other members of the assignee(s) having directly or indirectly a five percent (5%) or greater ownership interest in the assignee, or, in the case of multiple assignees, a five percent (5%) or greater aggregate economic interest in the assignees, and (z) in the case of any other Person, the names and addresses of all officers thereof and/or of other Persons having directly or indirectly managerial authority and, other than with respect to a Public Entity, all other Persons having directly or indirectly a five percent (5%) or greater ownership interest in the assignee, or, in the case of multiple assignees, a five percent (5%) or greater economic interest in the assignees;
          (ii) in the case of a subletting of the Premises as an entirety or substantially as an entirety, (A) a copy of the proposed sublease with rent and other sensitive economic terms redacted, containing, inter alia, the name, address, and telephone number of the subtenant (it being agreed that Tenant shall also make available for Landlord’s inspection (and deliver into escrow pursuant to Section 41.28) a complete, unredacted copy of the final Sublease), and (B) an affidavit of the subtenant or an authorized officer, general partner, manager, managing member or similar person thereof, setting forth, to the affiant’s actual knowledge after due inquiry, the same information with respect to the partners, managers, managing members, members, shareholders, officers, directors and other Persons of the subtenant as is required with respect to assignees under Section 10.01(d)(i) (subject, however, to the same limitation expressed in said provision if the subtenant or any Person with an interest therein is a Public Entity);
          (iii) in the case of a Transfer (other than a Transfer of a direct or indirect interest in or with respect to an interest in a Public Entity), an affidavit of an authorized officer, general partner, manager, managing member or similar Person of Tenant, setting forth, to the actual knowledge of the affiant after due inquiry, the name, address and telephone number of the transferor, a description of the interest being transferred (including, without limitation, the direct or indirect percentage ownership interest in Tenant which same represents), the name, address and telephone number of the transferee, and, in addition, the same information with respect to the partners, managers, managing members, members, shareholders, officers, directors and other Persons of Tenant as is required with respect to assignees under Section 10.01(d)(i); and
          (iv) in all such cases in which Tenant proposes to effect the transaction prior to Substantial Completion of the Building, such other documents and information as Landlord may reasonably request to permit the evaluation of such assignment, sublease or Transfer.
          (e) Landlord shall within fifteen (15) days after receipt of all requisite information and documentation set forth in Section 10.01(d)(i)(C), and within five (5) Business Days after receipt of all information and documentation required under Section 10.01(d)(i)(A) and (B), (ii), and (iii), as applicable, and, if applicable, Section 10.01(d)(iv), notify Tenant whether it grants its consent if such consent is required hereunder, and in those instances wherein the consent of Landlord is not so required or is granted, whether the form and substance of each such document and the information submitted establishes compliance with the provisions of Section 10.01(c) and Section 10.01(d) specifying, in the event that Landlord denies its consent to such transaction or determines that any such documentation or any such information does not establish such compliance, the reason for such denial or determination. If Landlord shall not have notified Tenant of such denial or determination within such period, it shall be deemed to have consented to the proposed transaction if such consent is required and to have determined that the documents and the information submitted establish compliance with the provisions of Section 10.01(c) and Section 10.01(d). Even if Landlord has consented to the proposed transaction if such consent is required and/or has determined that the documents and information establish compliance with the provisions of Section 10.01(c) and Section 10.01(d), such consent and/or determination shall be conditioned upon the delivery to Landlord of executed documents substantially the same as those previously delivered to Landlord for review.
          (f) Subject to compliance by a Mortgagee with the provisions of Sections 10.10 and 10.11 hereof, the foregoing requirement of consent by Landlord shall not apply to the acquisition of the Premises by such Mortgagee, through the foreclosure of its Mortgage or through a deed or instrument of transfer delivered in lieu of such foreclosure, so long as such Mortgagee shall, in the instrument transferring to such Mortgagee the interest of Tenant hereunder, assume and agree to perform all of the terms, covenants and conditions of this Lease thereafter to be observed or performed by Tenant. Each reference in this Section 10.01(f) to “Mortgagee” shall be deemed to include a subsidiary (direct or indirect) of such Mortgagee or its parent (a “Mortgagee Designee”), provided that such Mortgagee has delivered to Landlord a written notice advising that such Mortgagee Designee should be so deemed and certifying (i) prior to Substantial Completion that such Mortgagee Designee is an Institutional Lender and is Controlled

(directly or indirectly) by such Mortgagee or its direct parent, (ii) that such Mortgagee Designee is not a Person described in Section 10.01(c), and (iii) that such Mortgagee Designee is authorized to act in the place and stead of such Mortgagee. The requirements of the immediately preceding sentence shall also apply with respect to any designation by a Mortgagee of a Mortgagee Designee as the Tenant under a new lease pursuant to Section 10.11.
          (g) No Transfer or assignment of Tenant’s interest in this Lease shall be effective if, on the effective date thereof, (i) subject to the rights of a Mortgagee, an Event of Default has occurred and is continuing, or (ii) this Lease is not in full force and effect.
          Section 10.02. Compliance with this Article. No assignment of this Lease, subletting of the Premises as an entirety or substantially as an entirety or Transfer shall have any validity except upon compliance with the provisions of this Article 10.
          Section 10.03. Consents Limited. Any consent by Landlord under Section 10.01 above shall apply only to the specific transaction thereby authorized and shall not relieve Tenant from any requirement hereunder of obtaining the consent of Landlord to any further sale or assignment of this Lease or Transfer or subletting of the Premises as an entirety or substantially as an entirety.
          Section 10.04. Subleases. Tenant may subject to the provisions of Section 10.01(c) and this Section 10.04, enter into leases for the rental of space in the Building, and agreements for the occupancy of such space pursuant to licenses or concessions, in each case for periods shorter than or equal to the remainder of the Term at the time of such lease or agreement (all of such leases and agreements, as well as any subleases or sublicenses or concessions, being herein referred to collectively as “Subleases,” and the occupants pursuant to Subleases as “Subtenants”); provided that, without limiting the right of Tenant to enter into leases for the rental of space in the Building, and agreements for the occupancy of such space pursuant to licenses or concessions, in each case with Affiliates of Tenant and for periods shorter than or equal to the remainder of the Term at the time of such lease or agreement, “Subleases” shall not include any such sublease, license, concession or other occupancy arrangement with any Affiliate of Tenant unless the same shall constitute a Qualifying Sublease. Each Sublease shall permit the Subtenant pursuant thereto to occupy and use the premises included therein for purposes permitted under this Lease only and shall permit the Subtenant to further sublet such premises subject to like restrictions. No Sublease shall permit the use or occupancy of the Premises included therein for purposes inconsistent with the Requirements.
          Section 10.05. Certain Breaches. The fact that a violation or breach of any of the terms, provisions or conditions of this Lease results from or is caused by an act or omission by any Subtenant, or subtenant of a Subtenant, or any other occupant of the Building (whether or not an Affiliate of Tenant) shall not relieve Tenant of Tenant’s obligation to cure the same. Tenant shall take any and all reasonable steps necessary to prevent any such violation or breach.

          Section 10.06. Collection of Sublease Rent. Landlord, after an Event of Default by Tenant, may, subject to the rights of any Mortgagee (provided that such Mortgagee is an Institutional Lender), collect subrent and all other sums due under Subleases, and apply the net amount collected to Rental, but no such collection shall be, or be deemed to be, a waiver of any agreement, term, covenant or condition of this Lease or the acceptance by Landlord of any Subtenant as tenant hereunder, or a release of Tenant from performance by Tenant of its obligations under this Lease.
          Section 10.07. Assignment of Subleases. To secure the prompt and full payment by Tenant of the Rental and the faithful performance by Tenant of all the other terms and conditions herein contained on its part to be kept and performed, Tenant hereby assigns, transfers and sets over unto Landlord, subject to the rights of any Mortgagee (provided that the Mortgagee thereunder is an Institutional Lender) under any assignment of Subleases and/or rents made in connection with a Mortgage in favor of such Mortgagee, all of Tenant’s right, title and interest in and to all Subleases and hereby confers upon Landlord, its agents and representatives, a right of entry in, and sufficient possession of, the Premises to permit and insure the collection by Landlord of the rentals and other sums payable under the Subleases. The exercise of the right of entry and qualified possession by Landlord shall not constitute an eviction of Tenant from the Premises or any portion thereof and should said right of entry and possession be denied Landlord, its agent or representative, Landlord, in the exercise of said right, may use all requisite force to gain and enjoy the same without responsibility or liability to Tenant, its servants, employees, guests or invitees, or any Person whomsoever; provided, however, that such assignment shall become operative and effective only if (a) and as long as an Event of Default shall occur and remain uncured, or (b) this Lease and the Term shall be canceled or terminated pursuant to the terms, covenants and conditions hereof, or (c) there occurs repossession under a dispossess warrant or other re-entry or repossession by Landlord under the provisions hereof or applicable law, and then only as to such of the Subleases that Landlord has agreed to take over and assume.
          Section 10.08. Sublease Schedule. At any time and from time to time, but not more than once in any six (6)-month period within thirty (30) days after Landlord’s demand, Tenant promptly shall deliver to Landlord a schedule of all Subleases entered into by Tenant, setting forth with respect to each Sublease the names of all Subtenants, the space demised, the term, the existence of any renewal, extension or expansion or similar options, any other known material defaults and any other information requested by Landlord which is then customarily included in a rent roll of similar premises, excluding, however, any economic terms. Upon the reasonable request of Landlord, Tenant shall furnish to Landlord copies of any or all Subleases entered into by Tenant with rent and other sensitive economic terms redacted, containing, inter alia, the name, address, and telephone number of each Subtenant (it being agreed that Tenant shall also deliver into escrow pursuant to Section 41.28 a complete, unredacted copy of the Sublease).
          Section 10.09. Sublease Subordination / Qualifying Subleases.

          (a) All Subleases shall provide that (x) they are subject to this Lease, (y) the Subtenants will not pay rent or other sums under the Subleases for more than one (1) month in advance (excluding security and other deposits required under such Sublease and excluding any payments required under such Sublease corresponding to PILOT or other payments due hereunder more than one month in advance), and (z) at Landlord’s option, on the termination of this Lease pursuant to Article 24, the Subtenants under Subleases with Tenant will attorn to, or enter into a direct lease on identical terms with, Landlord. With respect to any Qualifying Sublease involving retail space or demising one (1) full floor or more of the Building, at the request of Tenant, Landlord and such Subtenant shall execute the Non-Disturbance and Attornment Agreement. With respect to any other Qualifying Sublease, Landlord shall not be obligated to execute a Non-Disturbance and Attornment Agreement, but Landlord shall recognize the Subtenant thereunder as its direct tenant under its Sublease upon any termination of this Lease pursuant to Article 24 and the terms and conditions contained in the Non-Disturbance and Attornment Agreement shall be deemed to apply to and bind Landlord and such Subtentant upon any such termination as if executed by Landlord and Subtenant.
          (b) Within fifteen (15) days after Tenant submits to Landlord a copy of a Sublease (which may be unexecuted but which shall, in all other respects, be in final form) in accordance with Section 31.02, Landlord shall notify Tenant whether the same is, in Landlord’s view, a Qualifying Sublease. If Landlord shall notify Tenant that such Sublease is a Qualifying Sublease, then, with respect to any Qualifying Sublease involving retail space or demising one (1) full floor or more of the Building, promptly after Tenant’s request therefor, each of Landlord and such Subtenant shall duly execute, acknowledge and deliver to one another one or more counterparts of the Non-Disturbance and Attornment Agreement. If Landlord shall notify Tenant that, in Landlord’s view, the same is not a Qualifying Sublease, Landlord shall together with its notice to Tenant specify the reason for such determination. If any Qualifying Sublease is amended or modified to reduce the basic rent, additional rent, supplemental rent or other charges payable under such Qualifying Sublease (except to the extent equitably reflecting a reduction in the space covered by such Qualifying Sublease), or to shorten or lengthen the term thereof, or to otherwise increase the obligations of Landlord or the rights of the Subtenant thereunder, Tenant may submit such Qualifying Sublease, together with such amendments or modifications thereof, to Landlord in accordance with the provisions of this paragraph and Landlord shall within fifteen (15) days thereafter, notify Tenant whether, in Landlord’s view, such Qualifying Sublease, as so amended or modified, remains a Qualifying Sublease. If Landlord shall notify Tenant that such Qualifying Sublease, as so amended or modified, remains a Qualifying Sublease, then, with respect to any Qualifying Sublease involving retail space or demising one (1) full floor or more of the Building, promptly after Tenant’s request therefor, Landlord and such Subtenant each shall duly execute, acknowledge and deliver to one another one or more counterparts of an amendment to the Non-Disturbance and Attornment Agreement entered into between them to incorporate therein such amendment or modification to the

Qualifying Sublease. If Landlord shall determine that such Qualifying Sublease, as so amended or modified, does not remain a Qualifying Sublease, Landlord shall together with its notice to Tenant specify the reason for such determination. If there be any dispute as to whether Landlord is correct in its view, as expressed in a timely notice to Tenant in accordance with this Section 10.09, that a Sublease is not a Qualifying Sublease or as to whether any Qualifying Sublease, as amended or modified, remains a Qualifying Sublease, such dispute shall be resolved by arbitration in accordance with the provisions of Article 35. Landlord’s failure to notify Tenant within the fifteen (15)-day period referred to above in this Section 10.09 shall be deemed Landlord’s determination that the Sublease in question is a Qualifying Sublease.
     Section 10.10. Certain Mortgagee Rights.
          (a) If Tenant shall enter into one or more Mortgages, Tenant or the Mortgagee in question shall give Landlord prompt notice of each such Mortgage and furnish Landlord with a complete and correct copy of each such Mortgage, certified as such by Tenant or such Mortgagee, together with the name and address of such Mortgagee. After receipt of the foregoing, Landlord shall give to such Mortgagee, at the address of such Mortgagee set forth in such notice or to such other address as Mortgagee may from time to time designate by notice given to Landlord in accordance with Article 25, and otherwise in the manner provided by Article 25, a copy of each notice of Default (and a copy of any notice appointing an arbitrator as provided in Article 35) at the same time as, and whenever, any such notice of Default (or notice appointing an arbitrator) shall thereafter be given by Landlord to Tenant, and no such notice of Default (or notice appointing an arbitrator) by Landlord shall be deemed to have been duly given to Tenant unless and until a copy thereof shall have been so given to each Mortgagee. Subject to Section 10.11(d), Landlord shall accept each Mortgagee’s cure of any Tenant Default at any time until thirty (30) days (except that in the case of a Default in the payment of Rental, such number of days shall be ten (10)) after both: (a) Tenant and all Mortgagees have received notice of such Default from Landlord; and (b) Tenant’s cure period for such Default has expired. If any such Default cannot reasonably be cured by a Mortgagee within such period (such period including any time that may be necessary to obtain possession of the Premises), Mortgagee shall have such further time as it reasonably needs so long as it commences to cure within such period and proceeds with reasonable diligence. Landlord shall accept performance by a Mortgagee of any covenant, condition or agreement on Tenant’s part to be performed hereunder with the same force and effect as though performed by Tenant.
          (b) Notwithstanding the provisions of Sections 10.10(a) and 24.01 hereof, provided that Landlord has received the notice of each Mortgagee provided for in Section 10.10(a), Landlord may not give notice to Tenant of the expiration and termination of this Lease as provided in Section 24.03(a) unless it shall have given each Mortgagee a notice that an Event of Default has occurred (taking into account the cure periods provided in

Section 10.10(a)) and, within five (5) Business Days after such notice, no Mortgagee shall have delivered to Landlord its written agreement to take the action described in clause (i) or (ii) hereinbelow and thereafter, in good faith, shall have commenced promptly either (i) to cure the Default and to prosecute the same to completion (subject to Unavoidable Delays), or (ii) if possession of the Premises is required in order to cure the Default, to institute foreclosure proceedings and obtain possession directly or through a receiver, and to prosecute such proceedings with diligence and continuity and, upon obtaining such possession, commence promptly to cure the Default and to prosecute the same to completion with diligence and continuity (subject, in each case, to any order of a court of competent jurisdiction that enjoins one or more of such actions and other Unavoidable Delays), provided that during the period in which such action is being taken (and any foreclosure proceedings are pending), all of the other obligations of Tenant under this Lease, to the extent they are reasonably susceptible to being performed by the Mortgagee, are being performed. However, at any time after the delivery of the aforementioned agreement, the Mortgagee may notify Landlord, in writing, that it has relinquished possession of the Premises or that it will not institute foreclosure proceedings or, if such proceedings have been commenced, that it has discontinued or will discontinue them, or that Mortgagee otherwise elects not to cure the Default, and in such event, the Mortgagee shall have no further liability under such agreement from and after the date it delivers such notice to Landlord (except for any Rental accruing prior to the date it delivers such notice and any damages suffered by Landlord to the extent arising from a failure by such Mortgagee to discontinue such proceedings or relinquish possession of the Premises), and, thereupon, Landlord shall have the unrestricted right to terminate this Lease and to take any other action it deems appropriate by reason of any Default, and upon any such termination the provisions of Section 10.11 shall apply. Notwithstanding anything herein contained to the contrary, provided such Mortgagee shall have otherwise complied with the first sentence of this Section 10.10(b), such Mortgagee shall have no obligation to cure any Defaults which are not reasonably susceptible to being cured by such Mortgagee. At the request of such Mortgagee, Landlord shall stipulate to those Defaults which Landlord agrees are not reasonably susceptible of cure.
          (c) Except as expressly provided in Section 10.10(b), no Mortgagee shall become liable under the provisions of this Lease unless and until such time as it becomes, and then only for as long as it remains, the owner of the leasehold estate created hereby. In the event that a Mortgagee shall become the owner of such leasehold estate, such Mortgagee shall not be bound by any modification or amendment of this Lease made subsequent to the date of the Mortgage and delivery to Landlord of the notice provided in Section 10.10(a) hereof unless the Mortgagee shall have consented in writing to such modification or amendment.

          (d) A copy of any notice of termination given by Landlord to Tenant shall be given by Landlord at the same time and in the same manner to any Mortgagee then entitled to receive copies of notices of Default under Section 10.10(a).
     Section 10.11. Lease with Mortgagee.
          (a) In the case of termination of this Lease by reason of any Event of Default or otherwise, Landlord shall give prompt notice thereof to each Mortgagee whose name and address Landlord has received pursuant to notice made in compliance with the provisions of Section 10.10(a), at the address of such Mortgagee set forth in such notice, and otherwise in the manner provided by Article 25. Subject to the provisions of Section 10.11(d), Landlord, on written request of a Mortgagee made any time within thirty (30) days after the giving of such notice by Landlord, shall promptly execute and deliver a new lease of the Premises, or such portion thereof as is then covered by the Mortgage, to the Mortgagee, or its designee or nominee, for the remainder of the Term upon all the covenants, conditions, limitations and agreements herein contained, provided that such Mortgagee or such designee or nominee (i) shall pay to Landlord, simultaneously with the delivery of such new lease, all unpaid Rental due under this Lease (but excluding any damages of Landlord constituting or based on an acceleration of Rental), and all amounts which would have been payable as Rental under this Lease had this Lease not so terminated, from the date of termination up to and including the date of the commencement of the term of such new lease and all expenses, including, without limitation, reasonable attorneys’ fees and disbursements and court costs and the cost of the title search contemplated by Section 10.11(d), incurred by Landlord in connection with the Default by Tenant, the termination of this Lease, the preparation of the new lease and operating and maintaining the Premises during the period commencing upon such termination and ending upon the commencement of such new lease, less amounts collected by Landlord from Subtenants and (ii) shall cure all Defaults existing under this Lease which are then reasonably susceptible to being cured by such Mortgagee or such designee or nominee. At the request of such Mortgagee, Landlord agrees to stipulate as to Defaults known to be not susceptible to cure. Notwithstanding the foregoing, (x) in no event shall Landlord have the obligation to enter into a new lease with a Person described in Section 10.01(c), (y) if the proposed tenant under the new lease is a Mortgagee Designee, then Landlord’s obligation to enter into the new lease shall be conditioned upon the Mortgagee’s delivering to Landlord the certification required under Section 10.01(f), and (z) if the proposed tenant under the new lease is not a Mortgagee Designee, then Landlord’s obligation to enter into the new lease shall be conditioned upon such proposed tenant’s delivering to Landlord the affidavit required under Section 10.01(d)(i).
          (b) Any such new lease and the leasehold estate thereby created shall be subject to the same conditions as are contained in this Lease, continue to maintain the same priority as this Lease with regard to any mortgage on the Premises or any part thereof or any other lien, charge or encumbrance thereon. Concurrently with the execution and delivery of such new lease, Landlord shall assign to the tenant named therein all of its right, title and interest in and to monies (including insurance and condemnation proceeds), if any, then held by or payable to Landlord or Depository which Tenant would have been entitled to receive but for termination of this Lease, and any sums then held by or payable to Depository shall be deemed to be held by or payable to it as Depository under the new lease.
          (c) Upon the execution and delivery of a new lease under this Section 10.11, all Subleases which theretofore have been assigned to, and any leases or Subleases made by, Landlord shall be assigned and transferred, without recourse, by Landlord to the tenant named in such new lease. Until the execution of the new lease or, unless the thirty (30)-day period described in Section 10.11(a) shall have expired without a Mortgagee’s request for a new lease as provided in Section 10.11(a), Landlord shall not cancel any Subleases or accept any cancellation, termination or surrender thereof (unless such termination shall be effected as a matter of law on the termination of this Lease) or enter into any new leases without in each case the consent of the Mortgagee, provided that such consent shall not be unreasonably withheld with respect to a proposed termination of a Sublease by reason of the default of the Subtenant thereunder as permitted in the Subleases or for the purpose of permitting Landlord to enter into Subleases with other subtenants who are not Affiliates of Landlord who will occupy not less than the same amount of space demised by the canceled Subleases at a rental rate per square foot and for a term not less than the rental rate per square foot and the unexpired term, respectively, of the canceled Subleases.
          (d) If there is more than one Mortgage, and more than one Mortgagee has attempted to exercise any of the rights afforded by this Section 10.11 or Section 10.10 within the time periods set forth herein or therein, only that Mortgagee, to the exclusion of all other Mortgagees, whose Mortgage is most senior in lien priority shall have, and shall be recognized by Landlord as having, the right to exercise such rights, for so long as such Mortgagee shall be exercising its rights under this Lease with respect thereto, and thereafter, successively, the Mortgagees whose Mortgages are next most senior in lien priority shall be recognized by Landlord, in order of seniority; provided, however, that, except as otherwise provided in Section 10.10(b)(ii), no such Mortgagee shall be entitled to any extension of the initial thirty (30) day period provided for in Section 10.11(a). If the parties shall not agree on which Mortgagee is prior in lien, such dispute shall be determined by a then current certificate of title obtained by Landlord at the sole expense of the tenant under the new lease, issued by a title insurance company licensed to do business in the State of New York chosen by Landlord, and such determination shall bind the parties (including for this purpose each Mortgagee). Notwithstanding the foregoing, (i) one or more Mortgagees may designate, by notice to Landlord, a Mortgagee holding a lien that is junior in priority to the liens held by the designating Mortgagees as the Mortgagee which shall have the right to exercise the rights afforded by this Section 10.11 and by Section 10.10 in lieu of such senior Mortgagee(s) (in which event the Mortgagee so designated shall have, and shall be recognized by Landlord as having, such rights) and (ii) a Mortgagee shall be entitled to the rights afforded by this Section 10.11 and by Section 10.10 only if either Tenant or such Mortgagee shall have given Landlord notice of such Mortgage in compliance with the provisions of Section 10.10(a).
          (e) In the case of a Mortgage described in clauses (ii) or (iii) of the definition of “Mortgage,” provisions in this Lease that condition Mortgagee’s rights on the commencement of foreclosure proceedings or obtaining or seeking to obtain possession of the Premises shall be construed so that such condition is satisfied by the Mortgagee commencing proceedings for or obtaining or seeking to obtain Control of Tenant. In the case of a Mortgage described in clause (iv) of the definition of “Mortgage,” provisions in this Lease that condition Mortgagee’s rights on the commencement of foreclosure proceedings or obtaining or seeking to obtain possession of the Premises shall be construed so that such condition is satisfied by the Mortgagee commencing dispossession proceedings or obtaining or seeking to obtain possession of the Premises.
          Section 10.12. Transfer of Landlord’s Interest. Landlord agrees that (a) it will not make or cause there to be made any mortgage of or other encumbrance against its interest in (i) the fee title to the Premises, (ii) the tenant’s leasehold estate under the Master Lease as applicable to the Premises or (iii) this Lease, and (b) it will not sell, convey, assign or otherwise transfer or relinquish its interest in (i) the fee title to the Premises, (ii) the tenant’s leasehold estate under the Master Lease as applicable to the Premises or (iii) this Lease, except to (x) UDC or any subsidiary thereof, (y) the City of New York or the State of New York or a bureau or department thereof or (z) a public benefit corporation, agency or authority of the State of New York; provided, however, that Landlord shall not sell, convey, assign or otherwise transfer or relinquish its interest in (i) the fee title to the Premises, (ii) the tenant’s leasehold estate under the Master Lease as applicable to the Premises or (iii) this Lease, to any of the entities described in the foregoing clauses (x), (y) and (z) if as a result thereof Taxes would become payable with respect to the Premises, or sales or compensating use taxes would become payable in connection with the purchase of materials, fixtures and equipment to be incorporated into the Premises (title to which immediately vests in Landlord) in connection with the construction of the Building pursuant to Article 11 or the construction work required for the initial occupancy of any portion of the Building. Nothing herein contained shall be deemed to prohibit Landlord from selling, conveying, assigning or otherwise transferring or relinquishing its right to receive the Rental payable under this Lease, subject to the rights of offset, credit or other rights of Tenant in respect of Rental expressly provided in this Lease, provided that Taxes shall not become payable with respect to the Premises, or sales or compensating use taxes shall not become payable in connection with the purchase of items subject to the Sales Tax Savings.

ARTICLE 11
CONSTRUCTION OF BUILDING
          Section 11.01. Generally. Tenant, using an Approved C/CM shall promptly commence (subject to Unavoidable Delays) on or before the Construction Commencement Date and (subject to Unavoidable Delays) diligently construct the Building in accordance with the Requirements, the Design Guidelines, the Construction Documents and the applicable provisions of this Lease. Tenant shall as soon as practicable, but taking into account the dates by which Tenant is obligated hereunder to commence construction of the Building, obtain from New York City and all other Governmental Authorities all permits, consents, certificates and approvals required to commence construction of the Building (collectively, “Permits”). At the request of Tenant, Landlord, at no cost or expense to it, shall within ten (10) days of Tenant’s request, execute and deliver any documents or instruments reasonably required to obtain such permits, consents, certificates and approvals (it being acknowledged that Tenant is indemnifying Landlord under Section 19.01 for any liabilities or obligations that may be imposed upon Landlord by reason of Landlord’s execution of the same). Tenant shall not undertake Commencement of Construction unless and until (i) Tenant shall have obtained as aforesaid, and delivered to Landlord copies of all necessary permits, consents, certificates and approvals for such construction from all Governmental Authorities which are required to have been obtained prior to Commencement of Construction, (ii) Landlord shall have reviewed and approved the proposed Construction Documents in the manner provided herein and shall have determined that they conform to the Design Guidelines, the Schematics and the Design Development Plans, and Landlord has given notice thereof to Tenant (taking into account Tenant’s rights under Section 11.02(k)), (iii) Tenant shall have complied with Section 11.03(a), and (iv) if Tenant shall have abandoned the Initial Financing Plan (as hereinafter defined) either (x) a building loan Mortgage in an amount sufficient, in Landlord’s judgment, to assure completion of construction of the Building shall have been made for the financing of such construction or (y) Landlord shall have approved a plan submitted by Tenant for paying for the costs of constructing the Building, such approval not to be unreasonably withheld. The “Initial Financing Plan” shall mean approximately $1,650,000,000 in tax-exempt “Liberty Bond” financing with any additional amounts funded by capital from Parent, Tenant or any Affiliate thereof. Tenant shall obtain such other permits, consents, certificates and approvals as may be required from time to time to continue and complete the construction of the Building. At the request of either Landlord or Tenant, made at any time after Commencement of Construction, Landlord and Tenant shall execute a certification setting forth the Construction Commencement Date. In the event the parties shall be unable to agree on such date, such dispute shall be resolved by arbitration pursuant to Article 35.
          Section 11.02. Approval Process; Other Requirements.
          (a) Landlord and Tenant acknowledge that Landlord has approved the preliminary scaled drawings (the “Pre-Schematics”) prepared by the Design Architect and identified on Schedule D attached to the Designation Letter; provided, however, that in the case of the application of this Section 11.02(a) to any Restoration, Tenant shall submit preliminary scaled drawings prepared by the Design Architect, which preliminary scaled drawings must be consistent with the Design Guidelines, to Landlord for approval in accordance with the time periods applicable to the Schematics under Section 11.02(b).
          (b) Landlord acknowledges that Tenant has submitted to Landlord scaled schematic drawings (the “Schematics”) prepared by the Design Architect. If Landlord determines that the Schematics are consistent with the Pre-Schematics and, to the extent not covered in the Pre-Schematics, conform to the Design Guidelines or that Landlord approves such non-conformity, Landlord shall notify Tenant to that effect. If Landlord determines that the Schematics are not consistent with the Pre-schematics or, to the extent not covered in the Pre-Schematics, with the Design Guidelines, and Landlord does not approve of such non-conformity or inconsistency, Landlord shall so notify Tenant, specifying in reasonable detail such inconsistencies or non-conformities. Tenant shall, at its option, (i) revise the Schematics to resolve any such inconsistencies and/or non-conformities and shall resubmit the same to Landlord for review within fifteen (15) Business Days of the date of the above-described notice from Landlord to Tenant that the Schematics do not so conform or such longer period as Tenant may request and Landlord shall approve (such approval not to be unreasonably withheld) or (ii) refer Landlord’s objection to the LMCCC for mediation in a manner consistent with the powers granted to the LMCCC by the Governor of the State of New York and the Mayor of The City of New York by joint executive order and with the rights and responsibilities given to Landlord under the laws of the State of New York. Each review by Landlord shall be carried out (x) in the case of the Schematics, within ten (10) Business Days of the date of submission of the Schematics by Tenant, and (y), in the case of revised Schematics, within five (5) Business Days of the date of submission of the revised Schematics by Tenant. Any negative determination by Landlord shall include Landlord’s specification in reasonable detail the reasons for such determination (and, provided Tenant has complied with Section 31.02, if Landlord shall not have notified Tenant of its determination within the applicable period, it shall be deemed to have determined that the Schematics do conform to the Design Guidelines and are consistent with the Pre-Schematics and to have approved the same). Notwithstanding the foregoing, Landlord and Tenant acknowledge that Landlord has approved the Schematics for the initial construction of the Building.
          (c) Landlord acknowledges that Tenant has submitted to Landlord, design development plans and outline specifications for the Building (the “Design Development Plans”), prepared by the Design Architect and in accordance with Landlord’s submission requirements for the design development phase as set forth in the Design Guidelines except with respect to the canopy, landscape and hard-scape for the pedestrian plaza which Tenant shall submit as part of the Construction Documents. Any material changes in the Design Development Plans from the Schematics shall be identified in reasonable detail. If Landlord determines that the Design Development Plans are consistent with the Schematics and, to the extent not covered in the Schematics, conform to the Design Guidelines or that Landlord approves such inconsistency and/or non-conformity, Landlord shall notify Tenant to that effect. If Landlord determines that the Design Development Plans are not consistent with the Schematics and, or, to the extent not covered in the Schematics, do not conform to the Design Guidelines, and Landlord does not approve such inconsistency and/or non-conformity, Landlord shall so notify Tenant, specifying in reasonable detail such inconsistencies and/or non-conformities. Tenant shall, at its option, (i) revise the same to eliminate any such inconsistencies and/or non-conformities and shall resubmit the Design Development Plans to Landlord for review within fifteen (15) Business Days of the date of the above-described notice from Landlord to Tenant that the Design Development Plans do not so conform or such longer period as Tenant may request and Landlord shall approve (such approval not to be unreasonably withheld) or (ii) refer Landlord’s objection to the LMCCC for mediation in a manner consistent with the powers granted to the LMCCC by the Governor of the State of New York and the Mayor of The City of New York by joint executive order and with the rights and responsibilities given to Landlord under the laws of the State of New York, except that such mediation procedure shall only apply to the initial construction of the Building. Each review by Landlord shall be carried out (x) in the case of the Design Development Plans, within ten (10) Business Days of the date of submission of the Design Development Plans within five (5) Business Days of the date of submission of the revised Design Development Plans by Tenant. Any negative determination by Landlord shall include Landlord’s specification in reasonable detail the reasons for such determination (and, provided Tenant has complied with Section 31.02, if Landlord shall not have notified Tenant of its determination within the applicable period, it shall be deemed to have determined that the Design Development Plans do conform to the Design Guidelines and the Schematics and to have approved the same). Notwithstanding the foregoing, Landlord and Tenant acknowledge that Landlord has approved the Design Development Plans for the initial construction of the Building (except with respect to the canopy, landscape and hard-scape for the pedestrian plaza which Tenant shall submit as part of the Construction Documents), the curtain wall design as presented in prior design submissions, the curtain wall mock-up viewed by Landlord and the landscape design (except for those portions described in the previous parenthetical).
          (d) Subject to Section 11.02(k) hereof, as soon as practicable, but in no event later than three hundred (300) days after the date hereof, Tenant shall submit to Landlord final contract plans and specifications for the Building, prepared by the Design Architect or the Architect of Record in accordance with Landlord’s requirements set forth in the Design Guidelines, provided that such submission obligation shall be limited to (i) such plans and specifications as are required to be filed with the Department of Buildings; and to the extent any portion of such plans and specifications are not required to be submitted to Landlord by reason of this proviso, such portion shall be made available by Tenant to Landlord for Landlord’s review at the offices of Tenant or its designee (in New York City) during regular business hours on all Business Days and (ii) a list prepared by Tenant specifying with reasonable particularity those items not provided directly to Landlord pursuant to the terms of clause (i). Any material changes in such final contract plans and specifications from the Design Development Plans shall be identified in reasonable detail. The final contract plans and specifications shall be reviewed by Landlord to determine whether or not they conform to the Design Development Plans and, to the extent not covered in the Design Development Plans, the Design Guidelines. If Landlord determines that they do so conform or that Landlord approves any such inconsistency and/or non-conformity, Landlord shall notify Tenant to that effect. If Landlord determines that the final contract plans and specifications do not so conform, and that Landlord does not approve such inconsistency and/or non-conformity, Landlord shall so notify Tenant and LMCCC, specifying in reasonable detail such inconsistency and/or non-conformities. Tenant shall, at its option, (i) revise any such inconsistencies and/or non-conformities to eliminate the same and shall resubmit the final contract plans and specifications to Landlord (or so much thereof that has not yet been approved) for review within fifteen (15) Business Days of the date of the above-described notice from Landlord to Tenant that such plans and specifications do not so conform or such longer period as Tenant may request and Landlord shall approve (such approval not to be unreasonably withheld) or (ii) refer Landlord’s objection to the LMCCC for mediation in a manner consistent with the powers granted to the LMCCC by the Governor of the State of New York and the Mayor of The City of New York by joint executive order and with the rights and responsibilities given to Landlord under the laws of the State of New York, except that the foregoing notification and mediation procedure shall only apply to the initial construction of the Building. Each review by Landlord shall be carried out (x) in the case of the final contract plans and specifications, within ten (10) Business Days of the date of submission of the final contract plans and specifications by Tenant, and (y), in the case of revised final contract plans and specifications, within five (5) Business Days of the date of submission of the revised final contract plans and specifications by Tenant. Any negative determination by Landlord shall include Landlord’s specification in reasonable detail the reasons for such determination (and, provided Tenant has complied with Section 31.02, if Landlord shall not have notified Tenant of its determination within the applicable period, it shall be deemed to have determined that the final contract plans and specifications do conform to the Design Development Plans and, to the extent not covered in the Design Development Plans, the Design Guidelines and to have approved the same). The contract plans and specifications that have been determined or deemed to have been determined to conform to the Design Guidelines and the Design Development Plans, as the same may be changed from time to time by Tenant and, to the extent such changes are required under Section 11.02(f) to be approved by Landlord, approved by Landlord, are herein referred to as the “Construction Documents.” Notwithstanding anything to the contrary contained herein, subject to Unavoidable Delays, Tenant shall cause Commencement of Construction to occur within ninety (90) days of Landlord’s written approval of the final plans and specifications described in Section 11.01(d).

          (e) In the event that Tenant shall desire to modify the Construction Documents in a manner which will in any way affect the exterior appearance of the Building (including the quality, height, bulk or setback of the Building or the Building exterior design, finishes and materials) or compliance with the Design Guidelines (including any portion thereof relating to signage visible from the exterior of the Building but excluding any other portion thereof relating to the interior of the Building), Tenant shall submit the proposed modifications to Landlord for approval prior to making or implementing any such modification. All modifications shall be identified in reasonable detail. Landlord shall review the proposed changes to determine whether or not they (i) conform to the Declaration of Restrictions (which review shall in all instances be premised on the irrefutable presumption that Landlord is in compliance with its obligations under Article 43 hereof) and the Design Guidelines, (ii) provide for design, finishes and materials with respect to the exterior of the Building which are comparable in quality to those provided for in the Construction Documents, and (iii) to the extent affecting the primary use, or the quality, height, bulk and setback of the Building, are acceptable to Landlord. If Landlord determines that they do so conform and provide and are so acceptable, Landlord shall notify Tenant to that effect. If Landlord determines that the proposed modifications do not conform to the Declaration of Restrictions, the Design Guidelines or provide for such design, finishes and materials or are not so acceptable, Landlord shall so notify Tenant and the LMCCC, specifying in reasonable detail those respects in which they do not so conform or provide or are not so acceptable, as applicable, and Tenant shall, at its option, (i) revise the same to meet Landlord’s objections and shall resubmit them to Landlord for review within fifteen (15) Business Days of the date of notice from Landlord to Tenant that they do not so conform or provide or such longer period as Landlord in its reasonable judgment may approve or (ii) refer Landlord’s objection to the LMCCC for mediation in a manner consistent with the powers granted to the LMCCC by the Governor of the State of New York and the Mayor of The City of New York by joint executive order and with the rights and responsibilities given to Landlord under the laws of the State of New York, except that the foregoing notification and mediation procedure shall only apply to the initial construction of the Building. Each review by Landlord shall be carried out within ten (10) Business Days of the date of submission of the proposed modifications by Tenant, as the case may be (and, provided Tenant has complied with Section 31.02, if Landlord shall not have notified Tenant of its determination within the applicable period, it shall be deemed to have determined that the proposed modifications are satisfactory). Landlord shall not disapprove items in the proposed Construction Documents that Landlord has previously specifically determined to be satisfactory, provided that the same have not been modified by Tenant.
          (f) Notwithstanding the provisions of Section 11.02(e), if, after the Commencement of Construction, Tenant makes a good faith determination that any proposed modification which requires Landlord’s approval under Section 11.02(e) is of a minor or insubstantial nature, Tenant may so advise the then existing project manager designated by Landlord or if no project manager shall have been designated, Landlord’s Director, Planning and Design (such Project Manager or Director, “Landlord’s Project Manager”) (delivering to him or her a written statement setting forth the proposed modification and the basis for Tenant’s determination and simultaneously delivering copies of said statement to Landlord’s President and Chief Executive Officer and (if not Landlord’s Project Manager) Director, Planning and Design). Landlord’s Project Manager shall, in writing, before the expiration of the fifth full Business Day after the receipt of said advice, either (i) notify Tenant of approval of said proposed modification or (ii) notify Tenant that Tenant is required to submit the proposed modification to Landlord as provided in Section 11.02(e). In the event Landlord’s Project Manager acts in accordance with (ii) above, Landlord, after receipt from Tenant of the proposed modification, shall endeavor to expedite its review thereof and notification to Tenant of its determination. Nothing set forth in this Section 11.02(f) shall require Landlord to notify Tenant of Landlord’s determination earlier than the expiration of the applicable period set forth in Section 11.02(e) with respect to such modification, provided, however, that if Landlord’s Project Manager shall not have notified Tenant of either (i) or (ii) above within the five (5) Business Day period set forth above and Tenant shall have complied with Section 31.02, Landlord shall be deemed to have approved the proposed modification.
          (g) The Construction Documents shall comply with the Requirements, including but not limited to the Building Code of New York City. The responsibility to assure such compliance shall be Tenant’s; Landlord’s determination that the proposed Construction Documents conform to the Design Guidelines shall not be, nor shall it be construed to be or relied upon as, a determination that the Construction Documents comply with the Requirements. In the event that there shall be a conflict between the Requirements and the Design Guidelines, the Requirements shall prevail.
          (h) In addition to the documents referred to in Section 11.01 and this Section 11.02, Tenant shall, at least thirty (30) Business Days prior to ordering the same for incorporation into the Building, submit to Landlord samples of all materials to be used on the exterior of the Building, including windows, and the same shall be subject to Landlord’s approval for conformity to the Construction Documents or, if there are no relevant Construction Documents at such time, to the Design Development Plans; provided, however, that where Landlord has previously approved a sample, Tenant need not resubmit such item for approval unless the actual material varies from the sample (not including minor variations resulting from natural or normally occurring conditions within the identified sample). If Landlord shall have failed to object to any of such materials within ten (10) Business Days after its receipt of such materials, then, provided Tenant has complied with Section 31.02), Landlord shall be deemed to have approved such materials. Landlord reserves the right at its sole cost and expense to have its field personnel visit the Premises to observe Tenant’s construction methods and techniques. Landlord shall be entitled at its sole cost and expense to have its field personnel or other designees meet with Tenant’s construction personnel to discuss job and/or safety issues and other matter reasonably requested by them. No such observation or attendance by Landlord’s personnel or designees shall impose upon Landlord any responsibility for any failure by Tenant to observe the Requirements or safety practices in connection with such construction, or constitute an acceptance of any work which does not comply in all respects with the Requirements and the provisions of this Lease.
          (i) Tenant acknowledges that the maximum permissible “floor area,” as such term is defined in the Zoning Resolution of the City of New York (“Zoning Floor Area”), for the Land shall be One Million Eight Hundred Eighty Seven Thousand Four Hundred Ninety (1,887,490) square feet as computed in accordance with Section 12-10 of the Zoning Resolution. Tenant may elect to utilize less than such maximum permissible Zoning Floor Area. All development rights to Zoning Floor Area not utilized in the initial construction of the Building remain available for future use by Tenant (and not by Landlord) but only with the written consent of Landlord.
          (j) Tenant shall not construct or permit to exist any Building on the Land (x) unless the Building is in compliance with the Design Guidelines and (y) Tenant is in compliance with the applicable waiting periods after Schematics and Design Development Plans submissions as required under Section 11.02(b) and Section 11.02(c), respectively.
          (k) Tenant acknowledges that (i) the New York State Historic Preservation Officer (the “SHPO”) has identified the New York City Hudson River Bulkhead from Battery Place to West 59th Street (the “Bulkhead”) for eligibility for the National Register of Historic Places and (ii) portions of the Bulkhead below grade encroach onto the Land. Tenant agrees (without limiting Tenant’s rights under Section 14.02) that it will (x) take steps to avoid, minimize or mitigate any potential adverse impact to the Bulkhead and (y) comply with all applicable Requirements relating to the Bulkhead and the “March 31, 2000 Programmatic Agreement among the United States Army Corps of Engineers, SHPO and the Advisory Council on Historic Preservation Regarding the Development of the Hudson River Park along Manhattan’s West side in New York City, New York.” Tenant represents and warrants that it has taken steps to identify the location of the bulkhead in advance of the final design and prior to start of construction.
          (l) Landlord acknowledges and agrees that in order to meet Tenant’s construction schedule, Tenant may be required to “fast track” certain aspects of the final detailed plans and specifications and of the excavation and foundation stage of the construction process. Landlord agrees, within the limitations of sound construction practice, to cooperate with Tenant, as reasonably requested from time to time by Tenant, in “fast tracking” the construction of the Building as aforesaid. Such cooperation may include (i) shortening the review periods provided for herein, and (ii) reviewing certain aspects of the proposed Design Development Plans and proposed Construction

Documents prior to completion and submission to Landlord of every aspect thereof. In addition, Landlord agrees that Tenant shall be permitted to begin excavation, foundation work and construction of below-grade structural components of the Improvements, prior to completion and approval by Landlord of the proposed Construction Documents.
          (m) References in this Lease to Landlord’s “review and approval” or “approval” of the Schematics, Design Development Plans and/or Construction Documents or words of similar meaning shall mean Landlord’s review and approval of such documents in accordance with and subject to the provisions of this Section 11.02, including, without limitation, the limits contained herein on the criteria Landlord may use in conducting such review and approval.
     Section 11.03. Insurance.
          (a) Commencing on the Commencement Date, Tenant shall provide, or cause to be provided, and thereafter shall keep in full force and effect, or cause to be kept in full force and effect with respect to the Premises, until Commencement of Construction, insurance coverage of the types and in the minimum limits set forth in subsections (i) and (ii) of this Section 11.03(a). Not later than two (2) Business Days prior to the Commencement of Construction, Tenant shall provide, or cause to be provided, and thereafter shall keep or cause to be kept in full force and effect with respect to the Premises, until Substantial Completion of the Building, the following:
          (i) general liability insurance, naming contractor or construction manager as named insured and, as additional insureds, Tenant, Landlord and each Mortgagee, such insurance to insure against liability for bodily injury and death and for property damage in an amount not less than One Hundred Million and 00/100 Dollars ($100,000,000.00) combined single limit, such insurance to include operations-premises liability, contractor’s protective liability on the operations of all subcontractors, completed operations (to be kept in force for not less than three (3) years after Substantial Completion of the Building), broad form contractual liability (designating the indemnity provisions of the Construction Agreements and this Lease), a broad form comprehensive general liability endorsement providing blanket automatic contractual coverage including bodily injury to employees or others assumed by the insured under contract and, if the contractor is undertaking foundation, excavation or demolition work, an endorsement that such operations are covered and that the “XCU Exclusions” have been deleted;
          (ii) automobile liability insurance for all owned, non-owned, leased, rented and/or hired vehicles insuring against liability for bodily injury and death and for property damage in an amount not less than Five Million Dollars ($5,000,000) combined single limit, with such coverage to be listed in the underlying schedule of any umbrella or following form excess policy for a total limit of Twenty-Five Million Dollars ($25,000,000), such insurance to name Tenant (contractor if carried by contractor) as named insured and, as additional insureds, Landlord, any general contractor or construction manager engaged by Tenant (Tenant if contractor carries such insurance) and each Mortgagee under a standard mortgage clause;
          (iii) workers’ compensation insurance providing statutory New York State benefits for all persons employed in connection with the construction at the Premises and employer’s liability insurance in an amount not less than that required by New York State law, with coverage to be listed in the underlying schedule of any umbrella or following form excess policy; and
          (iv) special form builder’s risk insurance written on a one hundred percent (100%) of completed value (non-reporting) basis with limits as provided in Section 7.01(a)(i), naming, to the extent of their respective insurable interests in the Premises, Tenant as named insured, and, as additional insureds, Landlord, any contractor or construction manager engaged by Tenant and each Mortgagee under a standard mortgagee clause. In addition, such insurance (A) shall contain an acknowledgment by the insurance company that its rights of subrogation have been waived with respect to Landlord and an endorsement stating that “permission is granted to complete and occupy”, (B) if any storage location situated off the Premises is used to store materials or equipment as to which Tenant bears the risk of loss, shall include coverage for the full insurable value of all such materials and equipment on or about any such storage location intended for use with respect to the Premises, and (C) if materials, equipment, machinery or supplies to be used in connection with construction and for which Tenant bears the risk of loss during transit are shipped to the job site from places in the contiguous United States, the District of Columbia or Canada, the all-risk builders risk insurance will provide transit coverage.
          (b) In the event the proceeds received pursuant to the insurance coverage required under Section 11.03(a)(iv) hereof shall exceed Twenty Five Million Dollars ($25,000,000) (as such amount shall be increased as provided in Section 7.02(a)), such proceeds shall be paid to Depository and disbursed in accordance with the provisions of Sections 8.02 and 8.03 hereof. In the event such proceeds shall be Twenty Five Million Dollars ($25,000,000) (as such amount shall be increased as provided in Section 7.02(a)) or less, such proceeds shall be payable, in trust, to Tenant for application to the cost of completion of construction of the Building.
          (c) No construction shall be commenced until Tenant shall have delivered to Landlord the certificates of insurance as required by this Section 11.03.
          (d) To the extent applicable, Tenant shall comply with the provisions of Section 7.02 hereof with respect to the policies required by this Section 11.03.

          (e) To the extent that the insurance coverages required pursuant to this Section 11.03 duplicate those required by Article 7 hereof, Tenant shall not be required to maintain such coverages in duplicate, but in each instance the more extensive coverage shall be maintained.
          (f) Tenant shall, prior to Commencement of Construction, obtain or cause to be obtained, and furnish to Landlord with respect to each contractor and subcontractor having a contract (or multiple contracts) providing for payments of Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000.00) or more in the aggregate, one of the following:
          (i) a payment and performance bond in a form and by a surety reasonably satisfactory to Landlord naming such contractor or subcontractor as obligor and Landlord, Tenant and each Mortgagee as co-obligees, each in a penal sum equal to the amount of such contractor’s or subcontractor’s contract or an insurance policy in a form and by an insurer reasonably satisfactory to Landlord insuring Tenant against default by such contractor or subcontractor in an amount equal to the amount of such contractor’s or subcontractor’s contract and naming Landlord and each Mortgagee as an additional insured; or
          (ii) A Guaranty of Construction-Related Payments or another form of undertaking guaranteeing prompt payment of monies due to the contractor, his or her subcontractors and to all persons furnishing labor or materials to the contractor or his or her subcontractors.
          (g) Section 7.01(c) and Section 7.05 shall be applicable to this Section 11.03.
          Section 11.04. Timing. Construction of the Building shall be (a) commenced on or prior to the Construction Commencement Date and prosecuted by Tenant with all reasonable diligence and without interruption, in each case however subject to Unavoidable Delays, and (b) Substantially Completed in a good and workmanlike manner in accordance with the Construction Documents no later than September 1, 2011 as such date may be extended for Unavoidable Delays (the “Scheduled Completion Date”). Upon and as a condition to the occurrence of Substantial Completion of the Building, Tenant shall furnish Landlord with (i) true copies of the Office TCO and (ii) a survey prepared and sealed by a registered surveyor showing the Building and all easements and other matters of record relating to the Premises, certified by such surveyor to Tenant, Landlord, each Mortgagee, and to any title company which shall have insured or committed to insure the Premises, and bearing the certification of such surveyor that the Building (exclusive of ancillary improvements to the Land) is within the property lines of the Land (except to the extent that Tenant shall have obtained the right to encroach so long as the Building shall stand) and do not encroach upon any easement or violate any restriction of record (excluding however the Declaration of Restrictions). “Substantial Completion of the Building,” “Substantial Completion of the Building,” “Substantially Completed” or “Substantial

Completion” shall mean shall mean (i) substantial completion of the Core and Shell, (ii) the delivery to Landlord of true copies of the Office TCO, and (iii) the delivery to Landlord of a statement in writing from the Design Architect or the Architect of Record that the construction has been performed substantially in accordance with the approved Construction Documents and the Design Guidelines and certifying the Zoning Floor Area of the Building as constructed. Notwithstanding anything herein contained to the contrary, if Tenant shall be diligently and in good faith attempting to obtain an Office TCO (which attempt shall include, but not be limited to, the reasonable expenditure of monies) but shall have failed to deliver the Office TCO on or before the Scheduled Completion Date as a result of the failure of the Department of Buildings, or successor body of similar function, to issue the same, such failure shall not constitute a Default or Event of Default hereunder provided the Design Architect or the Architect of Record certifies in writing to Landlord that Tenant has completed all work necessary to obtain such Office TCO, and provided that Tenant continues to diligently and in good faith pursue obtaining same (it being agreed, however, that in no event shall Tenant permit or suffer any occupancy of the office, trading or other portion of the Building unless and until Tenant shall have obtained and delivered to Landlord an Office TCO). In any event, Tenant shall deliver a true copy of such Office TCO to Landlord promptly upon its issuance. Within one hundred twenty (120) days after Substantial Completion, Tenant shall provide Landlord with or, at Tenant’s option, deliver into escrow pursuant to Section 41.28, a complete set of as-built drawings consisting of conformed design documents showing all modifications made to the Design Development Plans and to the Construction Documents through to the issuance of the Office TCO. Within thirty-six (36) months after the date of Substantial Completion of the Building, Tenant shall furnish Landlord with permanent Certificate(s) of Occupancy for all space in the Building duly issued by the Department of Buildings; provided, however, that Tenant’s failure to obtain such permanent Certificate(s) of Occupancy within such thirty-six (36) month period shall not be a Default or Event of Default hereunder if Tenant shall be diligently and in good faith attempting to obtain same (which attempt (i) shall include, but not be limited to, the reasonable expenditure of monies, but (ii) shall not obligate Tenant to complete construction of any interior portion of the space in the Building other than the garage until such portion has been made subject to one or more Subleases). In any event, Tenant shall promptly furnish Landlord with such permanent Certificate(s) of Occupancy after same has been duly issued.
     Section 11.05. Job Materials.
          (a) The materials to be incorporated in the Building at any time during the Term shall, upon purchase of same and at all times thereafter, constitute the property of Landlord, and upon construction of the Building or the incorporation of such materials therein, title thereto shall vest in Landlord, provided, however, that, except as expressly provided in the Sales Tax Letters, (i) Landlord shall not be liable in any manner for payment or otherwise to any contractor, subcontractor, laborer or supplier of materials or other Person in connection with the purchase of any such materials, (ii) Landlord shall have no obligation to pay any compensation to Tenant by reason of its acquisition of title to such materials and Building, (iii) Landlord shall have no obligation with respect to the storage or care of such materials or the Building, (iv) all materials to be incorporated in the Building shall, immediately upon the purchase of same, be deemed to be leased to Tenant pursuant to this Lease. Provided no Event of Default shall have occurred and be continuing, any refunds, credits or other proceeds that may be obtained in respect of such materials shall be paid to Tenant within fifteen (15) Business Days following Landlord’s receipt thereof.
          (b) Construction Agreements shall include the following provision: “[contractor] [subcontractor] [materialman] hereby agrees that immediately upon the purchase by [contractor] [subcontractor] [materialman] of any building materials to be incorporated in the Building (as said term is defined in the lease pursuant to which the owner acquired a leasehold interest in the property), or of any building materials to be incorporated in improvements made thereto, such materials shall become the sole property of Battery Park City Authority, a public benefit corporation, notwithstanding that such materials have not been incorporated in, or made a part of, such Building at the time of such purchase; provided, however, that except to the extent (and only to the extent) of Battery Park City Authority’s right, title and interest in and to the personal property that is located within the Building from time to time, not incorporated into the Building or otherwise affixed to the Building or the land on which the Building is situate and retains its character as tangible personal property, Battery Park City Authority shall not be liable in any manner for payment or otherwise to [contractor] [subcontractor] [materialman] in connection with the purchase of any such materials and Battery Park City Authority shall have no obligation to pay any compensation to [contractor] [subcontractor] [materialman] by reason of such materials becoming the sole property of Battery Park City Authority.”
          (c) Neither this Section 11.05 nor Section 15.01 shall be construed to prevent Tenant from being treated as the owner of the property and materials described in such Sections for federal, state and local income tax purposes or to prevent Tenant from claiming depreciation deductions or other income tax benefits attributable to its investments in such materials and property.
          Section 11.06. Signage.Tenant may furnish and install, for so long as permitted by the Design Guidelines, project signage, designed, of a size and with such text as shall be reasonably satisfactory to, Landlord, located on the Premises in a manner reasonably satisfactory to Landlord and Tenant. Tenant also shall extend to Landlord and any of its designee(s) the privilege of being featured participants in ground-breaking and opening ceremonies to be held at such time and in such manner as Landlord and Tenant shall agree.
          Section 11.07. Fill. Tenant shall remove from the Project Area all fill excavated from the Land and shall dispose of such fill in accordance with all Requirements.
          (a) The parties hereto acknowledge that certain historic fill material (the “Miscellaneous Fill”), generally located in the uppermost five (5) feet of the Land,

has been characterized as “miscellaneous [construction debris] fill” in that certain Limited Phase II – Subsurface Investigation Report, Site 26, dated December 9, 2004, and prepared by ATC Associates Inc.
          (b) Tenant, acting as Landlord’s agent, shall cause all Miscellaneous Fill to be excavated and removed from the Land and disposed of in accordance with good construction work practices and all Requirements (such actions collectively, the “Fill Response Work”) to be completed by one or more contractors (collectively, the “Fill Response Contractor”), and Landlord shall reimburse Tenant for the reasonable out-of-pocket costs incurred by Tenant in performing the same in an amount not to exceed $1,000,000, plus interest at the Involuntary Rate from the tenth (10th) day after Tenant’s demand therefor until paid. Tenant’s request for such reimbursement shall be accompanied by reasonably detailed supporting documentation. Tenant shall obtain or cause the Fill Response Contractor to obtain customary liability insurance in connection with the performance of the Fill Response Work which insurance shall name Landlord as an additional insured.
          (c) Landlord shall undertake actions reasonably required to facilitate Tenant’s undertaking of the Fill Response Work set forth in Section 11.07(c) hereof (such Landlord actions, “Landlord’s Fill Response Actions”). As part of Landlord’s Fill Response Actions, Landlord shall sign all permits and waste disposal manifests relating to the Fill Response Work that require a signatory other than (or in addition to) that of the Fill Response Contractor. Landlord shall be entitled to review and approve, such approval not to be unreasonably withheld, conditioned or delayed: (y) the identity of the Fill Response Contractor, which contractor shall be sufficiently experienced in work such as the Fill Response Work and licensed by all relevant governmental authorities to engage in such work; and (z) the form of the Fill Response Contractor retention agreement, including, without limitation, with respect to the technique and ultimate disposal site that the Fill Response Contractor will utilize in performing the Fill Response Work and the insurance coverage protecting the Fill Response Contractor with respect to liabilities that may arise from the Fill Response Contractor’s performance of any Fill Response Work.
          (d) Landlord approves the following Fill Response Contractors; Whitney Contracting located in Yonkers, New York; Wise Excavating Co. located in Howard Beach, New York; and HNS Industries located in Springfield, New York, Landlord approves the following disposal sites for the Miscellaneous Fill; Soilsafe located in Salem, New Jersey and Catellus/Carteret Biocycle located in Carteret, New Jersey.
          (e) Tenant will obtain or caused to be obtained a Contractors Pollution Legal Liability insurance policy, along with Haulers and Landfill coverages, such insurance to name Tenant (contractor if carried by contractor) as named insured and, as additional insureds, Landlord, any general contractor or construction manager engaged by

Tenant (Tenant if contractor carries such insurance), Obligor and each Mortgagee under a standard mortgage clause.
          Section 11.08. Coordination. Each of Tenant and Landlord shall attempt in good faith to coordinate with one another its construction activities at the Premises or the Project Area, respectively. Tenant shall (i) cause any and all work which Tenant is required to or does perform on, under or adjacent to any portion of any street situated in whole or in part in the Project Area to be performed in a manner which does not wrongfully obstruct or materially hinder ingress to or egress from any portion of the Project Area, (ii) not cause, permit or suffer the storage of construction materials or the placement of vehicles not then being operated in connection with construction activities on any portion of any such street, except as may be permitted by the Requirements, (iii) undertake its construction activities in accordance with normal New York City construction rules and (iv) promptly repair or, if required by Landlord, replace any portion of Landlord’s Civic Facilities damaged by the act or omission of Tenant or any agent, contractor or employee of Tenant, any such repair or replacement, as the case may be, to be performed by using materials identical to those used by Landlord, or, if Tenant, despite its reasonable efforts, is unable to procure such materials, using materials in quality and appearance similar to those used by Landlord and approved by Landlord. In the event Tenant shall have failed to promptly repair or replace such portion of Landlord’s Civic Facilities as hereinabove provided after notice by Landlord and subject to Unavoidable Delay, Landlord shall have the right to do so at Tenant’s expense and Tenant shall, within ten (10) days after demand, reimburse Landlord for such costs and expenses incurred by Landlord. In the event Tenant shall fail to promptly comply with the provisions of subparagraph (ii) of this Section 11.08, Landlord shall have the right after ten (10) days’ notice to Tenant to remove such construction materials or vehicles at Tenant’s expense and Tenant shall, within ten (10) days after demand, reimburse Landlord for such costs and expenses incurred by Landlord. At the request of Landlord, Tenant shall promptly enclose the Land with an 8-foot high chain-mesh fence (or such other appropriate construction fence as Tenant shall propose and Landlord shall approve, such approval not to be unreasonably withheld) so as to separate the Premises from the remainder of the Project Area. During construction, Tenant shall maintain Tenant’s fence in good condition and shall have the right to temporarily remove and relocate the fence as may be required to permit construction access to the Premises or construction logistics, provided the fence shall at all times remain within the boundaries of the Land. Upon Substantial Completion of the Building, Tenant shall remove Tenant’s fence. Subject to the Requirements, Tenant shall have the right to remove Tenant’s fence at an earlier date if Tenant has commenced business operations.
          Section 11.09. Labor. Tenant and Landlord shall cause their respective contractors and all other workers at or around the Premises to work harmoniously with each other, and with the other contractors and workers in the Project Area, and neither Tenant nor Landlord shall engage in, permit or suffer, any conduct which may disrupt such harmonious relationship. Tenant and Landlord shall each use all commercially reasonable efforts to cause its contractors to minimize any unlawful interference with the other’s construction in or around the Project Area or the Premises, respectively, or the use, occupancy and enjoyment of the Project

Area or the Premises, respectively, by the other or their respective tenants, invitees and other occupants thereof.
          Section 11.10. Construction Activities. Tenant shall construct the Building in a manner which does not unreasonably and materially interfere with, delay or impede the normal, customary activities of Landlord or its contractors within the Project Area. If, in Landlord’s reasonable judgment, Tenant shall fail to comply with its obligations under this Section 11.10, Landlord may, in addition to any other remedies it may have hereunder, order Tenant (and Tenant’s contractors and other Persons connected with Tenant’s construction within the Project Area) to cease those activities which Landlord reasonably believes unreasonably and materially interferes with, delays or impedes Landlord or its contractors and Tenant shall promptly cease such activities. No delay or other loss or hindrance of Tenant arising from any such order by Landlord shall form the basis for any claim by Tenant against Landlord or excuse Tenant from the full and timely performance of its obligations under this Lease except as otherwise expressly set forth in this Lease or except to the extent the same results in Unavoidable Delay. Landlord shall construct or cause the Landlord’s Civic Facilities to be constructed in a manner which does not unreasonably interfere with, delay or impede the activities of Tenant, its contractors or other contractors or subcontractors in connection with the construction of the Building and Landlord shall promptly cease or cause to cease those activities which unreasonably interfere with, delay or impede Tenant, its contractors or other contractors or subcontractors in connection with the construction of the Building.
          Section 11.11. Wages. All persons employed by Tenant with respect to construction of the Building shall be paid, without subsequent deduction or rebate unless expressly authorized by law, not less than the minimum hourly rate required by law.
          Section 11.12. Design/Construction Period Letter of Credit.
          (a) Tenant shall secure its obligations under this Lease through Completion of the Building, including, without limitation, Tenant’s obligation for the payment of Rental, by depositing with Landlord a clean irrevocable letter of credit (the “Design/Construction Period Letter of Credit”) drawn in favor of Landlord, substantially in the form of Exhibit J, with such changes therein as Tenant may request and Landlord shall approve (which approval shall not be unreasonably withheld), having a term of not less than one (1) year, payable in United States dollars upon presentation of one or more sight drafts, issued by and drawn on a recognized commercial bank or trust company which is a member of the New York Clearing House Association or which is satisfactory to Landlord. The initial amount of the Design/Construction Period Letter of Credit shall be Eighteen Million Eight Hundred Seventy Thousand and 00/100 Dollars ($18,870,000.00). Except as hereinafter provided, the Design/Construction Period Letter of Credit shall be renewed or replaced without decrease in amount each and every year as provided herein. Each Replacement Letter of Credit shall be delivered to Landlord not less than thirty (30) days prior to the expiration of the Design/Construction Period Letter of Credit or then current Replacement Letter of Credit. The failure of Tenant to renew the Design/Construction Period Letter of Credit or any Replacement Letter of Credit in accordance with this Section 11.12 and Article 42 hereof shall entitle Landlord to present the Design/Construction Period Letter of Credit or Replacement Letter of Credit for payment and the proceeds (together with any interest earned thereon) shall be applied as provided in Section 11.12(b). If Landlord shall obtain the proceeds of the Letter of Credit, Tenant’s failure to renew the Letter of Credit shall not constitute a Default under this Lease. Notwithstanding the foregoing, provided no Event of Default shall have occurred and be continuing hereunder, then upon payment in full of the Base Rent (or if at such time an Event of Default shall have occurred and be continuing, then upon the cure of such Event of Default), Tenant shall have the right to reduce the Design/Construction Period Letter of Credit or the Replacement Letter of Credit, as applicable, to One Million and 00/100 Dollars ($1,000,000.00), and Landlord shall provide Tenant with such authorization to so reduce the Design/Construction Period Letter of Credit as the issuer thereof may require or, at Tenant’s request, shall surrender the same to Tenant in exchange for a Replacement Letter of Credit in the amount of One Million and 00/100 Dollars ($1,000,000.00). Upon and after such reduction of the Design/Construction Period Letter of Credit or Replacement Letter of Credit, as applicable (or as an alternative to such reduction or exchange, Tenant shall have the option to replace the Design/Construction Period Letter of Credit or Replacement Letter of Credit), with a deposit of immediately available funds in the amount of One Million and 00/100 Dollars ($1,000,000.00) to be held by Landlord in accordance with the terms hereof (the “Additional Deposit”). Alternatively, if upon payment in full of the Base Rent, Landlord or the Depository shall be holding all or any portion of the proceeds of either of the Design/Construction Period Letter of Credit or the Replacement Letter of Credit, then, provided no Event of Default shall have occurred and then be continuing hereunder (or if at such time an Event of Default shall have occurred and be continuing, then upon the cure of such Event of Default), Landlord shall repay to Tenant the excess of such proceeds over One Million and 00/100 Dollars ($1,000,000.00) and the balance shall be held as the Additional Deposit.
          (b) If prior to the Completion of the Building in accordance with the Construction Documents, an Event of Default shall occur, whether or not this Lease is thereby terminated, then until such time as such Event of Default is either cured or waived, Landlord is hereby authorized by Tenant to present the Design/Construction Period Letter of Credit or any Replacement Letter of Credit for payment. In the event this Lease is terminated in accordance with the provisions of Article 24 or Tenant is dispossessed by summary proceedings or otherwise as provided in Section 24.03(b), Landlord is hereby authorized by Tenant, to retain all of the proceeds thereof as liquidated damages which shall, except with respect to Recourse Claims, be Landlord’s sole monetary remedy against Tenant, but same shall not in any way limit Landlord’s right to terminate this Lease or to dispossess Tenant from the Premises. In the event this Lease is not terminated or Tenant is not dispossessed, Landlord is hereby authorized by Tenant to apply all or a portion of said proceeds to the payment of any sums then due or thereafter becoming due under this Lease and to the payment of any damages or costs to Landlord resulting from such Event of Default without relieving Tenant of any liability to the extent said proceeds shall be insufficient for such purposes and to retain the balance thereof pending further application or payment to Tenant as hereinafter provided (subject, however, to Section 41.07). Unless theretofore presented by Landlord, on the date of Completion of the Building, Landlord shall deliver to Tenant the Design Construction Period Letter of Credit or any Replacement Letter of Credit or if presented, the proceeds thereof less any amounts applied by Landlord in accordance with this Lease, or the Additional Deposit less any amounts applied in accordance with this Lease, as applicable, provided no Event of Default shall have occurred and be continuing hereunder; it being understood and agreed that if any such Event of Default shall have occurred and be continuing under this Lease on the date of the Completion of the Building and Landlord shall not have elected to terminate this Lease in accordance with the provisions of Article 24 or otherwise or Tenant is not dispossessed by summary proceedings or otherwise as provided in Section 24.03(b), Landlord shall deliver to Tenant the Design Construction Period Letter of Credit or any Replacement Letter of Credit or refund to the Tenant all remaining proceeds or funds, if any, of the Design/Construction Period Letter of Credit, Replacement Letter of Credit or the Additional Deposit, as the case may be, upon the curing of any such Event of Default after applying all or a portion of said proceeds or funds to the payments of any sums then due under this Lease as a result of such Event of Default and to the payment of any damages or costs to Landlord resulting from such Event of Default (but excluding any obligations that may have been accelerated by Landlord as a result of such Event of Default).
          Section 11.13. Work Rules. Anything herein to the contrary notwithstanding, in connection with the Project, the hours of allowed work will be the maximum permitted under laws and regulations generally applicable to similar construction projects in The City of New York outside of Battery Park City or, to the extent the applicable rules are more permissive, projects located in Battery Park City. Landlord will facilitate and otherwise support Tenant and its contractors in obtaining any waivers or permits required for weekend or other overtime work, including, to the extent available, waivers by virtue of the fact that the improvements are owned by a state agency and will generally expedite and facilitate the process for obtaining permits and approvals. Landlord will facilitate and otherwise support long term duration single fee permitting for nuisance permits. Landlord will facilitate expedited sidewalk, street closing, crane access permits and other similar permits as may be required.
          Section 11.14. LEED Compliance. Tenant acknowledges that the incorporation of environmentally responsible building methods and systems into the Building is an important goal of Landlord and Tenant and is thus a material obligation of Tenant. Consequently, Tenant and Landlord hereby agree as follows with respect thereto:
          (a) the Building shall be constructed in a manner consistent with the achievement of a “Gold” rating (a minimum of 39 points) on the LEED-NC version 2.1 rating system of the United States Green Building Council, as published in November 2002 (the carrying out of construction activities in a manner consistent with such a rating herein termed “LEED Compliance”).
          (b) [INTENTIONALLY OMITTED]
          (c) Within thirty (30) days after Landlord’s written request from time to time (but not more often than semi-annually), Tenant shall deliver to Landlord a progress report from the Environmental Consultant in form approved by Landlord (which approval shall not be unreasonably withheld), which shall describe in reasonable detail what measures Tenant is taking in order to achieve LEED Compliance.
          (d) On a monthly basis prior to the Substantial Completion of the Building, and after the first anniversary of said date, upon Landlord’s request from time to time, Tenant shall make itself and the Environmental Consultant and, prior to Substantial Completion, the Design Architect and/or the Architect of Record and the Approved C/CM available to meet or otherwise confer with Landlord to discuss Tenant’s LEED Compliance or any construction relating thereto. If Tenant uses reasonable efforts to cause the Design Architect and/or the Architect of Record, the Environmental Consultant and the Approved C/CM to attend the meetings referred to in this Section 11.14(d) (such reasonable efforts to include without limitation, keeping effective retention agreements in place with such parties) and one or more of said parties does not attend or refuses to attend for any reason other than Tenant’s willful default under any agreement between Tenant and the non-attending party in connection with the Premises, then the failure of any one or more of said parties to attend any said meeting shall not constitute a Default under this Lease.
          (e) Tenant agrees that:
              (i) within a reasonable period after Landlord’s request therefor, it will provide Landlord with any and all information relating to the components of the Building designed to achieve LEED Compliance (“Green Building Systems”) (as distinct from the general construction methods and procedures, and general real estate management, operation and maintenance systems and protocols that Tenant employs in connection with the Building), excluding however, information pertaining to construction costs and associated professional fees (and it is agreed that Tenant shall not be required to disclose to Landlord, and Landlord shall not be permitted to disclose to others, any such cost information) provided that Tenant shall not be required to disclose pursuant to the above terms of this clause (i) any information that, in Tenant’s reasonable judgment, would adversely affect the security of the Premises, assuming (for purposes of determining the reasonableness of such judgment) that such information would be publicly available either by, or as a result of its delivery to, Landlord;

          (ii) any information provided by Tenant or otherwise relating to the Green Building Systems (but not information pertaining to construction costs or associated professional fees or the general construction methods and procedures, and general real estate management, operation and maintenance systems and protocols that Tenant employs in connection with the Building) may be used and/or disseminated by Landlord in connection with promotional or educational materials, in connection with the development of present and future building sites and in any other manner reasonably intended to provide information concerning environmentally responsible and sustainable construction practices; and
          (iii) at Landlord’s request, made at least thirty (30) days prior to the date that Tenant’s cooperation is required, Tenant will cooperate with Landlord in any manner that is not unduly burdensome to Tenant, in any demonstrations, promotional and/or educational materials, presentations or similar materials or events relating to the Green Building Systems; provided that Tenant shall not be required to attend any such demonstrations, presentations or events.
          Section 11.15. Payment of Contractors. Tenant shall pay or cause to be paid when due all contractors, mechanics, materialmen, suppliers and similar Persons employed by or on behalf of Tenant in connection with the initial construction of the Building, subject to Tenant’s rights to contest the same, in accordance with Section 16.02 and in good faith.
          Section 11.16. Application of this Article. All of the provisions of this Article 11 are intended to apply with respect to the initial construction of the Building. The provisions of this Article 11 shall also apply to all Capital Improvements and Restorations to the extent provided in Article 8 or 13 or elsewhere in this Lease, and, in addition, the following provisions of this Article shall apply to all Capital Improvements and Restorations: Sections 11.02(g), (h), (i) and (j) (clause (x) only), Section 11.03 (subject to any qualifications set forth in Article 13), Sections 11.05(a) and (b), Section 11.07, Section 11.08, Section 11.09, Section 11.10, Section 11.11 and Section 11.14.
          Section 11.17. Mapping Agreement. Landlord hereby agrees to use all reasonable good faith efforts to obtain an amendment to that certain mapping agreement, made as of the October 3, 1991, among Landlord and the City, so as to implement the street and curb configuration required in the Proposal (and shall use reasonable good faith efforts to implement such street and curb configuration on a temporary basis prior to such amendment being obtained), it being acknowledged that Landlord makes no representation or warranty with respect to is ability to obtain such amendment or the likelihood that such amendment will be obtained.
     Section 11.18. Cooperation. Landlord will cooperate with Tenant and Public Parties in the construction of the Specific Downtown Properties and the development and implementation of the Plan to the extent Landlord’s cooperation is necessary or will otherwise benefit the successful construction or development and implementation of the same each in accordance with the Proposal; provided, however, that the foregoing shall not require Landlord to expend any material amount of money except to the extent the Proposal or this Lease specifically contemplates so.

ARTICLE 12
REPAIRS
          Section 12.01. Generally. Except as otherwise specified in Article 26, Tenant shall, at its sole cost and expense, put and keep in good condition and repair the Premises, including, without limitation, the Building, roofs, foundations and appurtenances thereto, all sidewalks adjacent to the Premises, vaults (other than vaults which are under the control of, or are maintained or repaired by, a utility company), sidewalk hoists, water, sewer and gas connections, pipes and mains which are located on the Premises (unless the City of New York or a public utility company is obligated to maintain or repair same) and all Equipment, and shall put, keep and maintain the Building in good and safe order and condition, and make all repairs therein and thereon, interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen, necessary or appropriate to keep the same in good and safe order and condition, and whether or not necessitated by wear, tear, obsolescence or defects, latent or otherwise, provided, however, that Tenant’s obligations with respect to Restoration resulting from a casualty or condemnation shall be as provided in Articles 8 and 9 hereof. Tenant shall not commit or suffer, and shall use all reasonable precaution to prevent, waste or damage to the Premises. When used in this Section 12.01, the term “repairs” shall include all necessary replacements, alterations and additions. All repairs made by Tenant shall be at least equal in quality and class to the original work and shall be made in compliance with (a) all Requirements of Governmental Authorities (including, but not limited to, Local Law No. 5, 1973, as amended, and Local Law 58, 1988, as amended), (b) the New York Board of Fire Underwriters or any successor thereto, (c) the New York City Building Code, as then in force and (d) the Design Guidelines.
          Section 12.02. Sidewalks, Grounds, Etc. Except as otherwise specified in Article 26, Tenant, at its sole cost and expense, shall keep or cause to be kept clean and free from dirt, snow, ice, rubbish, obstructions and encumbrances the sidewalks, grounds, chutes, sidewalk hoists and parking facilities and plazas on the Land.
          Section 12.03. No Landlord Services. Except as otherwise specifically provided in Article 26 hereof, (i) Landlord shall not be required to furnish any services, utilities or facilities whatsoever to the Premises, nor shall Landlord have any duty or obligation to make any alteration, change, improvement, replacement, Restoration or repair to, nor to demolish, any Building, and (ii) Tenant assumes the full and sole responsibility for the condition, operation, repair, alteration, improvement, replacement, maintenance and management of the Premises. Tenant shall not clean nor require, permit, suffer nor allow any window in the Building to be cleaned from the outside in violation of any Requirements.

ARTICLE 13
CHANGES, ALTERATIONS AND ADDITIONS
          Section 13.01. Capital Improvements Generally. From Substantial Completion of the Building, Tenant shall not demolish the Building, or add to or materially alter the exterior or floor area of the Building (except as provided to the contrary with respect to Equipment in Article 15), whether voluntarily or in connection with repairs required by this Lease (each, a “Capital Improvement” and, collectively, “Capital Improvements”), unless Tenant shall comply with the following requirements and, if applicable, with the additional requirements set forth in Section 13.02:
               (a) No Capital Improvement shall be undertaken until Tenant shall have procured from all Governmental Authorities all permits, consents, certificates and approvals for the proposed Capital Improvement which must (pursuant to Requirements) be obtained prior to the commencement of the proposed Capital Improvement (collectively, “Improvement Approvals”). At the request of Tenant, Landlord, at no cost or expense to it, shall within fifteen (15) days of Tenant’s request, execute, acknowledge and deliver any documents or instruments reasonably required to obtain such Improvement Approvals (it being acknowledged by Tenant that Landlord shall be indemnified under Section 19.01 hereof for any resulting out-of-pocket cost, expense, liability or obligation (contingent or otherwise) of Landlord. Tenant shall deliver to Landlord true copies of all such Improvement Approvals prior to commencement of the proposed Capital Improvement.
               (b) If made within ten (10) years prior to the Expiration Date, a Capital Improvement, when completed, shall be of such a character as not to in any material respect reduce the value of the Premises below its value immediately before construction of such Capital Improvement.
               (c) All Capital Improvements shall be made with reasonable diligence and continuity (subject to Unavoidable Delays) and in a good and workmanlike manner and in compliance with (i) all Improvement Approvals, (ii) the Design Guidelines and, if required pursuant to Section 13.02(a) or (b), the plans and specifications for such Capital Improvement as approved by Landlord, (iii) all Requirements and (iv), subject to the provisions of Article 43, the Declaration of Restrictions.
               (d) No construction of any Capital Improvements shall be commenced until Tenant shall have delivered to Landlord certificates of insurance with respect to insurance policies issued by insurers meeting the requirements set forth in Section 7.02, for the insurance required by Section 11.03, unless Landlord shall determine (in its reasonable judgment) that the Capital Improvement does not warrant the insurance required by Section 11.03, in which case Landlord shall in its reasonable discretion specify such lesser types and levels of insurance appropriate to such Capital Improvement. If, under the provisions of any casualty, liability or other insurance policy or policies then covering the Premises or any part thereof, any consent to such Capital Improvement by the insurance company or companies issuing such policy or policies shall be required to continue and keep such policy or policies in full force and effect, Tenant, prior to the commencement of construction of such Capital Improvement, shall obtain such consents and pay any additional premiums or charges therefor that may be imposed by said insurance company or companies.
          Section 13.02. Certain Capital Improvement Requirements.
               (a) If the estimated cost of any proposed Capital Improvement shall exceed Five Million and 00/100 Dollars ($5,000,000) (as such amount shall be increased as provided in Section 7.02(a)), either individually or in the aggregate with other Capital Improvements which are a related portion of a program or project of Capital Improvements constructed in any twelve (12) month period during the Term, Tenant shall:
                    (i) if Landlord shall reasonably determine that the services of an architect or engineer are required in order for it to adequately review the plans and specification or inspect the work, pay to Landlord, within ten (10) days after demand, the reasonable fees and expenses of any architect or engineer selected by Landlord to review the plans and specifications describing the proposed Capital Improvement and inspect the work on behalf of Landlord; and
                    (ii) furnish to Landlord:
                    (A) at least twenty (20) Business Days prior to commencement of the proposed Capital Improvement, complete plans and specifications for the Capital Improvement prepared by a licensed professional engineer or a registered architect approved by Landlord, which approval shall not be unreasonably withheld, and, at the request of Landlord, any other drawings, information or samples to which Landlord is entitled under Article 11, all of the foregoing to be subject to Landlord’s review and approval solely for the purpose of determining whether any portion of the Capital Improvement affects the structural integrity of the Building or the exterior appearance of the Building (including the quality, height, bulk or setback of the Building or the Building exterior design, finishes and materials) or compliance with the Design Guidelines (including any portion thereof relating to signage visible from the exterior of the Building but excluding any other portion thereof relating to the interior of the Building), or seek to change the primary use of the Building in each case from that existing immediately prior to the Capital Improvement. Notwithstanding the foregoing, Tenant’s submission obligation under this clause (A) shall be limited to (x) such plans and specifications as are required to be filed with the Department of Buildings and, to the extent any portion of such plans and specifications or other submission items are not required to be submitted to Landlord by reason of this sentence, such portion shall be made available by Tenant to Landlord for Landlord’s review at the offices of Tenant or its designee (in the Borough of Manhattan, New York) during regular business hours on Business Days and (y) a list prepared by Tenant specifying with reasonable particularity those submission items not provided directly to Landlord under Subsection (x) hereof; and
                    (B) Tenant hereby assigns to Landlord, subject to the rights of any Mortgagee, the contract(s) or construction management agreement pursuant to which the Restoration is being undertaken by Tenant and the bonds, if any, provided thereunder, the parties acknowledging, however, that said assignment shall not impose any obligations on Landlord with respect to the contracts so assigned unless and until Landlord, in its sole discretion, elects in writing to assume the obligations under said contracts or agreements.
               (b) Notwithstanding that the cost of any Capital Improvement is less than Five Million and 00/100 Dollars ($5,000,000) (as such amount shall be increased as provided in Section 7.02(a)), such cost to be determined as provided in Section 8.02(b), to the extent that any portion of the Capital Improvement affects the structural integrity of the Building or the exterior appearance of the Building (including the quality, height, bulk or setback of the Building or the Building exterior design, finishes and materials) or compliance with the Design Guidelines (including any portion thereof relating to signage visible from the exterior of the Building but excluding any other portion thereof relating to the interior of the Building), or seek to change the primary use of the Building in each case from that existing immediately prior to the Capital Improvement, then Tenant shall furnish to Landlord at least twenty (20) Business Days prior to commencement of the Capital Improvement, complete plans and specifications for the Capital Improvement, prepared by a licensed professional engineer or registered architect approved by Landlord, which approval shall not be unreasonably withheld, and, at Landlord’s request, such other items designated in Section 13.02(a)(ii) hereof, all of the foregoing to be subject to Landlord’s review and approval as provided therein. In addition, if Landlord shall reasonably determine that the services of an independent architect or engineer are required in order for it to adequately review the plans and specifications describing the proposed Capital Improvement or inspect the work on behalf of Landlord, Tenant shall pay to Landlord the reasonable fees and expenses of such independent architect or engineer selected by Landlord. Notwithstanding the foregoing, Tenant’s submission obligation under this subsection (b) shall be limited to (i) such plans and specifications as are required to be filed with the Department of Buildings and, to the extent any portion of such plans and specifications are not required to be submitted to Landlord by reason of this sentence, such portion or item shall be made available by Tenant to Landlord for

Landlord’s review at the offices of Tenant or its designee (in the Borough of Manhattan, New York) during regular business hours on Business Days and (ii) a list prepared by Tenant specifying with reasonable particularity those items not provided directly to Landlord pursuant to the terms of clause (i).
               (c) Landlord shall notify Tenant in writing of Landlord’s determination with respect to any request for approval required under this Section 13.02 within fifteen (15) Business Days of the later of (i) Landlord’s receipt of such request from Tenant or (ii) Landlord’s receipt of the plans and specifications and the drawings, information or samples which Landlord shall have requested in accordance with Section 13.02(a)(ii). Landlord shall specify in reasonable detail the reasons for any disapproval. Landlord’s failure to so notify Tenant within said time period shall be deemed to constitute approval of the proposed Capital Improvement by Landlord. Tenant shall not commence any Capital Improvement with respect to which approval is required under this Section 13.02 until Landlord shall have given, or shall be deemed to have given, such approval required under this Section 13.02.
               (d) In the event that Tenant shall desire to modify the plans and specifications which Landlord theretofore has approved pursuant to Section 13.02(a)(ii) or 13.02(b) with respect to, or which will in any way affect, the exterior appearance of the Building (including the quality, height, bulk or setback of the Building or the Building exterior design, finishes and materials) or compliance with the Design Guidelines (including any portion thereof relating to signage visible from the exterior of the Building but excluding any other portion thereof relating to the interior of the Building), or which change the primary use, quality, height, bulk and setback of the Building in each case from that previously approved by Landlord, Tenant shall submit the proposed modifications to Landlord. Notwithstanding the foregoing, Tenant’s submission obligation under this subsection (d) shall be limited to (i) such plans and specifications as are required to be filed with the Department of Buildings and, to the extent any portion of such plans and specifications are not required to be submitted to Landlord by reason of this sentence, such portion or item shall be made available by Tenant to Landlord for Landlord’s review at the offices of Tenant or its designee (in the Borough of Manhattan, New York) during regular business hours on Business Days and (ii) a list prepared by Tenant specifying with reasonable particularity those items not provided directly to Landlord pursuant to the terms of clause (i). Landlord shall review the proposed changes to determine whether or not they (x) conform to the Design

Guidelines (except, as aforesaid, to the extent relating to the interior of the Building) and (y) in Landlord’s judgment, reasonably exercised, provide for design, finishes and materials which are comparable in quality to those provided for in the approved plans and specifications and shall approve such proposed changes if they do so conform and so provide. If Landlord determines that the proposed changes are not satisfactory in light of the above criteria, it shall so advise Tenant, specifying in reasonable detail in what respect the plans and specifications, as so modified, do not conform to the Design Guidelines (except, as aforesaid, to the extent relating to the interior of the Building) or do not provide for design, finishes and materials which are comparable in quality to those provided for in the approved plans and specifications. Within twenty (20) Business Days after Landlord shall have so advised Tenant or such longer period as Landlord in its reasonable judgment may approve, Tenant shall revise the plans and specifications so as to meet Landlord’s objections and shall deliver same to Landlord for review or shall notify Landlord of its decision not to proceed with the Capital Improvement. Each review by Landlord shall be carried out within fifteen (15) Business Days of the date of submission of the proposed changes or delivery of the plans and specifications, as so revised (or one or more portions thereof), as the case may be, by Tenant (and provided Tenant has complied with Section 31.02), if Landlord shall not have notified Tenant of its determination within such period, it shall be deemed to have determined that the proposed changes are satisfactory. Landlord shall not review portions of the approved plans and specifications which Landlord has previously determined to be satisfactory, provided that the same have not been changed by Tenant.
          Section 13.03. Architect; Surveys, Etc. All Capital Improvements shall be carried out under the supervision of an architect selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld. Promptly following the completion of any Capital Improvement Tenant shall deliver to Landlord or, at Tenant’s option, into escrow pursuant to Section 41.28, a complete set of “as built” plans or the previously delivered plans and specification marked with “field changes” and, where applicable, a survey meeting the requirements of Section 11.04 hereof, together with a temporary Certificate of Occupancy therefor and within a reasonable time thereafter, and before the expiration thereof (or of any renewals thereof), a permanent Certificate of Occupancy, in each case issued by the Department of Buildings, to the extent a modification thereof was required.
          Section 13.04. Title to Improvements. Title to all additions, alterations, improvements and replacements made to the Building that comprise the Building or constitute Equipment shall forthwith vest in Landlord as provided in Section 11.05, without any obligation by Landlord to pay any compensation therefor to Tenant.

ARTICLE 14
REQUIREMENTS OF PUBLIC AUTHORITIES AND
OF INSURANCE UNDERWRITERS AND POLICIES
          Section 14.01. Compliance with Requirements. Subject to the provisions of Section 26.03, Tenant promptly shall comply with any and all applicable present and future laws, rules, orders, ordinances, regulations, statutes, requirements, permits, consents, certificates, approvals, codes and executive orders, including without limitation, Environmental Statutes, (collectively, “Requirements”) without regard to the nature or cost of the work required to be done, extraordinary, as well as ordinary, of all Governmental Authorities now existing or hereafter created, and of any and all of their departments and bureaus, of any applicable Fire Rating Bureau or other body exercising similar functions, affecting the Premises or any street, avenue or sidewalk comprising a part thereof or any vault in or under the same, or requiring the removal of any encroachment, or affecting the construction, maintenance, use, operation, management or occupancy of the Premises, whether or not the same involve or require any structural changes or additions in or to the Premises, without regard to whether or not such changes or additions are required on account of any particular use to which the Premises, or any part thereof, may be put, and without regard to the fact that Tenant is not the fee owner of the Premises. Notwithstanding the foregoing or anything else herein to the contrary, Tenant shall not be required to comply with Requirements of Landlord except (i) as otherwise expressly provided in this Lease or (ii) Requirements of the City of New York acting solely in its capacity as a Governmental Authority. If compliance with this Lease would violate the Requirements, and if such violation is the only commercially reasonable means of achieving such compliance, then the Requirements shall control and if Tenant complies with the Requirements its actions shall not effect a Default hereunder.
          Section 14.02. Requirements Contests. Tenant shall have the right to contest the validity of any Requirements or the application thereof. During such contest, compliance with any such contested Requirements may be deferred by Tenant upon condition that, if Tenant is not an Institutional Lender, before instituting any such proceeding, if the cost of compliance with the Requirement being disputed exceeds Five Million and 00/100 Dollars ($5,000,000) (such amount to be adjusted in the manner described in Section 7.02(a)), Tenant shall furnish to Landlord or deposit with the Depository a Qualifying Guaranty, bond, cash or other security reasonably satisfactory to Landlord, securing compliance with the contested Requirements and payment of all interest, penalties, fines, fees and expenses in connection therewith. Any such proceeding instituted by Tenant shall be commenced reasonably promptly after the issuance of any such contested matters, or after notice (actual or constructive) to Tenant of the applicability of such matters to the Premises and shall be prosecuted to final adjudication with reasonable dispatch. Notwithstanding the foregoing, Tenant promptly shall comply with any such Requirements and compliance shall not be deferred if such non-compliance shall result in the imminent loss or forfeiture of the Premises, or any part thereof or if Landlord shall be in danger of being subject to criminal liability by reason of non-compliance therewith. Subject to the proviso set forth below,

Landlord shall cooperate with Tenant in any such proceeding and, if any law, rule or regulation at the time in effect shall require that such proceeding be brought by Landlord, then Landlord shall join in such proceeding, provided that (i) Tenant shall, at Landlord’s option, pay in advance, or reimburse Landlord for, all reasonable costs and expenses incurred by Landlord in connection therewith, including, without limitation, reasonable attorneys’ fees and disbursements; (ii) such cooperation and/or joining in such proceeding would not, in Landlord’s reasonable judgment, result in, or pose any material risk that same will result in, criminal liability being imposed on Landlord; and (iii) Landlord has no good faith objection to the contest on policy grounds.

ARTICLE 15
EQUIPMENT
          Section 15.01. Ownership of Equipment. All Equipment shall be and shall remain the property of Landlord. Tenant shall not have the right, power or authority to, and shall not, remove any Equipment from the Premises without the consent of Landlord, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required in connection with repairs, cleaning, maintenance or other servicing, or if (subject to Unavoidable Delays) the same is promptly replaced by Equipment which is at least equal in utility and value to the Equipment being removed. Notwithstanding the foregoing, Tenant shall not be required to replace any Equipment that performed a function that has become obsolete or otherwise is no longer necessary or desirable in connection with the use or operation of the Premises, unless such failure to replace would result in reduction (in any material respect) of the level of maintenance of the Premises, in which case Tenant shall be required to install such Equipment as may be necessary to prevent such reduction.
          Section 15.02. Maintenance of Equipment. Tenant shall keep all Equipment in good order and repair and (subject to Tenant’s rights not to replace Equipment under Section 15.01) shall replace the same when necessary with items at least equal in utility and value to Equipment being replaced.
          Section 15.03. Project Property. All Project Property (whether or not the same constitutes Equipment or is permanently incorporated into the Premises) shall be leased by Landlord to Tenant and the Eligible Affiliates pursuant to this Lease; provided, however, that title to each item of Project Property (other than Equipment or items permanently incorporated into the Premises) shall be automatically conveyed by Landlord to Tenant or the Eligible Affiliates to whom such Project Property was leased on the earlier of (x) the date upon which such item shall have been permanently removed from the Premises or (y) the day following the third anniversary of the date upon which such item shall have been paid for or installed at the Premises, whichever is later.

ARTICLE 16
DISCHARGE OF LIENS; BONDS
          Section 16.01. No Encumbrances. Subject to the provisions of Section 16.02, except as otherwise expressly provided in this Lease, Tenant shall not create or (to the extent reasonably within Tenant’s control and resulting from the actions of any Person claiming by, through or under Tenant) suffer to be created any lien, encumbrance or charge upon the Premises or any part thereof, or Landlord’s estate, right or interest therein or the Project Area or any part thereof, the income therefrom or any assets of, or funds appropriated to, Landlord, and Tenant shall not create or (to the extent resulting from the actions of any Person claiming by, through or under Tenant) suffer to exist any other matter or thing whereby the estate, right and interest of Landlord in the Premises or any part thereof might be impaired, provided that Tenant’s obligations under the foregoing provisions of this Section 16.01 and under the provisions of Section 16.02 shall not relate to any Landlord’s Lien or any lien, encumbrance or charge resulting from any Pre-Existing Environmental Condition.
          Section 16.02. Discharge of Encumbrances. If any mechanic’s, laborer’s or materialman’s lien (other than a Landlord’s Lien) at any time shall be filed in violation of the obligations of Tenant pursuant to Section 16.01, against the Premises or any part thereof or the Project Area or any part thereof, or, if any public improvement lien created or permitted to be created by Tenant shall be filed against any assets of, or funds appropriated to, Landlord, Tenant, within forty-five (45) days after notice of the filing thereof shall cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Tenant shall fail to cause such lien to be discharged of record within the period aforesaid, and if such lien shall continue for an additional twenty (20) days after notice by Landlord to Tenant, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings, and in any such event, Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances. Any amount so paid by Landlord, including all reasonable costs and expenses incurred by Landlord in connection therewith including, without limitation, reasonable attorneys’ fees and disbursements, together with interest thereon at the Involuntary Rate, from the respective dates of Landlord’s making the payment of any such amount or any such costs and expenses, shall constitute Rental and shall be paid by Tenant to Landlord within ten (10) days after demand. Notwithstanding the foregoing provisions of this Section 16.02, Tenant shall not be required to discharge any such lien if Tenant is in good faith contesting the same and has furnished a cash deposit, a Qualifying Guaranty or a security bond or other such security reasonably satisfactory to Landlord (under an agreement providing for the application thereof reasonably satisfactory to Landlord) or to any Mortgagee that is an Institutional Lender or Depository in an amount sufficient to pay such lien with interest and penalties.

          Section 16.03. No Landlord Consent to Performance of Services. Nothing in this Lease contained shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration to or repair of the Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of materials that would give rise to the filing of any lien against Landlord’s interest in the Premises or any part thereof, the Project Area or any part thereof, or any assets of, or funds appropriated to, Landlord. Notice is hereby given, and Tenant shall cause all Construction Agreements to provide in substance, that Landlord shall not be liable for any work performed or to be performed at the Premises for Tenant and any Subtenant or for any materials furnished or to be furnished at the Premises for any of the foregoing, and that no mechanic’s or other lien for such work or materials shall attach to or affect the estate or interest of Landlord in and to the Premises or any part thereof, the Project Area or any part thereof, or any assets of, or funds appropriated to, Landlord.
          Section 16.04. No Liens. Tenant shall have no power to do any act or make any contract which may create or be the foundation for any lien, mortgage or other encumbrance upon the estate or assets of, or funds appropriated to, Landlord or upon any interest of Landlord in the Premises; provided, however, that this limitation shall not be construed to prohibit Tenant from hiring contractors, laborers or materialmen for the performance of work at the Premises or otherwise to preclude Tenant from discharging its obligations under this Lease.

ARTICLE 17
REPRESENTATIONS; POSSESSION
          Section 17.01. Acceptance of Condition. Tenant acknowledges that Tenant is fully familiar with the Land, the physical condition thereof (including, without limitation, the fact that the Land includes substantial portions of landfill which may present special difficulties in the design, construction and maintenance of the Building and Tenant’s Civic Facilities), the Title Matters, the Settlement Agreement and the Design Guidelines. Tenant accepts the Land in its existing condition and state of repair, and, except as otherwise expressly set forth in this Lease, no representations, statements or warranties, express or implied, have been made by or on behalf of Landlord in respect of the Land, the status of title thereof, the physical condition thereof, including, without limitation, the landfill portions thereof, the zoning or other laws, regulations, rules and orders applicable thereto, Taxes, or the use that may be made of the Land; Tenant has relied on no representations, statements or warranties not contained in this Lease. Landlord shall in no event whatsoever be liable for any latent or patent defects in the Land.
          Section 17.02. Certain Landlord Representations. Notwithstanding anything herein contained to the contrary, Landlord represents that (i) the Design Guidelines, the Settlement Agreement and the following Title Matters: items 1, 2, 3, 5, 6, 8, 9, and 12 (as described in Exhibit B attached hereto) have not been amended, modified, supplemented or terminated, except as specifically set forth in the definitions contained in Article 1, and are in full force and effect, and (ii) the execution and delivery of this Lease, and all documents and instruments collateral hereto, by the officers of Landlord executing and delivering the same have been duly authorized by all requisite action of Landlord, and shall be enforceable against and binding upon Landlord in accordance with their respective terms. Landlord acknowledges and agrees, to the extent Landlord is entitled to assert immunity as a defense against the enforcement of certain types of obligations but not others, that Landlord’s obligations hereunder shall, to the maximum extent permitted by law, be deemed to be, and interpreted as, an obligation with respect to which Landlord is not entitled to assert immunity as a defense to enforcement.
          Section 17.03. Delivery of the Premises. Landlord shall deliver possession of the Land on the Commencement Date vacant and free of occupants and tenancies, subject only to the Title Matters.
          Section 17.04. Composition of Tenant. Tenant represents that, as of the Commencement Date, (a) the composition of Tenant is as follows: (i) ninety-nine and 8/10 percent (99.8%) of the limited liability company interests in Tenant are owned directly by The Goldman Sachs Group, Inc. and (ii) 2/10 of one percent (0.2%) of the limited liability company interests in Tenant are owned directly by Site 26 Holdings Inc., a wholly owned, direct subsidiary of The Goldman Sachs Group, Inc., (b) Tenant is in compliance with Section 10.01(c), and (c) the execution and delivery of this Lease, and all documents and instruments collateral hereto, by the officers of Tenant executing and delivering the same have been duly authorized by all requisite company action and shall be enforceable against and binding upon Tenant in accordance with their respective terms.

ARTICLE 18
LANDLORD NOT LIABLE FOR INJURY OR DAMAGE, ETC.
          Section 18.01. No Liability Generally. Subject to Section 18.04, Landlord shall not in any event whatsoever be liable for any injury or damage to Tenant or to any other Person happening on, in or about the Premises and its appurtenances, nor for any injury or damage to the Premises or to any property belonging to Tenant or to any other Person, which may be caused by any fire or breakage or by the use, misuse or abuse of any of the Building (including, but not limited to, any of the common areas within the Building, Equipment, elevators, hatches, openings, installations, stairways, hallways or other common facilities) or the streets or sidewalk area within the Premises or which may arise from any other cause whatsoever except to the extent that any of the foregoing shall have resulted from the negligence or wrongful act of Landlord, its officers, agents, employees, contractors, servants or licensees; nor shall Landlord in any event be liable for the acts or failure to act of any other tenant of any premises within the Project Area other than the Premises or of any agent, representative, employee, contractor or servant of such other tenant.
          Section 18.02. No Liability Regarding Utilities or Services. Landlord shall not be liable to Tenant or to any other Person for any (a) failure of water supply, gas or electric current, (b) injury or damage to the property of Tenant or of any other Person or to the Premises caused by or resulting from gasoline, oil, steam, gas, electricity, hurricane, tornado, flood, wind or similar storms or disturbances, water, rain or snow which may leak or flow from the street, sewer, gas mains or subsurface area or from any part of the Premises, or leakage of gasoline or oil from pipes, appliances, sewer or plumbing works therein, or from any other place, or (c) interference with light or other incorporeal hereditament by anybody, or caused by any public or quasi-public work, except to the extent any of the foregoing (a) through (c) shall have resulted from the negligence or wrongful act of Landlord or its officers, agents, employees, contractors, servants or licensees.
          Section 18.03. No Liability Regarding Soil Subsidence. In addition to the provisions of Sections 18.01, 18.02, and 18.04, in no event shall Landlord be liable to Tenant or to any other Person for any injury or damage to any property of Tenant or of any other Person or to the Premises, arising out of any sinking, shifting, movement, subsidence, failure in load-bearing capacity of, or other matter or difficulty related to, the soil, or other surface or subsurface materials, on the Premises or in the Project Area, except to the extent that any of the foregoing shall result from the negligence or wrongful act of Landlord or its agents, servants, contractors or employees, it being agreed that Tenant shall assume and bear all risk of loss with respect thereto.

ARTICLE 19
INDEMNIFICATION OF LANDLORD AND OTHERS
          Section 19.01. Tenant Indemnity Generally. Tenant, to the fullest extent permitted by law, shall indemnify and save Landlord, any former Landlord and the State of New York and their agents, directors, officers and employees (collectively, the “Indemnitees”) harmless from and against any and all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable engineers’, architects’ and attorneys’ fees and disbursements, which may be imposed upon or incurred by or asserted against any of the Indemnitees by reason of any of the following occurring during the Term, except with respect to Landlord’s Liens or to the extent that the same shall have been caused by the negligence or wrongful act of any of the Indemnitees:
               (a) construction of the Building or any other work or thing done in or on the Premises or any part thereof;
               (b) any use, non-use, possession, occupation, alteration, repair, condition, operation, maintenance or management of the Premises or any part thereof (and of any Exempt Property that is not incorporated into the Building or otherwise affixed to the Building or the Land and that retains its character as tangible personal property), or of any street, alley, sidewalk, curb, vault, passageway or space comprising a part of the Premises or adjacent thereto, provided that such indemnity with regard to streets, alleys, sidewalks, curbs, vaults, passageways and other space is limited to an alteration, repair, condition or maintenance of any street, alley, sidewalk, curb, vault, passageway or other space done or performed by Tenant or any agent, contractor, servant or employee of Tenant or which Tenant is obligated to do or perform;
               (c) any negligent tortious (x) act or (y) failure to act (or act which is alleged to be negligent or tortious) within the Project Area on the part of Tenant or any agent, contractor, servant or employee of Tenant;
               (d) any accident, injury (including death at any time resulting therefrom) or damage to any Person or property occurring in or on the Premises or any part thereof or in, or about any sidewalk or vault, unless such sidewalk or vault is solely within the control of a utility company;
               (e) any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease on its part to be performed or complied with;
               (f) any lien or claim which may have arisen out of any act of Tenant or any agent, contractor, servant or employee of Tenant against or on the Premises or any other portion of the Project Area, or any lien or claim created by Tenant or by any Person claiming by, through or under Tenant in respect of the Premises against any assets of, or funds appropriated to, any of the Indemnitees under the laws of the State of New York or of any other Governmental Authority or any liability which may be asserted against any of the Indemnitees with respect to such lien or claim (except for Landlord’s Liens or to the extent such lien or claim arises from a Pre-Existing Environmental Condition);
               (g) any failure on the part of Tenant to keep, observe and perform any of the terms, covenants, agreements, provisions, conditions or limitations contained in the Construction Agreements, Subleases or other contracts and agreements affecting the Premises, on Tenant’s part to be kept, observed or performed;
               (h) any tax resulting from the execution, delivery or recording of this Lease;
               (i) any contest by Tenant permitted pursuant to the provisions of this Lease, including, without limitation, Articles 4, 14 and 27 hereof;
               (j) any action taken by any Person (other than Landlord or Battery Park City Parks Conservancy Corporation) pursuant to any Environmental Statute or under common law, pertaining to hazardous or toxic waste or other substances found in, on or under, affixed to or emanating from the Premises (except to the extent of any Pre-Existing Environmental Condition), or in any manner arising out of or related to the presence, use, generation, storage, disposal or transport of any hazardous materials or environmental contaminants found in, on or under, affixed to or emanating from the Premises (except to the extent of any Pre-Existing Environmental Condition);
               (k) (i) assuming the accuracy of the View Corridor Study, and assuming Landlord’s compliance with Article 43, any claim made by any one or more of Brookfield, Merrill Lynch & Co. or American Express (or any of their respective Affiliates), and their respective successors and assigns, but not by any other Person, arising out Tenant’s construction or design of the Building based on the Declaration of Restrictions, or (ii) any claim made by a tenant under a Severance Lease, and their respective successors and assigns, but not by any other Person, arising out of the 2005 Agreement and Consent Pursuant to Settlement Agreement dated as of August 23, 2005, between The City of New York and Landlord, and based on Section 41.11 of the Severance Leases, and, in each case described in clause (i) or (ii) above, whether or not such construction, design or amendment, as applicable, is determined to be a violation of the Declaration of Restrictions or said Section 41.11, as applicable; or
               (l) any failure by the Tenant, its affiliates, Subtenants, contractors, subcontractors, agents and employees to use the Sales Tax Letters in accordance with the requirements set forth in this Lease and the Project Agreement.

               The obligations of Tenant under this Article 19 shall not be affected in any way by the absence in any case of covering insurance or by the failure or refusal of any insurance carrier to perform any obligation on its part under insurance policies affecting the Premises.
          Section 19.02. Landlord Indemnification Procedure. If any claim, action or proceeding is made or brought against any of the Indemnitees by reason of any event for which Tenant has agreed to indemnify the Indemnitees in Section 19.01, then, upon written demand by Landlord, Tenant shall (and at Tenant’s election, but subject to the succeeding provisions of this Section 19.02, Tenant shall have the exclusive right to) resist or defend such claim, action or proceeding (in such Indemnitee’s name, if necessary) by the attorneys for Tenant’s insurance carrier (if such claim, action or proceeding is covered by insurance maintained by Tenant) or (in all other instances) by such attorneys as Tenant shall select and Landlord shall approve, which approval shall not be unreasonably withheld. In such event, Tenant shall control all decisions in respect of the litigation and settlement of such claims, provided that any such settlement shall not require the admission by an Indemnitee of any wrongdoing and shall provide a complete release of the Indemnitees with respect to the claims being settled. Notwithstanding the foregoing, (i) subject to clause (ii), Landlord may engage its own attorneys to participate in its defense, the fees and disbursements of which shall not be paid by Tenant if it is able to be reimbursed for same by Tenant’s insurer, and otherwise by Landlord, and (ii) if Tenant or its insurer is not diligently and competently resisting or defending the claim, action or proceeding, or if Landlord reasonably determines that there exists a conflict of interest which could impair the defense afforded to Landlord hereunder, Landlord may assume the defense of such claim, action or proceeding at Tenant’s expense, and any settlement thereof shall be covered by the indemnification obligation of Tenant hereunder, so long as such settlement is made with the consent of Tenant, such consent not to be unreasonably withheld. The failure of an Indemnitee to notify Tenant of a claim for which indemnification will be sought hereunder shall not relieve Tenant of its indemnification obligation hereunder, except to the extent of actual prejudice or other harm suffered as a result of such failure.
          Section 19.03. Survival. The provisions of this Article 19 shall survive the Expiration Date with respect to actions or the failure to take any actions or any other matter arising prior to the Expiration Date.

ARTICLE 20
RIGHT OF INSPECTION, ETC.
          Section 20.01. Landlord Inspections Generally. Tenant shall permit Landlord and its agents or representatives to enter the Premises at all reasonable times and upon reasonable notice (except in cases of emergency, in which case Landlord shall endeavor to give such notice, if any, as is reasonably feasible under the circumstances) for the purpose of (a) inspecting the same, (b) determining whether or not Tenant is in compliance with its obligations hereunder, and (c) making any necessary maintenance or repairs to the Premises and performing any work therein that may be necessary by reason of Tenant’s failure to make any such repairs or perform any such maintenance or work, provided that, except in any emergency, Landlord shall have given Tenant notice specifying such repairs, maintenance or work and Tenant shall have failed to make such repairs or to perform such maintenance or work within thirty (30) days after the giving of such notice (subject to Unavoidable Delays), or if such repairs, maintenance or such work cannot reasonably be completed during such thirty (30) day period, to have commenced and be diligently pursuing the same (subject to Unavoidable Delays). Any such entry by Landlord shall be subject to Tenant’s reasonable confidentiality and security requirements, as provided in Section 41.21, and, without limiting the foregoing, Tenant may condition such entry on Landlord’s being accompanied by Tenant’s representative (provided Tenant shall reasonably make available such representatives at the time of any entry by Landlord in accordance herewith).
          Section 20.02. No Landlord Duty to Perform Work. Nothing in this Article 20 or elsewhere in this Lease shall imply any duty upon the part of Landlord to do any work required to be performed by Tenant hereunder and performance of any such work by Landlord shall not constitute a waiver of Tenant’s default in failing to perform the same. Landlord, during the progress of any work permitted to be performed under Section 20.01, may keep and store at the Premises all necessary materials, tools, supplies and equipment. Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business or other damage of Tenant, any Subtenant or any other occupant of the Building by reason of making such repairs or the performance of any such work, or on account of bringing materials, tools, supplies and equipment into the Premises during the course thereof, provided that Landlord shall use reasonable efforts to minimize damage, inconvenience, annoyance, disturbance and/or disruption to Tenant, any Subtenant or other occupant of the Building resulting from Landlord’s exercise of its rights under this Article 20, and the obligations of Tenant under this Lease shall not be affected thereby. To the extent that Landlord undertakes such work or repairs, such work or repairs shall be commenced and completed in a good and workmanlike manner, and with reasonable diligence, subject to Unavoidable Delays, and in such a manner as not to unreasonably interfere with the conduct of business in or use of such space.

ARTICLE 21
LANDLORD’S RIGHT TO PERFORM TENANT’S COVENANTS
          Section 21.01. Landlord’s Right to Perform. If there shall occur and be continuing an Event of Default under this Lease and after the expiration of applicable grace periods, if any, provided under this Lease for a Mortgagee to cure or commence to cure same, Landlord, without waiving or releasing Tenant from any obligation of Tenant contained in this Lease, may (but shall be under no obligation to) perform the obligation, the breach of which gave rise to such Event of Default on Tenant’s behalf. Landlord shall use reasonable efforts to give Tenant notice (which may be oral) prior to entering the Premises for such purpose.
          Section 21.02. Cost of Landlord’s Performance. All reasonable sums paid by Landlord and all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Landlord in connection with its performance of any obligation pursuant to Section 21.01 shall be paid by Tenant to Landlord within ten (10) days after Landlord shall have submitted to Tenant a statement, in reasonable detail, substantiating the amount demanded by Landlord, together with interest thereon at the Involuntary Rate from the respective dates of Landlord’s making of each such payment until the date of actual repayment to Landlord. Any payment or performance by Landlord pursuant to Section 21.01 shall not be nor be deemed to be a waiver or release of the breach or default of Tenant with respect thereto or of the right of Landlord to terminate this Lease, institute summary proceedings or take such other action as may be permissible hereunder or otherwise provided at law or in equity if an Event of Default by Tenant shall have occurred. Landlord shall not be limited in the proof of any damages which Landlord may claim against Tenant arising out of or by reason of Tenant’s failure to provide and keep insurance in force as required hereunder to the amount of the insurance premium or premiums not paid, but Landlord also shall be entitled to recover, as damages for such breach, the uninsured amount of any loss and damage and the reasonable costs and expenses of suit, including, without limitation, reasonable attorneys’ fees and disbursements, suffered or incurred by reason of damage to or destruction of the Premises.

ARTICLE 22
NO ABATEMENT OF RENTAL
          Except as may be otherwise expressly provided herein, there shall be no abatement, offset, diminution or reduction of Rental payable by Tenant hereunder or of the other obligations of Tenant hereunder under any circumstances.

ARTICLE 23
PERMITTED USE; NO UNLAWFUL OCCUPANCY
          Section 23.01. Compliance; Type of Use. Tenant may use the Premises for any use permitted by applicable zoning regulations and not prohibited by Section 23.02.
          Section 23.02. Non-Permitted Uses. Tenant shall not use or occupy, nor permit or suffer the Premises or any part thereof to be used or occupied (a) for any unlawful or illegal business, use or purpose; (b) in such manner as to constitute a nuisance of any kind (public or private); (c) for any dangerous or noxious trade or business; (d) for any purpose or in any way in violation of any Requirements; (e) in such a manner as may reasonably be expected to make void or voidable any insurance then in force on the Premises; or (e) without Landlord’s consent, not to be unreasonably withheld, for any purpose which would require a “special permit” as such term is defined in the Zoning Resolution, provided, however, that if all or any portion of the Premises is occupied by Tenant or any Subtenant, the permitted assignees of such Subtenant’s interest in its Sublease, or the subtenants of any of the foregoing, a use may be continued by any of the foregoing if such use was permitted without a special permit at the time such use commenced (notwithstanding that such use may have been interrupted temporarily by any Capital Improvement, Restoration or repair). Nothing contained in this Section 23.02 shall limit or modify Tenant’s right and obligation pursuant to Section 8.01 to Restore the Premises following any casualty or taking. Tenant shall take, immediately upon the discovery of any use prohibited under this Section 23.02, all necessary actions, legal and equitable, to compel the discontinuance of such use. If for any reason Tenant shall fail to take such actions, and such failure shall continue for thirty (30) days after notice from Landlord to Tenant (or such longer period as may be permitted in accordance with Section 24.01(c)) specifying such failure, Landlord is hereby irrevocably authorized (but not obligated) to take all such actions in Tenant’s name and on Tenant’s behalf. All reasonable sums paid by Landlord and all reasonable costs and expenses incurred by Landlord acting pursuant to the immediately preceding sentence (including, but not limited to, reasonable attorneys’ fees and disbursements), shall be paid by Tenant to Landlord within ten (10) days after demand, together with interest thereon at the Involuntary Rate from the respective dates of Landlord’s making of each such payment until the date of receipt of repayment by Landlord.
          Section 23.03. No Impairment of Title; Adverse Possession. Tenant shall not knowingly suffer or permit the Premises or any portion thereof (with the exception of the right-of-way area described in Section 26.01(b)(iv)) to be used by the public in such manner as might reasonably tend to impair title to the Premises or any portion thereof, or in such manner as might reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Premises or any portion thereof. In furtherance thereof, Tenant shall have the right to close any or all of the public areas of the Premises to the public for one (1) day in each calendar year, such day to be a holiday observed by both the State of New York and the federal government, or such other period as is necessary to prevent such impairment of title, creation of claim or implied dedication; provided, however, that Tenant may not so close the right-of-way area described in Section 26.01(b)(iv) unless (x) Tenant has obtained the consent of all parties with a contractual right to use or approve the use of such right-of-way area, and (y) such closure is otherwise reasonably acceptable to Landlord.

ARTICLE 24
EVENTS OF DEFAULT; CONDITIONAL LIMITATIONS,
REMEDIES, ETC.
          Section 24.01. Events of Default Generally. Each of the following events shall be an “Event of Default” hereunder:
               (a) if Tenant shall fail to pay any item of Rental, or any part thereof, when the same shall become due and payable and such failure shall continue for ten (10) days after notice from Landlord to Tenant;
               (b) if (i) Commencement of Construction shall not have occurred on or before the Construction Commencement Date (subject to Unavoidable Delays) and such failure shall continue for thirty (30) days after notice from Landlord to Tenant (subject to Unavoidable Delays) or (ii) Substantial Completion of the Building shall not have occurred on or before the Scheduled Completion Date and such failure shall continue for one hundred-twenty (120) days after notice from Landlord to Tenant (subject to Unavoidable Delays);
               (c) if Tenant shall fail to observe or perform one or more of the other terms, conditions, covenants or agreements contained in this Lease, including, without limitation, any of Tenant’s obligations under the provisions of Article 11 of this Lease (other than the obligations referred to in the preceding Section 24.01(b)), and such failure shall continue for a period of thirty (30) days after notice thereof by Landlord to Tenant specifying such failure (unless such failure requires work to be performed, acts to be done, or conditions to be removed which cannot by their nature or because of Unavoidable Delays reasonably be performed, done or removed, as the case may be, within such thirty (30) day period, in which case no Event of Default shall be deemed to exist as long as Tenant shall have commenced curing the same within such thirty (30) day period and shall, subject to Unavoidable Delays, diligently, continuously and in good faith prosecute the same to completion);
               (d) to the extent permitted by law, if Tenant shall admit, in writing, that it is unable to pay its debts as such become due;
               (e) to the extent permitted by law, if Tenant shall make a general assignment for the benefit of creditors;
               (f) to the extent permitted by law, if Tenant shall file a voluntary petition under Title 11 of the United States Code, or if such petition is filed against it and an order for relief is entered, or if Tenant shall file any petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, composition, other present or future applicable federal, state or other statute or law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of Tenant, or of all or any substantial part of its properties or of the Premises or any interest therein of Tenant, or if Tenant shall take any corporate action in furtherance of any action described in Section 24.01(d), (e) or (f) hereof;
               (g) to the extent permitted by law, (i) if within ninety (90) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed or (ii) if, within ninety (90) days after the appointment, without the consent or acquiescence of Tenant, of any trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of Tenant or of all or any substantial part of its properties or of the Premises or any interest therein of Tenant, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within thirty (30) days after the expiration of any such stay, such appointment shall not have been vacated;
               (h) if this Lease or the estate of Tenant hereunder shall be assigned, subleased by Tenant, transferred, mortgaged or encumbered, or there shall be a Transfer without Landlord’s approval to the extent required hereunder or without compliance with the provisions of this Lease applicable thereto and such transaction shall not be made to comply or voided ab initio within thirty (30) days after notice thereof from Landlord to Tenant;
               (i) if a levy under execution or attachment shall be made against the Premises (other than (A) in respect of Landlord’s Liens and (B)in connection with any foreclosure by a Mortgagee) and such execution or attachment shall not be vacated or removed by court order, bonding or otherwise within a period of sixty (60) days from the date on which Tenant shall have received notice of same, except to the extent such lien or claim arises from a Pre-Existing Environmental Condition;
               (j) if Tenant is a corporation, limited partnership, limited liability company or other entity, if Tenant shall at any time fail to maintain its corporate, limited partnership, limited liability company or other entity existence and such failure shall continue for thirty (30) days after notice thereof from Landlord or any governmental agency to Tenant;
               (k) if Tenant shall fail to observe or perform one or more of the terms, conditions, covenants or agreements contained in the Staging Letter, and such failure shall continue for a period of thirty (30) days after notice thereof by Landlord to Tenant specifying such failure (unless such failure requires work to be performed, acts to be done, or conditions to be removed which cannot by their nature or because of Unavoidable Delays reasonably be performed, done or removed, as the case may be, within such thirty (30) day period, in which case no Event of Default shall be deemed to exist as long as Tenant shall have commenced curing the same within such thirty (30) day period and shall, subject to Unavoidable Delays, diligently, continuously and in good faith prosecute the same to completion);
               (l) if any guarantor under a Guaranty of Completion delivered pursuant to Section 11.03(f), if any, shall be in default thereunder beyond any applicable grace or cure periods and such default shall continue for ten (10) days after notice to Tenant and such guarantor from Landlord; and
               (m) if Obligor shall fail to pay a Recapture Amount due under the Project Agreement (except that this subsection (m) shall be of no force and effect if the Tenant’s leasehold interest hereunder is subject to one or more Mortgages securing not less than $500 million in financing held by a party who is not an Affiliate of Tenant or any Eligible Affiliate).
          Section 24.02. Remedies Generally. If an Event of Default shall occur, Landlord may elect to declare due and payable a sum equal to the amount by which the Rental reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term exceeds the fair and reasonable rental value of the Premises for the same period, both discounted to present worth at the rate of six percent (6%) per annum, which sum shall be due and payable ten (10) days after notice by Landlord to Tenant of such election. However, the aforesaid remedy shall not be applicable to a Mortgagee which elects to cure the Default of Tenant pursuant to Section 10.10 or receives a new lease pursuant to Section 10.11. Landlord may also elect to proceed by appropriate judicial proceedings, either at law or in equity, to enforce performance or observance by Tenant of the applicable provisions of this Lease and/or to recover damages for breach thereof.
          Section 24.03. Termination and Surrender.
               (a) If (i) any Event of Default described in Section 24.01(d), (e), (f) or (g) hereof shall occur, or (ii) any Event of Default described in Section 24.01 (a), (b), (c), (h), (i), (j), (k), or (l) shall occur and Landlord, at any time thereafter, at its option, gives notice to Tenant stating that this Lease and the Term shall expire and terminate on the date specified in such notice, which date shall be not less than ten (10) days after the giving of such notice, and if, on the date specified in such notice, Tenant shall have failed to cure the Default which was the basis for the Event of Default, then this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as if the date on which the Event of Default described in clause (i) above occurred or the date specified in the notice given pursuant to clause (ii) above, as the case may be, were the date herein definitely fixed for the expiration of the Term and Tenant immediately shall quit and surrender the Premises; provided, however, that if Landlord shall properly have given Tenant three or more notices stating that this Lease shall expire and terminate and Tenant shall have cured the Defaults that gave rise to those notices, then for a period of three years from the date of the last notice given, Tenant shall not have a right to cure a Default of substantially the same nature as the prior three Defaults, after notice of such Default has been delivered, it being understood that the foregoing provisions are not intended to impair the Mortgagee cure rights set forth in Section 10.10(a) hereof. Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in Section 24.01(f) or (g) hereof, or by federal or state statute, then, following the expiration of any such stay, or if the trustee appointed in any such proceeding, Tenant or Tenant as debtor-in-possession shall fail to assume Tenant’s obligations under this Lease within the period prescribed therefor by law or within one hundred twenty (120) days after entry of the order for relief or as may be allowed by the court, or if said trustee, Tenant or Tenant as debtor-in-possession shall fail to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease as provided in Section 24.15 hereof, Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on ten (10) days’ notice to Tenant, Tenant as debtor-in-possession or said trustee and upon the expiration of said ten (10) day period this Lease shall cease and expire as aforesaid and Tenant, Tenant as debtor-in-possession and/or trustee shall immediately quit and surrender the Premises as aforesaid.
               (b) If this Lease shall be terminated as provided in Section 24.03(a), Landlord, without notice, may re-enter and repossess the Premises using such force for that purpose as may be necessary without being liable to indictment, prosecution or damages therefor and may dispossess Tenant by summary proceedings or otherwise.
          Section 24.04. Damages. If this Lease shall be terminated as provided in Section 24.03(a) or Tenant shall be dispossessed by summary proceedings or otherwise as provided in Section 24.03(b) hereof:
               (a) Tenant shall pay to Landlord all Rental payable by Tenant under this Lease (and not yet paid) to the date upon which this Lease and the Term shall have expired and come to an end or to the date of re-entry upon the Premises by Landlord, as the case may be;
               (b) Landlord may complete all construction required to be performed by Tenant hereunder and may repair and alter the Premises in such manner as Landlord may deem necessary or advisable (and may apply to the foregoing all funds, if any, then held by Depository pursuant to Article 7, 8, or 9 or by Landlord under the Design/Construction Period Letter of Credit) without relieving Tenant of any liability under this Lease or otherwise affecting any such liability, and/or let or relet the Premises or any parts thereof for the whole or any part of the remainder of the Term or for a longer period, in Landlord’s name or as agent of Tenant, and out of any rent and other sums collected or received as a result of such reletting Landlord shall: (i) first, pay to itself the reasonable cost and expense of terminating this Lease, re-entering, retaking, repossessing, completing construction and repairing or altering the Premises, or any part thereof, and the cost and expense of removing all persons and property therefrom, including in such costs brokerage commissions, legal expenses and reasonable attorneys’ fees and disbursements, (ii) second, pay to itself the reasonable cost and expense sustained in securing any new tenants and other occupants, including in such costs brokerage commissions, legal expenses and reasonable attorneys’ fees and disbursements and other expenses of preparing the Premises for reletting, and, if Landlord shall maintain and operate the Premises, the reasonable cost and expense of operating and maintaining the Premises, and (iii) third, pay to itself any balance remaining on account of the liability of Tenant to Landlord. Landlord in no way shall be responsible or liable for any failure to relet the Premises or any part thereof, or for any failure to collect any rent due on any such reletting, and no such failure to relet or to collect rent shall operate to relieve Tenant of any liability under this Lease or to otherwise affect any such liability;
               (c) if Landlord shall not have declared all Rental due and payable pursuant to Section 24.02 hereof, Tenant shall be liable for and shall pay to Landlord, as damages, any deficiency (referred to as “Deficiency”) between the Rental reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Section 24.04(b) for any part of such period (first deducting from the rents collected under any such reletting all of the payments to Landlord described in clauses (i) and (ii) of Section 24.04(b) hereof); any such Deficiency shall be paid in installments by Tenant on the days specified in this Lease for the payment of installments of Rental, and Landlord shall be entitled to recover from Tenant each Deficiency installment as the same shall arise, and no suit to collect the amount of the Deficiency for any installment period shall prejudice Landlord’s right to collect the Deficiency for any subsequent installment period by a similar proceeding; and
               (d) if Landlord shall not have declared all Rental due and payable pursuant to Section 24.02 hereof, and whether or not Landlord shall have collected any Deficiency installments as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiencies, as and for liquidated and agreed final damages (it being agreed that it would be impracticable or extremely difficult to fix the actual damage), a sum equal to the amount by which the Rental reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Premises for the same period, both discounted to present worth at the rate of six percent (6%) per annum less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of Section 24.04(c) for the same period; it being agreed that before presentation of proof of such liquidated damages to any court, commission or tribunal, if the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting
          Section 24.05. Obligations Continue. No termination of this Lease pursuant to Section 24.03(a) or taking possession of or reletting the Premises, or any part thereof, pursuant to Sections 24.03(b) and 24.04(b) shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, repossession or reletting.
          Section 24.06. Waiver and Release. To the extent not prohibited by law, Tenant hereby waives and releases all rights now or hereafter conferred by statute or otherwise which would have the effect of limiting or modifying any of the provisions of this Article 24. Tenant shall execute, acknowledge and deliver any instruments which Landlord may reasonably request, whether before or after the occurrence of an Event of Default, evidencing such waiver or release.
          Section 24.07. Successive Suits. Suit or suits for the recovery of damages, or for a sum equal to any installment or installments of Rental payable hereunder or any Deficiencies or other sums payable by Tenant to Landlord pursuant to this Article 24, may be brought by Landlord from time to time at Landlord’s election, and nothing herein contained shall be deemed to require Landlord to await the date whereon this Lease or the Term would have expired had there been no Event of Default by Tenant and termination of this Lease.
          Section 24.08. No Limitation on Damages. Nothing contained in this Article 24 shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding an amount equal to the maximum allowed by statute or rule of law governing such proceeding and in effect at the time when such damages are to be proved, whether or not such amount shall be greater than, equal to or less than the amount of the damages referred to in any of the preceding Sections of this Article 24.
          Section 24.09. No Reinstatement of Lease, Etc. Subject to Section 24.03(a), no receipt of monies by Landlord from Tenant after the termination of this Lease shall reinstate, continue or extend the Term or affect any notice theretofore given to Tenant, or operate as a waiver of the right of Landlord to enforce the payment of Rental payable by Tenant hereunder or thereafter falling due, or operate as a waiver of the right of Landlord to recover possession of the Premises by proper remedy, except as herein otherwise expressly provided, it being agreed that after the service of notice to terminate this Lease or the commencement of any suit or summary proceedings, or after a final order or judgment for the possession of the Premises, Landlord may demand, receive and collect any monies due or thereafter falling due without in any manner affecting such notice, proceeding, order, suit or judgment, all such monies collected being deemed payments on account of the use and occupancy of the Premises or, at the election of Landlord, on account of Tenant’s liability hereunder.
          Section 24.10. Waiver of Certain Rights. Except as otherwise expressly provided herein or as prohibited by applicable law, Tenant hereby expressly waives the service of any notice of intention to re-enter provided for in any statute, or of the institution of legal proceedings to that end, and Tenant, for and on behalf of itself and all persons claiming through or under Tenant, also waives any and all right of redemption provided by any law or statute now in force or hereafter enacted or otherwise, or right of re-entry or repossession or right to restore the operation of this Lease in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge or in case of re-entry or repossession by Landlord or in case of any expiration or termination of this Lease, and Landlord and Tenant waive and shall waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage. The terms “enter,” “re-enter,” “entry” or “re-entry” as used in this Lease are not restricted to their technical legal meaning.
          Section 24.11. No Waivers. No failure by either party or any predecessor-in-interest to either party to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no payment or acceptance of full or partial Rental during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with by either party, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by the other party. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.
          Section 24.12. Equitable Remedies. Except as otherwise provided herein, and subject to Sections 41.07 and 41.08 and applicable law, in the event of any breach or threatened breach by either party of any of the covenants, agreements, terms or conditions contained in this Lease, the other party shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any rights and remedies allowed at law or in equity or by statute or otherwise as though re-entry, summary proceedings, and other remedies were not provided for in this Lease.
          Section 24.13. Cumulative Remedies. Subject to Sections 41.07 and 41.08 and except as otherwise expressly provided herein, each right and remedy of Landlord and Tenant provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by a party of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by such party of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.
          Section 24.14. Fees and Expenses. A party (the “Defaulting Party”) shall pay to the other party (the “Non-Defaulting Party”) all costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, reasonably incurred by the Non-Defaulting Party in successfully enforcing any of the covenants and provisions of this Lease and incurred in any action brought by a Non-Defaulting Party against a Defaulting Party on account of the provisions hereof, and all such costs, expenses, and reasonable attorneys’ fees and disbursements may be included in and form a part of any judgment entered in any proceeding brought by a Non-Defaulting Party against a Defaulting Party on or under this Lease. All of the sums paid by a Non-Defaulting Party as aforesaid, with interest at the Involuntary Rate from the date of payment by the Non-Defaulting Party to the date of payment by the Defaulting Party, shall be paid by the Defaulting Party to the Non-Defaulting Party within fifteen (15) days after demand by the Non-Defaulting Party.
          Section 24.15. Certain Bankruptcy Provisions.
               (a) If an order for relief is entered or if a stay of proceeding or other acts becomes effective in favor of Landlord or Landlord’s interest in this Lease in any proceeding which is commenced by or against Landlord under the present or any future federal Bankruptcy Code or any other present or future applicable federal, state or other statute or law, Tenant shall be entitled to invoke any and all rights and remedies available to it under such bankruptcy code, statute, law or this Lease, including, without limitation, such rights and remedies as may be necessary to adequately assure the continued possession and enjoyment of the Premises pursuant to this Lease.
               (b) If an order for relief is entered or if a stay of proceeding or other acts becomes effective in favor of Tenant or Tenant’s interest in this Lease in any proceeding which is commenced by or against Tenant under the present or any future federal Bankruptcy Code or any other present or future applicable federal, state or other statute or law, Landlord shall be entitled to invoke any and all rights and remedies available to it under such bankruptcy code, statute, law or this Lease, including, without limitation, such rights and remedies as may be necessary to adequately assure the complete and continuous future performance of Tenant’s obligations under this Lease. Adequate protection of Landlord’s right, title and interest in and to the Premises, and adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, shall include, without limitation, the following requirements:
                    (i) that Tenant shall comply with all of its obligations under this Lease;
                    (ii) that Tenant shall pay to Landlord, on the first day of each month occurring subsequent to the entry of such order, or on the effective date of such stay, a sum equal to the amount by which the Premises diminished in value during the immediately preceding monthly period, but in no event an amount which is less than the aggregate Rental payable for such monthly period;

                    (iii) that Tenant shall continue to use the Premises in the manner required by this Lease;
                    (iv) that Tenant shall hire, at its sole cost and expense, such security personnel as may be necessary to insure the adequate protection and security of the Premises;
                    (v) that Tenant shall pay to Landlord within thirty (30) days after entry of such order or the effective date of such stay, as partial adequate protection against future diminution in value of the Premises and adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, a security deposit as may be required by law or ordered by the court;
                    (vi) that Tenant has and will continue to have unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that sufficient funds will be available to fulfill the obligations of Tenant under this Lease;
                    (vii) that Landlord be granted a security interest acceptable to Landlord in property of Tenant, other than property of any of Tenant’s officers, directors, shareholders, employees, members or partners, to secure the performance of Tenant’s obligations under this Lease;
                    (viii) that if Tenant’s trustee, Tenant or Tenant as debtor-in-possession assumes this Lease and proposes to assign the same (pursuant to Title 11 U.S.C. Section 365, as the same may be amended) to any Person who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to the trustee, Tenant or Tenant as debtor-in-possession, then notice of such proposed assignment, setting forth (x) the name and address of such Person, (y) all of the terms and conditions of such offer, and (z) the adequate assurance to be provided Landlord to assure such Person’s future performance under the Lease, including, without limitation, the assurances referred to in Title 11 U.S.C. Section 365(b)(3) (as the same may be amended), shall be given to Landlord by the trustee, Tenant or Tenant as debtor-in-possession no later than twenty (20) days after receipt by the trustee, Tenant or Tenant as debtor-in-possession of such offer, but in any event no later than ten (10) days prior to the date that the trustee, Tenant or Tenant as debtor-in-possession shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to the trustee, Tenant or Tenant as debtor-in-possession, given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such Person, less any brokerage commissions which may be payable out of the consideration to be paid by such Person for the assignment of this Lease.
          Section 24.16. No Modifications. Nothing contained in this Article 24 shall be deemed to modify the provisions of Section 10.10 or 10.11 hereof.

ARTICLE 25
NOTICES
          Section 25.01. Notices Generally. Whenever it is provided in this Lease that a notice, demand, request, consent, approval or other communication shall or may be given to or served upon either of the parties by the other, or by Landlord upon any Mortgagee, and whenever either of the parties shall desire to give or serve upon the other any notice, demand, request, consent, approval, or other communication with respect hereto or the Premises, each such notice, demand, request, consent, approval, or other communication shall be in writing and, any law or statute to the contrary notwithstanding, shall be effective for any purpose if given or served as follows:
               (a) if by Landlord, by hand delivering, or sending by Federal Express or other reputable overnight national courier service, or by mailing the same to Tenant by registered or certified mail, postage prepaid, return receipt requested, addressed to Tenant at:
Goldman Sachs Headquarters LLC
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attn: Timur Galen
with a copy sent simultaneously and in the same manner to:
Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attn: General Counsel
with a copy sent simultaneously by facsimile to (212) 256-4295
-and-
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attn: Arthur S. Adler
with a copy sent simultaneously by facsimile to (212) 558-3588 or to such other address(es) and attorneys as Tenant may from time to time designate by notice given to Landlord as aforesaid and, in the case of any notice required to be given to any Mortgagee pursuant to this Lease, to each such Mortgagee at the address of such Mortgagee set forth in the notice mentioned in the first sentence of Section 10.10(a) hereof; and

               (b) if by Tenant, by hand delivering or sending by Federal Express or other reputable overnight national courier service, or by mailing the same to Landlord by registered or certified mail, postage prepaid, return receipt requested, addressed to Landlord as follows:
Battery Park City Authority
One World Financial Center
New York, New York 10281
Attn: President
with a copy sent simultaneously by facsimile to (212) 417-4123 with a copy sent simultaneously and in the same manner to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attn: Chris M. Smith
Client/Matter: 34370/2
with a copy sent simultaneously by facsimile to (646) 848-8238 or to such other address as Landlord may from time to time designate by notice given to Tenant as aforesaid (with a copy, given in the manner provided above, addressed to the attention of Landlord’s General Counsel, at the address set forth above or at such other address as Landlord may from time to time designate by notice to Tenant as aforesaid); and
               (c) if by Landlord to a Mortgagee, at the address of said Mortgagee set forth in the notice referred to in Section 10.10 hereof and in the manner described in Section 10.10 hereof.
          Section 25.02. Serving of Notices. Every notice, demand, request, consent, approval, or other communication hereunder shall be deemed to have been given or served when hand delivered or on refusal to accept delivery, or if sent by Federal Express or other reputable overnight national courier service, when received or when delivery is refused, or if mailed, three (3) Business Days after the date that the same shall have been deposited in the United States mails, postage prepaid, in the manner aforesaid (except that a notice designating the name or address of a person to whom any notice or other communication, or copy thereof, shall be sent shall be deemed to have been given when same is received).

ARTICLE 26
CONSTRUCTION AND MAINTENANCE OF THE CIVIC FACILITIES
          Section 26.01. Civic Facilities Generally.
               (a) The term “Landlord’s Civic Facilities” shall mean the following improvements located in the Project Area, all of which will be available to Tenant and subtenants of Tenant for their use and enjoyment in the same manner, and on the same terms and conditions, as are applicable to subtenants of other sites in the Project Area and to the general public:
(i)	(A) Electrical mains and lines bringing electrical service as described in Exhibit K, (B) gas mains as described in Exhibit K, (C) steam mains and lines bringing steam service as described in Exhibit K and (D) such other work to be performed by Landlord pursuant to Exhibit K-1 (and, to the extent Exhibit K-1 amplifies any other work described in this Section 26.01, Landlord’s obligation in respect of such work shall be so amplified);

(ii)	Water mains located along Vesey Street and Murray Streets for branch tie-in by Tenant at its own cost at a location designated by Tenant and subject to the approval of any applicable City agency which has jurisdiction over water mains and branches;

(iii)	(A) Sanitary sewers located along Vesey Street for branch tie-in by Tenant at its own cost at a location designated by Tenant and subject to the approval of any applicable City agency which has jurisdiction over sanitary sewers and branches and (B) storm sewers located along Vesey Street and Murray Streets for branch tie-in by Tenant at its own cost at a location designated by Tenant and subject to the approval of any applicable City agency which has jurisdiction over storm sewers and branches;

(iv)	Fire hydrants and Emergency Response Service (“ERS”) conduits and boxes as described in Exhibit K;

(v)	Street lighting (conduit, cable, poles, fixtures and connections) as described in Exhibit K;

(vi)	Streets;

(vii)	Curbs;

(viii)	Temporary concrete sidewalks;

(ix)	Permanent sidewalks in the Project Area and not on or adjacent to the Premises, including planting strip, cobble strip and paving;

(x)	Landscaped esplanade, including appurtenances located within the pierhead line of the Project Area (“Esplanade”);

(xi)	Existing and future parks and recreation areas, including, without limitation, those areas known as Governor Nelson A. Rockefeller Park, the Vesey Street turnaround area, a landscaped triangle on Murray Street, a landscaped median strip on North End Avenue, Teardrop Park, The Irish Hunger Memorial, Robert F. Wagner, Jr. Park, Rector Park, the Site 23/24 Ball fields and the Site 16/17 Public Open Space (collectively, the “Parks”); and

(xii)	To the extent of Landlord’s obligations under Section 26.03 (a)(ii), street trees in accordance with a landscape plan approved by Landlord pursuant to Article 11.
          Landlord and Tenant acknowledge that, excepting only the items in clause (a)(i) above, all of the foregoing Landlord’s Civic Facilities, to the extent relevant to Tenant’s occupancy, have been completed. The term “Landlord’s Basic Civic Facilities” shall mean the items set forth in clauses (a)(i), (a)(ii), (a)(iii), (a)(iv), (a)(v), (a)(vi) and (a)(vii) above, to the extent such items are reasonably required for the use and enjoyment of the Premises by Tenant. Landlord shall complete the items in clause (a)(i) above, at Landlord’s sole cost and expense, with reasonable diligence in accordance with the time periods and specifications set forth on Exhibit K and Exhibit K-1, after delivery by Tenant to Landlord of the plans and specifications relevant thereto.
               (b) The term “Tenant’s Civic Facilities” shall mean the following portions of the Civic Facilities:
               (i) Permanent sidewalk, including cobble strip, on streets adjacent to the Premises, including replacement curbs as required and both permanent street lighting (conduit, boxes, cable, poles, fixtures and connections) and any construction period lighting which may be required;
               (ii) Street trees;
               (iii) A public pedestrian walkway at the western edge of the Land from the sidewalk along Murray Street to the sidewalk along Vesey Street, as described in the Design Guidelines;
               (iv) At least 5,000 square feet of retail space opening onto the pedestrian walkway, as described in the Design Guidelines; and
               (v) A lay-by lane adjacent to Hudson River Park.
          Section 26.02. Construction of Tenant’s Civic Facilities. Subject to Unavoidable Delays, Tenant shall commence and diligently complete on or before the first anniversary of Substantial Completion, in accordance with the Construction Documents and the specifications (which shall be consistent with the Design Guidelines) supplied by Landlord, the construction or installation of Tenant’s Civic Facilities, in a good and workmanlike manner and in compliance with normal construction rules of the City of New York and all other Requirements. Tenant shall repair or reimburse Landlord within thirty (30) days after demand for the cost of any repair necessitated by any damage caused by Tenant to the streets or street lighting as such facilities existed as of the Commencement Date. Landlord will complete paving of adjacent roadbeds promptly upon completion by Tenant of curbs and other street work described in subparagraphs (i) and (ii) of Section 26.01(b) above.
          Section 26.03. Maintenance of Civic Facilities.
               (a) Generally. Landlord and Tenant each shall take good care of Landlord’s Civic Facilities or Tenant’s Civic Facilities, respectively, and each party shall keep and maintain the respective Civic Facilities for which it is so responsible in good and safe order and condition and free of accumulations of dirt, rubbish, snow and ice, and shall make all repairs (including structural repairs, restorations and replacements necessary to maintain the same in first-class condition (collectively, “Maintenance Obligations”), except (i) if Tenant installs temporary concrete sidewalks adjacent to the Premises, then Tenant shall perform Maintenance Obligations in respect of same, (ii) if Tenant previously has caused the street trees referred to in Section 26.01(b)(ii) to be installed in accordance with the requirements of this Article 26 and maintained and replaced until the first anniversary of the proper installation of such trees, then from and after such first anniversary, Landlord shall perform Maintenance Obligations with respect to said street trees, and (iii) as otherwise provided in Section 26.03(b). The obligation of Landlord to perform Maintenance Obligations is expressly conditioned upon Tenant’s compliance with Tenant’s obligations under Section 26.05. Notwithstanding the initial sentence of this Section 26.03, Maintenance Obligations on the part of Landlord in respect of any portion of the Civic Facilities described in Sections 26.01(a)(i)-(vii) shall terminate (or shall have terminated) on the date that the appropriate utility company or the City of New York, as the case may be, shall commence (or shall have commenced) performance of Maintenance Obligations in respect of same.
               (b) Pedestrian Walkway. If Tenant is in compliance in all material respects with its obligations under Sections 26.01(b)(iv) and 26.03(a) hereof with respect to the pedestrian walkway, and no Event of Default is continuing, Tenant shall be entitled to enforce the rights of Landlord for reimbursement of a portion of the cost of removing dirt, rubbish, snow and ice from the pedestrian walkway referred to in Section 26.01(b)(iv) from the tenant of Site 25 as provided in Section 26.02 of the Site 25 Ground Lease. For the limited purpose of enforcing said right to reimbursement, Landlord shall assign to Tenant the right, in the name and stead of Landlord, if required, to bring an action against said tenant for reimbursement of said costs (and, also to the extent required, Landlord shall execute and deliver such documents, and shall otherwise cooperate with Tenant, as Tenant may reasonably request to implement the foregoing); provided, however, that Tenant shall, and does hereby agree to, indemnify, defend and hold harmless Landlord and the other Indemnitees from and against any and all liability, claims, losses, costs and expenses arising in connection with the exercise by Tenant of its right to seek reimbursement from said tenant, whether in its own right or in the name and stead of Landlord.
               (c) Enforcement of Site 25 Ground Lease Signage Provisions. If Tenant is in compliance in all material respects with its obligations under Sections 26.01(b)(iv) and 26.03(a) hereof, and no Event of Default is continuing, Tenant shall be entitled, on a non-exclusive basis, to enforce the rights of Landlord to enforce Section 24.01(c) of the Site 25 Ground Lease only with respect to the obligations of the tenant of Site 25 to comply with those portions of the Design Guidelines (as defined in the Site 25 Ground Lease) that relate to the maintenance by the tenant of Site 25 of signage visible from the exterior of the Building (as defined in the Site 25 Ground Lease). For the limited purpose of enforcing said right, Landlord shall assign to Tenant the right, in the name and stead of Landlord, if required, to bring an action against said tenant to comply with said provisions (and, also to the extent required, Landlord shall execute and deliver such documents, and shall otherwise cooperate with Tenant, as Tenant may reasonably request to implement the foregoing); provided, however, that Tenant shall, and does hereby agree to, indemnify, defend and hold harmless Landlord and the other Indemnitees from and against any and all liability, claims, losses, costs and expenses arising in connection with the exercise by Tenant of its right to enforce such provisions, whether in its own right or in the name and stead of Landlord.
               (d) Tenant’s Public Library Branch Obligation. Tenant covenants to provide Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000) for fit-out of a public library branch in Battery Park City, at Site 16/17, Five Hundred Thousand and 00/100 Dollars ($500,000) of which is to be paid to Landlord upon the execution of an agreement between Tenant, Landlord and the New York Public Library with respect thereto, and the balance to be paid to Landlord no later than five (5) Business Days after notice has been given to Tenant that a temporary certificate of occupancy has been issued with respect to the portion of the Site 16/17 building including all or any portion of the space allocated to a public library branch. All such funds shall be held by Landlord in a separate account and expended solely for the design and construction of the interior portion of the public library branch, upon receipt by Landlord of invoices for goods or services with respect to such fit-out.
          Section 26.04. Tenant Remedies
               (a) If Landlord shall fail to perform its Maintenance Obligations in accordance with Section 26.03, Tenant shall have the right to engage in Self-Help and/or to seek specific performance of such obligations (collectively, the “Approved Remedies”). Notwithstanding the provisions of Section 26.04(b), Tenant shall not be entitled to exercise any of the Approved Remedies at any time that there exists a Default in the payment of money or any other Event of Default. No delay, non-performance or part performance by Landlord under Section 26.03 shall release Tenant from any of its obligations under this Lease. The election by Tenant of any remedy specified in this Section 26.04(a) shall not preclude Tenant from pursuing any other remedy specifically set forth in this Section 26.04. Nothing in this Section 26.04(a) shall be construed as a waiver by Tenant of its right to bring a constructive or actual eviction claim with respect to the subject matter of the Maintenance Obligations.
               (b) If (subject to Unavoidable Delays) Landlord fails to perform any of Landlord’s Maintenance Obligations, Tenant (in its own name and not as agent of Landlord) shall have the right (but shall not be obligated) to undertake such obligations (“Self-Help”), in accordance with the provisions of this Section 26.04(b). Prior to engaging in Self-Help, Tenant shall give to Landlord thirty (30) days written notice (or, in the case of an emergency situation, such notice, written or otherwise, as is reasonable in light of all the circumstances) specifying the nature of Landlord’s failure and advising of Tenant’s intention to engage in Self-Help. If Landlord shall not have remedied the failure complained of prior to the thirtieth (30th) day after such notice (or, in the case of any emergency situation, such lesser period as shall be reasonable in light of all the circumstances), Tenant shall be entitled to engage in Self Help, provided that if such failure shall be of a nature that the same cannot be completely remedied within said thirty (30) day period (or lesser period, in the case of an emergency), Tenant shall not be entitled to engage in Self-Help if Landlord commences to remedy such failure within such period and thereafter diligently and continuously proceeds to remedy same. A copy of any notice given to Landlord pursuant to this Section 26.04(b) shall be sent to all other tenants of Landlord in the Project Area affected by Landlord’s Civic Facilities of whose names and addresses Landlord shall have given Tenant notice with specific reference to this Section 26.04(b), and, in the event Tenant engages in Self-Help, Tenant shall use its commercially reasonable efforts (taking into account the exigencies of the situation giving rise to the need for Self-Help) to cooperate with such other tenants and to coordinate any actions taken in furtherance thereof with the actions of any tenant(s) that may elect to engage in Self-Help under the applicable provision(s) of any other lease(s) entered into by Landlord with respect to the Project Area. In furtherance of Tenant’s exercise of the right of Self-Help set forth in this Section 26.04(b), Landlord, upon reasonable notice, shall permit Tenant and its agents or representatives to inspect Landlord’s Civic Facilities at all reasonable times for the purpose of determining whether or not Landlord is in compliance with Landlord’s Maintenance Obligations. Landlord hereby grants Tenant a right to enter upon Landlord’s Civic Facilities in order to perform Self-Help in accordance with this Section 26.04(b). Tenant shall not be liable for inconvenience, annoyance, disturbance, loss of business or other damage to Landlord by reason of Tenant’s exercise of the right of Self-Help hereunder, provided that Tenant shall use reasonable efforts to minimize such inconvenience, annoyance, disturbance, loss of business or other damage to Landlord caused by Tenant in the exercise of its right of Self-Help.
               (c) In the event Tenant engages in Self-Help as provided in Section 26.04(b) with respect to Landlord’s Maintenance Obligations, after submission to Landlord of a written statement of Tenant’s expenses with supporting documentation, Tenant shall have the right to offset against the next installment(s) of Civic Facilities Payment an amount equal to the reasonable expenses thereby incurred and/or theretofore paid by Tenant together with interest thereon at the Involuntary Rate computed with respect to each payment made by Tenant under this Section 26.04(c) from the date of payment by Tenant until the date(s) Tenant effectuates the offset(s).
               (d) Subject to the last sentence of Section 26.04(a), in the event Landlord shall fail to perform Landlord’s Maintenance Obligations, Landlord shall incur no penalty or liability and Tenant shall have no remedies or rights other than as expressly provided herein, it being agreed by the parties that Landlord’s failure to perform Landlord’s Maintenance Obligations shall not be deemed a failure by Landlord to perform a substantial obligation on Landlord’s part to be performed under this Lease.
          Section 26.05. Payment of Certain Costs.
               (a) As its allocable share of the cost of operating, maintaining, repairing, restoring, replacing and upgrading the Esplanade, the Parks and any other parks or open spaces within or adjacent to the Project Area, the curbs referred to in Section 26.01(a)(vii) and the street trees referred to in Sections 26.01(a)(xii) and (b)(iii) and similar civic facilities in other portions of the Project Area, including, at Landlord’s election, the costs of creating and maintaining a reasonable reserve fund and of insuring the Civic Facilities or any part thereof (such costs being hereinafter referred to as “Operating Costs”), Tenant, for each Lease Year or portion thereof commencing on January 1, 2009 (the “Initial CFP Date”) and ending on the last day of the Term, shall pay to Landlord an annual sum (the “Civic Facilities Payment”) determined as follows:
               (i) for the period commencing on the Initial CFP Date and ending December 31, 2009 (the “First CFP Period”), an amount equal to the product derived by multiplying $0.4136 by the gross square feet of floor area in the Building (or, in the event the Building is not completed, by the gross square feet of floor area shown in the Construction Documents); and
               (ii) for each Lease Year thereafter succeeding the First CFP Period (the “Second CFP Period”), the Civic Facilities Payment shall be increased by an amount equal to the product obtained by multiplying the Civic Facilities Payment for the prior Lease Year by three percent (3%).

               (b) Landlord shall have the right to transfer to a trust or other entity the responsibility of performing Landlord’s Maintenance Obligations and the right to receive installments of the Civic Facilities payment directly from Tenant, and if Landlord shall effect such a transfer, Tenant shall have the right to require such trust or other entity to perform the responsibilities and exercise the rights so transferred notwithstanding any transfer of Landlord’s interest in the parcels, or in the leases of the parcels, within the Project Area. Upon such a transfer by Landlord and provided that such trust or other entity, in writing, assumes and agrees to perform Landlord’s Maintenance Obligations for the benefit of all tenants of parcels within the Project Area from and after the date of such assumption, Landlord shall have no further liability with respect hereto. Prior to effecting such transfer, Landlord shall consult with Tenant with respect to the composition of such trust or other entity. Landlord shall give Tenant notice of the consummation of any such transfer. Notwithstanding such transfer, the Civic Facilities Payment shall, at all times, constitute Rental hereunder. Thereafter, for each Lease Year, such trust or other entity shall submit to Tenant the Parks-Esplanade Budget and other information required by this Section 26.05(b) and shall give notice thereof to Tenant in the same manner as would otherwise be required of Landlord. Notwithstanding any transfer of Landlord’s Maintenance Obligations, Tenant shall retain the rights provided in this Article 26.
          Section 26.06. Tenant shall pay to Landlord the Civic Facilities Payment due in respect of the First CFP Period and the Second CFP Period in equal monthly installments payable in advance on the first day of each month that occurs within such periods.
          Section 26.07. Subject to Section 26.09, if all or any part of Landlord’s Civic Facilities or Tenant’s Civic Facilities, as the case may be, shall be destroyed or damaged in whole or in part by fire or other casualty of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, the party responsible for initial construction of said Civic Facilities, at no cost and expense to the other, whether or not such damage or destruction shall have been insured or insurable, and whether or not insurance proceeds, if any, shall be sufficient for the purpose, shall restore or cause to be restored with reasonable diligence (subject to Unavoidable Delays) such Civic Facilities as nearly as practicable to the character and utility existing immediately prior to such occurrence and using materials of equal or better quality.
          Section 26.08. Subject to Section 26.09, if at any time during the Term there shall be a taking by any lawful power or authority through the exercise of the right of condemnation or eminent domain of all or any part of Landlord’s Civic Facilities, or there shall be an agreement in lieu of a taking between Landlord and those authorized to exercise such right, Landlord shall receive the award attributable to the Landlord’s Civic Facilities so taken, as provided in Article 9, and Landlord, at Landlord’s sole cost and expense, whether or not the award or awards, if any, payable to Landlord are sufficient for the purpose, shall proceed with reasonable diligence (subject to Unavoidable Delays) to restore to the extent practicable any remaining portion of the Landlord’s Civic Facilities not so taken to a complete, self-contained unit. Landlord shall hold the award or awards received by it with respect to such taking in trust for the sole purpose of paying the cost of restoring the remaining portion of the Civic Facilities not so taken, and Landlord shall apply such award or awards first to the payment in full of the cost of such restoration before using any part of the same for any other purpose. Anything contained herein to the contrary notwithstanding, in no event shall Landlord’s liability hereunder as trustee exceed the amount of the award or awards received by Landlord, as reduced by the portion thereof applied to the restoration. Upon completion of the restoration, Landlord may pay over to itself the unapplied award or awards and the trust obligations hereunder with respect to such award or awards shall terminate. Nothing in this Section 26.08 shall affect Tenant’s rights under Article 9 (either generally or with respect to a taking of the Landlord’s Civic Facilities identified in Article 9), and to the extent that this Section 26.08 is inconsistent with Article 9, the latter shall control.
          Section 26.09. Notwithstanding the foregoing to the contrary, (i) in the event that a casualty to or taking of Landlord’s Civic Facilities occurs at a time when there has been a casualty to, or condemnation of all or any part of, the Building and Tenant fails to restore the Building, Landlord shall have no obligation to restore Landlord’s Civic Facilities and (ii) Landlord’s obligation to restore Landlord’s Civic Facilities shall in any event only extend to (and in any event shall only apply prior to any public dedication thereof) the Landlord’s Basic Civic Facilities.
          Section 26.10. To the extent that terms set forth in Exhibit K-1 conflict with the section of the Proposal captioned “Required Utility Modifications”, as between Landlord and Tenant, the terms of Exhibit K-1 shall control.

ARTICLE 27
STREET WIDENING
          If at any time during the Term any proceedings are instituted or orders made by any Governmental Authority (other than proceedings instituted or orders made by Battery Park City Authority or any successor to or subsidiary of Battery Park City Authority, or any other Governmental Authority acting in its capacity as a party in the chain of title (i.e., Landlord) and not as a Governmental Authority, and other than proceedings instituted solely in respect of or orders made solely applicable to Battery Park City) for the widening or other enlargement of any street contiguous to the Premises requiring removal of any projection or encroachment on, under or above any such street, or any changes or alterations upon the Premises, or in the sidewalks, vaults (other than vaults which are under the control of, or are maintained or repaired by, a utility company), gutters, curbs or appurtenances, Tenant, with reasonable diligence (subject to Unavoidable Delays) shall comply with such requirements, and on Tenant’s failure to do so, Landlord may comply with the same in accordance with the provisions of Article 21. Tenant shall be permitted to contest in good faith any proceeding or order for street widening instituted or made by any Governmental Authority which Tenant must comply with pursuant to the terms of this Article 27, provided that during the pendency of such contest Tenant deposits with Depository or a Mortgagee that is an Institutional Lender or such Mortgagee’s designee security or delivers to Landlord a Qualifying Guaranty in amount reasonably satisfactory to Landlord for the performance of the work required in the event that Tenant’s contest should fail. In no event shall Tenant permit Landlord to become liable for any criminal liability or penalty as a result of Tenant’s failure to comply with reasonable diligence (subject to Unavoidable Delays) with any of the foregoing orders. Any widening or other enlargement of any such street and the award or damages in respect thereto shall be deemed a partial condemnation and be subject to the provisions of Article 9 notwithstanding that such partial condemnation relates solely or in part to Civic Facilities which are not part of the Premises. This provision is not intended to relate to any Landlord’s Civic Facilities
          Subject to the terms of Section 26.09, Landlord represents and warrants that, within the Project Area, the following streets have been mapped as New York City public streets and, subject to Landlord’s generally applicable policies and procedures for partial closures of public streets, are and shall remain open for public use: Murray Street, North End Avenue, and Vesey Street (east of North End Avenue).
          Nothing set forth in this Article 27 shall affect any right of Tenant (or its Affiliates), or any Landlord agreement in respect to, the streets, curbs and similar provisions set forth in the Proposal.

ARTICLE 28
SUBORDINATION; ATTORNMENT
          (a) Landlord’s interest in this Lease, as this Lease may be modified, amended or supplemented, shall not be subject or subordinate to (i) any mortgage now or hereafter placed upon Tenant’s interest in this Lease or (ii) any other liens or encumbrances hereafter affecting Tenant’s interest in this Lease (including, without limitation, a lien filed pursuant to Section 339-z and Section 339-aa of the Real Property Law).
          (b) Tenant’s interest in this Lease, as the same may be modified, amended or renewed, shall not be subject or subordinate to any liens or encumbrances hereafter affecting Landlord’s interest in (i) the fee title to Battery Park City or any part thereof, (ii) this Lease, (iii) the Premises, or (iv) the Master Lease. Without limiting the foregoing, Battery Park City Authority, in its capacity as tenant under the Master Lease, acknowledges and agrees that the interest of the tenant under the Master Lease and the interest of any other Person in the Premises which interest arises by, through or under, or is otherwise derivative of, the Master Lease, including, without limitation, any possessory interest under the Master Lease, are and shall be subject and subordinate to the Tenant’s interest under this Lease and the interest of any other Person in the Premises or in this Lease which interest arises by, through or under, or is otherwise derivative of, Tenant’s interest under this Lease, for so long as this Lease remains in effect.

ARTICLE 29
EXCAVATIONS AND SHORING
          Except as otherwise provided in Article 27, if any excavation shall be made or contemplated to be made for construction or other purposes upon property adjacent to the Premises, the parties shall be deemed to have such rights and obligations as would apply if the Premises were subject to New York City Administrative Code Section C26-229, and, for purposes of effectuating the terms of this Article 29, Tenant shall be considered to be the “owner” of the Premises as referred to in said section.

ARTICLE 30
CERTIFICATES BY LANDLORD AND TENANT
          Section 30.01. Tenant Certificate. At any time and from time to time upon not less than twenty (20) days’ notice by Landlord, Tenant shall execute, acknowledge and deliver to Landlord or any other party specified by Landlord a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications) and the date to which each obligation constituting Rental has been paid, stating whether or not to the actual knowledge of Tenant (“actual knowledge” to be determined based upon the due inquiry of the signatory), Landlord is in default in performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such default of which Tenant has such knowledge and responding to such other matters as Landlord may reasonably request. Such certificate shall be addressed to Landlord and such other Persons, and may be relied upon by such Persons, as Landlord may reasonably request.
          Section 30.02. Landlord Certificate. At any time and from time to time upon not less than twenty (20) days’ notice by Tenant, Landlord shall execute, acknowledge and deliver to Tenant or any other party specified by Tenant a statement (a) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications), (b) stating the date to which each obligation constituting Rental has been paid, (c) stating whether or not to the actual knowledge of Landlord (“actual knowledge” to be determined based upon the due inquiry of the signatory), Tenant is in Default in the performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such Default of which Landlord may have knowledge, (d) stating whether or not Landlord shall recognize a proposed lender (i) as an Institutional Lender and (ii) as a Mortgagee holding a lien first in priority, and (e) responding to such other matters as Tenant may reasonably request. Such certificate shall be addressed to Tenant and such other Persons, and may be relied upon by such Persons, as Tenant may reasonably request.

ARTICLE 31
CONSENTS AND APPROVALS
          Section 31.01. Consents in Writing; Future Consents. Except as otherwise expressly set forth in this Lease, all consents and approvals which may be given under this Lease shall, as a condition of their effectiveness, be in writing. The granting of any consent or approval by a party to perform any act requiring consent or approval under the terms of this Lease, or the failure on the part of a party to object to any such action taken without the required consent or approval, shall not be deemed a waiver by the party whose consent was required of its right to require such consent or approval for any further similar act.
          Section 31.02. Certain Deemed Approvals. If, pursuant to the terms of this Lease, any consent or approval by Landlord or Tenant is required, then unless expressly provided otherwise in this Lease, if the party who is to give its consent or approval shall not have notified the other party within fifteen (15) Business Days or such other period as is expressly specified in this Lease after receiving such other party’s request for a consent or approval that such consent or approval is granted or denied, and if denied, the reasons therefor in reasonable detail, such consent or approval shall be deemed granted. If, pursuant to the terms of this Lease, any consent or approval by Landlord or Tenant is not to be unreasonably withheld or is subject to a specified standard, then in the event there shall be a final determination that the consent or approval was unreasonably withheld or that such specified standard has been met so that the consent or approval should have been granted, the consent or approval shall be deemed granted and such granting of the consent or approval shall be the only remedy to the party requesting or requiring the consent or approval. Whenever it is provided in this Lease that Landlord’s or Tenant’s approval shall be deemed given if Landlord or Tenant (whether or not reference is made to this Section 31.02), as applicable, shall have not responded to a particular request of Landlord or Tenant, as applicable, within a certain time period, Landlord’s or Tenant’s approval, as applicable, shall be deemed given provided that Landlord’s or Tenant’s request, as applicable, shall contain the following notice in bold and capitalized type: YOUR CONSENT TO THE [DESCRIBE REQUEST] SHALL BE DEEMED GIVEN IF YOU FAIL TO RESPOND TO THIS REQUEST WITHIN [SPECIFIED PERIOD] FROM THE DATE OF YOUR RECEIPT OR DEEMED RECEIPT OF THIS NOTICE.
          Section 31.03. Unreasonable Delays or Conditions. If, pursuant to the terms of this Lease, any consent or approval by Landlord or Tenant is not to be unreasonably withheld, such consent or approval shall, in addition, not be unreasonably delayed or conditioned.
          Section 31.04. No Fees. Except as specifically provided herein, no fees or charges of any kind or amount shall be required by either party hereto as a condition of the grant of any consent or approval which may be required under this Lease.

ARTICLE 32
SURRENDER AT END OF TERM
          Section 32.01. Surrender Generally. On the last day of the Term or upon any earlier termination of this Lease, or upon a reentry by Landlord upon the Premises pursuant to Article 24 hereof, Tenant shall, subject to Articles 8 and 9 hereof, well and truly surrender and deliver up to Landlord the Premises in good order, condition and repair, reasonable wear and tear excepted, free and clear of all lettings, occupancies, liens and encumbrances, other than Landlord’s Liens, or lettings and occupancies which by their express terms and conditions extend beyond the Expiration Date and to which Landlord shall have consented and agreed, in writing, may extend beyond the Expiration Date, without any payment or allowance whatever by Landlord. Tenant hereby waives any notice now or hereafter required by law with respect to vacating the Premises on any such termination date.
          Section 32.02. Deliveries Upon Termination. On the last day of the Term or upon any earlier termination of the Lease, or upon a re-entry by Landlord upon the Premises pursuant to Article 24 hereof unless Tenant shall have purchased the Premises in accordance with Section 40.02, Tenant shall deliver to Landlord Tenant’s executed counterparts of all Subleases and any service and maintenance contracts then affecting the Premises, true and complete maintenance records for the Premises, all original licenses and permits then pertaining to the Premises, permanent or temporary Certificates of Occupancy then in effect for the Building, and all warranties and guarantees then in effect which Tenant has received in connection with any work or services performed or Equipment installed in the Building, together with a duly executed assignment, without recourse except as to Recourse Claims, thereof to Landlord, all documents required to be provided or maintained by Article 37 or any other express provisions of this Lease.
          Section 32.03. Abandonment of Personal Property. Any personal property of Tenant or of any Subtenant which shall remain on the Premises for ten (10) days after the termination of this Lease and after the removal of Tenant or such Subtenant from the Premises, may, at the option of Landlord, be deemed to have been abandoned by Tenant or such Subtenant and either may be retained by Landlord as its property or be disposed of, without accountability, in such manner as Landlord may see fit. Landlord shall not be responsible for any loss or damage occurring to any such property owned by Tenant or any Subtenant.
          Section 32.04. Survival. The provisions of this Article 32 shall survive any termination of this Lease.

ARTICLE 33
ENTIRE AGREEMENT
          This Lease, together with the exhibits hereto, contains all the promises, agreements, conditions, inducements and understandings between Landlord and Tenant relative to the Premises and there are no promises, agreements, conditions, understandings, inducements, warranties, or representations, oral or written, expressed or implied, between them other than as herein or therein set forth and other than as may be expressly contained in any written agreement between the parties executed simultaneously herewith.

ARTICLE 34
QUIET ENJOYMENT
          Landlord covenants that Tenant, and any Person claiming through or under Tenant, shall and may (subject, however, only to the exceptions, reservations, terms and conditions of this Lease) peaceably and quietly have, hold and enjoy the Premises for the term hereby granted without molestation or disturbance by or from Landlord or any Person claiming through or under Landlord and free of any encumbrance created or suffered by Landlord, except only those encumbrances, liens or defects of title created or suffered by Tenant and the Title Matters.

ARTICLE 35
ARBITRATION
          In such cases where this Lease expressly provides for the settlement of a dispute or question by arbitration, and only in such cases, the party desiring arbitration shall appoint a disinterested person as arbitrator on its behalf and give notice thereof to the other party (and, if the party giving such notice is Landlord, a copy of such notice shall be given at the same time and in the same manner to any Mortgagee who is then entitled to receive copies of notices of Default under Section 10.10(a)) who shall, within fifteen (15) days thereafter, appoint a second disinterested person as arbitrator on its behalf and give notice thereof to the first party. The two (2) arbitrators thus appointed shall together appoint a third disinterested person within fifteen (15) days after the appointment of the second arbitrator, and said three (3) arbitrators shall, as promptly as possible, determine the matter which is the subject of the arbitration and the decision of the majority of them shall be conclusive and binding on all parties and judgment upon the award may be entered in any court having jurisdiction. If a party who shall have the right pursuant to the foregoing to appoint an arbitrator fails or neglects to do so, then, and in such event, the other party (or if the two (2) arbitrators appointed by the parties shall fail to appoint a third arbitrator when required hereunder, then either party) may apply to the American Arbitration Association (or any organization successor thereto), or in its absence, refusal, failure or inability to act, may apply for a court appointment of such arbitrator. The arbitration shall be conducted in the City and County of New York and, to the extent applicable and consistent with this Article 35, shall be in accordance with the Commercial Arbitration Rules then obtaining of the American Arbitration Association or any successor body of similar function. The expenses of arbitration shall be shared equally by Landlord and Tenant but each party shall be responsible for the fees and disbursements of its own attorneys and the expenses of its own proof. Landlord and Tenant shall sign all documents and to do all other things necessary to submit any such matter to arbitration and further shall, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder. The arbitrators shall have no power to vary or modify any of the provisions of this Lease and their jurisdiction is limited accordingly. If the arbitration takes place pursuant to Article 11 hereof or concerns any Capital Improvement or Restoration, then each of the arbitrators shall be a licensed professional engineer or registered architect having at least ten (10) years’ experience in the design of commercial office buildings, and, to the extent applicable and consistent with this Article 35, such arbitration shall be conducted in accordance with the Construction Arbitration Rules then obtaining of the American Arbitration Association or any successor body of similar function. Any first Mortgagee shall have the right to participate in any arbitration hereunder, provided that such Mortgagee’s participation shall be with and on the side of Tenant, and not of a third party.

ARTICLE 36
INVALIDITY OF CERTAIN PROVISIONS
          If any term or provision of this Lease or the application thereof to any Person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

ARTICLE 37
FINANCIAL REPORTS
[INTENTIONALLY OMITTED]

ARTICLE 38
RECORDING OF MEMORANDUM
     Either Landlord or Tenant may record a memorandum of this Lease or a memorandum of any amendment or modification of this Lease, provided that the memorandum shall not include the financial terms of this Lease or of any amendment or modification. Each shall, upon the request of the other, join in the execution of a memorandum of this Lease or a memorandum of any amendment or modification of this Lease in proper form for recordation together with any transfer tax returns or forms necessary for such recordation. Attached hereto as Exhibit H is a form of memorandum of lease that the parties contemplate recording promptly after the execution hereof.

ARTICLE 39
NO DISCRIMINATION
          Section 39.01. No Discrimination Generally.
               (a) Tenant, in the sale, transfer or assignment of its interest under this Lease, or in its use, operation or occupancy of the Premises and employment and conditions of employment in connection therewith, or in the subletting of the Premises or any part thereof, or in connection with the erection, maintenance, repair, Restoration, alteration or replacement of, or addition to, the Building or Tenant’s Civic Facilities (i) shall not discriminate, shall prohibit discrimination, and (to the extent reasonably under Tenant’s control) shall not permit discrimination against any person by reason of race, creed, color, religion, national origin, ancestry, sex, age, disability or marital status, (ii) shall comply with all applicable federal, state and local laws, ordinances, rules and regulations from time to time in effect, and (iii) shall make reasonable efforts to ensure that employees and applicants for employment are treated without regard to their race, creed, color, religion, national origin, ancestry, sex, age, disability or marital status. As used herein, the term “treated” shall mean and include, without limitation, the following: recruited, whether by advertising or other means; compensated, whether in the form of rates of pay or other forms of compensation; selected for training, including apprenticeship; promoted; upgraded; downgraded; demoted; transferred; laid off; and terminated. Tenant will post in conspicuous places in the Building, available to employees of Tenant and applicants for employment, notices provided by Landlord setting forth the language of this non-discrimination provision.
               (b) Tenant will, in all solicitations or advertisements for employees placed by or on behalf of Tenant, state that all qualified applicants will be considered for employment without regard to race, color, creed or national origin.
               (c) Tenant will send each labor union or other representative of workers with which it has a collective bargaining agreement or other contract or understanding a notice advising such labor union or workers’ representative of Tenant’s agreement as contained in this Section and a copy thereof shall be sent to Landlord within three (3) days of notification to such union or representative.
               (d) Within twenty (20) days after request by Landlord, Tenant will furnish to Landlord all information required by Landlord pursuant to this Section and will permit access by Landlord to its books, records, and accounts for the purposes of investigation to ascertain compliance with this Section.
               (e) Within twenty (20) days after request by Landlord, Tenant shall furnish such compliance reports (“Compliance Reports”) as may from time to time be reasonably required by Landlord, such reports to contain information as to Tenants’

practices, policies, programs, employment policies and employment statistics. Such Compliance Reports shall, if Landlord so requests, contain the following additional information:
               (i) information as to the practices, policies, programs, employment policies and employment statistics of Tenant; and
               (ii) if Tenant has a collective bargaining agreement or other contract or understanding with a labor union or an agency referring workers or providing or supervising apprenticeship or training for such workers, such information as to such labor union’s or agency’s practices and policies affecting compliance as Landlord may reasonably require, provided that to the extent such information is within the exclusive possession of a labor union or an agency referring workers or providing or supervising apprenticeship or training, and such labor union or agency shall refuse to furnish such information to Tenant, Tenant shall so certify to Landlord as part of its Compliance Report and shall set forth what efforts it has made to obtain such information.
               (f) With respect to any construction of the Building or any Capital Improvement, all persons employed by Tenant will be paid, without subsequent deduction or rebate unless expressly authorized by law, not less than the minimum hourly rate required by law.
Section 39.02. Construction Agreement Provisions. Tenant shall include the following subparagraphs (a) through (e) of this Section 39.02 (or provisions substantially the same) in any written Construction Agreement or any agreements entered into by Tenant for the cleaning, repair, property management or maintenance of the Premises, in each case only where the aggregate annual payments under such agreement exceed Two-Hundred Fifty Thousand and 00/100 Dollars ($250,000) (as such amount shall be increased as provided in Section 7.02(a)), in such manner that these provisions shall be binding upon the parties with whom such agreements are entered into (any party being bound by such provisions shall be referred to in this Section 39.02 as “Contractor”):
               (a) Contractor shall not discriminate against employees or applicants for employment because of race, creed, color, religion, national origin, ancestry, sex, age, disability or marital status, shall comply with all applicable federal, state and local laws, ordinances, rules and regulations from time to time in effect prohibiting such discrimination or pertaining to equal employment opportunities and shall undertake programs of affirmative action to ensure that employees and applicants for employment are afforded equal employment opportunities without discrimination. Such action shall be taken with reference to, but not limited to, recruitment, employment, job assignment, promotion, upgrading, demotion, transfer, layoff or termination, rates of pay or other forms of compensation, and selection for training or retraining, including apprenticeship and on-the-job training.

               (b) Contractor shall request each employment agency, labor union and authorized representative of workers with which it has a collective bargaining or other agreement or understanding to furnish it with a written statement that such employment agency, labor union or representative will not discriminate because of race, creed, color, religion, national origin, ancestry, sex, age, disability or marital status and that such agency, union or representative will cooperate in the implementation of Contractor’s obligations hereunder.
               (c) Contractor shall state in all solicitations or advertisements for employees placed by or on behalf of Contractor that all qualified applicants shall be afforded equal employment opportunities without discrimination because of race, creed, color, religion, national origin, ancestry, sex, age, disability or marital status.
               (d) Contractor shall comply with all of the provisions of the Civil Rights Law of the State of New York and Sections 291-299 of the Executive Law of the State of New York (or any successor statutes), shall upon reasonable notice furnish all information and reports deemed reasonably necessary by Landlord and shall permit access to its relevant books, records and accounts for the purpose of monitoring compliance with the Civil Rights Law and such sections of the Executive Law (or any successor statutes).
               (e) Contractor shall include in any written agreement with subcontractor providing for aggregate annual payments to such subcontractor in excess of Two-Hundred Fifty Thousand and 00/100 Dollars ($250,000) (as such amount shall be increased in accordance with Section 7.02(a)) the foregoing provisions of subparagraphs (a) through (d) (or provisions substantially the same) in such a manner that said provisions shall be binding upon the subcontractor and enforceable by Contractor, Tenant and Landlord. Contractor shall take such action as may be necessary to enforce the foregoing provisions. Contractor shall promptly notify Tenant and Landlord of any litigation commenced by or against it arising out of the application or enforcement of these provisions, and Tenant and Landlord may intervene in any such litigation.
          Section 39.03. Affirmative Action Program. Tenant has reviewed the Affirmative Action Program, a copy of which is annexed hereto as Exhibit C. Tenant shall, and shall use its commercially reasonable efforts to cause each of its agents, contractors and subcontractors to, promptly and diligently carry out its obligations under such Program in accordance with the terms thereof. Notwithstanding anything to the contrary contained in this Lease (including Article 24), if Tenant fails to comply with its obligations under this Section 39.03 or under Exhibit C, Landlord’s sole remedies shall be as provided in Exhibit C, provided that any amounts payable by Tenant to Landlord under Section 10 of Exhibit C shall constitute Rental hereunder.

ARTICLE 40
RENEWAL AND PURCHASE OPTIONS
          Section 40.01. Extension. If any other tenant or subtenant of Landlord or any tenant or subtenant of any other fee owner of property in Battery Park City extends its lease, or is granted by Landlord or such other fee owner a lease or an option to extend its lease, in any case for a term extending beyond the Expiration Date, Tenant shall be offered an option to extend the Term on comparable terms (as the same may be equitably adjusted to be reflective of differences in the circumstances applicable to the particular tenant, including, but not limited to, the nature of the location, public amenities offered, and use of the site leased by such tenant).
          Section 40.02. Purchase. If any other tenant or subtenant of Landlord or any tenant or subtenant of any other fee owner of property in Battery Park City purchases, or is granted by Landlord or such other fee owner the right or an option to purchase, the fee interest relating to its leased premises, Tenant shall be offered an option to purchase (the “Purchase Option”) the Premises on comparable terms (as the same may be equitably adjusted to be reflective of differences in the circumstances applicable to the particular tenant, including, but not limited to, the nature of the location, public amenities offered, and use of the site).

ARTICLE 41
MISCELLANEOUS
     Section 41.01. Captions. The captions of this Lease are for convenience of reference only and in no way define, limit or describe the scope or intent of this Lease or in any way affect this Lease.
     Section 41.02. Table of Contents. The Table of Contents is for the purpose of convenience of reference only and is not to be deemed or construed in any way as part of this Lease or as supplemental thereto or amendatory thereof.
     Section 41.03. Construction. The use herein of the neuter pronoun in any reference to Landlord or Tenant shall be deemed to include any individual Landlord or Tenant, and the use herein of the words “successors and assigns” or “successors or assigns” of Landlord or Tenant shall be deemed to include the heirs, legal representatives and assigns of any individual Landlord or Tenant. The terms “include” and “including” shall be deemed followed by the phrase “without limitation” or words of similar import.
     Section 41.04. Depository’s Fees. Depository may pay to itself in accordance with the Depository Agreement out of the monies held by Depository pursuant to this Lease its reasonable charges for services rendered hereunder. Subject to the terms of the Depository Agreement, Tenant shall pay Depository any additional charges for such services.
     Section 41.05. Tenant Signatures; Joint and Several Liability. If more than one entity is named as or becomes Tenant hereunder, Landlord may require the signatures of all such entities in connection with any notice to be given or action to be taken by Tenant hereunder except to the extent that any such entity shall designate another such entity as its attorney-in-fact to act on its behalf, which designation shall be effective until receipt by Landlord of notice of its revocation. Each entity named as Tenant shall be fully, and jointly and severally, liable for all of Tenant’s obligations hereunder. Any notice by Landlord in accordance with Section 25.01 to any entity named as Tenant shall be sufficient and shall have the same force and effect as though given to all parties named as Tenant. If all such parties designate in writing one entity to receive copies of all notices, Landlord agrees to send copies of all notices to that entity.
     Section 41.06. Landlord’s Limit of Liability. The liability of Landlord or of any Person who has at any time acted as Landlord hereunder for damages or otherwise shall be limited to Landlord’s interest in the Premises, including, without limitation, the rents and profits therefrom, the escrows described in Article 3 hereof, the proceeds of any insurance policies covering or relating to the Premises, any awards payable in connection with any condemnation of the Premises or any part thereof, and any other rights, privileges, licenses, franchises, claims, causes of action or other interests, sums or receivables appurtenant to the Premises. Neither Landlord nor any such Person nor any of the members, directors, officers, employees, agents or servants of either shall have any liability (personal or otherwise) hereunder beyond Landlord’s interest in the Premises, including, without limitation, the rents and profits therefrom, the escrows described in Article 3 hereof the proceeds of any insurance policies covering or relating to the Premises, any awards payable in connection with any condemnation of the Premises or any part thereof, and any other rights, privileges, licenses, franchises, claims, causes of action or other interests, sums or receivables appurtenant to the Premises, and no other property or assets of Landlord or any such Person or any of the members, directors, officers, employees, agents or servants of either shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies hereunder. Notwithstanding anything to the contrary contained in this Section 41.06, Landlord shall be personally liable for the return or repayment to Tenant of (x) any funds received by Landlord and improperly withheld from Tenant in violation of this Lease and (y) any Letter of Credit proceeds improperly drawn by Landlord in violation of this Lease.
          Section 41.07. Tenant’s Limit of Liability.
               (a) Except as to Recourse Claims, the liability of Tenant (including for this purpose any predecessor Tenant) hereunder for damages or otherwise shall be limited to Tenant’s (or, if applicable, such predecessor Tenant’s) interest in the Premises, including, without limitation, the rents and profits from the Premises, the proceeds of any insurance policies covering or relating to the Premises, any awards payable in connection with any condemnation of the Premises or any part thereof, any security provided hereunder and amounts deposited hereunder with Landlord, Depository or a Mortgagee, and any other rights, privileges, licenses, franchises, claims, causes of action or other interests, sums or receivables appurtenant to the Premises. Except as to Recourse Claims, Tenant (including for this purpose any predecessor Tenant) shall have no liability (personal or otherwise) hereunder beyond Tenant’s (or, if applicable, such predecessor Tenant’s) interest in the Premises, including, without limitation, items described in the immediately preceding sentence, and no other property or assets of Tenant (or, if applicable, of such predecessor Tenant’s) shall be subject to levy, execution or other enforcement procedure for the satisfaction of Landlord’s remedies hereunder. With respect to Recourse Claims, Tenant (including for this purpose any predecessor Tenant) shall be personally liable to Landlord (x) for in the case of clause (i) of the definition of “Recourse Claims”, any amounts of money (or the value of any property) converted or misapplied as contemplated thereby and in the case of clause (ii) of said definition, an amount equal to all liability of Tenant described in said clause (ii), and (y) the personal liability of Tenant (including for this purpose any predecessor Tenant) shall be limited to the amounts described in clause (x) above, as opposed to rendering Tenant (including for this purpose any predecessor Tenant) personally liable for all of the obligations of Tenant hereunder.
               (b) Anything contained in this Lease to the contrary notwithstanding, neither any member, manager, director, officer, employee, principal, shareholder, partner, agent or servant of Tenant (nor of any predecessor Tenant), nor any of their respective direct or indirect, disclosed or undisclosed, members, managers, directors, officers, employees, principals, shareholders, partners, agents or servants, shall have any liability (personal or otherwise) under this Lease, or any obligation, covenant, representation or warranty of Tenant under this Lease.
               (c) Nothing in this Section 41.07 shall limit any right of Landlord under any guaranty of all or any portion of Tenant’s obligations under this Lease.
          Section 41.08. No Merger. Except as otherwise expressly provided in this Lease, no merger of this Lease or the leasehold estate created hereby with the fee estate in the Premises or any part thereof shall be deemed to have occurred by reason of the same Person acquiring or holding, directly or indirectly, this Lease or the leasehold estate created hereby or any interest in this Lease or in such leasehold estate as well as the fee estate in the Premises, unless such merger shall have been effectuated by an affirmative act of such Person which shall have been memorialized in writing and placed of public record.
          Section 41.09. Sanitation. Tenant shall store all refuse from the Premises off the streets in an enclosed area on the Premises, and in a manner reasonably satisfactory to Landlord and in accordance with the requirements of the Design Guidelines and the municipal and/or private sanitation services serving the Premises.
          Section 41.10. Brokers. Each of the parties represents to the other that it has not dealt with any broker, finder or like entity in connection with this lease transaction. If any claim is made by any other Person who shall claim to have acted or dealt with Tenant or Landlord in connection with this transaction, Tenant or Landlord, as the case may be, will pay the brokerage commission, fee or other compensation to which such Person is entitled, shall indemnify and hold harmless the other party hereto against any claim asserted by such Person for any such brokerage commission, fee or other compensation and shall reimburse such other party for any costs or expenses including, without limitation, reasonable attorneys’ fees and disbursements, incurred by such other party in defending itself against claims made against it for any such brokerage commission, fee or other compensation. Landlord and Tenant shall each pay their respective real estate consulting firms in connection with their rendering of advice with respect to the transactions contemplated herein.
          Section 41.11. Written Instruments. This Lease may not be changed, modified, or terminated orally, but only by a written instrument of change, modification or termination executed by the party against whom enforcement of any change, modification, or termination is sought.
          Section 41.12. Choice of Law. This Lease shall be governed by and construed in accordance with the laws of the State of New York.

          Section 41.13. Binding Effect. The agreements, terms, covenants and conditions herein shall be binding upon, and shall inure to the benefit of, Landlord and Tenant and their respective successors and (except as otherwise provided herein) assigns.
          Section 41.14. Section References. All references in this Lease to “Articles,” “Sections,” “subsections,” “paragraphs” or “subparagraphs” shall refer to the designated Article(s), Section(s), subsection(s), paragraph(s) or subparagraph(s), as the case may be, of this Lease.
          Section 41.15. Rights to Plans. Upon the Expiration Date (subject to any rights in the foregoing of any Mortgagee who becomes the tenant under a new lease entered into pursuant to Section 10.11 and provided Tenant shall not have purchased the Premises in accordance with Section 40.02), Tenant shall, at Landlord’s request, grant to Landlord a non-exclusive license, without recourse, representation or warranty of any kind, in respect of Tenant’s right, title and interest in and to all plans and drawings required to be furnished by Tenant to Landlord under this Lease, including, without limitation, the Schematics, the Design Development Plans and the Construction Documents, and in any and all other plans, drawings, specifications or models in Tenant’s possession that have been prepared in connection with construction at the Premises, any Restoration or Capital Improvement. Tenant shall deliver all such documents and models in Tenant’s possession to Landlord promptly upon the Expiration Date. Tenant’s obligation under this Section 41.15 shall survive the Expiration Date. The license in each of the foregoing shall be limited to the use of the foregoing solely in connection with Landlord’s ownership, operation and maintenance of the Premises.
          Section 41.16. Licensed Professionals. All references in this Lease to “licensed professional engineer,” “licensed surveyor” or “registered architect” shall mean a professional engineer, surveyor or architect who is licensed or registered, as the case may be, by the State of New York.
          Section 41.17. Transfers of Landlord’s Interest. Subject to Landlord’s compliance with the provisions of Section 10.12, if Battery Park City Authority or any successor to its interest hereunder ceases to have any interest as fee owner of the Premises or there is at any time or from time to time any sale or sales or disposition or dispositions or transfer or transfers of Landlord’s interest as fee owner of the Premises, the seller or transferor shall be and hereby is entirely freed and relieved of all agreements, covenants and obligations of Landlord hereunder accruing on or after the date of such sale or transfer relative to the interest sold or transferred, and it shall be deemed and construed without further agreement between the parties or their successors in interest or between the parties, including, without limitation, the purchaser or transferee in any such sale, disposition or transfer, that, subject to the provisions of Section 41.06, such Person has assumed and agreed to carry out any and all agreements, covenants and obligations of Landlord hereunder accruing from and after the date of such sale or transfer and shall continue to be subject to any offset, credit or refund Tenant is entitled to hereunder.

          Section 41.18. Transfer of Tenant’s Interest. If the Tenant named herein or any successor to its interest hereunder ceases to have any interest in the Premises under this Lease or there is at any time or from time to time any valid sale or sales or disposition or dispositions or transfer or transfers of the Tenant’s or any successor’s entire interest in the Premises in accordance with the provisions of Article 10, the Tenant named herein or any such successor, as the case may be, shall be and hereby is entirely freed and relieved of all agreements, covenants and obligations of Tenant hereunder to be performed on or after the date of such sale or transfer, and it shall be deemed and construed without further agreement between the parties or their successors in interest or between the parties and the Person who acquires or owns the Tenant’s interest in the Premises under this Lease, including, without limitation, the purchaser or transferee in any such sale, disposition or transfer, that, such Person has assumed and agreed to carry out any and all agreements, covenants and obligations of Tenant hereunder accruing from and after the date of such sale or transfer.
          Section 41.19. Certain Amendments. Notwithstanding anything contained in this Lease to the contrary, this Lease and Tenant’s rights hereunder shall not be subordinate to, and Tenant shall not be bound by any amendment, modification or supplement to the Settlement Agreement, Design Guidelines or any other title matter or agreement entered into or made of record by Landlord or caused to be entered into or made of record by Landlord after the Commencement Date or not reflected in Exhibit B (Title Matters) which (a) increases Tenant’s monetary obligations under this Lease or increases or (other than in a de minimis manner) adversely affects Tenant’s other obligations under this Lease, including the obligation to construct, operate, maintain or restore the Premises under this Lease, (b) decreases or (other than in a de minimis manner) adversely affects Tenant’s rights under this Lease, including Tenant’s rights to construct, operate, maintain or restore the Premises under this Lease, (c) limits the permitted uses of the Premises hereunder or materially adversely affects Tenant’s use or enjoyment of any of Landlord’s Basic Civic Facilities, (d) limits or otherwise adversely affects Tenant’s rights under this Lease to dispose of or assign its interest in the Premises hereunder or (e) decreases or alters the rights of a Mortgagee under this Lease, unless in any such event the same is consented to in writing by Tenant and each Mortgagee.
          Section 41.20. No Partnership. Nothing herein is intended nor shall be deemed to create a joint venture or partnership between Landlord and Tenant, nor to make Landlord in any way responsible for the debts or losses of Tenant.
          Section 41.21. Tenant’s Tax Benefits. To the extent permitted by law, as between Landlord and Tenant, Tenant shall have the right to all depreciation deductions, investment tax credits and other similar tax benefits attributable to any construction, demolition and Restoration performed by Tenant or attributable to the ownership of the Building, and in this regard it is agreed that during the Term, Tenant shall enjoy all the benefits and bear all the burdens of ownership of the Building, notwithstanding that Landlord shall hold legal title to the Building. Landlord, from time to time, shall execute and deliver such instruments as Tenant shall reasonably request in order to effect the provisions of this Section 41.21, and Tenant shall pay Landlord’s reasonable costs and expenses thereof. Landlord makes no representations as to the availability of any such deductions, credits or tax benefits.
          Section 41.22. Battery Park City. Tenant shall have the right to use the name Battery Park City in any advertising and promotional materials in connection with the Building.
          Section 41.23. Tenant Financing. Prior to the execution of any Mortgage which is a first lien on Tenant’s leasehold estate, Landlord agrees to make such reasonable changes in this Lease as may be requested by a prospective Mortgagee with respect to such Mortgagee’s rights under this Lease (a) to perform Tenant’s obligations and/or exercise Tenant’s rights under this Lease, (b) to receive notice of and cure Defaults under this Lease, (c) to obtain a new lease of the Premises in the event this Lease is terminated by Landlord, or (d) to participate in any arbitration, insurance adjustment and condemnation proceeding, provided that same do not detract from Landlord’s rights hereunder or increase Landlord’s obligations hereunder or diminish the value of Landlord’s interest in the Premises, in each case, other than to a de minimis extent.
          Section 41.24. BPCA Cornerstone. Tenant agrees to incorporate the cornerstone of the Building into the Schematics, the Design Development Plans or the Construction Documents, as appropriate. Tenant shall have the right to approve location, design and size of such cornerstone.
          Section 41.25. Approval of Consultants. Whenever Landlord shall have the right to approve the architect, engineer or lawyer to be employed by Tenant, any architect, engineer or lawyer so approved by Landlord at any time during the Term shall be deemed to be acceptable to Landlord for employment by Tenant in connection with a matter of similar nature and magnitude as that for which such consultant was initially approved at any time thereafter, unless Landlord shall have reasonable cause for refusing to allow the continued employment of such consultant. Whenever Tenant is required under this Lease to obtain Landlord’s approval of an architect, engineer or lawyer, Tenant shall notify Landlord if it intends to employ an architect, engineer or lawyer previously approved. In the event that Landlord shall refuse to approve the continued employment of such consultant, it shall so notify Tenant, specifying the reason therefor, specifying the matter with respect to which such consultant is intended to be employed.
          Section 41.26. Costs and Expenses. References in this Lease to costs, fees, expenses or similar items incurred by either Landlord or Tenant shall mean the reasonable out-of-pocket third party costs, fees, expenses and similar items incurred by such party.
          Section 41.27. Confidentiality; Background Check Procedures.
          (a) Confidentiality. Landlord acknowledges that it or its agents or contractors (or employees of Landlord or of its agents or contractors) may, in the course of performing Landlord’s responsibilities or exercising Landlord’s rights under this Lease, be exposed to or acquire information which is proprietary to or confidential to

Tenant or its affiliated companies or their clients or to third parties to whom Tenant or its affiliated companies owe a duty of confidentiality. All non-public information of any form obtained by Landlord or its agents or contractors (or any such employees) in the performance of Landlord’s responsibilities or the exercise of Landlord’s rights under this Lease shall be deemed to be confidential and proprietary information (collectively, “Confidential Information”). Landlord agrees that it and its agents and contractors (i) shall hold such information in confidence and shall not copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such information to third parties and (ii) shall advise each of its employees who may be exposed to such proprietary and confidential information of their obligations to keep such information confidential. This provision shall survive termination of the Lease.
          (b) No Promotion. Landlord shall not (a) use the logos, trademarks or servicemarks of Tenant or its affiliated Persons in any manner whatsoever, or (b) use the name of Tenant or any of its affiliated Persons in any manner which would reasonably indicate sponsorship by Tenant or its affiliated Persons of Landlord or Battery Park City or any other Person, project or endeavor.
          (c) Background Check Procedures. Notwithstanding any other provision of this Lease, except in an emergency or as Tenant may otherwise permit, no individual acting for Landlord or any other Person entering the demised premises under any right of entry reserved in this Lease to Landlord shall be permitted to enter the Premises for purposes of performing any maintenance, repairs, alterations, cleaning or other services or work or related inspections or preparations unless such individual has cleared Tenant’s security and background check procedures as administered by Tenant and in effect from time to time, provided that such procedures are not more burdensome than those applied by Tenant to similar entrants or visitors not acting for Landlord or under any right of entry reserved in this Lease. Tenant shall also cooperate with Landlord to develop appropriate “pre-clearance” procedures for the personnel of Landlord.
          Nothing in this Section 41.27 shall be construed to limit disclosure by Landlord of information (i) pursuant to subpoena or other court process, or (ii) at the express direction of any authorized government or regulatory agency, or (iii) as otherwise required by law (including New York’s Freedom of Information Law), or (iv) if such information is at the time of such disclosure in the public domain through no action on Landlord’s part in violation of this Section 41.27, or (v) of the type described in Section 11.14(e). If Landlord or any of its officers, employees, contractors or other agents is required to disclose any Confidential Information (i) in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigation Demand or similar process) or (ii) in order, in the opinion of its counsel, to avoid violating applicable law, Landlord shall, in advance of such disclosure, to the extent legally permissible, provide Tenant with prompt notice of any such requirement. Landlord also agrees, to the extent legally permissible, to provide Tenant, in advance of any such disclosure, with copies of any Confidential Information it intends to disclose and to provide reasonable cooperation to Tenant (at Tenant’s expense) to the extent it may seek to limit such disclosure.
          Section 41.28. Escrow of Certain Information and Materials. With respect to items provided herein to be delivered into escrow by Tenant, Tenant shall, at the time such submission is required, deliver such submission into escrow with Fidelity National Title Insurance Company or another escrow agent designated by Tenant and reasonably acceptable to Landlord (the “Escrow Agent”). The Escrow Agent shall hold such materials pursuant to and in accordance with the escrow agreement attached hereto as Exhibit D, or another form of escrow agreement acceptable to the Escrow Agent and reasonably acceptable to Landlord and Tenant (the “Escrow Agreement”); provided, however, that the Escrow Agreement shall, in any event, provide for (i) Landlord to have access to the escrowed materials within the Borough of Manhattan, New York at reasonable times and upon reasonable notice and (ii) the escrowed materials to be delivered to Landlord upon the expiration or earlier termination of this Lease. Anything herein to the contrary notwithstanding, neither Landlord nor Tenant shall be liable to the other for the acts or omissions (whether negligent, willful or otherwise) of the Escrow Agent in its capacity as Escrow Agent.
          Section 41.29. Plan Submission Obligations. Notwithstanding anything herein that may be construed to the contrary, Tenant’s obligations to submit plans and specifications and other similar matters relating to the Building shall be limited (except as required to be submitted pursuant to Section 11.02(a) – (c)) to such plans and specifications and other matters as are required to be filed with the Department of Buildings and, to the extent any portion of such plans and specifications or other matters are not required to be submitted to Landlord by reason of this Section 31.49, (x) such portion or other matter shall be made available by Tenant to Landlord for Landlord’s review, on reasonable notice, at the offices of Tenant or its designee (in New York City) during regular business hours on Business Days and (y) such portions or other matters shall be itemized with reasonable particularity on a list prepared by Tenant and provided to Landlord.
          Section 41.30. Granting of Easements. Provided that no Event of Default is continuing, Landlord will join Tenant from time to time at the request of Tenant (and at Tenant’s sole cost and expense) to (i) subject to the terms of Article 8, sell, assign, convey or otherwise transfer an interest in the Premises to any Person legally empowered to take such interest under the power of eminent domain and (ii) grant and/or release easements, licenses, rights of way and other rights and privileges in the nature of easements; provided that Landlord shall not be required to take any such action, and Tenant shall not effect any such action, unless Landlord has approved such action in its sole discretion (except with respect to utility or similar easements necessary for the construction of or day-to-day operation of the Project, in which case Landlord’s approval shall not be unreasonably withheld).

ARTICLE 42
LETTERS OF CREDIT
          Section 42.01. Letters of Credit.
          (a) Letter of Credit. In accordance with the provisions of Section 11.12 hereof, Tenant has delivered to Landlord the Design/Construction Period Letter of Credit (the Design/Construction Period Letter of Credit and any other letter of credit now or hereafter required to be delivered by Tenant pursuant to the terms of this Lease being hereinafter called the “Letter of Credit,” which term shall also refer to any Replacement Letter of Credit, as hereinafter defined).
          (b) Presentment of Sight Draft(s) Under Letter of Credit. If Tenant (i) fails to perform any of Tenant’s obligations under this Section 42.01 in compliance with the requirements of this Section 42.01 or (ii) violates any prohibition contained in this Section 42.01, then Landlord shall have the right (in addition to all other rights and remedies provided in this Lease and without Landlord’s exercise of such right being deemed a waiver or a cure of Tenant’s failure to perform), without notice to Tenant, to present for immediate payment sight draft(s) in any amount Landlord elects up to the full amount then available under such Letter of Credit and to apply the proceeds thereof in the manner provided in this Lease for the application of the proceeds of such Letter of Credit. Any proceeds not so applied shall be held by Landlord or invested and reinvested in United States government securities maturing in no more than ninety (90) days or in federally insured money market accounts. Any interest earned thereon shall constitute proceeds of such Letter of Credit and shall be applied in the same manner as the proceeds of such Letter of Credit are applied. Landlord’s obligations with respect to the presentment of any Letter of Credit, the return of any Letter of Credit or any proceeds thereof shall be governed by the applicable provisions of this Lease.
          (c) Purpose of Letter of Credit. Tenant acknowledges that the purpose of each Letter of Credit is to provide sure and certain security for Landlord and that Landlord has accepted each Letter of Credit for that purpose, in place of a cash deposit in the same amount, with the understanding that each Letter of Credit is to be the functional equivalent of a cash deposit. To further assure that each Letter of Credit achieves its intended purpose, the parties agree as set forth below. Tenant acknowledges that the waivers in this Section 42.01(c) constitute a material portion of the inducement to Landlord to accept each Letter of Credit under the terms and conditions of this Section 42.01, and that Landlord has agreed to accept each Letter of Credit in reliance on Tenant’s waivers in this Section 42.01.
          (d) Waiver of Certain Relief. Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with each Letter of Credit:

          (i) A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under any Letter of Credit or the Issuer’s honoring or payment of sight draft(s); or
          (ii) Any attachment, garnishment, or levy in any manner upon either the proceeds of any Letter of Credit or the obligations of the Issuer (either before or after the presentment to the Issuer of sight drafts drawn under such Letter of Credit) based on any theory whatever.
          (e) Remedy for Improper Drafts. Tenant’s sole remedy in connection with the improper presentment or payment of sight drafts drawn under any Letter of Credit shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied, together with interest at the Involuntary Rate and reasonable attorneys’ fees, provided that at the time of such refund, Tenant reinstates such Letter of Credit or provides a replacement Letter of Credit if and as then required under the applicable provisions of this Lease. Tenant acknowledges that the presentment of sight drafts drawn under any Letter of Credit, or the Issuer’s payment of sight drafts drawn under such Letter of Credit, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor. In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) days after demand, Tenant shall have the additional right to deduct the amount thereof together with interest thereon at the Involuntary Rate from the next installment(s) of Rental coming due hereunder.
          (f) Notices to Issuer. Tenant shall not request or instruct the Issuer of any Letter of Credit to refrain from paying sight draft(s) drawn under such Letter of Credit.
          (g) Assignment. If either Landlord or Tenant desires to assign its rights and obligations under this Lease in compliance with the provisions of this Lease, then the parties to this Lease shall, at the assignor’s request, cooperate so that concurrently with the effectiveness of such assignment, Tenant shall deliver to Landlord a Replacement Letter of Credit as described in Section 42.01(h) or an appropriate amendment to such Letter of Credit, in either case identifying as Applicant and Beneficiary the appropriate parties after the assignment becomes effective. The assignor shall pay the Issuer’s fees for issuing such Replacement Letter of Credit or amendment.
          (h) Replacement of Letter of Credit. If required under this Lease, Tenant shall replace any Letter of Credit with a replacement letter of credit (the “Replacement Letter of Credit”) (i) at least thirty (30) days prior to the expiry date of a Letter of Credit which is expiring or (ii) within ten (10) days after the date on which the Issuer delivers any notice purporting to terminate or to decline to renew such Letter of Credit, or expressing any intention to do either of the foregoing. Simultaneously with the delivery by Tenant to Landlord of a Replacement Letter of Credit complying with the provisions of this Lease, Landlord shall deliver in accordance with Tenant’s reasonable instructions such Letter of Credit being replaced with consent to cancellation, provided that at such time no sight draft(s) under such Letter of Credit are outstanding and unpaid. Except as otherwise specifically provided in this Lease, any Replacement Letter of Credit shall be upon the same terms and conditions as the Letter of Credit replaced, but in any event:
          (i) Amount. The amount of each Replacement Letter of Credit shall equal or exceed the amount of such Letter of Credit at the time of replacement, except if a lesser amount is permitted under this Lease at the time of replacement.
          (ii) Dates. The date of the Replacement Letter of Credit shall be its date of issuance. The expiry date of the Replacement Letter of Credit, as referred to in such Replacement Letter of Credit, shall be not less than one year later than the expiry date of the Letter of Credit being replaced except in the case of the last Lease Year in which case the expiry date shall be the date of expiration of this Lease.
          (iii) Issuer. Each Replacement Letter of Credit shall be issued or confirmed, within the meaning of New York Uniform Commercial Code Section 5-103(1)(f), in its entire amount, by a financial institution reasonably satisfactory to Landlord or that is a member of the New York Clearing House Association and has assets in excess of Seven Billion Five Hundred Million and 00/100 Dollars ($7,500,000,000) and a net worth in excess of Three Hundred Million and 00/100 Dollars ($300,000,000). The office for presentment of sight drafts specified in the Replacement Letter of Credit shall be located at a specified street address within the Borough of Manhattan, City of New York unless presentment of sight drafts may be effected by facsimile.

ARTICLE 43
CONSTRUCTION OF SITES 16/17 AND 24
     Landlord shall not permit the development of Sites 16/17 and/or 24 in a manner inconsistent with that assumed or contemplated for said developments in the View Corridor Study prepared by Ralph Lerner Architect PC, dated August 31, 2004, attached to the Design Guidelines (the “View Corridor Study”), if (i) said development(s) would cause the Building (together with said development(s)) to obstruct the view plane defined in the Declaration of Restrictions in violation of Section 2(A)(i) of Schedule C of the Declaration of Restrictions and (ii) the applicable restrictions contained in said Section 2(A)(i) then remain in effect and the beneficiaries thereof, if any, have not waived their right to enforce said restrictions; provided, however, that Landlord’s undertaking to Tenant with respect to the development of Sites 16/17 and/or 24 under this Article 43 is conditioned on the Building being constructed in accordance with Section C.1.b of the Design Guidelines. The parties agree that the computations with respect to such obstruction(s) are based on such View Corridor Study.

ARTICLE 44
ADDITIONAL ECONOMIC INCENTIVES
     If at any time and from time to time after the date hereof through December 31, 2012, additional as-of-right economic or tax incentives, credits, savings, abatements or other benefits (“New Benefits”) are made available to the tenants or developers (but not to Tenant at the Premises) in the World Trade Center area (including 7 World Trade Center and World Financial Center (including the NYMEX Building) but excluding Freedom Tower), (excluding Lower Manhattan Incentive legislation passed by the New York state legislature in the 2005 legislative session (Bill S. 5930)), Landlord will use its full executive authority and good faith efforts to offer or provide additional benefits in the form of sales and use tax exemptions, provided that Tenant is not otherwise then or thereafter entitled to such exemptions hereunder or under the Project Agreement, or, if such sales and use tax exemptions are not available, in the form of reduced PILOT obligations hereunder to the extent necessary to ensure that such additional benefits to Tenant, together with discretionary and as-of-right benefits already available to Tenant at the Premises, are equivalent to the New Benefits (as calculated using consistent methodologies).

ARTICLE 45
TERMINATION RIGHT
          Anything herein to the contrary notwithstanding, if Liberty Development Corporation shall not have issued “Liberty Bonds” in connection with the Project on or before December 31, 2005, Tenant shall have the right to terminate this Lease upon written notice to Landlord given not later than February 15, 2006; provided that Tenant shall promptly remove any equipment, fencing, sidewalk bridges or other materials placed on the Premises by Tenant or Tenant’s agents and repair any damage caused to the Premises by Tenant or Tenant’s agents, including replacing removed fill or paving. Tenant shall not be required pursuant to the immediately preceding sentence to repair or restore any condition existing as of the date hereof.

          IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

BATTERY PARK CITY AUTHORITY
d/b/a HUGH L. CAREY BATTERY PARK
CITY AUTHORITY

By:

Timothy S. Carey
President and CEO

GOLDMAN SACHS HEADQUARTERS LLC

By:	The Goldman Sachs Group, Inc., Its
Managing Member

By:

Name:
Title:

ANNEX I
ALTERNATE ARCHITECTS
Cesar Pelli and Associates
Kohn Pedersen Fox
Foster and Partners
Fox and Fowle
Annex I

ANNEX II
ALTERNATE ENVIRONMENTAL CONSULTANTS
None
Annex II

SCHEDULE 1
Specific Downtown Projects (Construction Milestone Schedule)
The following projects shall be completed on or before December 31, 2009 (and except where noted, completion shall mean to the point that beneficial use may be made of the project in question):
A.	Rte. 9A/West Street Reconstruction in accordance with the Proposal (as defined in the Lease to which this Schedule is attached).

B.	WTC Transit Hub including PATH Concourse, 9A underpass and associated retail

C.	Street Construction: Streets in and adjacent to World Trade Center Site in accordance with the Proposal

D.	Street Construction: Vesey & Murray Streets west of West Street in accordance with the Proposal

E.	Memorial and Cultural Buildings
1.	Memorial Museum to grade

2.	Cultural Center to grade

3.	Performing Arts Center to grade
F.	East Bathtub to grade and aesthetically treated

G.	Security Program/Construction of Vehicular Network and Security Center in accordance with the Proposal

H.	Vesey Street Ferry Landing
Sch. 1 – 1

EXHIBIT A
DESCRIPTION OF LAND
ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:
BEGINNING at the corner formed by the intersection of the northerly line of Vesey Street and the westerly line of Marginal Street, Wharf of Place, which line is also the westerly line of the United States Bulkhead Line approved by the Secretary of War July 31, 1941;
RUNNING THENCE along said westerly line of Marginal Street, Wharf of Place, the following courses and distances:
     North 18 degrees 56 minutes 00 seconds West 118.12 feet to a point;
     North 18 degrees 49 minutes 55 seconds West 67.32 feet to a point;
     North 18 degrees 47 minutes 10 seconds West 187.86 feet to a point;
     North 18 degrees 21 minutes 20 seconds West 55.92 feet to the southerly line of Murray Street;
THENCE along said southerly line of Murray Street North 72 degrees 28 minutes 00 seconds West 217.29 feet to a point;
THENCE South 17 degrees 32 minutes 00 seconds East 209.64 feet to a point;
THENCE South 1 degree 52 minutes 50 seconds West 131.67 feet to the northerly line of Vesey Street;
THENCE along said northerly line of Vesey Street South 88 degrees 07 minutes 10 seconds East 286.68 feet to the westerly line of Marginal Street, Wharf of Place, to the point or place of BEGINNING.
THE LAND DESCRIBED ABOVE IS SUBJECT TO a 20 foot Pedestrian Way as set forth in the ground lease made between Battery Park City Authority and BPC Site 25 Associates, LLC being more particularly bounded and described:
     ALL that certain plot, piece or parcel of land situate, lying and being in the Borough of Manhattan, County, City and State of New York bounded and described as follows;
     BEGINNING at a point on the easterly line of the above described premises the following two (2) courses and distances from the intersection of the northerly line of Vesey Street and the easterly line of North End Avenue;
     A. South 88 degrees 07 minutes 10 seconds East along the northerly line of Vesey Street 269.00 feet:
Exhibit A – 1

     B. North 1 degree 52 minutes 50 seconds East along the easterly line of the above described premises 10 feet to the true point or place of BEGINNING
     1. RUNNING thence North 1 degree 52 minutes 50 seconds West along the easterly line of the above described premises 121.66 feet;
     2. THENCE North 17 degrees 32 seconds 00 minutes West along the easterly line of the above described premises 209.65 feet to a point in the southerly line of Murray Street
     3. THENCE North 72 degrees 28 minutes 00 seconds East along the southerly line of Murray Street 20.00 feet;
     4. THENCE South 17 degrees 32 minutes 00 seconds East 213. 07 feet to a point;
     5. THENCE South 1 degree 52 minutes 50 seconds West 125.08 feet to a point in the northerly line of the 10 foot Sidewalk easement;
     6. THENCE north 88 degrees 07 minutes 10 seconds West along the northerly line of the 10 foot sidewalk easement 20.00 feet to the point or place of BEGINNING.
Exhibit A – 2

EXHIBIT B
TITLE MATTERS
1.	Terms, covenants and conditions of Restated Amended Agreement of Lease made and between BPC Development Corporation (“BPC”), as landlord, and BPCA, as tenant dated June 10, 1980, as referenced in Memorandum of Restated Amended Agreement of Lease dated as of June 10, 1980 recorded June 11, 1980 in Reel 527 page 163, which amends, restates and supersedes the Agreement of Lease made by between New York City, as lessor, and BPCA, as lessee, dated as of November 24, 1969 recorded December 26, 1969 in Reel 161 page 1, as amended by First Amendment to Restated Amended Agreement of Lease dated as of June 15, 1983 recorded June 20, 1983 in Reel 696 Page 424, as amended by Second Amendment to Restated Amended Agreement of Lease dated as of June 15, 1983 recorded June 20, 1983 in Reel 696 Page 432, as amended by Third Amendment to Restated Amended Agreement of Lease dated as of August 15, 1986 recorded October 22, 1986 in Reel 1133 Page 569, as amended by Fourth Amendment to Restated Amended Agreement of Lease dated as of May 25, 1990 recorded May 30, 1990 in Reel 1697 Page 302.

2.	Declaration of Restrictions made by BPCA, dated as of June 15, 1983 recorded June 20, 1983 in Reel 696 Page 551, as amended and restated by Amendment and Restatement of Declaration of Restrictions dated as of May 18, 1995 recorded May 31, 1995 in Reel 2211 Page 1414, as waived and acknowledged by Waiver and Acknowledgment dated as of May 18, 1995 recorded May 31, 1995 in Reel 2211 Page 1469.

3.	Memorandum of Understanding, dated as of November 8, 1979, among the Governor of the State of New York, the Mayor of New York City and the President and Chief Executive Officer of BPCA, as supplemented by Letter, dated November 8, 1979, from the President and Chief Executive Officer of BPCA to the Mayor of New York City, and as amended by the 1986 Supplemental Memorandum of Understanding, dated as of August 15, 1986, among the Governor of the State of New York, the Mayor of New York City and BPCA, and the Amendment to the Memorandum of Understanding, dated as of January 9, 1995, among the Governor of the State of New York, the Mayor of New York City and BPCA.

4.	The Settlement Agreement dated as of June 6, 1980, between New York City and the Urban Development Corporation, as supplemented by Letter dated June 9, 1980, from Richard A. Kahan to Mayor Edward I. Koch, and amended by Amendment to Settlement Agreement dated as of August 15, 1986, by Agreement for Certain Payments and by Infrastructure Agreement and Consent, each dated as of June 28, 1989, by Agreement and Consent dated as of December 30, 1989, by Amendment and Agreement and Consent Pursuant to Settlement Agreement dated as of May 18, 1990, by Amendment and Agreement and Consent Pursuant to Settlement Agreement and
Exhibit B – 1

Consent dated as of October 15, 1993, by Second Infrastructure Agreement and Consent dated as of October 25, 1993, by Amendment and Agreement and Consent Pursuant to Settlement Agreement dated as of April 10, 1995, by 1996 Agreement and Consent Pursuant to Settlement Agreement dated as of October 1, 1996, by 1998 Agreement and Consent Pursuant to Settlement Agreement dated as of May 1, 1998, by Third Infrastructure Agreement and Consent made as of January 11, 2000, by 2001 Agreement and Consent Pursuant to Settlement Agreement dated of December 27, 2001, by Site 22 Agreement and Consent made as of May 3, 2002, by 2003 Agreement and Consent Pursuant to Settlement Agreement dated as of September 9, 2003, and by 2005 Agreement and Consent Pursuant to Settlement Agreement dated as of August ___, 2005.

5.	Easements contained in the Memorandum of Lease made between BPCA and BPC Site 25 Associates, LLC, dated November 18, 1998 recorded December 9, 1998 in Reel 2771 Page 1380.

6.	Option to Purchase dated as of June 6, 1980 among New York State Urban Development Corporation, BPC, BPCA and New York City recorded on June 11, 1980 in Reel 527, page 153, as amended by amendment to Option to Purchase dated as of August 15, 1986 between BPCA and the New York City recorded on October 22, 1986 in Reel 1133, page 582, and further amended by Second Amendment to Option to Purchase dated as of May 18, 1990 between BPCA and New York City recorded on May 30, 1990 in reel 1697, page 294.

7.	Notice of Appropriation recorded July 18, 2003 under CRFN 2003000240547.

8.	Declaration of Covenants and Restrictions made by BPCA dated as of March 15, 1984 recorded March 21, 1984 in Reel 776 Page 360.

9.	Mapping Agreement between New York City and the BPCA made as of October 3, 1991.

10.	Sidewalk Easement as indicated on the City Map (described in Item 11 below) and described in the Design Guidelines.

11.	The City Map of New York City as modified by a Map Showing a Change in the City Map, dated January 15, 1987, corrected September 10, 1993 and certified by the Secretary to the City Planning Commission on November 5, 1995 and as the City Map may be otherwise modified.

12.	2005 Agreement and Consent Pursuant to Settlement Agreement made by and between New York City and BPCA dated as of the date hereof as the same affects above items 1 through 4.
Exhibit B – 2

EXHIBIT C
BATTERY PARK CITY AUTHORITY
AFFIRMATIVE ACTION PROGRAM
          This Affirmative Action Program has been adopted by Battery Park City Authority (“BPCA”), pursuant to the provisions of Section 1974-d of the Public Authorities Law as modified by Section 317 of the Executive Law,1 in order to set forth the obligations of Tenant, in respect of itself and its contractors, subcontractors and suppliers (collectively, “Contractors”) in the development, design and construction of the Core and Shell of that portion of the building to be located at Battery Park City designated as Site 26 (the “Project”) to give minority and women-owned businesses and minority group members and women opportunity for meaningful participation on contracts entered into in connection with the Project, and to permit BPCA to carry out its statutory obligations in connection with the construction of real estate development projects at Battery Park City.
     1. Definitions. If a term is defined in the Lease and is not defined in this Program, the Lease definition shall govern. If a term is defined both in the Lease and this Program, and the definitions differ, the definition set forth in this Program shall govern. Terms may be repeated both in the Lease and this Program for convenience. As used in this Program, the following terms shall have the following respective meanings:
          Affirmative Action Program or Program: The program for affirmative action for MBE and WBE and for Minority and women workforce and equal employment opportunities set forth in this Exhibit C. All requirements set forth in this Affirmative Action Program shall commence on the date of the Agreement of Lease and end at completion of the Construction of the Project.
          Approved MBE Contract: each Contract between Tenant or its Contractors and a Certified MBE which has been entered into in accordance with this Program.
          Approved WBE Contract: each Contract between Tenant or its Contractors and a Certified WBE which has been entered into in accordance with this Program.
          Best Efforts: acts or decisions which are taken in good faith by (i) Tenant, contractor, consultant or other party or (ii) BPCA, as its best effort hereunder.

[1]	Pursuant to Section 317 of the Executive Law, Section 1974d of the Public Authorities Law is to be construed as if subdivisions 5, 6, 7 & 8 of section 313 and section 316 of the Executive Law were fully set forth therein and are made applicable only to complaints of violations occurring on or after September 1, 1988.
Exhibit C-1

          BPCA Affirmative Action Officer: Hector Calderon or such other person designated by BPCA who shall be the person Tenant meets with, submits documents to, and obtains the approval of in accordance with this Affirmative Action Program. The Affirmative Action Officer’s approval or sign-off shall constitute approval by BPCA and shall be binding on BPCA.
          Certified Business: A business certified as a minority or women-owned business enterprise by the Division, or such other New York State agency or department authorized to make such certification.
          Construction of the Project: All work procured in connection with development, design and construction of the Core and Shell of the building at Battery Park City Site 26.
          Contract: as defined in Section 2.
          Contract Value: The sum of the MBE Contract Value and the WBE Contract Value.
          Core and Shell: In respect of the Building (but excluding all elements of finish): (a) the structure of the Building, including the roof, interior weight-bearing walls, support beams, foundation, columns, lateral supports, exterior walls, including exterior storefronts, exterior doors and exterior windows, (b) the concrete slabs and related structural assemblies that constitute the superstructure of the Building, (c) the core corridor walls on each floor of the Building, and (d) the base building systems servicing the building common areas and the tenant premises (and the air shafts, elevator shafts, electrical and other utility closets, equipment rooms, fire doors and fire stairways housing, necessary to accommodate and/or service such base building services) but, in each case, only to the extent necessary to bring such services to the floor (as distinguished from distributing the same on the floor), including (i) the main sprinkler loop on each floor and all vertical risers, (ii) the elevator (including service) facilities, including the elevator cabs and all shafts, cables and other mechanical equipment relating thereto, (iii) the heating, ventilation and air conditioning system (but only to the main distribution point on each floor), (iv) all vertical pipes, mains and risers of plumbing and sanitary systems, (v) the electrical system, including any and all switch gears, risers, feeders, transformers, main distribution panels, wiring and meters relating thereto up through the point of connection to the electrical closet of any floor of the Building, and (vi) the life safety, fire alarm and security systems required by Requirements in respect of core and shell construction, including the fire command station, the emergency generator, panel and system, any wiring, cables, risers, ductwork or distribution apparatus necessary to distribute such service within the Building (but only to the main distribution point on each floor).
          Director: The Director or the Executive Director of the Division.
Exhibit C-2

          Directory: The directory of certified businesses prepared by the Director, for use in the implementation of this Program.
          Division: The Division of Minority and Women’s Business Development of the New York State Department of Economic Development.
          Executive Law: The New York State Executive Law.
          Exempt: Contracts that are excluded from the Total Development Costs because of restrictions on the ability to contract based on the bidders’ lack of qualifications and experience related to the scope, complexity and magnitude of the Project. Further, if there are qualified MWBE’s that are invited to bid on a certain package but all choose not to bid on the work, whether available or not, the Contract shall be considered Exempt and the value of the Contract excluded from the Total Development Costs.
          Intern Letter: Letter agreement dated as of the date of the Lease, from Tenant to BPCA, related to the hiring of two interns during the Construction of the Project.
          Intern Program: See Section 8 below.
          Lease: The Agreement of Lease, as amended and supplemented from time to time, to which this Exhibit C is attached.
          MBE or WBE Contract Value: The total contract price of all work let to MBEs or WBEs by Tenant or its Contractors pursuant to Approved MBE or Approved WBE Contracts, less the total contract price of all work let to MBEs or WBEs by other MBEs and/or WBEs, provided that (a) where an MBE or WBE subcontracts (other than through supply contracts) more than 50 percent (50%) of its work to a non-MBE and non-WBE, the contract price of the work let to such MBE or WBE shall be deemed to equal the excess, if any, of the work let to such MBE or WBE over the contract price of the work subcontracted by such MBE or WBE, (b) where services or materials are purchased from an MBE or WBE which acts merely as a conduit for a supplier or distributor of goods manufactured or produced or services provided by a non-MBE or non-WBE, the price paid by the MBE or WBE to the supplier, distributor, manufacturer, producer or provider shall be deducted from such total contract price and (c) where a contractor or subcontractor is a joint venture including one or more MBEs or WBEs as joint venture partners, such joint venture shall be treated as an MBE or WBE only to the extent of the percentage of the MBEs or WBEs interest in the joint venture. In any event, MBE/WBE Contract Value shall include only monies actually paid to MBEs or WBEs by Tenant or its Contractors.
          Minority and Women Workforce Participation: The percentage of total Project aggregate hours for Minority Group Members and Women employed by the Tenant’s
Exhibit C-3

Contractors during the Construction of the Project in relation to the total aggregate hours for all employees employed by the Tenant’s Contractors during the Construction of the Project.
          Minority Group Member or Minority: A United States citizen or permanent resident alien who is and can demonstrate membership in one of the following groups:
(1)	Black persons having origins in any of the Black African racial groups;

(2)	Hispanic persons of Mexican, Puerto Rican, Dominican, Cuban, Central or South American descent of either Indian or Hispanic origin, regardless of race;

(3)	Native American or Alaskan native persons having origins in any of the original peoples of North America; or

(4)	Asian and Pacific Islander persons having origins in any of the Far East countries, South East Asia, the Indian subcontinent or the Pacific Islands.
          Minority-Owned Business Enterprise or MBE: A business enterprise, including a sole proprietorship, partnership, limited liability company, or corporation that is:
(1)	at least 51 percent owned by one or more Minority Group Members;

(2)	an enterprise in which such minority ownership is real, substantial and continuing;

(3)	an enterprise in which such minority ownership has and exercises the authority to control and operate, independently, the day-to-day business decisions of the enterprise; and

(4)	an enterprise authorized to do business in this State and is independently owned and operated.
          Proprietary: Contracts that are excluded from the Total Development Costs because the ability to contract is governed by [i] architect specifications [ii] or manufacturer/vendors warranties/guarantees or insurance liabilities or [iii] manufacturer trademarks or patents or [iv] supplier/contractor master agreements or [v] required sole source.
          Public Authorities Law: The New York State Public Authorities Law.
          Subcontract: an agreement providing for a total expenditure in excess of $25,000 for the construction, demolition, replacement, major repair, renovation, planning or design of real property and improvements thereon between a contractor and any individual or business enterprise, including a sole proprietorship, partnership, limited liability company, corporation, or not-for-profit corporation, in which a portion of a contractor’s obligation is undertaken or assumed, but shall not include any construction, demolition, replacement, major repair,
Exhibit C-4

renovation, planning or design or real property or improvements thereon for the beneficial use of the contractor.
          Total Development Costs: all monies expended by, or on behalf of, Tenant in connection with the development, design and construction of the Project, including the total contract price of all Contracts awarded by Tenant (a) for the furnishing of labor, materials and services for inclusion in the Project, plus the cost of all general conditions work applicable to the Project and not included in such Contracts, and (b) for other Project related services, including architectural, engineering, accounting, legal and technical consultant services, rendered in connection with the development, design and construction of the Project. Total Development Costs shall include but not be limited to costs for: excavation, general contractor’s or construction management fees (except for such fees payable to Tenant or an affiliate of Tenant), interim management, site work and landscaping, installation and hook-ups to utilities and infrastructure, except costs pursuant to Contracts let to contractors with less than three employees. Total Development Costs shall not include monies expended by, or on behalf of, Tenant for the following: costs incurred under Proprietary and Exempt Contracts for the Project which are identified and agreed to between BPCA and Tenant on an ongoing basis during the Construction of the Project, costs incurred prior to execution of the Lease, costs not associated with the design, development and construction of the Core and Shell, costs incurred subsequent to initial occupancy, furniture and fixtures, letter of credit fees, title insurance fees and charges, appraisal costs, developer’s overhead and fees, fees paid to Tenant or an affiliate of Tenant, mortgage interest, debt service, mortgage brokerage commissions, commitment and other mortgage fees and charges, mortgage recording taxes and other government fees and taxes, costs of administering this Program, insurance premiums and Rental and all other sums and charges paid to or on behalf of BPCA pursuant to the Lease or otherwise with respect to the Project.
          Women-owned Business Enterprise or WBE: A business enterprise, including a sole proprietorship, partnership, limited liability company or corporation that is:
(1)	at least 51 percent owned by one or more United States citizens or permanent resident aliens who are women;

(2)	an enterprise in which the ownership interest of such women is real, substantial and continuing;

(3)	an enterprise in which such women ownership has and exercises the authority to control and operate, independently, the day-to-day business decisions of the enterprise; and

(4)	an enterprise authorized to do business in this State and which is independently owned and operated.
     2. Compliance with Lease and Contract Obligations.
Exhibit C-5

          (a) Tenant shall (i) comply with all of its non-discrimination and affirmative action obligations as set forth in the Lease, and (ii) cause each of its Contractors to comply with all of such Contractor’s non-discrimination and affirmative action obligations as set forth in the Lease and construction contract or other instrument (collectively, “Contract”) pursuant to which such Contractor furnishes materials or services for the Project.
          (b) Compliance by Contractor, or by Tenant when it enters into a Contract, with the affirmative action and non-discrimination obligations relating to opportunities for participation on contracts by MBEs and WBEs, as set forth in this Exhibit C, or in the Lease, or Contract, shall, as required by Section 317 of the Executive Law, be determined in accordance with the provisions of Section 313, subsections 5, 6, 7, & 8 and Section 316 of the Executive Law, as same may be amended from time to time2 and rules or regulations promulgated therefor

[2]	N.Y. State Executive Law:
     Section 313 ...........
     5. Where it appears that a contractor cannot, after a good faith effort, comply with the minority and women-owned business enterprise participation requirements set forth in a particular state contract, a contractor may file a written application with the contracting agency requesting a partial or total waiver of such requirements setting forth the reasons for such contractor’s inability to meet any or all of the participation requirements together with an explanation of the efforts undertaken by the contractor to obtain the required minority and women-owned business enterprise participation. In implementing the provisions of this section, the contracting agency shall consider the number and types of minority and women-owned business enterprises located in the region in which the state contract is to be performed, the total dollar value of the state contract, the scope of work to be performed and the project size and term. If, based on such considerations, the contracting agency determines there is not a reasonable availability of contractors on the list of certified business to furnish services for the project, it shall issue a waiver of compliance to the contractor. In making such determination, the contracting agency shall first consider the availability of other business enterprises located in the region and shall thereafter consider the financial ability of minority and women-owned businesses located outsider the region in which the contract is to be performed to perform the state contract.
     6. For purposes of determining a contractor’s good faith effort to comply with the requirements of this section or to be entitled to a waiver therefrom the contracting agency shall consider:
          (a) whether the contractor has advertised in general circulation media, trade association publications, and minority-focus and women-focus media and, in such event, (i) whether or not certified minority or women-owned businesses which have been solicited by the contractor exhibited interest in submitting proposals for a particular project by attending a pre-bid conference; and (ii) whether certified businesses which have been solicited by the contractor have responded in a timely fashion to the contractor ‘s solicitations for timely competitive bid quotations prior to the contracting agency’s bid date; and
          (b) whether there has been written notification to appropriate certified businesses that appear in the directory of certified businesses prepared pursuant to paragraph (f) of subdivision three of section three hundred eleven of this article; and
Exhibit C-6

with the same force and effect as if the Contract were a “State Contract” as defined in Section 310 of the Executive Law, except that the amount of compensatory damages payable to BPCA as a result of Tenant’s failure to use its Best Efforts to achieve the goals set forth in Sections 3 and 6 below, or comply with the procedures set forth in Sections 4 and 7 below, with respect to the utilization of Minority and women workers and MBEs and WBEs in the Construction of, and Contracts for, the Project shall be governed exclusively by Section 10 herein.
          (c) In its Contracts with Contractors (except those for which exemptions or waivers apply pursuant to the terms of this Program or with three or fewer employees and those entered into prior to the execution of the Lease), Tenant agrees that it will require (i) that each Contractor, as a condition of the Contract, be bound by the above referenced Executive Law provisions, and (ii) that Contractor’s compliance or non-compliance with its MBE and WBE affirmative action and non-discrimination obligations as set forth in the Contract will be determined by BPCA (subject to the determinations of the arbitrators and Director, as provided in Section 2(b) above), and that solely for the purpose of compliance with the said provisions of the Executive Law, BPCA shall be deemed to be the “Contracting Agency” as that term is used in such provisions of the Executive Law.
     3. Minority and Women Workforce Participation.

          (c)whether the contractor can reasonably structure the amount of work to be performed under subcontracts in order to increase the likelihood of participation by certified businesses.
     7. In the event that a contracting agency fails or refuses to issue a waiver to a contractor as requested within twenty days after having made application therefor pursuant to subdivision five of this section or if the contracting agency denies such application, in whole or in part, the contractor may file a complaint with the director pursuant to section three hundred sixteen of this article setting forth the facts and circumstances giving rise to the contractor’s complaint together with a demand for relief. The contractor shall serve a copy of such complaint upon the contracting agency by personal service or by certified mail, return receipt requested. The contracting agency shall be afforded an opportunity to respond to such complaint in writing.
     8. If, after the review of a contractor’s minority and women owned business utilization plan or review of a periodic compliance report and after such contractor has been afforded an opportunity to respond to a notice of deficiency issued by the contracting agency in connection therewith, it appears that a contractor is failing or refusing to comply with the minority and women-owned business participation requirements as set forth in the state contract and where no waiver from such requirements has been granted, the contracting agency may file a written complaint with the director pursuant to section three hundred sixteen of this article setting forth the facts and circumstances giving rise to the contracting agency’s complaint together with a demand for relief. The contracting agency shall serve a copy of such complaint upon the contractor by personal service or by certified mail, return receipt requested. The contractor shall be afforded an opportunity to respond to such complaint in writing.
Exhibit C-7

          (a) Tenant shall use its Best Efforts for itself and shall use its Best Efforts to cause its Contractors (except those for which exemptions or waivers apply pursuant to the terms of this Program or with three or fewer employees), to promote the employment of Minority Group Members and women as workers in the Construction of the Project, provided that such obligation shall be deemed to have been fulfilled when the aggregate Minority Workforce Participation and the Women Workforce Participation equals twenty-five percent (25%). Tenant and BPCA have, after reviewing the work to be included in the Project and the qualifications and availability of Minority and women workers for participation in such work, determined that the percentages set forth above are reasonable and attainable. In further fulfillment of its obligations hereunder, Tenant shall also comply with the procedures set forth in Section 4 hereof.
          (b) In order to assist Tenant in carrying out the provisions of Section 3(a), Tenant shall use Best Efforts to cause its Contractors to participate in apprenticeship programs approved by the applicable union.
          (c) Intentionally Omitted
          (d) Tenant shall (with respect to its own Contracts) and on behalf of its Contractors employing more than three employees, submit to BPCA monthly reports in connection with the Minority and Women Workforce Participation in the form provided as Exhibit C-1 and attached hereto. The monthly reports are to be submitted by the 25th day of the month following the period covered by such report. BPCA shall advise Tenant of any substantive comments to the summary report it may have within twenty-one (21) days of receipt.
          (e) Tenant shall (with respect to its own Contracts), and shall use its Best Efforts to cause its Contractors employing more than three employees to, review at least semiannually, Tenant’s non-discrimination obligations and obligations hereunder with all employees having any responsibility for hiring, assignment, layoff, termination or other employment decisions.
     4. Minority and Women Workforce Procedures. Tenant shall use its Best Efforts for itself, and shall use its Best Efforts to cause its Contractors to, provide and maintain a working environment free of harassment, intimidation and coercion. Tenant shall use its Best Efforts to ensure that all foremen, superintendents and other on-site supervisory personnel are aware of and carry out Tenant’s non-discrimination obligations and its obligation to maintain such a working environment. In addition, Tenant shall use its Best Efforts for itself, and shall use its Best Efforts to cause its Contractors to, observe the following procedures throughout the Construction of the Project:
          (a) Tenant shall (with respect to its own Contracts), and shall use its Best Efforts to cause its Contractors to, make a search for Minorities and women for employment in the Construction of the Project.
Exhibit C-8

          (b) Tenant shall (with respect to its own Contracts), and shall use its Best Efforts to cause its Contractors to, encourage Minority and women employees to recruit other Minorities and women for employment on the Project.
          (c) Tenant shall (with respect to its own Contracts), and shall use its Best Efforts to cause its Contractors to, fulfill its/their Minority and women workforce participation obligations under Section 3(a) above in a substantially uniform manner throughout the Construction of the Project.
          (d) Tenant shall not (with respect to its own Contracts), and shall use its Best Efforts to cause its Contractors not to transfer Minority and women employees from employer to employer or project to project for the purpose of meeting Tenant’s and Contractors’ obligations hereunder.
          (e) Tenant shall meet with BPCA and such other persons as BPCA may invite, on a periodic basis as required by BPCA, to discuss issues relating to Minority and Women Workforce Participation. At such meetings Tenant shall report on the names of its Contractors then engaged in construction on the Project or which within 60 days are scheduled to be engaged in construction on the Project, on the nature of the work and anticipated construction schedule of such Contractors, on the anticipated hiring needs of such Contractors, on the names of the responsible foremen for each of the construction trades directly employed by such Contractors, and such other information reasonably requested by BPCA that will promote the employment of Minorities and women. Tenant shall use its Best Efforts to obtain the above information from its Contractors and shall, upon BPCA’s request, use its Best Efforts to cause its Contractors to attend said meetings and provide the above information.
          (f) Tenant shall monitor all of its Contractor’s compliance with the foregoing obligations are complied with by each Contractor.
          (g) Tenant shall (with respect to its own Contracts), and shall use its Best Efforts to cause its Contractors to, consult with BPCA regarding fulfillment of its obligations hereunder prior to solicitation for any contractors, subcontractors, or consultant.
          (h) In fulfillment of the obligations set forth in this Section 4, Tenant shall furnish BPCA, at its request, documentary evidence of its efforts.
     5. Determination of MBE and WBE Eligibility. A business enterprise which is a Certified MBE or a Certified WBE is an eligible MBE or WBE and shall remain an eligible MBE or WBE for so long as such business continues to be a Certified MBE or Certified WBE. Except as otherwise set forth below, Certification as an MBE or WBE shall be the sole and conclusive determination of eligibility for the purposes of this Program. BPCA will rely on a determination with respect to MBE or WBE certification of, or failure to certify, a business
Exhibit C-9

enterprise as an eligible MBE or WBE made by the Division or its successor or other designated New York State certifying agency, office or authority pursuant Article 15A of the New York State Executive Law, or any guidelines or regulations issued thereunder, or any other or successor applicable law, or regulations or executive order. At Tenant’s request, BPCA shall assist Tenant in Certifying a business it believes is a qualified candidate for Certification, including using its Best Efforts to expedite Certification. If a business is not MBE or WBE Certified at the time the Contract is awarded, but thereafter becomes a Certified MBE or WBE, the entire Contract amount shall be deemed as awarded to a Certified MBE or WBE. If a business is not MBE or WBE Certified at the time Contract is awarded and its application to the State for Certification is rejected for whatever reason, BPCA may, in its sole discretion, still consider the Contract as awarded to an MBE or WBE and the award amount shall be counted under this Affirmative Action Program provided that such rejection is not based, in whole or in part, on a determination that such MBE or WBE is not a bona fide MBE or WBE as defined by the State of New York pursuant to Article 15A of the New York State Executive Law and any guidelines or regulations issued thereunder. Although Certification enables eligibility for this Program, there are other factors which Tenant may take into consideration in determining appropriateness of an eligible MBE or WBE’s participation in the Project, including, but not limited to, financial stability.
     6. MBE and WBE Participation. Tenant shall (with respect to its own Contracts), and when contemplated by the applicable Contract bid package, shall use its Best Efforts to cause its Contractors to, provide meaningful participation in Contracts for the Project to MBEs and WBEs, provided that such obligation shall be deemed to have been fulfilled when the aggregate Contract Value of Approved MBE Contracts and Approved WBE Contracts shall equal twenty-five percent (25%) of Total Development Costs. In determining the aggregate Contract Value of Approved MBE and WBE Contracts, an amount equal to the Contract Value of all Contracts for which BPCA (or the arbitrators or Director) has issued waivers to Tenant or its Contractors pursuant to Section 313, subsections 5, 6, 7 & 8, and Section 316 of the Executive Law, shall be included as part of the aggregate Contract Value for the purpose of fulfillment of Tenant’s and Contractors’ obligation under this Program, including obligations under Section 6(a), below and all other provisions relating to Tenant’s and Contractors’ MBE and WBE obligations as may be set forth herein.
In order to fulfill its obligations hereunder:
          (a) Tenant shall, during the Construction of the Project, use its Best Efforts to enter into, or cause its Contractors to enter into, Approved MBE Contracts and Approved WBE Contracts together having an aggregate Contract Value of at least twenty-five percent (25%) of Total Development Costs. After reviewing the work to be included in the Project, Tenant and BPCA shall endeavor to identify portions of such work for which, in their judgment, qualified MBEs and WBEs are expected to be available. During the Construction of the Project, in partial fulfillment of its obligations hereunder, Tenant presently expects to enter into, or cause its
Exhibit C-10

Contractors to enter into, Approved MBE Contracts and Approved WBE Contracts in accordance with the procedures set forth in Section 7 below.
          (b) In further fulfillment of its obligations under this Section 6, Tenant shall, throughout the Construction of the Project use its Best Efforts to: (i) conduct a thorough and diligent search for qualified MBEs and WBEs to carry out portions of the Project, (ii) review the qualifications of each MBE and WBE suggested to Tenant by BPCA, and (iii) enter into, or cause its Contractors to enter into, Approved MBE Contracts and Approved WBE Contracts with qualified and available MBEs and WBEs, respectively, in accordance with and subject to the procedures set forth in Section 7 below.
     7. MBE/WBE Participation Procedures. Tenant shall observe the following procedures throughout the Construction of the Project in order to fulfill its obligations under Section 6 above:
          (a) Tenant shall advise BPCA promptly of Tenant’s proposed design and construction schedule for the Project and afford BPCA’s Affirmative Action Officer a reasonable opportunity to become familiar with the proposed scope, nature and scheduling of Tenant’s major Contracts. Tenant shall furnish BPCA with a projected schedule which shall include a detailed description (the “Contract Schedule”) of such Contracts, broken down by trade. Tenant will update or amend the Contract Schedule as required to reflect any changes in Tenant’s proposed Contracts and will promptly notify BPCA thereof. The Contract Schedule will set forth the anticipated times at which invitations to bid or requests for proposals are to be issued for work in each trade and the general scope of such work. In formulating the Contract Schedule, Tenant will confer with the BPCA Affirmative Action Officer to identify those portions of the work or purchases which can be divided into separate contract packages or which can be subcontracted, so as to maximize opportunities for participation in the work by MBEs and WBEs. To the extent practicable and at the sole discretion of the Tenant, Tenant shall prepare separate contract packages for such work which shall be bid and let separately by Tenant or which shall be subcontracted separately by Tenant’s Contractors, and shall not be bid or let as part of any other work. Tenant shall, at least thirty (30) days prior to the issuance of an invitation or request to bid for each individual contract, furnish BPCA with written notice thereof.
          (b) Tenant acknowledges that BPCA has provided to it a list of eligible MBEs and WBEs for portions of the Construction of the Project. In general, an MBE or WBE will be deemed to be qualified to perform work if, among other things, the Tenant determines (i) its personnel have successfully performed work of a similar nature in the past; (ii) it can demonstrate the present ability to organize, supervise and perform work of the kind and quality contemplated for the Project; (iii) it is financially stable; and (iv) it is able to pass the Tenant’s background and integrity check process. In determining whether an MBE or WBE meets these
Exhibit C-11

standards, Tenant shall consider; among other things, experience in the trade, technical competence, organizational and supervisory ability and general management capacity.
          (c) For each request for proposal or invitation to bid, Tenant shall compile a bidders list. Each bidders list shall contain MBEs and WBEs deemed qualified by Tenant in accordance with Section 7(b), unless there are no qualified MBE’s or WBE’s as further stated below. Prior to issuing the request for proposal or invitation to bid, Tenant shall confer with BPCA regarding MBE and WBE participation and if an MBE and WBE included on the list sent by BPCA has been found not to be qualified, Tenant shall inform BPCA as to the reasons for such determination. BPCA may provide the names any additional eligible MBE and WBE firms which may be qualified to perform the specific work associated with the request for proposal or invitation to bid. In the event BPCA provides additional MBE and/or WBE firms, Tenant shall perform due diligence as to their qualifications and availability to perform the work. If Tenant finds that the MBE and/or WBE is qualified and available to perform the work, said firm(s) shall be added to the bidders list. If Tenant finds that the MBE and/or WBE is not qualified or available to perform the work, Tenant shall advise BPCA and inform BPCA as to the reasons for such determination. BPCA acknowledges that if Tenant’s due diligence elicits no qualified or available MBE or WBEs for a particular bid package, the finalized bidders list shall not contain an MBE or WBE and the value of the specific Contract will be deemed Exempt as defined herein. Tenant shall invite a reasonable number of MBEs and WBEs which Tenant finds qualified and available hereunder (including those MBEs and WBEs on the list provided by BPCA pursuant to Section 7(b) above which Tenant finds qualified) to submit proposals for work required to be performed under Tenant’s Contract packages (including both Contracts and subcontracts). BPCA shall acknowledge in writing in a prompt manner that it has conferred with Tenant regarding the bidders list for each trade.
          (d) Tenant shall submit to BPCA monthly reports in connection with MBE and WBE Participation in the form provided as Exhibit C-1 and attached hereto. The monthly reports are to be submitted by the 25th day of the month following the period covered by such report. BPCA shall advise Tenant of any substantive comments to the summary report it may have within twenty-one (21) days of receipt.
          (e) Tenant shall maintain at its offices complete and accurate written records of (i) its efforts to identify and contract with MBEs and WBEs as described above, and (ii) the reasons, if applicable, why Contracts or subcontracts were not awarded to MBEs and WBEs found qualified hereunder. Tenant shall also maintain at its offices complete and accurate written copies of all Contracts and amendments, including Approved MBE Contracts and Approved WBE Contracts, awarded on the Project. Such Contracts and amendments may be reviewed by BPCA at Tenant’s offices at such times as BPCA may reasonably request and shall be governed by the Confidentiality provisions set forth in the Lease. After award of a Contract, Tenant shall notify the BPCA Affirmative Action Officer of any modification or amendment of such Contract which will materially reduce or increase the scope of work to be performed by an
Exhibit C-12

MBE or WBE or materially diminish or increase the Contract Price of any Contract (including Subcontracts) awarded to an MBE or WBE. Each Contract entered into by Tenant after the date of the Lease shall (i) contain such non-discrimination provisions as are required by the Lease, (ii) require the Contractor thereunder to comply with the applicable Minority and Women Workforce Requirements of Section 3, and the procedures set forth in Section 4, of this Program and (iii) require such Contractor to comply with the applicable provisions of Sections 6 and 7 of this Program with respect to any Contracts awarded by such Contractor. Tenant shall promptly furnish the BPCA Affirmative Action Officer with the name of each party to whom Tenant (or its Contractors) awards a Contract, together with, in the case of each Approved MBE Contract or Approved WBE Contract, a summary of the scope of services to be performed under such Contract and the Contract price thereof, as the same may be amended from time to time.
          (f) Tenant shall at the execution of the Lease and from time to time thereafter designate an affirmative action officer, reasonably satisfactory to BPCA, to represent Tenant in all matters relating to this Program and advise BPCA in writing of such designee. BPCA hereby approves Karen Ritter as Tenant’s affirmative action officer.
          (g) Tenant shall, within ninety (90) days after Construction of the Project, provide a statement to BPCA of Tenant’s Total Development Costs, certified by Tenant and a Certified Public Accountant, listing in reasonable detail the components thereof. Within ninety (90) days after receipt of such statement, BPCA may cause a firm of independent Certified Public Accountants selected jointly by BPCA and Tenant to examine and audit the records, account books and other data of Tenant used as the basis for such certified statement, and be informed as to the same by a representative of Tenant, all of which Tenant shall make available to BPCA. If such audit shall establish that the Total Development Costs were understated, then the Total Development Costs shall be increased accordingly. The audit, if any, shall be conducted at the expense of BPCA unless it shall be established that Tenant understated the Total Development Costs by more than three and one-half percent (3 and 1/2%), in which case Tenant shall pay the reasonable cost of BPCA’s audit. If any items of Total Development Costs are not yet determined at the time of completion of the Construction of the Project (for example, costs of tenant improvements not yet completed or paid for), Tenant may make one or more supplemental submissions of such additional Total Development Cost items, and such items shall be subject to audit by BPCA as provided in this Section 7(g).
     8. Intern Program. Tenant and/or its construction manager shall establish an entry level management construction Intern Program for qualified Minority and Women during the Construction of the Project. The Intern Program shall be conducted in accordance with the terms and for the period contained in the Intern Letter executed by BPCA and Tenant on the effective date of the Lease.
     9. Minority and Women Business Enterprise Workshops. Tenant shall use it Best Efforts to cause its construction manager for the Project, in cooperation with Tenant and BPCA,
Exhibit C-13

to schedule a series of workshops in an attempt to maximize MBE and WBE participation in the Construction of the Project. The primary objective of such workshops is to schedule pre-bid meetings and provide assistance to MBEs and WBEs interested in bidding in their respective trades and to stimulate potential joint ventures, subcontracts and supply and vendor opportunities. The workshops shall include the use of private and public sector business resources to provide construction-related and office assistance to MBEs and WBEs in the following categories: (1) contract procurement; (2) technical matters; (3) estimating; (4) payment requisition preparation; (5) personnel evaluation; (6) computer technology; and (6) new business opportunities.
     10. Non-Compliance.
          (a) Tenant acknowledges that the percentages of Minority and Women Workforce Participation set forth in Section 3(a) above, and the work and Contract Value thereof set forth in Section 6, represent reasonable estimates of Tenant’s ability to provide meaningful participation to Minority and women workers and MBEs and WBEs, respectively, during the Construction of the Project. Tenant recognizes and acknowledges that the purpose of this Program and of Tenant’s and BPCA’s undertakings hereunder is to fulfill BPCA’s statutory obligations in connection with the Construction of the Project by affording Minority and women workers and MBEs and WBEs an opportunity to participate in the Construction of, and Contracts for, the Project, to the end that such Minority and women workers and MBEs and WBEs can share in economic benefits and also can gain necessary training, experience and other benefits which will facilitate their full participation in the construction industry and management and operation of projects hereafter. Consistent with Section 313 of the Executive Law, BPCA acknowledges that the failure to reach the goals set forth in Sections 3 and 6 above does not by itself mean that Tenant has failed to use its Best Efforts. Tenant recognizes and acknowledges that its failure to use its Best Efforts to achieve the goals set forth in Sections 3 and 6 above, or comply with the procedures set forth in Sections 4 and 7 above, with respect to the utilization of Minority and women workers and MBEs and WBEs in the Construction of, and Contracts for, the Project may result in damage to BPCA’s affirmative action programs and policies, as well as to Minority and women workers and MBEs and WBEs who would be denied an opportunity to share in the economic benefits provided by the construction work and would be denied the training, experience and other benefits which participation in the Project would provide. Tenant further recognizes and acknowledges that such damage cannot be readily quantified, but that the amounts set forth below are reasonable in light of the magnitude of the harm which would result from non-compliance by it hereunder, other than to a de minimis extent, and that payments made for the purposes of the Minority Workers Training Fund and Women Workers Training Fund and the MBE Assistance Fund and WBE Assistance Fund, referred to in Section 10(e) below, are a reasonable means of compensating for that harm.
          (b) In the case of Tenant’s failure to use its Best Efforts to achieve the goals set forth in Section 3 or 6 above, or to meet the procedural requirements set forth in Section 4 or
Exhibit C-14

7 above, with respect to the utilization of Minority and women workers and MBEs and WBEs in the Construction of, and Contracts for, the Project during the Construction of the Project (other than failure resulting directly from any order of judicial authorities having jurisdiction over Tenant or the Project or this Program), Tenant shall pay to BPCA compensatory damages, which damages the parties agree shall be the sole and exclusive remedy on the part of BPCA for any failure or default on the part of the Tenant (or its Contractors) in respect of any of the requirements or obligations set forth in this Exhibit C, in the following liquidated amounts:
          (i) in the event that Tenant fails to employ, or use its Best Efforts to cause its Contractors to employ, Minority and women workers equal to the percentage set forth in Section 3(a) above, the product of (A) the aggregate number of person-hours of employment of Minority and women workers which would have resulted from achievement of such percentage less the sum of the actual Minority Workforce Participation and Women Workforce Participation achieved in the Construction of the Project by Tenant or its Contractors, multiplied by (B) twenty-five percent (25%) of the average hourly wage (including fringe benefits) paid to journey-level workers employed in the Construction of the Project;
          (ii) in the event that, at any time during the Construction of the Project, Tenant fails to enter into, or use its Best Efforts to cause its Contractors to enter into, an Approved MBE Contract or Approved WBE Contract for work on the Project with any eligible MBE or WBE found to be qualified and available to perform such work for at the lowest price bid by other qualified and available contractors, in accordance with and subject to the provisions of Sections 5, 6 and 7 above, twenty-five percent (25%) of the Contract price at which such MBE or WBE was willing to perform such work, but in no event less than $12,500 for each such Contract; and
          (iii) in the event that Tenant fails to enter into, or use its Best Efforts to its Contractors to enter into, Approved MBE Contracts and Approved WBE Contracts having an aggregate Contract Value at least equal to twenty-five percent (25%) of Total Development Costs as provided in Section 6(a) above (“Specified Amount”), twenty-five percent (25%) of the amount by which the Specified Amount exceeds the aggregate Contract Value of Approved MBE Contracts and Approved WBE Contracts actually entered into by Tenant and its Contractors; in determining the aggregate Contract Value of approved MBE Contracts and Approved WBE Contracts, there shall be included in the value of contracts for which waivers have been obtained in accordance with applicable Executive Law provisions, during the Construction of the Project.
          (c) Anything to the contrary contained herein notwithstanding, Tenant shall not be liable for damages under paragraph (b)(i) of this Section 10 if and to the extent that Tenant can demonstrate (i) that it has used Best Efforts to comply with each and every provision hereof including Section 4(h) above and (ii) that, notwithstanding such efforts, it was unable to
Exhibit C-15

employ qualified Minorities or women, as the case may be, in accordance with and subject to the requirements set forth in Sections 3 and 4 of this Program. In addition, Tenant shall not be liable for damages under paragraph (b)(ii) or (b)(iii), of this Section 10 if and to the extent that Tenant can demonstrate (i) that, subject to de minimis exceptions, it has used Best Efforts to comply with each and every provision hereof and (ii) that, notwithstanding such efforts, it was unable to contract with additional, qualified MBEs or WBEs, as the case may be, in accordance with and subject to the requirements set forth in Sections 5, 6 and 7 of this Program.
          (d) Anything to the contrary contained herein notwithstanding, (i) the aggregate damages payable by Tenant pursuant to paragraph (b)(i) of this Section 10 shall in no event exceed five percent (5%) of Total Development Costs and (ii) the aggregate damages payable by Tenant pursuant to paragraphs (b)(ii) and (b) (iii) of this Section 10 shall in no event exceed seven and one-half percent (7 and 1/2%) of Total Development Costs. Tenant shall, in any event, be entitled to credit against any sums payable under paragraphs (b)(iii) of this Section 10 all payments made by Tenant pursuant to paragraph (b)(ii) of this Section 10.
          (e) Payments made by Tenant under paragraph (b)(i) of this Section 10 shall be deposited in a Minority Workers Training Fund and/or a Women Workers Training Fund. The monies in such Funds shall be used by BPCA to provide job training and other assistance to Minority and women workers, respectively, as BPCA shall determine to be useful in enabling such workers to overcome the effects of past discrimination and to participate more fully in the construction industry. Payments made by Tenant under paragraphs (b)(ii) and (b) (iii) of this Section 10 shall be deposited in either an MBE Assistance Fund or WBE Assistance Fund, depending upon whether such payments resulted from a failure to meet requirements regarding MBEs or WBEs. The monies in such Funds shall be used by BPCA to provide such financial, technical and other assistance to MBEs and WBEs, respectively, as BPCA shall determine to be useful in enabling MBEs and WBEs to overcome the effects of past discrimination and to participate more fully in the construction industry.
     11. Intentionally Omitted
     12. No BPCA Liability. No act of, nor failure to act by, BPCA hereunder shall create or result in any liability on the part of BPCA or any of its members, officers, employees or agents to Tenant or to any other party, or give rise to any claim by Tenant or any other party against BPCA or any of its members, officers, employees or agents, whether for delay, for damages or for any other reason, unless BPCA is found by a court of competent jurisdiction to have acted arbitrarily or in bad faith in acting or failing to act hereunder.
     13. Performance under Lease. No requirement of this Program, nor the assumption or performance by Tenant of any obligation hereunder, shall excuse Tenant from the performance of any of its obligations under the Lease, nor constitute a defense to any claim by BPCA under the Lease, whether for default, rental, damages or otherwise.
Exhibit C-16

     14. Persons Bound. Except as may be required elsewhere in this Program, this Program and the Schedules hereto, including any amendments thereto, shall be binding upon and inure to the benefit of Tenant and its respective legal representatives, successors and permitted assigns. Tenant shall require its immediate successors or assigns to confirm and agree in writing to all terms and conditions of this Program.
     15. Additional Requirements. In the event that legislation is enacted or an executive order is issued which authorizes or directs BPCA to carry out additional affirmative action requirements or programs with respect to Minority or women workers or business enterprises owned and operated by Minorities or women, BPCA reserves the right to take such measures as may be necessary or appropriate to implement such requirements or programs, provided that the foregoing shall not permit BPCA to modify the terms of the Lease or this Exhibit if the same shall increase Tenant’s monetary obligations or increase in any material respect any other obligation of Tenant or decrease in any material respect any right of Tenant under this Exhibit or the Lease.
     16. Notices and Addresses. Any notice or other communication given by BPCA or Tenant to the other relating to this program shall be in writing and sent as provided in the Lease, except that if to BPCA, it shall be sent to the attention of Vice President, Community Relations/Affirmative Action, with a copy to the General Counsel.
     17. Separability and Invalidity. If any provision of this Program shall for any reason be held unenforceable or invalid, neither the enforceability nor the validity of any other provision of this Program shall be affected thereby. In the event that the Program is held to be unenforceable or invalid, then Tenant agrees to undertake a program of affirmative action, as directed by BPCA, which program shall not impose obligations on Tenant which are more onerous than those contained herein.
     18. Approvals. All approvals and consents to be given by BPCA pursuant to this Program shall be in writing, and Tenant shall not be entitled to rely on any approval or consent which is not in writing.
     19. Governing Law. This Program shall be construed and enforced in accordance with the laws of the State of New York.
     20. No Third Party Rights. BPCA and Tenant mutually confirm that this Affirmative Action Program is not intended to confirm any rights upon any person or entity other than BPCA and Tenant and their respective successors and permitted assigns. Without limiting, or in any way qualifying the generality of the foregoing, this Program shall not be construed to confer any rights upon any MBE, WBE, Minority Group Member or woman as third party beneficiary or under any other doctrine, remedy or theory.
Exhibit C-17

ENDNOTES
Section 316 Enforcement
     Upon receipt by the director of a complaint by a contracting agency that a contractor has violated the provisions of a state contract which have been included to comply with the provisions of this article or of a contractor that a contracting agency has violated such provisions or has failed or refused to issue a waiver where one has been applied for pursuant to subdivision five of section three hundred thirteen of this article or has denied such application, the director shall attempt to resolve the matter giving rise to such complaint. If efforts to resolve such matter to the satisfaction of all parties are unsuccessful, the director shall refer the matter, within thirty days of the receipt of the complaint, to the American Arbitration Association for proceeding thereon. Upon conclusion of the arbitration proceedings, the arbitrator shall submit to the director his or her award regarding the alleged violation of the contract and recommendations regarding the imposition of sanctions, fines or penalties. The director shall either: (a) adopt the recommendation of the arbitrator; or (b) determine that no sanctions, fines or penalties should be imposed; or (c) modify the recommendation of the arbitrator, provided that such modification shall not expand upon any sanction recommended or impose any new sanction, or increase the amount of any recommended fine or penalty. The director, within ten days of receipt of the arbitrator’s award and recommendations, shall file a determination of such matter and shall cause a copy of such determination along with a copy of this article to be served upon the respondent by personal service or by certified mail return receipt requested. The award of the arbitrator shall be final and may only be vacated or modified as provided in article seventy-five of the civil practice law and rules upon an application made within the time provided by section seventy-five hundred eleven of the civil practice law and rules. The determination of the director as to the imposition of any fines, sanctions or penalties shall be reviewable pursuant to article seventy-eight of the civil practice law and rules.
Exhibit C-18

MWBE Workforce Participation/Proprietary and Exempt Sample Monthly Report
(All names and figures for illustrative purposes only)
Annex II

M/WBE/WORKFORCE PARTICIPATION/PROPRIETARY/EXEMPT
SAMPLE MONTHLY REPORT

REPORT DATE	20-Aug-05

						WORKFORCE PARTICIPATION AGGREGATE
					ADJUSTED	HOURS
			CONTRACT		CONTRACT	CUMULATIVE		MINORITY WOMEN
	TRADE		AMOUNT		AMOUNT	AGG. HRS		HOURS		%	COMMENTS
I. M/WBE CONTRACTING FOR MONTH
Direct GS Contracts
Smith Plumbing	Underground Plumbing		$10,000,000.00		$10,000,000.00
Jones Electric	Basement Electric		$15,000,000.00		$15,000,000.00

a. Subtotal M/WBE Direct GS Contracts			$25,000,000.00		$25,000,000.00

Contractor Subcontracts
Finney Drywall	Drywall ground floor		$15,000,000.00		$15,000,000.00

b. Subtotal M/WBE Subcontracts			$15,000,000.00		$15,000,000.00

c. Total M/WBE Activity for Month			$40,000,000.00		$40,000,000.00	2,300	g.	575	h.	25%

d. Total M/WBE Activity to Date			$40,000,000.00		$40,000,000.00	2,300	i.	575	j.	25%

II. MAJORITY CONTRACTOR ACTIVITY FOR MONTH*	various		$100,000,000.00		$100,000,000.00	10,000	k.	3,000	l.	30%

f. Cumulative Majority Contractor Activity	various		$100,000,000.00		$100,000,000.00	10,000	m.	3,000	n.	30%

III. M/WBE AS PERCENTAGE OF TOTAL (CUMULATIVE)		29%	d/(d+f) exclusive of Proprietary and Exempt Contracts, based on Adjusted Contract Amount

IV. WORKFORCE PARTICIPATION

MONTHLY WORKFORCE PARTICIPATION		29%	(h+l+p)/(g+k+o	)

CUMULATIVE WORKFORCE PARTICIPATION		29%	(j+n+r)/(i+m+q	)

V. PROPRIETARY/EXEMPT CONTRACTING
Healy Data System	BMS System		$2,000,000		$2,000,000	100	o.	25	p.		proprietary

CUMULATIVE PROPRIETARY/EXEMPT			$2,000,000		$2,000,000	100	q.	25	r.

*	exclusive of M/WBE subcontract(s)
Exhibit C-20

EXHIBIT D
FORM OF ESCROW AGREEMENT
ESCROW AGREEMENT
          ESCROW AGREEMENT, dated as of ______ ___, 200___, between BATTERY PARK CITY AUTHORITY (“Landlord”), a public benefit corporation having an office at One World Financial Center, New York, New York 10281, GOLDMAN SACHS HEADQUARTERS LLC (“Tenant”), a Delaware limited liability company having an office c/o The Goldman Sachs Group, Inc., at 85 Broad Street, New York, New York 10004, and FIDELITY NATIONAL TITLE INSURANCE COMPANY (“Escrow Agent”), having an office at 2 Park Avenue, 14th Floor, New York, New York 10016.
W I T N E S S E T H:
          WHEREAS, as of ______ ___, 200___, Landlord and Tenant entered into an Agreement of Lease (as amended from time to time, the “Lease”) for a portion of Battery Park City known as Site 26 (the “Premises”), which Premises are more particularly described in the Lease; and
          WHEREAS, Section 41.28 of the Lease provides for Tenant to deliver certain documents and other materials (hereinafter referred to collectively as the “Materials”) to be held in escrow until the expiration or earlier termination of the Lease; and
          WHEREAS, Escrow Agent has agreed to hold the Materials in escrow for Landlord and Tenant in accordance with the terms of this Agreement;
          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:
          1. At such times as the Materials are required to be furnished to Escrow Agent under the Lease, Tenant shall deposit the Materials with Escrow Agent and shall certify to Landlord no later than 60 days after the end of each Lease Year and at such other times reasonably requested by Landlord (not to exceed two additional times during any Lease Year unless an Event of Default has occurred under the Lease and is then continuing) (a) which Materials it has deposited with Escrow Agent as required under the Lease and which have not been earlier included in such a certification, (b) which Materials required to be delivered to Escrow Agent during such Lease Year, if any, were not so delivered and (c) with respect to the Materials referred to in clause (b) the location and/or status of such Materials and by what date Tenant anticipates such Materials will be deposited with the Escrow Agent as required by the Lease. Escrow Agent shall store securely such Materials in the Borough of Manhattan, New York until such Materials are disposed of as provided for in this Escrow Agreement.
Exhibit D — l

          2. Escrow Agent shall deliver the Materials in its possession in accordance with the following:
          (a) If Landlord shall give to Escrow Agent a notice (A) certifying to Escrow Agent that the Expiration Date has occurred and that Landlord pursuant to the Lease is entitled to the delivery of Materials, and (B) instructing Escrow Agent to deliver all Materials in Escrow Agent’s possession to Landlord (a “Demand Notice”), Escrow Agent shall promptly deliver a copy of such Demand Notice to Tenant. Ten (10) days after Escrow Agent delivers to Tenant such copy, Escrow Agent shall deliver all Materials in Escrow Agent’s possession to Landlord, provided, however, if a court order is issued prohibiting Escrow Agent from furnishing such Materials to Landlord, Escrow Agent shall not be obligated to make any delivery of the Materials (which Escrow Agent then holds or thereafter receives), but in such event, Escrow Agent shall hold the Materials until the final determination of the rights of the parties by a court of competent jurisdiction.
          (b) If Landlord shall give to Escrow Agent a notice (A) certifying to Escrow Agent that the Expiration Date has occurred and that Landlord pursuant to the Lease is entitled to delivery of Materials and (B) instructing Escrow Agent how to dispose of (other than by delivery to Landlord pursuant to a Demand Notice) all Materials in Escrow Agent’s possession (“Termination Notice”), Escrow Agent shall promptly deliver a copy of such Termination Notice to Tenant. Ten (10) days after Escrow Agent delivers such copy, Escrow Agent shall promptly dispose of all Materials in Escrow Agent’s possession as per Landlord’s instruction and Escrow Agent shall have no further obligations under this Agreement, provided, however, if a court order is issued prohibiting Escrow Agent from disposing of such Materials, Escrow Agent shall not be obligated to dispose of the Materials (which Escrow Agent then holds or thereafter receives), but in such event, Escrow Agent shall hold the Materials until the final determination of the rights of the parties by a court of competent jurisdiction.
          (c) Provided that there has not been given to Escrow Agent a Demand Notice or a Termination Notice, Escrow Agent shall retain possession of all Materials furnished to Escrow Agent (and not delivered to Landlord after the giving of a Demand Notice or Termination Notice) until December 31, 2069, in which case Escrow Agent shall thereafter promptly return all of the Materials then in Escrow Agent’s possession to Tenant.
          3. Escrow Agent shall keep the Materials and all information contained therein confidential until such time as it delivers or disposes of the same in accordance with the provisions of this Agreement or by order of a court of competent jurisdiction. Except for such delivery or disposition or as otherwise directed by a court of competent jurisdiction, Escrow Agent shall not without the consent of Tenant (i) cause, suffer or permit the Materials to be reproduced or examined in whole or in part or (ii) disclose, or suffer or permit the disclosure of, any information contained in the Materials provided, however, that Landlord shall have the right to review the Materials and all such information during regular business hours on all business
Exhibit D — 2

days on reasonable advance notice to Escrow Agent and without the consent of Tenant. This provision shall survive the termination of this Agreement.
     4. Tenant shall reimburse Escrow Agent for the expenses incurred by it in fulfillment of Escrow Agent’s duties under this Agreement in accordance with a separate agreement or, if none, in accordance with Escrow Agent’s customary billing practices. For the avoidance of doubt, to the extent that Escrow Agent’s obligation set out in Section 1 hereof to store the Materials in the Borough of Manhattan, New York, causes Escrow Agent to incur expenses beyond those it would ordinarily incur for storage of similar materials, Escrow Agent shall be reimbursed by Tenant for all such reasonable expenses incurred. Tenant and Escrow Agent hereby agree to cooperate in good faith to minimize any such extra expenses, including by permitting Tenant, at its option, to arrange for storage space in a manner reasonably acceptable to Escrow Agent and consistent with Escrow Agent’s duties under this Agreement.
     5. Tenant and Landlord may give Escrow Agent a joint notice (a) stating that Tenant and Landlord elect to terminate this Agreement and (b) directing Escrow Agent to deliver the Materials to another “Escrow Agent,” as such term is defined in Section 41.28 of the Lease (the “Successor Agent”). If Tenant and Landlord give such notice to Escrow Agent, Escrow Agent shall promptly deliver to Successor Agent all Materials in Escrow Agent’s possession or thereafter received by Escrow Agent. This provision shall survive the termination of this Agreement.
     6. Escrow Agent may elect to resign hereunder and terminate this Agreement by giving Landlord and Tenant ninety (90) days’ notice of such resignation and termination. If, during such 90 day-period, Tenant notifies Escrow Agent that Tenant has appointed a Successor Agent reasonably acceptable to Landlord, then Escrow Agent shall deliver to such Successor Agent all Materials in Escrow Agent’s possession or thereafter received by Escrow Agent and Escrow Agent shall have no further obligations under this Agreement. If, prior to the end of such 90-day period, Tenant has not notified Escrow Agent that Tenant has appointed a Successor Agent reasonably acceptable to Landlord, Escrow Agent shall forward all Materials then in Escrow Agent’s possession to Landlord and Escrow Agent shall have no further obligations under this Agreement. This provision shall survive the termination of this Agreement.
     7. In the event of any termination of this Agreement, Landlord and Tenant shall enter into an agreement with the Successor Agent substantially similar to this Agreement.
     8. Any notice, demand, consent or other communication (but excluding Materials) required or desired to be given or delivered, with respect to this Agreement (collectively “Notices” and individually a “Notice”) to Escrow Agent shall be in writing and shall be sufficient only if received by Escrow Agent within the applicable time periods set forth herein, if any. Notices to Escrow Agent shall be mailed by registered or certified mail, return receipt requested, or sent by overnight courier or served personally upon it, in each case at its
Exhibit D — 3

address set forth in this Agreement or such other address as Escrow Agent shall have last designated by notice in accordance with the provisions of this Paragraph 7 and sent to the attention of                      with a copy to the same address to the attention of                     . Notices from Escrow Agent to Tenant or Landlord shall be mailed by registered or certified mail, return receipt requested, or sent by overnight courier or served personally upon them, at their respective addresses set forth in this Agreement, or at such other address as the party in question shall have last designated by notice to Escrow Agent. A Notice shall be deemed effective upon receipt and in the event of failure to deliver by reason of changed address of which no Notice was given or refusal to accept delivery on a business day, as of the date of such failure. All Materials shall be furnished to Escrow Agent by registered or certified mail, return receipt requested, personal service or overnight courier, in each case to the attention of                      with a copy to Landlord, without enclosures.
          9. (a) It is expressly understood that Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any item constituting Materials or other document or instrument deposited with it, or for the form of execution of such Materials, documents or instruments, or for the identity, authority or right of any person executing or depositing the same, or for the terms and conditions of any instrument pursuant to which Escrow Agent or the parties may act. Without limiting the foregoing, it is expressly understood that Escrow Agent shall have no duty to inspect or review the Materials it receives, if any, for any purpose, including, without limitation, to determine (i) whether the same conform to the requirements of the Lease, or (ii) whether the Materials are as stated in any certificate given to Landlord by Tenant, nor shall Escrow Agent have any obligation to advise Landlord whether or not it has actually received any Materials, it being understood that Escrow Agent’s sole obligation shall be to hold and dispose of any Materials it actually receives in accordance with this Agreement. The duties of Escrow Agent are purely ministerial, and the Escrow Agent shall not have any duties or responsibilities except those set forth in this Agreement and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be genuine, and Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so. It is agreed that the duties of Escrow Agent are only such as are herein specifically provided and that Escrow Agent shall incur no liability whatsoever except for gross negligence or willful misconduct. The undersigned hereby release Escrow Agent from any act done or omitted to be done by Escrow Agent hereunder except for its gross negligence or willful misconduct.
          (b) Escrow Agent shall be under no responsibility with respect to the Materials other than to follow the instructions herein contained. Escrow Agent may consult with counsel and shall be fully protected in any action taken in good faith, in accordance with such advice. Escrow Agent shall not be required to defend any legal proceedings which may be instituted against Escrow Agent in respect of the subject matter of these instructions unless
Exhibit D — 4

requested so to do by the undersigned and indemnified to the satisfaction of Escrow Agent against the cost and expense of such defense by Tenant. Escrow Agent shall not be required to institute legal proceedings of any kind. In the event that the Materials, or any of them are damaged, destroyed or lost, Escrow Agent shall have no liability therefor unless the same occurred as a result of Escrow Agent’s gross negligence or willful misconduct.
          (c) Tenant agrees to indemnify and hold the Escrow Agent free and harmless from and against any claim, liability, suit, cost (including Escrow Agent’s reasonable counsel fees) or other obligation incurred or arising out of this Agreement excluding only Escrow Agent’s liability for its own gross negligence and willful misconduct.
          (d) Landlord and Tenant have mutually requested that Escrow Agent act as Escrow Agent for the purpose of holding the Materials in accordance with the terms of this Agreement.
          (e) Upon delivery of the Materials by Escrow Agent in accordance with this Agreement, Tenant and Landlord hereby release Escrow Agent from all obligations and liability hereunder except to the extent provided herein to the contrary. For the avoidance of doubt, Escrow Agent shall have no liability following delivery of the Materials in accordance with this Agreement, except that which arose prior to such delivery, and then only as set forth in this Agreement.
          10. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns. Escrow Agent may not assign its interest in this Agreement. Except as provided in the immediately following sentence, neither Landlord nor Tenant may assign its rights under this Agreement. Landlord and Tenant shall assign their rights under this Agreement to the assignee of their respective interests in the Lease.
          11. This Agreement may not be changed, modified or terminated orally, but only by a written instrument of change, modification or termination executed by all of the parties hereto.
          12. This Agreement constitutes the entire agreement between the parties and incorporates all prior understandings in connection with the subject matter hereof.
          13. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
          14. Landlord and Tenant agree that this Agreement satisfies the requirements of Section 41.28 of the Lease for an “Escrow Agreement” and that delivery of the Materials to the Escrow Agent hereunder satisfies the requirements of the Lease for delivery of such Materials to an “Escrow Agent” thereunder.
Exhibit D — 5

          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the day and year first above written.

BATTERY PARK CITY AUTHORITY

By:
Name:
Title:

GOLDMAN SACHS HEADQUARTERS LLC

By: The Goldman Sachs Group, Inc., its managing member

By:
Name:
Title:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:
Name:
Title:
Exhibit D — 6

EXHIBIT E
DESIGN GUIDELINES
Exhibit E — 1

EXHIBIT E
DESIGN GUIDELINES
DESIGN GUIDELINES FOR SITE 26 (AUGUST 2004)

A. INTRODUCTION		The Design Guidelines for Site 26 established by the Hugh L. Carey Battery Park City Authority (the “Authority”) define the urban and architectural goals for the largest remaining development parcel in Battery Park City (See Fig. 1, Site Plan.) The site is immediately north of the World Financial Center and east of the Embassy Suites/Regal Cinemas project (Site 25) with 460 hotel rooms, a movie complex and various restaurants and stores and a major public space in the form of an art gallery/atrium. The Embassy Suites/Regal Cinemas building is separated from the Site 26 building by a landscaped pedestrian plaza, which provides access to the theater and retail entrances on the eastern side of the building and visually connects Sites 25 and 26 to the World Financial Center (the “Pedestrian Plaza”). (See Fig. 2, Ground Floor Plan and Buildable Area, Site Dimensions, Site Easements)

The Site 26 Guidelines contain development and architectural controls, as well as requirements that will enhance the site’s contribution to the public environment of Battery Park City. They focus on defining the appropriate building volume and setbacks, the manner in which the building meets the streets and public spaces, and aspects of the overall character and materials of building elevations.

The Site 26 Guidelines continue a standard intended to promote architectural excellence as well as ensure that development on Site 26 complements the World Financial Center. It is the intention of the guidelines to create a building that is harmonious with those areas of Battery Park City that have already been constructed, and that exhibits architectural excellence.

B. SITE DESCRIPTION

1.	Size, Boundaries and Easements of Site 26	Site 26 is located between Murray Street and Vesey Street. It includes within its western boundary the Pedestrian Plaza adjacent to Site 25 and its eastern edge is adjacent to the future Hudson River Park.

The site would allow for development up to a maximum of approximately 1,887,570 square feet of zoning floor area, with a buildable footprint of approximately 74,600 square feet. (See Bulk Controls requirements in Urban Design Guidelines, below.)

Site 26 contains the Pedestrian Plaza, which was designed and constructed as a temporary landscaped public area. A permanent plaza is to be reconstructed by the developer as a public amenity as described below.

2.	Streets	There is a 10 foot sidewalk easement on Vesey Street. The streets, parks, and utilities infrastructure at Battery Park City are built by the Authority. (See Fig. 2.) The streets have been mapped by the City of New York and the Street Map established the legal boundaries of streets, blocks and parks.

Site 26 is served by Vesey Street, Murray Street and West Street (or “Route 9-A”). Vesey Street connects at grade across West Street and consists of a 100-foot right-of-way containing a 70-foot roadbed with one 8-foot parking lane, a 20-foot sidewalk to the south and a 10-foot sidewalk to the north. An additional 10-foot sidewalk easement on Block 26 will increase the north sidewalk to 20 feet.

Murray Street extends to the west from Tribeca as a two-way 90-foot right-of-way with a 60-foot roadbed containing two 8-foot parking lanes, and 15-foot sidewalks.

North End Avenue links the east/west streets of the north neighborhood to each other and terminates at its southern end.

Building entrances, curb-cuts, and utility hook-ups must be coordinated with the street tree patterns and other architectural features at ground level. The developer must arrange for connections to city and private utilities.

3.	Utilities	a. Water System

New York City water is available to Site 26 for both potable and fire fighting uses. Connections to the

Battery Park City — Site 26 Guidelines	Page 2

water mains are subject to the review approval of the New York City Department of Environmental and Protection. A 12-inch water main has been installed along Vesey Place.

b. Storm Sewer

Storm water within Battery Park City a collected via a system of catch basins and pipes connecting to Lower Manhattan’s storm sewer system. A 96-inch storm sewer line has been installed running west on Vesey Street with an outfall into the Hudson River near the northwest corner of the NYMEX Site. Catch basins and manholes are located along sewer lines as required for connections and drainage of the streets and parks. The mains are located so that developments can connect at convenient manholes with 90-degree lines. Details of the connections are subject to the review and approval of the New York City Department of Environmental Protection.

c. Sanitary Sewers

Sanitary sewers in the bed of Vesey Street connect to the City’s sewer system in West Street. Sewer lines were installed so that all development parcels can connect to them at convenient manholes with 90-degree lines. Details of these connections are subject to the review and approval of the New York City Department of Environmental Protection.

It may not be possible to service deep basements by gravity flow. Wherever deep basements are proposed below the elevation of the streets, it may be necessary to pump the sewage into the sewer line.

d. Private Utilities

Site 26 is serviced by Electricity, Gas and Telephone lines running in the right of way of Vesey Street and North End Avenue. A steam line currently exists along Vesey Street. It is the responsibility of the developer to arrange with the private utilities companies to make service connects to the building. The private utilities will be maintained by their own companies; the public utilities will be maintained by the City of New York.

Battery Park City — Site 26 Guidelines	Page 3

e. Geotechnical Conditions

The landfill north of the North Cove was constructed by means of a thorough preparation of the subsurface river bottom and a careful placement of controlled fill consisting of clean sand. Some debris may have been left in the area as a result of adjacent construction projects. The Authority assumes no responsibility for the condition of the fill on Site 26.

Site 26 is located in an area of the Hudson River waterfront that was formerly occupied by a number of piers and ferry terminals. To provide a uniform subsurface for the landfill this area was dredged to about elevation -20 feet.

The Borough of Manhattan datum Elev. 0.0 feet is set at mean high water. Ground water level in the area of Site 26 is estimated to be between -1.5 feet and -2.5 feet. Mean high water at the Hudson River is at Elev. 0.0 feet. The 100-year storm elevation is at approximately Elev. +8.6 feet.

Basement slabs can be constructed at any elevation if designed to resist hydrostatic pressure. Basement levels can extend to hard bottom and should be built with cofferdams and hydrologically sealed. If basements are provided on deep foundation elements, the slab must be designed for hydraulic uplift. All building structures are to be in accordance with all New York City local laws and codes. All local laws governing construction in flood zone areas shall apply.

C.	URBAN DESIGN GUIDELINES	The Urban Design Guidelines for Site 26 set the overall design principles for a building that will complement the World Financial Center, the Embassy Suites/Regal Cinemas development, the landscaped Pedestrian Plaza and the North Residential Neighborhood. The Guidelines are primarily concerned with the architectural quality and compatibility of the structure with existing and future buildings, and with the urban spaces around Site 26. The Guidelines define the building mass, streetwalls and heights, facade articulations, and the distribution of ground floor uses and public amenity.

Battery Park City — Site 26 Guidelines	Page 4

Development on Site 26 shall be in compliance with the zoning requirements contained in the New York City Zoning Resolution, as amended by the New York City Planning Commission on July 14, 2004 and the Amendment and Restatement of Declaration of Restrictions, dated as of May 18, 1995, among BPCA and certain tenants of the World Financial Center (the “Declaration of Restrictions”). In some instances the Design Guidelines are more restrictive than the Zoning and in those cases, the more restrictive requirements must be followed.

1.	Building Configuration	a. Bulk Controls

The maximum floor area that may be built on Site 26 is approximately 1,887,570 zoning square feet, as defined in the NYC Zoning Resolution, computed on the basis of 15 FAR from Sites 25 and 26 combined.

b. Streetwalls and Heights

A streetwall coincident with the property line is required on Murray Street. A streetwall is also required adjacent to the eastern property line. A streetwall is required along the length of Vesey Street, set back 10 feet from the Vesey Street property line. A streetwall is required on the western edge following the eastern line of the Pedestrian Plaza as described below and indicated in Fig. 2.

The base of the building shall rise to a height of 140 feet. Along Vesey Street the building must set back a minimum of 70 feet at 140 feet. It may then rise to a maximum height of 245 feet, and may intrude into the View Corridor described in the Declaration of Restrictions, provided that: (1) the building shall not obstruct more area in the View Plane than 3,000 square feet plus the area of overlap with Site 24 (approximately 1,050 square feet) as indicated on the attached View Corridor Study prepared by Ralph Lerner Architect PC, dated August 31, 2004, and (2) no portion of the building above 245 feet shall be located in the View Corridor. The tower shall not exceed 800 feet including all obstructions. (See Fig. 3, Building Heights; and Fig. 5 Massing.)

Battery Park City — Site 26 Guidelines	Page 5

All heights are to be measured consistent with the New York City Zoning Resolution.

2.	Permitted Uses	a. Uses

Site 26 must be developed as a commercial office tower with not less than 5,000 square feet of ground floor retail space accessible to the public.

b. Ground Level Entrances and Circulation

Pedestrians will approach the building along Vesey Street, from the Pedestrian Plaza and from Murray Street. A major office entry is required either on Vesey Street or at the southeast corner of the site. There will be other entrances from the Pedestrian Plaza and West Street. (See Fig. 4, Pedestrian Entries, Curb Cuts & Loading.)

c. Public Amenity

The developer must redesign and rebuild the Pedestrian Plaza between Sites 25 and 26. The rebuilt Pedestrian Plaza must have a width of no less than 30 feet for approximately 210 feet along its length from Murray Street to where the eastern wall of the building on Site 25 changes its course in a southwesterly direction. Thereafter, the Pedestrian Plaza shall widen to a width at its southern terminus of not less than 45 feet as indicated in Fig. 2.

The design of the Pedestrian Plaza is subject to approval by the Authority. The Pedestrian Plaza shall be a public space covered for all or part of its entire 30-foot-wide length, though it may be uncovered for the area that is wider.

The Pedestrian Plaza must be open every day for public access, 24 hours per day, except as required to perform maintenance activities, such periods of closure to be subject to agreement with the Authority.

The plaza and all of its appurtenances must be compatible with the high quality of design and materials of the rest of the building.

Battery Park City — Site 26 Guidelines	Page 6

			d.	Building Servicing

No curb may be located on Vesey Street. Curb cuts may be no more than 30 feet wide and loading docks must be fully enclosed within the building. (See Fig. 2)

Emergency exits must be dispersed. They should be designed so that they contribute to the visual interest of the pedestrian level.

D.	ARCHITECTURAL DESIGN GUIDELINES		Architectural controls have been imposed for Site 26 primarily to ensure that the building is compatible with the existing structures of the World Financial Center, the New York Mercantile Exchange and the Embassy Suites/Regal Cinemas development and is in compliance with the Declaration of Restrictions.

	1.	Building Wall Materials	The World Financial Center should be a model in terms of the quality and detailing of material. Should metal be used, it must be stainless steel with the exception of window frames. Should stone be used, it must be of a size and quality similar to the World Financial Center.

	2.	Glass and Fenestration	The building must be compatible with the vocabulary of the other commercial tower buildings. The western facade must be detailed to reduce the scale of the western side as generally depicted in the 10 foot module scheme shown in the rendering “Comparative Views of Current and Original Scheme for Curved West Facade” prepared by Pei Cobb Freed & Partners, dated July 8, 2004.

	3.	Rooftops & Bulkheads	Mechanical equipment must be completely enclosed and the enclosure must appear to be an extension of the building. It is important that the design of the building include a carefully composed top.

	4.	Parking and Service	All parking must be below grade. The parking and services entries are to be from Murray Street.

	5.	Graphics and Signage	The Hugh L. Carey Battery Park City Authority reserves the right to approve all exterior signage and all illuminated signage and retail signage that can be seen from the exterior of the building. Street addresses only are allowed on Vesey, Murray and West Streets except as noted below. For parking

Battery Park City—Site 26 Guidelines	Page 7

entrances, only directional signs will be considered (e.g. “Parking Entrance”). Such signs must be of minimum size, be unobtrusive, and contain no rate advertising.

Retail signage for on-premises businesses may be incorporated into the window transoms on the right-of-way. Rental signs must be removed after one year of building openings. No stanchions or freestanding signs are allowed, except at lobby entrances. The backs of interior merchandise displays must not be placed against or be proximate to storefront windows.

	6.	Satellite Dishes	The location of visible satellite dishes must be approved by the Authority and should be set back from the bulkhead perimeter and screened.

	7.	Louvers	No visible mechanical exhausts or intake louvers are allowed on the first two levels of building.

	8.	Refuse Storage and Disposal	Paper products only shall be mechanically compacted in accordance with applicable law. Materials to be recycled and wet trash shall be stored separately. The storage of refuse shall occur entirely within the enclosed areas within the building.

	9.	Streetscape	The sidewalks will be built according to the standards established by the Authority in coordination with Developer. The Developer is responsible for sidewalks and streetlights along Vesey Street and Murray Street. The Developer is also responsible for getting all required approvals from governmental entities, including approval from the City for the Builders Pavers Plan.

	10.	Lighting	The Authority provides lighting specifications for all streets and parks. Additional lighting may be incorporated into marquees. This lighting must be compatible with the street and park lighting and is subject to the approval of the Authority. A preliminary lighting plan must be part of the design submission.

E.	ENERGY AND THE ENVIRONMENT		The building must comply with the Authority’s Commercial Institutional Environmental Guidelines dated March 2002 (“Green Guidelines”) unless

Battery Park City—Site 26 Guidelines	Page 8

exceptions to such guidelines are specifically permitted by the Authority. The Developer must submit a green design plan for the Site providing a detailed description of the methods or technologies the Developer is committed to for the building. The building must be designed to achieve a rating of gold or better under the LEED Green Building Rating System developed by the U.S. Green Building Council.

F.	ADMINISTRATIVE		FRAMEWORK

	1.	Submission Requirements	In order to ensure that development is in compliance in intent and quality with the 1979 Master Plan Report and these Design Guidelines, and consistent with the Environmental Impact Statement and the Memorandum of Understanding between the City and State of June 6, 1980, approvals by the Authority will consist of:

			a.	Approval of Developer's selection of Architect(s) and Engineers.

			b.	Review and approval of the Developer’s plans and specifications for each phase (pre-schematics, schematics, design development, and construction documents) through a design review process. Each submission must be in substantial conformance with the prior submission as approved. In each submission, the Architect must note any change from the previous submission, and include a summary of such changes, in a letter with the submission; and include a summary of such changes, in a letter with the submission. In general, the Authority will honor any approvals given in a previous stage.

The Developer must submit information in drawings 24 x 36 inches (or as otherwise agreed to) bound and numbered for each step of the review and approval process. Where alternate scales are shown, the Authority will direct which scale to use in each case. Zoning and gross square feet calculations must be provided with each submission.

Battery Park City—Site 26 Guidelines	Page 9

The Developer must submit fee following information for review and approval.

b.1. Pre-Schematics
•	Conceptual site plan.

•	Conceptual ground floor plan indicating uses, access, and entries.

•	Conceptual second floor plan indicating uses and circulation.

•	Conceptual sections.

•	Conceptual elevations of street facades.

•	Massing model.

•	Development of the Developer’s proposed program for energy conservation, recycling systems, air quality, operations and maintenance, and resource conservation. Strategies will include specific proposals, and methods plus the calculations of LEED points. Chart listing LEED points to be met and strategies for their achievement. The Authority’s approval of Pre-Schematics does not constitute approval of the green development plan. The Authority’s approval of Developer’s green design program approval will be given separately from the other elements of Pre-Schematics.

b.2. Schematics

To assess conformance to previous plans and to determine success of green strategies, a review and approval of the Developer’s Schematic Design submission is required. The approval process will include the computer modeling of the building using DOE2 or similar software that will lead to recommendations for improved energy efficiency and better environmental practices. Developer must submit the following information:
•	Outline specifications including all exterior materials (including colors), systems and windows.

Battery Park City—Site 26 Guidelines	Page 10

•	Site plan showing all surrounding Streets and indicating building footprint, entries, access and landscaped areas. Scale: 1"= 16' or larger.

•	Zoning drawings and calculations.

•	Basement or Cellar Plan(s) showing all parking Scale: 1"=16'.

•	Ground floor plan. Scale 1"=16'.

•	Second Floor plan. Scale 1"=16'.

•	Typical floor plans. Scale: 1"=16'.

•	Roof Plans showing all mechanical equipment.

•	Scale 1"=16'.

•	Concept plan for open space treatment.

•	Single line drawings showing structural, mechanical, electrical and plumbing systems and connections.

•	Building section in both directions. Scale 1"=16' or 1"=32'.

•	Building elevations indicating all materials. Scale: l"=16' or 1"=32'.

•	Front-wall elevations showing floors one through four indicating material treatment and plane changes in inches. Scale 1"=4'.

•	Building top and bulkhead elevation showing top expression zones, cornice and bulkhead indicating materials and plane elevation changes in inches. Scale 1"= 4'.

•	Rendered elevations representing material and color choices.

•	Model indicating building massing, in off-white Strathmore board, for insertion into the Battery Park City site model. Scale: 1"=20'.

Battery Park City — Site 26 Guidelines	Page 11

•	Plan for material mock-up to be built as part of Design Development submission.

•	Written list of all deviations from Design Guidelines.

•	Drawings and models should adequately show the architectural treatment for areas of special concern including roof profiles, building corners, required street-wall height expression and any rooftops visible from above.

•	Further development of sustainable design elements indicating commitments with respect to energy conservation, recycling systems, air quality, operations and maintenance, resource conservation and other requirements of the Green Guidelines. Strategies will include specific proposals, and method plus the calculations of LEED points. Chart listing LEED points to be met and strategies for their achievement.

•	A completed statement of incremental costs of ‘green’ design elements, in the format supplied by the Authority.

b.3. Design Development

To verify conformance with the previously approved submission, a review and approval of the Developer’s Design Development Plans and specifications is required. Developer must list in writing all changes from approved Schematic Design, including changes to measures undertaken to comply with the Green guidelines and achieve a LEED ‘gold’ rating. The Developer must submit the following information:
•	Description of changes made to incorporate recommendations from schematic design review.

•	Zoning drawings and calculations.

•	Floor plans, building sections and elevations. Scale: 1''=16'. (Site Plan Scale 1''=16' or larger).

Battery Park City—Site 26 Guidelines	Page 12

•	Additional plans, sections and elevations for typical exterior details, at appropriate scale.

•	Detail plans of open spaces.

•	Detail plans for special facilities and/or special areas. Scale as appropriate.

•	Structural, mechanical, electrical and plumbing drawings with energy-efficient components highlighted.

•	Reflected ceiling plan for any arcades.

•	Technical specifications including, all exterior materials (including colors), systems and windows.

•	Samples of an exterior and surface materials.

•	Model to be updated.

•	Before approval of design development, a mockup is required. It must be a corner condition and illustrate the use and colors of bricks, stone, mortar, and a window unit. The mock-up must be of sufficient scale to adequately evaluate the proposed materials.

•	Further development of program for energy conservation, recycling systems, air quality, operations and maintenance, and resource conservation. Strategies will include specific proposals, and methods plus the calculations of LEED points. Chart listing LEED points to be met and strategies for their achievement

•	An updated statement of incremental costs of ‘green’ design elements, in the format supplied by the Authority.

b.4. Construction Documents
•	Review and approval of the Developer’s final contract plans and specifications for each building or facility are required to verify conformance with previously approved submissions. Developer must list in writing all changes from previously

Battery Park City—Site 26 Guidelines	Page 13

approved submissions. The Developer must submit the following information:

•	Description of development of green strategies and incorporated recommendations.

•	Calculation of improved energy efficiency from DOE2 analysis.

•	Final Plans and Construction Documents, including all plans, elevations and details as per Design Development Plans and Specifications.

•	Model to be updated.

•	Final specifications. Samples of all exterior and surface materials.

•	The developer, on receipt of the Authority written approval of the final contract plans, is responsible for obtaining all required approvals from the Buildings Department and any other city agencies.

•	Further development of program for energy conservation, recycling systems, air quality, operations and maintenance, and resource conservation. Strategies will include specific proposals, and methods plus the calculations of LEED points. Chart listing LEED points to be met and strategies for their achievement.

•	An updated statement of incremental costs of ‘green’ design elements, in the format supplied by the Authority.

2.	Changes to Plans	Changes to approved Schematics, Design Development or Construction Documents including exterior materials and specifications, must be submitted to the Authority for approval prior to construction of such changes. The Authority acknowledges that Construction Documents will be submitted, reviewed and approved on a phased basis in order to facilitate Developer’s need to fast-track construction of the building.

3.	Reviews	The Authority will review all submissions within 15 business days for initial submissions and

Battery Park City—Site 26 Guidelines	Page 14

10 business days for each revised submission. The Authority will maintain field personnel to observe construction methods and technologies and to verify that construction is proceeding in accordance with the official documents.

4.	As-Built Drawings	Developers an required to submit a record set of building plans, sections and elevations in a CAD format to be designated.

EXHIBIT F
FORM OF QUALIFYING GUARANTY
____, 2005
Battery Park City Authority
One World Financial Center
New York, New York 10281
Re: Qualifying Guaranty
Ladies and Gentlemen:
          1. For value received, The Goldman Sachs Group, Inc. (the “Guarantor”), a corporation duly organized under the laws of the State of Delaware, hereby unconditionally guarantees to Landlord the prompt and complete payment and performance when due of the Guaranteed Obligations (as hereinafter defined). This Guaranty is one of payment and not of collection.
          2. As used herein, the term “Guaranteed Obligations” means the obligations and liabilities, whether now in existence or hereafter arising, of Goldman Sachs Headquarters LLC, a limited liability company wholly owned by the Guarantor and duly formed under the laws of the State of Delaware (the “Company”), to Battery Park City Authority (the “Landlord”), in the event of a contest by the Company pursuant to:
          [Section 4.05 of the Lease, to pay to Landlord or the party entitled thereto the amount of such Imposition or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including attorney’s fees and disbursements), interest, penalties or other liabilities in connection therewith] or
          [Section 14.02 of the Lease, to pay to Landlord or the party entitled thereto the amount necessary to comply with such Requirements or part thereof as finally determined, together with any costs, fees (including attorney’s fees and disbursements), interest, penalties or other liabilities in connection therewith] or
          [Section 16.02 of the Lease, to pay to Landlord or the party entitled thereto the amount of such lien or part thereof as finally determined, together with any costs, fees (including attorney’s fees and disbursements), interest, penalties or other liabilities in connection therewith] or
Exhibit F — 1

          [Article 27 of the Lease, to pay to Landlord or the party entitled thereto the amount for the performance of such work required or part thereof as finally determined, together with any costs, fees (including attorney’s fees and disbursements), interest, penalties or other liabilities in connection therewith].
          3. The Guarantor agrees to pay all reasonable out-of-pocket expenses (including the fees and expenses of counsel) incurred in the enforcement or protection of the rights of Landlord in connection with a breach by the Company of the Guaranteed Obligations or, to the extent incurred after demand under this Guaranty has been made and not timely honored, in connection with a breach of this Guaranty by the Guarantor.
          4. Landlord shall not be obligated as a condition precedent to performance under this Guaranty to proceed against the Company under the Lease or otherwise or against any mortgagee, guarantor or other person or collateral, before making a claim or collecting under this Guaranty, or to file any claim relating to the obligations owing to it if the Company becomes subject to an Insolvency Event (as hereinafter defined), and failure of Landlord to so proceed or file shall not affect the Guarantor’s obligations under this Guaranty.
          5. The Guarantor’s obligations under this Guaranty are absolute and unconditional, primary and irrevocable, and independent of the obligations of the Company, and shall not be limited, discharged, deferred or otherwise affected by any lack of validity, legality or enforceability of, or the voidability of, the Guaranteed Obligation, the Lease or any other agreement or instrument evidencing the Guaranteed Obligation or by the validity, enforceability, perfection or existence of any collateral therefor or by any other circumstance relating to any Guaranteed Obligation insofar as the same would otherwise constitute a legal or equitable discharge of or defense of a guarantor or surety, including without limitation, any of the following;
          a. any amendment or modification of, or addition or supplement to, or assignment of, or other transfer with respect, to the Lease;
          b. any waiver, consent, compromise, settlement, indulgence, forbearance, lack of diligence, action or inaction on the part of Landlord in enforcing the obligations of the Company in connection with the Lease or in realizing on any collateral for any obligation of the Company under the Lease;
          c. any other guaranty now or hereafter executed by Guarantor or any other guarantor or the release of any other guarantor from liability for the payment, performance or observance of any of the Guaranteed Obligations or any of the terms of the Lease on the part of the Company to be paid, performed or observed, as applicable, whether by operation of law or otherwise;
Exhibit F — 2

          d. any rights, powers or privileges Landlord may now or hereafter have against any person, entity or collateral in respect of the Guaranteed Obligations; or
          e. any change, restructuring or termination of the structure or existence of the Company.
          in each case, whether occurring before or after any default by the Company under the Lease, and with or without further notice to or assent from the Guarantor.
          6. The Guarantor hereby absolutely and unconditionally waives the following: (a) notice of acceptance of this Guaranty and of any change in the financial condition of the Company; (b) notice of any obligation or liability to which it may apply; (c) promptness, diligence, presentment, demand for payment or performance of any of the Guaranteed Obligations; (d) protest, notice of dishonor, notice of default and any other notice with respect to any of the Guaranteed Obligations and/or this Guaranty; (e) notice of any suit or the taking of other action by Landlord against, and any other notice to, the Company, the Guarantor or others; (f) the right to interpose all substantive and procedural defenses of the law of guaranty, indemnification and suretyship; (g) any rights and remedies accorded by applicable law specifically to guarantors or sureties, including, without being limited to, any extension of time conferred by any law now or hereafter in effect; (h) the right to assert in any proceeding for the enforcement of this Guaranty as against Landlord any set-off or counterclaims, except for any compulsory counterclaim; or (i) any right or claim of right to cause a marshaling of the assets of the Company or to cause Landlord to proceed against the Company and/or any collateral or security held by Landlord at any time or in any particular order.
          7. Landlord may enforce and protect any and all the obligations and liabilities of the Guarantor by suit in equity or action at law. Each and every right, remedy and power hereby granted to Landlord or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Landlord at any time or from time to time.
          8. Landlord may at any time and from time to time without notice to or consent of the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder compromise or subordinate any Guaranteed Obligation, including any security therefor.
          9. The Guarantor hereby represents and warrants as follows:
          a. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Guarantor has the corporate power and authority to own its property and assets, to carry on its business as now being conducted by it and to execute, deliver and perform the Guaranty.
Exhibit F — 3

          b. The execution, delivery and performance of this Guaranty have been duly authorized by all requisite corporate action on the part of the Guarantor.
          c. The execution, delivery and performance of this Guaranty will not violate or conflict with any provision of law or any order of any court or agency of government or the organizational documents of the Guarantor, or any indenture, agreement or other instrument to which the Guarantor is a party or by which it or any of its property is subject to or bound, or be in conflict with or result in a breach of or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or other instrument, in each case insofar as such violation, conflict, breach or default would adversely affect Landlord’s rights or impair the Guarantor’s obligations under this Guaranty.
          d. All authorizations, consents and approvals of governmental bodies or agencies necessary for the due execution and delivery of this Guaranty or in connection with the performance of the obligations of the Guarantor hereunder have been obtained.
          e. This Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, moratorium or insolvency or other laws affecting creditors’ rights generally and subject to general rules of equity (regardless of whether such enforceability is considered in an action at law or a proceeding in equity).
          f. The Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment in respect of, or any part thereof, of any of the Guaranteed Obligations, or interest thereon, is rescinded or must otherwise be restored or returned by Landlord or any other recipient of such payment upon the bankruptcy, insolvency, liquidation, reorganization, readjustment, composition, dissolution, receivership, conservatorship, winding up or other similar proceeding (any of the foregoing, an “Insolvency Event”) involving or affecting the Company. If at any time any payment of any of the Guaranteed Obligations is rescinded or must be otherwise restored or returned upon an Insolvency Event involving or affecting the Company, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made.
          g. Notwithstanding anything to the contrary herein, Guarantor’s liability shall extend to all amounts or other obligations which constitute part of the Guaranteed Obligations and would be owed by, or required to be performed by, the Company under the Lease but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Event involving or affecting the Company. Without limiting the foregoing, neither Guarantor’s obligation to make payment or otherwise perform in accordance with this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed, stayed, released or limited in any manner by any impairment, modification, change, release, limitation or
Exhibit F — 4

stay of the liability of the Company or its estate in bankruptcy or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the United States bankruptcy laws or other statute or from the decision of any court interpreting any of the same.
          10. This Guaranty shall inure to the benefit of Landlord and its successors and assigns and shall be binding upon the successors of the Guarantor. The Guarantor may not assign its rights nor delegate its obligations under this Guaranty, in whole or in part, without prior written consent of Landlord, which may be withheld in Landlord’s sole discretion, and any purported assignment or delegation absent such consent is void, except for an assignment and delegation of all of the Guarantor’s rights and obligations hereunder to a partnership, corporation, trust or other organization in whatever form that succeeds to all or substantially all of the Guarantor’s assets and business and that assumes such obligations by contract or operation of law. Upon any such delegation and assumption of obligations and the confirmation thereof by the successor entity or assignee in an writing reasonably acceptable to Landlord, the Guarantor shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such assumption.
          11. GUARANTOR AND LANDLORD EACH HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED WITH RESPECT TO THIS GUARANTY OR THE GUARANTEED OBLIGATIONS. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. GUARANTOR AND LANDLORD EACH AGREES TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY AND STATE OF NEW YORK, UNITED STATES OF AMERICA, OVER ANY DISPUTES ARISING UNDER OR RELATING TO THIS GUARANTY.

Very truly yours,

THE GOLDMAN SACHS GROUP, INC.

By:

Authorized Officer
Exhibit F — 5

EXHIBIT G
FORM OF GUARANTY OF CONSTRUCTION-RELATED PAYMENTS
Battery Park City Authority
One World Financial Center
New York, New York 10281
Re: Guaranty of Construction-Related Payments
     Ladies and Gentlemen:
          1. For value received, The Goldman Sachs Group, Inc. (the “Guarantor”), a corporation duly organized under the laws of the State of Delaware, hereby unconditionally guarantees to Landlord the prompt and complete payment and performance when due of the Guaranteed Obligations (as hereinafter defined). This Guaranty is one of payment and not of collection.
          2. As used herein, the term “Guaranteed Obligations” means the obligations and liabilities, whether now in existence or hereafter arising, of Goldman Sachs Headquarters LLC, a limited liability company wholly owned by the Guarantor and duly formed under the laws of the State of Delaware (the “Company”), to Battery Park City Authority (the “Landlord”) under [(i) Section 11.15 of the Agreement of Lease, dated as of______ ___, 2005, between the Company and Landlord (the “Lease”) arising out of or in connection with the Company’s construction of the Building (as defined in the Lease) or (ii) Section 19.01(k) of the Lease] OR [Section 11.15 of the Agreement of Lease, dated as of______ ___, 2005, between the Company and Landlord (the “Lease”) arising out of or in connection with the Restoration (as defined in the Lease) of the Building (as defined in the Lease)].1 [With respect to the Guaranteed Obligations described in clause (i) hereinabove, n] [N]2othing herein shall limit the Company’s rights, or the Guarantor’s rights on behalf of the Company or for itself (which right is hereby granted), to contest any lien or claim in accordance with the terms of Section 16.02 of the Lease.
          3. The Guarantor agrees to pay all reasonable out-of-pocket expenses (including the fees and expenses of counsel) incurred in the enforcement or protection of the

[1]	Select appropriate bracketed text depending on whether delivered pursuant to Section 11.03(f) of the Ground Lease, in which case the first bracketed text will be used, or Section 8.04(ii) of the Ground Lease, in which case the second bracketed text will be used.

[2]	If the first bracketed phrase in the preceding sentence is used, then the first bracketed phrase here should also be used, and otherwise, it should be omitted.
Exhibit G — 1

rights of Landlord in connection with a breach by the Company of the Guaranteed Obligations or, to the extent incurred after demand under this Guaranty has been made and not timely honored, in connection with a breach of this Guaranty by the Guarantor.
          4. Landlord shall not be obligated as a condition precedent to performance under this Guaranty to proceed against the Company under the Lease or otherwise or against any mortgagee, guarantor or other person or collateral, before making a claim or collecting under this Guaranty, or to file any claim relating to the obligations owing to it if the Company becomes subject to an Insolvency Event (as hereinafter defined), and failure of Landlord to so proceed or file shall not affect the Guarantor’s obligations under this Guaranty.
          5. The Guarantor’s obligations under this Guaranty are absolute and unconditional, primary and irrevocable, and independent of the obligations of the Company, and shall not be limited, discharged, deferred or otherwise affected by any lack of validity, legality or enforceability of, or the voidability of, the Guaranteed Obligation, the Lease or any other agreement or instrument evidencing the Guaranteed Obligation or by the validity, enforceability, perfection or existence of any collateral therefor or by any other circumstance relating to any Guaranteed Obligation insofar as the same would otherwise constitute a legal or equitable discharge of or defense of a guarantor or surety, including without limitation, any of the following;
          (a) any amendment or modification of, or addition or supplement to, or assignment of, or other transfer with respect, to the Lease;
          (b) any waiver, consent, compromise, settlement, indulgence, forbearance, lack of diligence, action or inaction on the part of Landlord in enforcing the obligations of the Company in connection with the Lease or in realizing on any collateral for any obligation of the Company under the Lease;
          (c) any other guaranty now or hereafter executed by Guarantor or any other guarantor or the release of any other guarantor from liability for the payment, performance or observance of any of the Guaranteed Obligations or any of the terms of the Lease on the part of the Company to be paid, performed or observed, as applicable, whether by operation of law or otherwise;
          (d) any rights, powers or privileges Landlord may now or hereafter have against any person, entity or collateral in respect of the Guaranteed Obligations; or
          (e) any change, restructuring or termination of the structure or existence of the Company.
in each case, whether occurring before or after any default by the Company under the Lease, and with or without further notice to or assent from the Guarantor.
Exhibit G — 2

          6. The Guarantor hereby absolutely and unconditionally waives the following: (a) notice of acceptance of this Guaranty and of any change in the financial condition of the Company; (b) notice of any obligation or liability to which it may apply; (c) promptness, diligence, presentment, demand for payment or performance of any of the Guaranteed Obligations; (d) protest, notice of dishonor, notice of default and any other notice with respect to any of the Guaranteed Obligations and/or this Guaranty; (e) notice of any suit or the taking of other action by Landlord against, and any other notice to, the Company, the Guarantor or others; (f) the right to interpose all substantive and procedural defenses of the law of guaranty, indemnification and suretyship; (g) any rights and remedies accorded by applicable law specifically to guarantors or sureties, including, without being limited to, any extension of time conferred by any law now or hereafter in effect; (h) the right to assert in any proceeding for the enforcement of this Guaranty as against Landlord any set-off or counterclaims, except for any compulsory counterclaim; or (i) any right or claim of right to cause a marshaling of the assets of the Company or to cause Landlord to proceed against the Company and/or any collateral or security held by Landlord at any time or in any particular order.
          7. Landlord may enforce and protect any and all the obligations and liabilities of the Guarantor by suit in equity or action at law. Each and every right, remedy and power hereby granted to Landlord or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Landlord at any time or from time to time.
          8. Landlord may at any time and from time to time without notice to or consent of the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder compromise or subordinate any Guaranteed Obligation, including any security therefor.
          9. The Guarantor hereby represents and warrants as follows:
          (a) The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Guarantor has the corporate power and authority to own its property and assets, to carry on its business as now being conducted by it and to execute, deliver and perform the Guaranty.
          (b) The execution, delivery and performance of this Guaranty have been duly authorized by all requisite corporate action on the part of the Guarantor.
          (c) The execution, delivery and performance of this Guaranty will not violate or conflict with any provision of law or any order of any court or agency of government or the organizational documents of the Guarantor, or any indenture, agreement or other instrument to which the Guarantor is a party or by which it or any of its property is subject to or bound, or be in conflict with or result in a breach of or constitute (with due notice and/or lapse of time) a default under any such indenture,
Exhibit G — 3

agreement or other instrument, in each case insofar as such violation, conflict, breach or default would adversely affect Landlord’s rights or impair the Guarantor’s obligations under this Guaranty.
          (d) All authorizations, consents and approvals of governmental bodies or agencies necessary for the due execution and delivery of this Guaranty or in connection with the performance of the obligations of the Guarantor hereunder have been obtained.
          (e) This Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, moratorium or insolvency or other laws affecting creditors’ rights generally and subject to general rules of equity (regardless of whether such enforceability is considered in an action at law or a proceeding in equity).
          (f) The Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment in respect of, or any part thereof, of any of the Guaranteed Obligations, or interest thereon, is rescinded or must otherwise be restored or returned by Landlord or any other recipient of such payment upon the bankruptcy, insolvency, liquidation, reorganization, readjustment, composition, dissolution, receivership, conservatorship, winding up or other similar proceeding (any of the foregoing, an “Insolvency Event”) involving or affecting the Company. If at any time any payment of any of the Guaranteed Obligations is rescinded or must be otherwise restored or returned upon an Insolvency Event involving or affecting the Company, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made.
          (g) Notwithstanding anything to the contrary herein, Guarantor’s liability shall extend to all amounts or other obligations which constitute part of the Guaranteed Obligations and would be owed by, or required to be performed by, the Company under the Lease but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Event involving or affecting the Company. Without limiting the foregoing, neither Guarantor’s obligation to make payment or otherwise perform in accordance with this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed, stayed, released or limited in any manner by any impairment, modification, change, release, limitation or stay of the liability of the Company or its estate in bankruptcy or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the United States bankruptcy laws or other statute or from the decision of any court interpreting any of the same.
Exhibit G — 4

          10. This Guaranty shall inure to the benefit of Landlord and its successors and assigns and shall be binding upon the successors of the Guarantor. The Guarantor may not assign its rights nor delegate its obligations under this Guaranty, in whole or in part, without prior written consent of Landlord, which may be withheld in Landlord’s sole discretion, and any purported assignment or delegation absent such consent is void, except for an assignment and delegation of all of the Guarantor’s rights and obligations hereunder to a partnership, corporation, trust or other organization in whatever form that succeeds to all or substantially all of the Guarantor’s assets and business and that assumes such obligations by contract or operation of law. Upon any such delegation and assumption of obligations and the confirmation thereof by the successor entity or assignee in an writing reasonably acceptable to Landlord, the Guarantor shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such assumption.
          11. GUARANTOR AND LANDLORD EACH HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED WITH RESPECT TO THIS GUARANTY OR THE GUARANTEED OBLIGATIONS. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. GUARANTOR AND LANDLORD EACH AGREES TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY AND STATE OF NEW YORK, UNITED STATES OF AMERICA, OVER ANY DISPUTES ARISING UNDER OR RELATING TO THIS GUARANTY.

Very truly yours,

THE GOLDMAN SACHS GROUP, INC.

By:

Authorized Officer
Exhibit G — 5

EXHIBIT H
FORM OF MEMORANDUM OF LEASE
RECORDING REQUESTED BY AND
AFTER RECORDING, RETURN TO
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attn: Arthur S. Adler

SPACE ABOVE THIS LINE RESERVED FOR RECORDER’S USE
MEMORANDUM OF LEASE
Pursuant to Section 291-c of the
New York State Real Property Law
          This MEMORANDUM OF LEASE (“Memorandum”) is effective as of______ ___, 200___, by and between Battery Park City Authority, a body corporate and politic constituting a public benefit corporation of the State of New York having an office at One World Financial Center, New York, New York 10281 (“Landlord”), and Goldman Sachs Headquarters LLC, a Delaware limited liability company having an office at 85 Broad Street, New York, New York 10004 (“Tenant”).
          WHEREAS, Landlord and Tenant entered into that certain Agreement of Lease, dated as of______ ___, 200___(“Lease”) pursuant to which Landlord leased to Tenant, and Tenant hired from Landlord, certain land, together with improvements to be constructed thereon, located in the Borough of Manhattan, City, County and State of New York and more particularly described on Exhibit “A” attached hereto (“Premises”);
          WHEREAS, in accordance with Section 291-c of the New York Real Property Law and Article 38 of the Lease, Landlord and Tenant desire to record a memorandum summarizing certain (but not all) of the terms, provisions, covenants and conditions set forth in the Lease;
          NOW, THEREFORE, Landlord and Tenant declare as follows:
Exhibit H — 1

          1. Lease of Premises. Pursuant to the Lease, Landlord, in its capacity as fee owner, leased the Premises to Tenant for a term (the “Term”) commencing on______ ___, 200___and expiring on June 17, 2069 (the “Expiration Date”), on the terms and conditions set forth in the Lease, all of which are made a part of this Memorandum as though fully set forth herein.
          2. Option to Extend Term. Pursuant to Section 40.01 of the Lease, if any other tenant or subtenant of Landlord or any tenant or subtenant of any other fee owner of property in Battery Park City extends its lease, or is granted by Landlord or such other fee owner a lease or an option to extend its lease, in any case for a term extending beyond the Expiration Date, Tenant shall be offered an option to extend the Term on comparable terms (as the same may be equitably adjusted to be reflective of differences in the circumstances applicable to the particular tenant, including, but not limited to, the nature of the location, public amenities offered, and use of the site leased by such tenant).
          3. Option to Purchase. Pursuant to Section 40.02 of the Lease, if any other tenant or subtenant of Landlord or any tenant or subtenant of any other fee owner of property in Battery Park City purchases, or is granted by Landlord or such other fee owner an option to purchase, the fee interest relating to its leased premises, Tenant shall be offered an option to purchase the Premises on comparable terms (as the same may be equitably adjusted to be reflective of differences in the circumstances applicable to the particular tenant, including, but not limited to, the nature of the location, public amenities offered, and use of the site).
          4. Purpose of This Memorandum. This Memorandum is executed for the purpose of being recorded, in order to give notice of the Lease, the option to extend the term of the Lease and the option to purchase the Premises. This Memorandum is not a complete summary of the terms and conditions of the Lease, the option to extend the term of the Lease and the option to purchase the Premises, and is subject to, and shall not be used to interpret or modify, the Lease.
[Signature pages follow.]
Exhibit H — 2

     IN WITNESS WHEREOF, the parties hereto have entered into this Memorandum of Lease as of the date first written above.

LANDLORD:

BATTERY PARK CITY AUTHORITY,
a public benefit corporation of the State of New York

By:

Name:
Title:

TENANT:

GOLDMAN SACHS HEADQUARTERS LLC,
a Delaware limited liability company

By: The Goldman Sachs Group, Inc.,
Its Managing Member

By:

Name:
Title:
Exhibit H – 3

State of	:

	:	ss
County of	:

          On this, the ___day of ______, 200___, before me, the undersigned Notary Public, personally appeared ______known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and who acknowledged to me that he/she is an officer of ______[the Landlord] in the capacity stated and that he/she executed the within instrument in such capacity for the purposes therein contained.
          IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public
Exhibit H — 4

State of	:

	:	ss
County of	:

          On this, the ___day of July, 200___, before me, the undersigned Notary Public, personally appeared ______known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and who acknowledged to me that he/she is an officer of ______[the Tenant] in the capacity stated and that he/she executed the within instrument in such capacity for the purposes therein contained.
          IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public
Exhibit H — 5

EXHIBIT A
LEGAL DESCRIPTION
ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:
BEGINNING at the corner formed by the intersection of the northerly line of Vesey Street and the westerly line of Marginal Street, Wharf of Place, which line is also the westerly line of the United States Bulkhead Line approved by the Secretary of War July 31, 1941;
RUNNING THENCE along said westerly line of Marginal Street, Wharf of Place, the following courses and distances:
North 18 degrees 56 minutes 00 seconds West 118.12 feet to a point;
North 18 degrees 49 minutes 55 seconds West 67.32 feet to a point;
North 18 degrees 47 minutes 10 seconds West 187.86 feet to a point;
North 18 degrees 21 minutes 20 seconds West 55.92 feet to the southerly line of Murray Street;
THENCE along said southerly line of Murray Street North 72 degrees 28 minutes 00 seconds West 217.29 feet to a point;
THENCE South 17 degrees 32 minutes 00 seconds East 209.64 feet to a point;
THENCE South 1 degree 52 minutes 50 seconds West 131.67 feet to the northerly line of Vesey Street;
THENCE along said northerly line of Vesey Street South 88 degrees 07 minutes 10 seconds East 286.68 feet to the westerly line of Marginal Street, Wharf of Place, to the point or place of BEGINNING.
THE LAND DESCRIBED ABOVE IS SUBJECT TO a 20 foot Pedestrian Way as set forth in the ground lease made between Battery Park City Authority and BPC Site 25 Associates, LLC being more particularly bounded and described:
     ALL that certain plot, piece or parcel of land situate, lying and being in the Borough of Manhattan, County, City and State of New York bounded and described as follows;
     BEGINNING at a point on the easterly line of the above described premises the following two (2) courses and distances from the intersection of the northerly line of Vesey Street and the easterly line of North End Avenue;
Exhibit H — 6

     A. South 88 degrees 07 minutes 10 seconds East along the northerly line of Vesey Street 269.00 feet:
     B. North 1 degree 52 minutes 50 seconds East along the easterly line of the above described premises 10 feet to the true point or place of BEGINNING
     1. RUNNING thence North 1 degree 52 minutes 50 seconds West along the easterly line of the above described premises 121.66 feet;
     2. THENCE North 17 degrees 32 seconds 00 minutes West along the easterly line of the above described premises 209.65 feet to a point in the southerly line of Murray Street
     3. THENCE North 72 degrees 28 minutes 00 seconds East slong the southerly line of Murray Street 20.00 feet;
     4. THENCE South 17 degrees 32 minutes 00 seconds East 213. 07 feet to a point;
     5. THENCE South 1 degree 52 minutes 50 seconds West 125.08 feet to a point in the northerly line of the 10 foot Sidewalk easement;
     6. THENCE north 88 degrees 07 minutes 10 seconds West along the northerly line of the 10 foot sidewalk easement 20.00 feet to the point or place of BEGINNING.
Exhibit H — 7

EXHIBIT I
FORM OF NON-DISTURBANCE AND ATTORNMENT AGREEMENT
     THIS AGREEMENT (this “Agreement”), dated as of _________ , 20___ , between BATTERY PARK CITY AUTHORITY d/b/a HUGH L. CAREY BATTERY PARK CITY AUTHORITY, a body corporate and politic constituting a public benefit corporation of the State of New York, having an office at One World Financial Center, New York, New York 10281 (the “Ground Lessor”), and __________________ , a _________ , having an office at ____________ (the “Landlord”), and _________, a _______________ having an office at ____________ (the “Tenant”).
W I T N E S S E T H :
     WHEREAS, Ground Lessor is the ground lessor of the building located at Site 26, Battery Park City, New York, New York, as more particularly described on Exhibit A attached hereto (the “Premises”), pursuant to that certain Agreement of Lease, dated as of [ ______], 2004 (the “Ground Lease”), between Ground Lessor, as landlord, and [Landlord] [Goldman Sachs Headquarters LLC], as tenant (the “Original Tenant”). [Landlord has succeeded the Original Tenant as tenant under the Ground Lease pursuant to that certain Agreement of Assignment and Assumption dated as of ___.] Capitalized terms used herein but not defined herein shall have the meanings set forth in the Ground Lease.
     WHEREAS, Tenant has entered into a lease dated ___, ___between Landlord, as sublandlord, and Tenant, as subtenant, with respect to certain space (the “Demised Premises”) in the Premises (said sublease, as heretofore or hereafter amended and supplemented, is hereinafter called the “Lease”); and
     WHEREAS, Ground Lessor, Landlord and Tenant desire to enter into this Agreement upon the terms, covenants and conditions contained herein.
     NOW, THEREFORE, in consideration of the premises and the agreements of the parties contained herein, the parties hereto hereby covenant and agree as follows:
     1. Except as expressly stated herein, nothing in this Agreement shall be construed to be an approval by Ground Lessor of the provisions of the Lease.
     2. Each of Ground Lessor and Tenant agrees that this Agreement satisfies the requirements of Section 10.09 of the Lease and that, subject to the terms and conditions of this Agreement, the Lease is and shall be subject and subordinate to the Ground Lease
Exhibit I — 1

and all renewals, amendments, modifications, consolidations, replacements and extensions thereof.
     3. If (i) the Ground Lease shall be terminated as a consequence or result of any default in the performance or observance of Landlord’s duties or obligations thereunder, (ii) the Ground Lease shall be rejected pursuant to Section 365 of the federal Bankruptcy Code (or any successor statute of similar function), whether by Landlord, or any bankruptcy trustee, or otherwise, or (iii) there occurs any voluntary termination of the Ground Lease agreed to between Ground Lessor and Landlord (any of the foregoing events described in clauses (i) through (iii) a “Lease Termination”), then Ground Lessor hereby agrees that for so long as Tenant shall not be in default in the performance or observance of any of Tenant’s obligations under the Lease such that Landlord has the right thereunder to terminate the Lease (the “Nondisturb Conditions”), (a) Ground Lessor shall not join Tenant as a party defendant in any action or proceeding which may be instituted or taken by Ground Lessor under the Ground Lease, by reason of any default by Landlord thereunder, to terminate the Ground Lease, to remove or evict the Landlord or to recover possession of the Premises, unless required by law in order to make such action or proceeding effective, (b) Tenant shall not be evicted from the Demised Premises, and (c) Tenant’s leasehold estate under the Lease shall not be diminished, interfered with, disturbed or terminated.
     4. Tenant hereby agrees that, in the event of any act or omission by Landlord which would give Tenant the right, either immediately or after the lapse of a period of time, to terminate the Lease, or to claim a partial or total eviction where the relief sought by Tenant is the termination of the Lease (as distinguished from monetary relief), Tenant shall not exercise any such right (a) until it has given written notice of such act or omission to Ground Lessor, and (b) until a reasonable period for remedying such act or omission shall have elapsed following such giving of notice. From and after the date hereof, Tenant shall send a copy of any notice in connection with the commencement of any action to terminate the Lease to Ground Lessor at the same time such notice or statement is sent to Landlord under the Lease and agrees that, notwithstanding any provisions of the Lease to the contrary, such notice shall not be effective unless Ground Lessor shall have been given such notice and shall have failed to cure such default as herein provided. All notices given under this Agreement shall be sent by certified or registered mail, postage prepaid, return receipt requested, or shall be delivered to the parties at the addresses set forth above (or at such other addresses as the parties hereto shall specify in a written notice to the other parties at the addresses specified herein). Any notices hereunder shall be deemed to be given on the earlier to occur of (a) the day of receipt and (b) three (3) days after deposit in the mail.
Exhibit I — 2

     5. Tenant and Ground Lessor hereby agree that, in the event by reason of default on the part of Landlord under the Ground Lease or by reason of the termination of the Ground Lease, Ground Lessor shall enter into and become possessed of the Premises, then, provided the Nondisturb Conditions shall be satisfied, the Lease shall continue as a direct lease between Ground Lessor and Tenant upon all of the terms, covenants, conditions and agreements as set forth in the Lease, and Tenant agrees to be bound thereby and to attorn to Ground Lessor and recognize Ground Lessor as its landlord; provided, however, that Ground Lessor shall not be:
          (a) liable for any act or omission of any prior landlord (including, without limitation, the then defaulting landlord), or subject to any offsets or defenses that such Subtenant may have against any prior landlord (including, without limitation, the then defaulting landlord) except that nothing will relieve the Ground Lessor of liability in respect of performing such acts or omissions that (x) continue after the date that Ground Lessor succeeds to the interest of Landlord, and (y) may be remedied by providing a service or performing a repair, replacement or alteration that Ground Lessor is otherwise obligated to provide under the Lease, taking into account the terms of this Section 5 but as if such act or omission first occurred on the date Ground Lessor succeeds to the interest of Landlord;
          (b) except with respect to a semi-annual prepayment of real estate tax or PILOT and any payments corresponding to payments due under the Ground Lease more than one month in advance, bound by any payment that Tenant might have paid to any prior landlord (including, without limitation, the then defaulting landlord), or any other Person of (x) rent, common area charges, or any other charge payable under the Lease for more than one (1) month in advance (other than security deposits, which shall be governed by clause (y) below) or (y) any security deposit which shall not have been delivered to Grand Lessor;
          (c) bound by any covenant to undertake or complete any construction of the Building or any portion thereof demised by the Lease or to provide any services other than
a.	services commonly provided by owners of like buildings to commercial tenants in similar circumstances;

b.	repairs to the Premises that become necessary by reason of a fire or other casualty that occurs prior, from and/or after the date that Ground Lessor succeeds to Landlord’s interest in the Premises and that Landlord is required to perform pursuant to
Exhibit I — 3

the Lease, to the extent that Ground Lessor can make such repairs from the net proceeds of Landlord’s insurance policies that are actually made available to Ground Lessor (provided, however, that if (i) Landlord is required to repair the resulting damage to the Building pursuant to the Lease and (ii) Ground Lessor cannot make such repairs from such net proceeds, then (A) Tenant shall have the right to terminate this Lease by giving notice thereof to Ground Lessor within thirty (30) days after the date that Ground Lessor gives Tenant notice that Ground Lessor does not intend to perform such repairs or (B) failing notice that Ground Lessor will make such repairs, Tenant shall have the right to terminate the Lease at any time after (30) days following Tenant’s request for Ground Lessor’s written agreement that it will undertake such repairs without having received such written agreement); and

c.	repairs to the Premises as a result of a partial condemnation that occurs prior, from and/or after the date that Ground Lessor succeeds to Landlord’s interest in the Premises and that Landlord is required to perform pursuant to the Lease, to the extent that Ground Lessor can make such repairs from the net proceeds of any condemnation award made available to Ground Lessor (provided, however, that if (x) a partial condemnation occurs and Ground Lessor cannot make such repairs from such net proceeds, then (A) Tenant shall have the right to terminate this Lease by giving notice thereof to Ground Lessor within thirty (30) days after the date that Ground Lessor gives Tenant notice that Ground Lessor does not intend to perform such repairs or (B) failing notice that Ground Lessor will make such repairs, Tenant shall have the right to terminate the Lease at any time after thirty (30) days following Tenant’s request for Ground Lessor’s written agreement that it will undertake such repairs without having received such written agreement).
          (d) without limiting the obligations of Ground Lessor as and to the extent set forth in Section 5(a) above, bound by any obligation to make any payment to Tenant, other than (i) the return of any deposit in accordance with the terms of the Lease received by Ground Lessor from either Tenant or from the prior landlord and (ii) refunds in accordance with the Lease of overpayments made to Ground Lessor (or made to the
Exhibit I — 4

prior landlord and received by Ground Lessor) for items such as operating expense reimbursements or PILOT reimbursements;
          (e) bound by any amendment to the Lease or modification thereof which reduces the basic rent, additional rent, supplemental rent or other charges payable under the Lease (except to the extent equitably reflecting a reduction in the space covered by the Lease), or shortens or lengthens the term thereof, or otherwise increases the obligations of landlord thereunder, made without the written consent of Ground Lessor or without the written determination of Ground Lessor that the Lease, as amended or modified by any such amendment or modification, is a Qualifying Sublease;
          (f) subject to any abatement, counterclaim, offset or defense at any time during the term of the Lease with respect to (i) the payment of rent or additional rent by Tenant or (ii) any obligations (including, without limitation, payment obligations), in either case to the extent that the same accrued against any prior landlord under the Lease;
          (g) subject to any right of cancellation or termination which requires payment by the landlord thereunder of a charge, fee or penalty for such cancellation or termination (except if Ground Lessor voluntarily exercises such right of cancellation or termination other than as a result of a casualty or condemnation);
          (h) subject to any right of first refusal or first offer to purchase the Premises or any portion thereof;
          (i) liable for any brokerage or leasing commission due in connection with the Lease, except to the extent of any such commissions due in connection with Tenant’s exercise of a renewal or expansion option subsequent to a termination of the Lease, provided that such commissions are commercially reasonable in light of the facts and circumstances; or
          (j) bound by any obligation to contest any termination of the PILOT Program described in the Lease, if any, or to look to The City of New York for recovery of any sums in respect thereof; provided, however, nothing herein shall be deemed to permit Ground Lessor to surrender or otherwise agree to a termination of the benefits under said PILOT Program or waive any right of recovery to which Tenant may be entitled.
     The provisions of this Section 5 shall be self-operative without the need for any further instruments, provided that upon the request of either Tenant or Ground Lessor, Tenant or Ground Lessor, as the case may be, shall promptly execute and deliver to the
Exhibit I — 5

other an agreement or other instrument in recordable form reasonably acceptable to Tenant or Ground Lessor, as applicable, which may be necessary or appropriate to evidence such attornment.
     6. Ground Lessor, Landlord and Tenant acknowledge and agree that nothing in this Agreement, and the execution of this Agreement itself, shall be construed to alleviate or otherwise modify Landlord’s responsibilities under the Ground Lease to obtain any required approvals from Ground Lessor.
     8. Tenant agrees that it shall not assign its interest in the Lease or enter into a sublease of all or any portion of the Demised Premises to a Prohibited Person.
     9. Tenant acknowledges that, pursuant to Section 10.06 of the Ground Lease, Ground Lessor may elect to collect rent and all other sums due under the Lease under certain circumstances. In the event that Ground Lessor elects to collect rent or other charges under Section 10.06 of the Ground Lease, then from and after such election until further notice from Ground Lessor, Tenant shall pay its rent, additional rent and all other sums due under the Lease directly to Ground Lessor.
     10. Notwithstanding any provision of the Lease or this Agreement to the contrary, in the event that A) Ground Lessor is The City of New York or any agency thereof, B) Ground Lessor shall succeed to the interest of Landlord and thereby enter into and become possessed of the Premises and C) at the time in question it is the policy of The City of New York not to purchase commercial general liability insurance in respect of its owned office facilities, any obligations of Landlord under the Lease with respect to commercial general liability insurance shall be deemed modified in such manner as to allow Ground Lessor to self-insure.
     11. This Agreement may not be modified, amended or terminated unless in writing and duly executed by the party against whom the same is sought to be asserted and constitutes the entire agreement between the parties with respect to the subject matter hereof.
     12. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.
     13. The parties hereto acknowledge, intend and agree that the relationship between them is solely that of independent contracting parties, and nothing in the Lease or this Agreement shall be construed to constitute the parties as employer/employee,
Exhibit I — 6

partners, joint venturers, co-owners, or otherwise as participants in a joint common undertaking.
     14. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
     15. This Agreement shall be governed by the laws of the State of New York.
     16. Any notice required or desired to be given pursuant to this Agreement shall be in writing with copies directed as indicated below and shall be personally delivered, or in lieu of personal delivery, by depositing same with a prepaid commercial overnight courier for next-day delivery, in which event such notice shall be deemed delivered on the next business day after deposit with the courier, or by United States registered or certified mail, return receipt requested, postage prepaid, with a signed receipt, in which event such notice shall be deemed delivered upon receipt.
If to Landlord:
If to Tenant:
If to Ground Lessor:
     Any party may change its respective address by giving written notice to the other parties in accordance with the provisions of this Section.
[SIGNATURES ON NEXT PAGE]
Exhibit I — 7

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Ground Lessor: BATTERY PARK CITY AUTHORITY d/b/a HUGH L. CAREY BATTERY PARK CITY AUTHORITY

By:

Name: Title:

Tenant:

By:

Name: Title:

Landlord:

By:

Name:

Title:

Exhibit I — 8

State of New York	)
County of	) ss.:
     On the ___day of ___in the year ___before me, the undersigned, personally appeared ______, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Signature and Office of individual
taking acknowledgement
Exhibit I — 8

State of New York	)
County of	) ss.:
     On the ___day of ___in the year ___before me, the undersigned, personally appeared ______, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Signature and Office of individual
taking acknowledgement
Exhibit I — 9

State of New York	)
County of	) ss.:
     On the ___day of ___in the year ___before me, the undersigned, personally appeared ______, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Signature and Office of individual
taking acknowledgement
Exhibit I — 10

Exhibit A
Premises
ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:
BEGINNING at the corner formed by the intersection of the northerly line of Vesey Street and the westerly line of Marginal Street, Wharf of Place, which line is also the westerly line of the United States Bulkhead Line approved by the Secretary of War July 31, 1941;
RUNNING THENCE along said westerly line of Marginal Street, Wharf of Place, the following courses and distances:
North 18 degrees 56 minutes 00 seconds West 118.12 feet to a point;
North 18 degrees 49 minutes 55 seconds West 67.32 feet to a point;
North 18 degrees 47 minutes 10 seconds West 187.86 feet to a point;
North 18 degrees 21 minutes 20 seconds West 55.92 feet to the southerly line of Murray Street;
THENCE along said southerly line of Murray Street North 72 degrees 28 minutes 00 seconds West 217.29 feet to a point;
THENCE South 17 degrees 32 minutes 00 seconds East 209.64 feet to a point;
THENCE South 1 degree 52 minutes 50 seconds West 131.67 feet to the northerly line of Vesey Street;
THENCE along said northerly line of Vesey Street South 88 degrees 07 minutes 10 seconds East 286.68 feet to the westerly line of Marginal Street, Wharf of Place, to the point or place of BEGINNING.
THE LAND DESCRIBED ABOVE IS SUBJECT TO a 20 foot Pedestrian Way as set forth in the ground lease made between Battery Park City Authority and BPC Site 25 Associates, LLC being more particularly bounded and described:
     ALL that certain plot, piece or parcel of land situate, lying and being in the Borough of Manhattan, County, City and State of New York bounded and described as follows;
     BEGINNING at a point on the easterly line of the above described premises the following two (2) courses and distances from the intersection of the northerly line of Vesey Street and the easterly line of North End Avenue;
     A. South 88 degrees 07 minutes 10 seconds East along the northerly line of Vesey Street 269.00 feet:
     B. North 1 degree 52 minutes 50 seconds East along the easterly line of the above described premises 10 feet to the true point or place of BEGINNING
Exhibit I — 11

     1. RUNNING thence North 1 degree 52 minutes 50 seconds West along the easterly line of the above described premises 121.66 feet;
     2. THENCE North 17 degrees 32 seconds 00 minutes West along the easterly line of the above described premises 209.65 feet to a point in the southerly line of Murray Street
     3. THENCE North 72 degrees 28 minutes 00 seconds East slong the southerly line of Murray Street 20.00 feet;
     4. THENCE South 17 degrees 32 minutes 00 seconds East 213. 07 feet to a point;
     5. THENCE South 1 degree 52 minutes 50 seconds West 125.08 feet to a point in the northerly line of the 10 foot Sidewalk easement;
     6. THENCE north 88 degrees 07 minutes 10 seconds West along the northerly line of the 10 foot sidewalk easement 20.00 feet to the point or place of BEGINNING.
Exhibit I — 21

EXHIBIT J
FORM OF DESIGN/CONSTRUCTION PERIOD LETTER OF CREDIT

Date:

IRREVOCABLE STANDBY LETTER OF CREDIT NO. ___

BENEFICIARY:	APPLICANT:
Battery Park City Authority
One World Financial Center, 24th Floor
New York, NY 10281

Attn: President

MAXIMUM AMOUNT:	INITIAL EXPIRATION DATE AT OUR
USD	:

We hereby open our Irrevocable Standby Letter of Credit (“Letter of Credit”) No. ___in your favor, which is available at sight up to the amount of USD ___(the “Maximum Amount”), upon presentation of the following documents:
1.	This original Letter of Credit and any subsequent accepted amendment(s). AND

2.	Beneficiary’s statement, on its letterhead, completed, dated and signed by an authorized individual, stating: “We are drawing for USA___, under Letter of Credit No. ___, which amount we are entitled to receive under that certain Agreement of Lease between Battery Park City Authority d/b/a Hugh Carey Battery Park City Authority, as landlord, and Goldman Sachs Headquarters LLC, as tenant, dated ___, 2005. Please wire proceeds to: ___.”
Multiple drawings are allowed. If a drawing is presented and paid, the original Letter of Credit and any subsequent accepted amendment(s) will be endorsed and returned to you. If your drawing exhausts the Maximum Amount, we will retain the Letter of Credit and amendment(s).
All amendment(s) are subject to the Beneficiary’s approval or refusal and will become effective upon [INSERT NAME OF LETTER OF CREDIT BANK]’s receipt of the Beneficiary’s mailed or faxed approval.
It is a condition of this Letter of Credit that it will be automatically extended without amendment for a period of one year from the Expiration Date hereof, or any future Expiration Date, unless at least thirty (30) days prior to such Expiration Date, [INSERT NAME OF LETTER OF CREDIT BANK] notifies the Beneficiary in writing by courier at the above address of our election not to extend this
Exhibit J — 1

Letter of Credit for an additional period. Upon receipt of such notice, you may draw by presentation of documents A and B above.
Presentation and payment of your drawing under this Letter of Credit are restricted to our ___. Drawings may be presented by fax to [INSERT NAME OF LETTER OF CREDIT BANK], Attn: Standby Letter of Credit Manager, fax ___. In the event of a fax presentation: (i) the presentation date shall be considered the date a complying fax presentation is received, and (ii) the documents required for drawing must be accompanied by a signed certification that the original drawing documents have been sent by overnight courier to our address as stated above.
Continued on Page 2.
Exhibit J-2

Page 2, which forms an integral part of Irrevocable Standby Letter of Credit No. ___ dated ___issued in favor of Battery Park City Authority.
This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amplified, or limited by reference to any document, instrument or agreement referred to in this Letter of Credit, except only the Uniform Customs and Practice referred to herein, and any such reference shall not be deemed to incorporate herein any reference to a document, instrument or agreement.
This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500 (“UCP”). As to matters not governed by the UCP, such matters shall be governed by and construed in accordance with the laws of the State of New York and applicable U.S. Federal law.
Pursuant to U.S. Law, we are prohibited from issuing, transferring, accepting or paying letters of credit to any party or entity identified by the Office of Foreign Assets Control, U.S. Department of Treasury, or subject to the Denial of Export Privileges by the U.S. Department of Commerce.
We agree with you to honor your drawing(s) presented in compliance with the terms of this Letter of Credit when received at our ______(or by fax to (___) prior to 4:00 PM, ___time, Monday through Friday, on or before the then current Expiration Date, upon which date this Letter of Credit expires even if this original Letter of Credit and amendment(s), if any, are not returned to our ______.
If you return this original Letter of Credit and amendment(s) prior to the then current Expiration Date with your intent to terminate same, it must be accompanied by your originally signed letter, addressed and sent directly to us, indicating you no longer require this Letter of Credit and release us of our obligation hereunder.

Authorized Signature

Exhibit J — 3

EXHIBIT K
UTILITIES
Electrical Mains and Lines
Landlord will, at its sole cost and expense, provide and install electrical mains and lines in Vesey Street bringing, (a) electrical conduit to within five (5) feet of the outside of the foundation wall of the Building at locations designated by Tenant and approved by the applicable utility company and (b) electrical wire pulled to three interior service boxes at the south foundation wall at locations within the Building below grade designated by Tenant and approved by the applicable utility company. Landlord shall complete (i) the exterior and street work related to electrical services not later than December 1, 2006, except that such date shall be extended for each day past that date that the ground floor slab has not been poured and (ii) the work described in clause (b) above not later than March 15, 2008, as such date may be extended for each day that the applicable utility company has not accepted as complete all electrical service work performed by Tenant. If, after the date set forth in clause (i) above, as may be extended, Tenant requests the use of electrical conduit installed by Landlord for construction power, Landlord shall grant such request, at Tenant’s sole cost and expense (including but not limited to costs for installation and removal of electrical wire for temporary power), within sixty (60) days of Tenant’s written request. Landlord shall deliver to Tenant any meters and other ancillary equipment provided to Landlord by the applicable utility company at no cost to Landlord for installation by Tenant.
Gas Mains
Landlord will, at its sole cost and expense, provide and install (a) a service head valve for gas service to a point of entry location within the foundation wall along the Murray Street side of the Building designated by Tenant and approved by the applicable utility company and (b) a mainline for gas service to said service head valve. Landlord shall complete the exterior and street work related to gas service not later than May 1, 2007 except that such date shall be extended for (x) each day past that date that the Murray Street foundation wall is not complete and (y) each day past December 31, 2006 that the location point of entry has not been approved by the applicable utility company. Landlord shall deliver to Tenant any meters and other ancillary equipment provided to Landlord by applicable utility company at no cost to Landlord for installation by Tenant.
Steam Mains
Landlord will, at its sole cost and expense, provide and install (a) a service head valve for steam service to a point of entry location within the foundation wall along the Vesey Street side of the Building designated by Tenant and approved by the applicable utility company and (b) a mainline for steam service to said service head valve. Landlord shall complete the exterior and street work related to steam service not later than May 1, 2007 except that such date shall be extended for (x) each day past that date that the Vesey Street foundation wall is not complete and (y) each day past December 31, 2006 that the location point of entry has not been approved by
Exhibit K — 1

the applicable utility company. Landlord shall deliver to Tenant any meters and other ancillary equipment provided to Landlord by applicable utility company at no cost to Landlord for installation by Tenant.
Fire Hydrants and ERS
Landlord agrees that Tenant may, at Tenant’s sole cost and expense, provide and install or relocate fire hydrants and ERS conduits and boxes consistent with the landscape plan approved by Landlord pursuant to Article 11 of the Lease and subject to the approval of the New York City Fire Department and any other agency having jurisdiction over fire hydrants and ERS.
Street Lighting
Landlord agrees that Tenant may, at Tenant’s sole cost and expense, provide and install or relocate street lighting equipment (including conduit, cable, poles, fixtures and connections) consistent with the landscape approved by Landlord pursuant to Article 11 of the Lease. Fixtures are to be selected by Tenant and subject to the approval of the Landlord pursuant to Article 11 of the Lease and subject to the approval of any applicable City agency which has the jurisdiction over street lighting.
Exhibit K — 2

EXHIBIT K-1
REQUIRED UTILITY MODIFICATIONS
General
•	Due to the congestion of utility infrastructure (electrical, telecom, steam, sanitary, storm, gas) on Vesey Street resulting from breadth of existing services serving the area, the proposed new services serving Site 26, the routing and physical arrangement of the existing services, the questionable accuracy of existing documentation, and the undocumented utility changes made subsequent to 9/11, it has been difficult at best to determine if, and how, services would be supplied to Site 26. These conditions may be potentially exacerbated by other subgrade penetrations such as tree pits, bollards, other security measures, etc.

•	To improve stand-off, the existing curb on Vesey Street shall be extended to the south by 11 feet. All existing and new utility elements shall coordinate with these new curb dimensions.

•	To improve stand-off, the existing curb on Murray Street shall be extended to the north by 8 feet. All existing and new utility elements shall coordinate with these new curb dimensions.

•	Flexibility in use of tree pits and bollards, location of tree pits or bollards, or alternate solutions will be required to coordinate with utilities beneath sidewalks.

•	The utility congestion and locations will preclude the use of security trenches such as “tiger traps” on the north side of Vesey Street, the north side of Murray Street and the south side of Murray Street and these measures will not be implemented.

•	All utility infrastructure shall be coordinated between the various utilities and the Engineer designated by GS Headquarters and utilities shall be delivered to Site 26 as indicated below..

•	Electrical utility point of entries shall be provided on both Vesey Street and Murray Street as indicated below.

•	All work described herein shall be undertaken in consultation with GS Headquarters and the engineer designated by GS Headquarters.
Steam Utility Issues
•	All steam valves and expansion joints on the steam line serving Site 26 shall be inspected and repaired, as required, by ConEdison to prevent release of steam.

•	Valve in steam vault to allow temporary boiler connection to serve Site 26 in event of steam failure shall be engineered and installed by ConEdison.

•	BPCA shall install a service head valve for steam service to a point of entry location within the foundation wall as indicated on the drawings.
Exhibit K(1) — 1

•	Utility steam vault located on the mid-block of Vesey Street shall be removed and replaced by ConEdison with spool piece to coordinate with above grade elements (bollards, tree pits, etc.). The western steam vault shall remain and the curb bump-out near the pedestrian walkway shall coordinate with this steam vault.

•	Locations and inverts for all existing steam lines routed below Vesey Street shall be identified.

•	The steam line on West Street running below the center planting area shall be relocated west by ConEdison to the area below the bike path to coordinate with existing plantings and utilities. LMCCC will obtain a letter from ConEdison CEO Gene McGrath confirming ConEdison’s agreement to pay for such relocation, and NYSDOT commits its best efforts to ensure ConEdison will perform such agreement.
Gas Utility Issues
•	All unused gas lines in the Vesey Street sidewalk and in Site 26 shall be identified and disconnected and removed by ConEdison back to the gas supply main, unless directed otherwise by GS. Some of these gas lines are not documented or are not as indicated on the drawings, by ConEdison.

•	BPCA shall install a service head valve for gas service to a point of entry location within the foundation wall as indicated on the drawings.
Telecom Issues
•	All points of entry telecom conduits on Vesey Street and Murray Street shall be coordinated with new curb locations, utilities, bollards and tree pits, and installed within five feet of foundation wall as indicated on drawings.

•	The Vesey Street POE shall be served from manhole designation 115-592-5. Murray Street POEs shall be served from manhole designations 115-593-1 and 163-873-8, unless directed otherwise by GS.
Electrical Utility Issues
•	The following applies to all three POE’s: BPCA will install high tension disconnects. BPCA will install conduit to within 5’ of foundation wall. Tenant will connect to such conduits and shall provide conduit to the splice chamber located within close proximity to the foundation wall. BPCA will install wiring from manhole to splice chamber.

•	One (1) electrical point of entry shown on the Vesey Street western-most portion of site drawings shall remain to serve Site 26. This POE consists of three conduits housing 1 or 2 feeders (quantity to be determined by Con Ed) from “Band A”.

•	One (1) electrical point of entry previously shown on the Vesey Street center portion of site drawings shall be re-routed to allow new point of entry on Murray Street (to be coordinated and located with the Site 26 Engineer at a later date). This POE consists of three conduits housing 1 or 2 feeders (quantity to be determined by Con Ed) from “Band B”.
Exhibit K(1) — 2

•	One (1) electrical point of entry previously shown on the Vesey Street eastern-most portion of site drawings shall be re-routed to allow new point of entry on Murray Street (to be coordinated and located with the Engineer designated by GS Headquarters at a later date). This POE consists of three conduits housing 1 or 2 feeders (quantity to be determined by Con Ed) from “Band C”.

•	Temporary power requirements for site 26 construction shall be capable of using one or all of the following: (A) permanent high-tension power feeders from the manhole to the foundation wall splice chamber to serve a temporary substation; (B) temporary high-tension power feeders pulled in the spare POE conduit from the manhole to the foundation wall splice chamber to serve a temporary substation; (C) temporary low tension 480V feeders from the existing Embassy Suites vault to serve a temporary switchboard.

•	All points of entry feeders into Site 26 on Vesey Street and Murray Street shall be coordinated with utilities and new curb locations and installed in locations as indicated on drawings (western-most POE) and Murray Street entries coordinated with Engineer designated by GS Headquarters.
Storm, Sanitary, Water Issues
•	The domestic and fire water mains located in Vesey Street and/or under the sidewalks shall be coordinated with new curb locations, utilities, bollards and tree pits, and coordinated with the Engineer designated by GS Headquarters in accordance with applicable City codes. BPCA shall install piping from street mains to within five feet of the foundation wall on Vesey Street at location indicated on the drawings in accordance with applicable City codes.

•	The domestic and fire water lines on Murray Street shall be coordinated with new curb locations, utilities, bollards, and tree pits to allow installation into Site 26 as indicated on the drawings and coordinated with Engineer designated by GS Headquarters in accordance with applicable City codes.

•	The storm sewer and sanitary sewer mains and vaults in Vesey Street shall be coordinated with new curb locations, utilities, bollards and tree pits, and coordinated with the Engineer designated by GS Headquarters. BPCA shall install piping from street mains to within five feet of the foundation wall on Vesey Street as conceptually indicated on the drawings with elevations and locations to be coordinated between GS Headquarters’ engineers and BPCA in accordance with applicable City codes. Any installation of stormwater manholes required to tie-in the piping to the street mains shall be engineered and installed by BPCA.

•	The storm water and sanitary water mains and vaults in Murray Street shall be coordinated with all utilities and new curb locations to allow installation into Site 26 as conceptually indicated on the drawings with elevations and locations to be coordinated between GS Headquarters Engineer and BPCA in accordance with applicable City codes.

•	Due to discrepancy in drawings provided for Murray Street, the size of the storm sewer main on Murray Street that will be tied into from Site 26 shall be confirmed to be
Exhibit K(1) — 3

minimum 24 inches to coordinate with Site 26 storm line. If such storm sewer main is less than 24 inches, BPCA shall install new storm sewer mains to accommodate the present design.
Exhibit K(1) — 4

EXHIBIT L-1
SALES TAX LETTER (INITIAL SALES TAX PERIOD)
LETTER OF AUTHORIZATION FOR SALES TAX EXEMPTION
_________ __, 2005
TO WHOM IT MAY CONCERN

Re:	Battery Park City Authority
Goldman Sachs Headquarters LLC Project

Eligible Location For Project Property:

Site 26 in Battery Park City, New York, New York
Ladies and Gentlemen:
     The Battery Park City Authority, d/b/a Hugh L. Carey Battery park City Authority (“BPCA”), by this letter of authorization for sales tax exemption which expires on the expiration date stated above, hereby advises you as follows:
     1. BPCA constitutes a corporate governmental agency and a public benefit corporation under the laws of the State of New York, and therefore, in the exercise of its governmental functions, including the acquisition of property, is exempt from the imposition of any New York State or New York City sales and use tax. As an exempt governmental entity, no exempt organization identification number has been issued to BPCA nor is one required.
     2. Pursuant to, inter alia, an Agreement of Lease, dated as of August ___, 2005 (the “Ground Lease”), between BPCA and Goldman Sachs Headquarters LLC (the “Tenant”), BPCA has authorized Tenant, as agent, and The Goldman Sachs Group, Inc. (the “Obligor”) and its eligible affiliates, as limited lessee/agents (collectively, the “Company”), to acquire the property as described on Exhibit A attached hereto (the “Project Property”) for the purpose of constructing, improving, equipping and maintaining an office building at Site 26 in Battery Park City in New York, New York, (the “Project Premises”).
Exhibit L(1) — 1

     3. Tenant agrees that each lease, sublease, license, sublicense, contract, agreement, invoice, bill or purchase order entered into by or for the benefit of Tenant, as agent, or one or more of its Eligible Affiliates, as Limited Lessee/Agents, for and on behalf of BPCA in connection with the purchase, use, consumption or lease of the materials for the construction of the Core and Shell (as defined in the Ground Lease) of the Building (as defined in the Ground Lease) and the fit-out of the Building (including non-structural dividing walls, raised flooring and other “leasehold improvements”, non-fixture fit out equipment, technology and furnishings) and materials not otherwise exempt by law, excluding only consumable supplies and parts that contain materials or substances that are consumed in the operation of such property (e.g., a toner cartridge) if such parts must be replaced whenever the substance is consumed, shall include language in substantially the following form, whether through an attached rider, by incorporation by reference or otherwise (provided, however, that to the extent that the preparation of any bill or invoice shall not be within the reasonable control of Tenant, Tenant shall use its reasonable good faith efforts (which efforts shall include, as a minimum, the providing of the following language to the vendor, lessor, or contractor, as the case may be) to cause the inclusion of the following language):
[IF WITH RESPECT TO FACILITY IMPROVEMENTS]
“This [purchase order, bill of sale, invoice, or contract] is entered into by or for the benefit of Goldman Sachs Headquarters LLC, a Delaware limited liability company or one or more of its Eligible Affiliates, as Limited Lessee/Agents (the “Tenant”), as agent for and on behalf of the Battery Park City Authority (“BPCA”), in connection with, from time to time, the acquisition of construction materials and tangible personal property acquired by Tenant for the purpose of constructing, improving, repairing or maintaining an office building at Site 26, Battery Park City, New York, New York (the “Project Premises”) (as referred to in the attached Letter of Authorization for Sales Tax Exemption) (the above being part of the “Project”).
[OR, IF WITH RESPECT TO FACILITY EQUIPMENT AND/OR QUALIFIED INSTALLATION AND MAINTENANCE CONTRACTS]
“This [purchase order, bill of sale, invoice, contract, lease, sublease, license or sublicense] is entered into by or for the benefit of Goldman Sachs Headquarters LLC, a Delaware limited liability company or one or more of its Eligible Affiliates, as Limited Lessee/Agents (the “Tenant”), as agent for and on behalf of the Battery Park City Authority (“BPCA”), in connection with, from time to time, (a) the acquisition of machinery, equipment,
Exhibit L(1) — 2

furniture, furnishings and other items of personal property (including computer hardware and software, but excluding ordinary consumable office supplies such as pencils, paper clips and paper) (“Facility Equipment”) or (b) maintenance, service, repair or installation of Facility Equipment, consisting of (i) the replacement of parts of Facility Equipment (other than parts that contain materials or substances that are consumed in the operation of such property (e.g., a toner cartridge) where such parts must be replaced whenever the substance is consumed); (ii) the making of repairs to such Facility Equipment, excluding maintenance of the type as shall constitute janitorial services, and/or (iii) the installation of Facility Equipment to be used at Site 26, Battery Park City, New York, New York (the “Project Premises”) (as referred to in the attached Letter of Authorization for Sales Tax Exemption) (the above being part of the “Project”).]
[AND, IN EITHER CASE, ALL OF THE FOLLOWING]
The sales tax exemption provided with respect to this [purchase order, bill of sale, invoice, contract, lease, sublease, license or sublicense] shall only be available for use at the Project, and the vendor, lessor or contractor so acknowledges and covenants.
This [purchase order, bill of sale, invoice, contract, lease, sublease, license or sublicense] shall be recourse to BPCA to the extent (but only to the extent) of BPCA’s right, title and interest in and to the personal property that is located within the Project Premises from time to time, not incorporated into the Project Premises or otherwise affixed to the Project Premises or the land underlying the Project Premises and retains its character as tangible personal property, but otherwise shall be non-recourse to BPCA and BPCA shall not (other as set forth above in respect of personal property within the Premises) be directly, indirectly or contingently liable or obligated hereunder in any manner or to any extent whatsoever. BPCA may assign its interest in this [purchase order, bill of sale, invoice, contract, lease, sublease, license or sublicense] upon written notice to the Company without the consent of any other person (but not prior to the termination of the Project).
The vendor, lessor or contractor represents and warrants that such party is not a Prohibited Person.
Exhibit L(1) — 3

The term “Prohibited Person”, as used hereinabove, means: (i) any person (A) that is in default or in breach, beyond any applicable notice and/or grace period, of its obligations under any material written agreement with the City or BPCA, or (B) that directly or indirectly controls, is controlled by, or is under common control with, a person that is in default or in breach, beyond any applicable notice and/or grace period, of its obligations under any material written agreement with the City or BPCA, unless such default or breach has been waived in writing by the City or BPCA, respectively; (ii) any person (A) that has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or that is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure, or (B) that directly or indirectly controls, is controlled by, or is under common control with a person that has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or that is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure; (iii) any government, or any person that is directly or indirectly controlled (rather than only regulated) by a government, that is finally determined to be in violation of (including, but not limited to, any participant in an international boycott in violation of) the Export Administration Act of 1979, or its successor, or the regulations issued pursuant thereto, or any government that is, or any person that, directly or indirectly, is controlled (rather than only regulated) by a government that is subject to the regulations or controls thereof; or (iv) any government, or any person that, directly or indirectly, is controlled (rather than only regulated) by a government, the effects of the activities of which are regulated or controlled pursuant to regulations of the United States Treasury Department or executive orders of the President of the United States of America issued pursuant to the Trading with the Enemy Act of 1917, as amended (including the Arms Export Control Act of 1979, as amended).”
     4. The acquisition for use in the Project (as defined in the Ground Lease) of the Project Property shall be exempt from the sales and use tax levied by the State of New York and The City of New York.
     5. Pursuant to the Ground Lease, BPCA has further appointed the Obligor and its eligible affiliates to act as BPCA’s limited lessee/agents in connection with the acquisition of Project Property for the Project .
Exhibit L(1) — 4

     6. BPCA shall not be liable, either directly or indirectly or contingently, in any manner or to any extent whatsoever, and Tenant shall be the sole party liable, under any lease, sublease, license, sublicense, contract, agreement, invoice, bill or purchase order entered into by Tenant, as agent for BPCA hereunder.
     7. Accordingly, during the period commencing as of the August ___, 2005 and ending on the fourth anniversary of the date on which the first division of Parent, or any subsidiary thereof, (other than the project development team) occupies the Building for its intended use. , all vendors, lessors, contractors and subcontractors are hereby authorized to rely on this letter (or on a photocopy or fax of this letter) as evidence that purchases and leases of Project Property, to the extent effected by Tenant as agent for BPCA, as more specifically described in Section 3, are exempt from all New York State and New York City sales and use taxes.
     8. By executing this letter, Tenant agrees to accept the terms hereof and represents and warrants to BPCA that the use of this letter by Tenant is strictly for the purposes above stated. This letter may be executed in counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
[Signatures on Following Page]
Exhibit L(1) — 5

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BATTERY PARK CITY AUTHORITY

By:

Name:
Title:
ACCEPTED AND AGREED TO BY:
GOLDMAN SACHS HEADQUARTERS LLC

By: The Goldman Sachs Group, Inc., as Managing Member

By:

Name:
Title:
Exhibit L(1) — 6

Exhibit A
PROPERTY DESCRIPTION
          Materials for the construction of the Core and Shell (as defined in the Ground Lease) of the Building (as defined in the Ground Lease) and the fit-out of the Building (including non-structural dividing walls, raised flooring and other “leasehold improvements”, non-fixture fit out equipment, technology and furnishings) and materials not otherwise exempt by law, excluding only consumable supplies and parts that contain materials or substances that are consumed in the operation of such property (e.g., a toner cartridge) if such parts must be replaced whenever the substance is consumed.
Exhibit L(1) — 7

EXHIBIT L-2
SALES TAX LETTER ( ESCROW DETERMINATION DATE )
LETTER OF AUTHORIZATION FOR SALES TAX EXEMPTION
_________ __, 2005
TO WHOM IT MAY CONCERN

Re:	Battery Park City Authority
Goldman Sachs Headquarters LLC Project

Eligible Location For Project Property:

Site 26 in Battery Park City, New York, New York
Ladies and Gentlemen:
     The Battery Park City Authority, d/b/a Hugh L. Carey Battery park City Authority (“BPCA”), by this letter of authorization for sales tax exemption which expires on the expiration date stated above, hereby advises you as follows:
     1. BPCA constitutes a corporate governmental agency and a public benefit corporation under the laws of the State of New York, and therefore, in the exercise of its governmental functions, including the acquisition of property, is exempt from the imposition of any New York State or New York City sales and use tax. As an exempt governmental entity, no exempt organization identification number has been issued to BPCA nor is one required.
     2. Pursuant to, inter alia, an Agreement of Lease, dated as of August ___, 2005 (the “Ground Lease”), between BPCA and Goldman Sachs Headquarters LLC (the “Tenant”), BPCA has authorized Tenant, as agent, and The Goldman Sachs Group, Inc. (the “Obligor”) and its eligible affiliates, as limited lessee/agents (collectively, the “Company”), to acquire the property as described on Exhibit A attached hereto (the “Project Property”) for the purpose of constructing, improving, equipping and maintaining an office building at Site 26 in Battery Park City in New York, New York, (the “Project Premises”).
Exhibit L(2) — 1

     3. Tenant agrees that each lease, sublease, license, sublicense, contract, agreement, invoice, bill or purchase order entered into by or for the benefit of Tenant, as agent, or one or more of its eligible affiliates, as limited lessee/agents, for and on behalf of BPCA in connection with the purchase, use, consumption or lease of all materials for which it is legally permissible to use such exemption, excluding only consumable supplies and parts that contain materials or substances that are consumed in the operation of such property (e.g., a toner cartridge) if such parts must be replaced whenever the substance is consumed, shall include language in substantially the following form, whether through an attached rider, by incorporation by reference or otherwise (provided, however, that to the extent that the preparation of any bill or invoice shall not be within the reasonable control of Tenant, Tenant shall use its reasonable good faith efforts (which efforts shall include, as a minimum, the providing of the following language to the vendor, lessor, or contractor, as the case may be) to cause the inclusion of the following language):
[IF WITH RESPECT TO FACILITY IMPROVEMENTS]
“This [purchase order, bill of sale, invoice, or contract] is entered into by or for the benefit of Goldman Sachs Headquarters LLC, a Delaware limited liability company or one or more of its Eligible Affiliates, as Limited Lessee/Agents (the “Tenant”), as agent for and on behalf of the Battery Park City Authority (“BPCA”), in connection with, from time to time, the acquisition of construction materials and tangible personal property acquired by Tenant for the purpose of constructing, improving, repairing or maintaining an office building at Site 26, Battery Park City, New York, New York (the “Project Premises”) (as referred to in the attached Letter of Authorization for Sales Tax Exemption) (the above being part of the “Project”).
[OR, IF WITH RESPECT TO FACILITY EQUIPMENT AND/OR QUALIFIED INSTALLATION AND MAINTENANCE CONTRACTS]
“This [purchase order, bill of sale, invoice, contract, lease, sublease, license or sublicense] is entered into by or for the benefit of Goldman Sachs Headquarters LLC, a Delaware limited liability company or one or more of its Eligible Affiliates, as Limited Lessee/Agents (the “Tenant”), as agent for and on behalf of the Battery Park City Authority (“BPCA”), in connection with, from time to time, (a) the acquisition of machinery, equipment, furniture, furnishings and other items of personal property (including computer hardware and software, but excluding ordinary consumable office supplies such as pencils, paper clips
Exhibit L(2) — 2

and paper) (“Facility Equipment”) or (b) maintenance, service, repair or installation of Facility Equipment, consisting of (i) the replacement of parts of Facility Equipment (other than parts that contain materials or substances that are consumed in the operation of such property (e.g., a toner cartridge) where such parts must be replaced whenever the substance is consumed); (ii) the making of repairs to such Facility Equipment, excluding maintenance of the type as shall constitute janitorial services, and/or (iii) the installation of Facility Equipment to be used at Site 26, Battery Park City, New York, New York (the “Project Premises”) (as referred to in the attached Letter of Authorization for Sales Tax Exemption) (the above being part of the “Project”).]
[AND, IN EITHER CASE, ALL OF THE FOLLOWING]
The sales tax exemption provided with respect to this [purchase order, bill of sale, invoice, contract, lease, sublease, license or sublicense] shall only be available for use at the Project, and the vendor, lessor or contractor so acknowledges and covenants.
This [purchase order, bill of sale, invoice, contract, lease, sublease, license or sublicense] shall be recourse to BPCA to the extent (but only to the extent) of BPCA’s right, title and interest in and to the personal property that is located within the Project Premises from time to time, not incorporated into the Project Premises or otherwise affixed to the Project Premises or the land underlying the Project Premises and retains its character as tangible personal property, but otherwise shall be non-recourse to BPCA and BPCA shall not (other as set forth above in respect of personal property within the Premises) be directly, indirectly or contingently liable or obligated hereunder in any manner or to any extent whatsoever. BPCA may assign its interest in this [purchase order, bill of sale, invoice, contract, lease, sublease, license or sublicense] upon written notice to the Company without the consent of any other person (but not prior to the termination of the Project).
The vendor, lessor or contractor represents and warrants that such party is not a Prohibited Person.
The term “Prohibited Person”, as used hereinabove, means: (i) any person (A) that is in default or in breach, beyond any applicable notice and/or grace period, of its obligations under any material
Exhibit L(2) — 3

written agreement with the City or BPCA, or (B) that directly or indirectly controls, is controlled by, or is under common control with, a person that is in default or in breach, beyond any applicable notice and/or grace period, of its obligations under any material written agreement with the City or BPCA, unless such default or breach has been waived in writing by the City or BPCA, respectively; (ii) any person (A) that has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or that is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure, or (B) that directly or indirectly controls, is controlled by, or is under common control with a person that has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or that is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure; (iii) any government, or any person that is directly or indirectly controlled (rather than only regulated) by a government, that is finally determined to be in violation of (including, but not limited to, any participant in an international boycott in violation of) the Export Administration Act of 1979, or its successor, or the regulations issued pursuant thereto, or any government that is, or any person that, directly or indirectly, is controlled (rather than only regulated) by a government that is subject to the regulations or controls thereof; or (iv) any government, or any person that, directly or indirectly, is controlled (rather than only regulated) by a government, the effects of the activities of which are regulated or controlled pursuant to regulations of the United States Treasury Department or executive orders of the President of the United States of America issued pursuant to the Trading with the Enemy Act of 1917, as amended (including the Arms Export Control Act of 1979, as amended).”
     4. The acquisition for use in the Project (as defined in the Ground Lease) of the Project Property shall be exempt from the sales and use tax levied by the State of New York and The City of New York.
     5. Pursuant to the Ground Lease, BPCA has further appointed the Obligor and its eligible affiliates to act as BPCA’s limited lessee/agents in connection with the acquisition of Project Property for the Project .
     6. BPCA shall not be liable, either directly or indirectly or contingently, in any manner or to any extent whatsoever, and Tenant shall be the sole party liable, under any lease,
Exhibit L(2) — 4

sublease, license, sublicense, contract, agreement, invoice, bill or purchase order entered into by Tenant, as agent for BPCA hereunder.
     7. Accordingly, until the Escrow Determination Date (as defined in the Ground Lease), all vendors, lessors, contractors and subcontractors are hereby authorized to rely on this letter (or on a photocopy or fax of this letter) as evidence that purchases and leases of Project Property, to the extent effected by Tenant as agent for BPCA, as more specifically described in Section 3, are exempt from all New York State and New York City sales and use taxes.
     8. By executing this letter, Tenant agrees to accept the terms hereof and represents and warrants to BPCA that the use of this letter by Tenant is strictly for the purposes above stated. This letter may be executed in counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
[Signatures on Following Page]
Exhibit L(2) — 5

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BATTERY PARK CITY AUTHORITY

By:

Name:
Title:
ACCEPTED AND AGREED TO BY:
GOLDMAN SACHS HEADQUARTERS LLC

By: The Goldman Sachs Group, Inc., as Managing Member

By:

Name:
Title:
Exhibit L(2) — 6

Exhibit A
PROPERTY DESCRIPTION
          All materials for which it is legally permissible to use such exemption excluding only consumable supplies and parts that contain materials or substances that are consumed in the operation of such property (e.g., a toner cartridge) if such parts must be replaced whenever the substance is consumed.
Exhibit L(2) — 7

EXHIBIT L-3
SALES TAX LETTER (ADVERSE DETERMINATION DATE)
LETTER OF AUTHORIZATION FOR SALES TAX EXEMPTION
_________ __, 2005
TO WHOM IT MAY CONCERN

Re:	Battery Park City Authority
Goldman Sachs Headquarters LLC Project

Eligible Location For Project Property:

Site 26 in Battery Park City, New York, New York
Ladies and Gentlemen:
     The Battery Park City Authority, d/b/a Hugh L. Carey Battery park City Authority (“BPCA”), by this letter of authorization for sales tax exemption which expires on the expiration date stated above, hereby advises you as follows:
     1. BPCA constitutes a corporate governmental agency and a public benefit corporation under the laws of the State of New York, and therefore, in the exercise of its governmental functions, including the acquisition of property, is exempt from the imposition of any New York State or New York City sales and use tax. As an exempt governmental entity, no exempt organization identification number has been issued to BPCA nor is one required.
     2. Pursuant to, inter alia, an Agreement of Lease, dated as of August ___, 2005 (the “Ground Lease”), between BPCA and Goldman Sachs Headquarters LLC (the “Tenant”), BPCA has authorized Tenant, as agent, and The Goldman Sachs Group, Inc. (the “Obligor”) and its eligible affiliates, as limited lessee/agents (collectively, the “Company”), to acquire the property as described on Exhibit A attached hereto (the “Project Property”) for the purpose of constructing, improving, equipping and maintaining an office building at Site 26 in Battery Park City in New York, New York, (the “Project Premises”).
Exhibit L(3) — 1

     3. Tenant agrees that each lease, sublease, license, sublicense, contract, agreement, invoice, bill or purchase order entered into by or for the benefit of Tenant, as agent, or one or more of its eligible affiliates, as limited lessee/agents, for and on behalf of BPCA in connection with the purchase, use, consumption or lease of all materials for which it is legally permissible to use such exemption, excluding only consumable supplies and parts that contain materials or substances that are consumed in the operation of such property (e.g., a toner cartridge) if such parts must be replaced whenever the substance is consumed, shall include language in substantially the following form, whether through an attached rider, by incorporation by reference or otherwise (provided, however, that to the extent that the preparation of any bill or invoice shall not be within the reasonable control of Tenant, Tenant shall use its reasonable good faith efforts (which efforts shall include, as a minimum, the providing of the following language to the vendor, lessor, or contractor, as the case may be) to cause the inclusion of the following language)
[IF WITH RESPECT TO FACILITY IMPROVEMENTS]
“This [purchase order, bill of sale, invoice, or contract] is entered into by or for the benefit of Goldman Sachs Headquarters LLC, a Delaware limited liability company or one or more of its Eligible Affiliates, as Limited Lessee/Agents (the “Tenant”), as agent for and on behalf of the Battery Park City Authority (“BPCA”), in connection with, from time to time, the acquisition of construction materials and tangible personal property acquired by Tenant for the purpose of constructing, improving, repairing or maintaining an office building at Site 26, Battery Park City, New York, New York (the “Project Premises”) (as referred to in the attached Letter of Authorization for Sales Tax Exemption) (the above being part of the “Project”).
[OR, IF WITH RESPECT TO FACILITY EQUIPMENT AND/OR QUALIFIED INSTALLATION AND MAINTENANCE CONTRACTS]
“This [purchase order, bill of sale, invoice, contract, lease, sublease, license or sublicense] is entered into by or for the benefit of Goldman Sachs Headquarters LLC, a Delaware limited liability company or one or more of its Eligible Affiliates, as Limited Lessee/Agents (the “Tenant”), as agent for and on behalf of the Battery Park City Authority (“BPCA”), in connection with, from time to time, (a) the acquisition of machinery, equipment, furniture, furnishings and other items of personal property (including computer hardware and software, but excluding ordinary consumable office supplies such as pencils, paper clips
Exhibit L(3) — 2

and paper) (“Facility Equipment”) or (b) maintenance, service, repair or installation of Facility Equipment, consisting of (i) the replacement of parts of Facility Equipment (other than parts that contain materials or substances that are consumed in the operation of such property (e.g., a toner cartridge) where such parts must be replaced whenever the substance is consumed); (ii) the making of repairs to such Facility Equipment, excluding maintenance of the type as shall constitute janitorial services, and/or (iii) the installation of Facility Equipment to be used at Site 26, Battery Park City, New York, New York (the “Project Premises”) (as referred to in the attached Letter of Authorization for Sales Tax Exemption) (the above being part of the “Project”).]
[AND, IN EITHER CASE, ALL OF THE FOLLOWING]
The sales tax exemption provided with respect to this [purchase order, bill of sale, invoice, contract, lease, sublease, license or sublicense] shall only be available for use at the Project, and the vendor, lessor or contractor so acknowledges and covenants.
This [purchase order, bill of sale, invoice, contract, lease, sublease, license or sublicense] shall be recourse to BPCA to the extent (but only to the extent) of BPCA’s right, title and interest in and to the personal property that is located within the Project Premises from time to time, not incorporated into the Project Premises or otherwise affixed to the Project Premises or the land underlying the Project Premises and retains its character as tangible personal property, but otherwise shall be non-recourse to BPCA and BPCA shall not (other as set forth above in respect of personal property within the Premises) be directly, indirectly or contingently liable or obligated hereunder in any manner or to any extent whatsoever. BPCA may assign its interest in this [purchase order, bill of sale, invoice, contract, lease, sublease, license or sublicense] upon written notice to the Company without the consent of any other person (but not prior to the termination of the Project).
The vendor, lessor or contractor represents and warrants that such party is not a Prohibited Person.
The term “Prohibited Person”, as used hereinabove, means: (i) any person (A) that is in default or in breach, beyond any applicable notice and/or grace period, of its obligations under any material
Exhibit L(3) — 3

written agreement with the City or BPCA, or (B) that directly or indirectly controls, is controlled by, or is under common control with, a person that is in default or in breach, beyond any applicable notice and/or grace period, of its obligations under any material written agreement with the City or BPCA, unless such default or breach has been waived in writing by the City or BPCA, respectively; (ii) any person (A) that has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or that is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure, or (B) that directly or indirectly controls, is controlled by, or is under common control with a person that has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or that is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure; (iii) any government, or any person that is directly or indirectly controlled (rather than only regulated) by a government, that is finally determined to be in violation of (including, but not limited to, any participant in an international boycott in violation of) the Export Administration Act of 1979, or its successor, or the regulations issued pursuant thereto, or any government that is, or any person that, directly or indirectly, is controlled (rather than only regulated) by a government that is subject to the regulations or controls thereof; or (iv) any government, or any person that, directly or indirectly, is controlled (rather than only regulated) by a government, the effects of the activities of which are regulated or controlled pursuant to regulations of the United States Treasury Department or executive orders of the President of the United States of America issued pursuant to the Trading with the Enemy Act of 1917, as amended (including the Arms Export Control Act of 1979, as amended).”
     4. The acquisition for use in the Project (as defined in the Ground Lease) of the Project Property shall be exempt from the sales and use tax levied by the State of New York and The City of New York.
     5. Pursuant to the Ground Lease, BPCA has further appointed the Obligor and its eligible affiliates to act as BPCA’s limited lessee/agents in connection with the acquisition of Project Property for the Project .
     6. BPCA shall not be liable, either directly or indirectly or contingently, in any manner or to any extent whatsoever, and Tenant shall be the sole party liable, under any lease,
Exhibit L(3) — 4

sublease, license, sublicense, contract, agreement, invoice, bill or purchase order entered into by Tenant, as agent for BPCA hereunder.
     7. Accordingly, from and after the occurrence of an Adverse Determination Date (as defined in the Ground Lease) until the expiration or earlier termination of the Ground Lease (as defined in the Ground Lease), all vendors, lessors, contractors and subcontractors are hereby authorized to rely on this letter (or on a photocopy or fax of this letter) as evidence that purchases and leases of Project Property, to the extent effected by Tenant as agent for BPCA, as more specifically described in Section 3, are exempt from all New York State and New York City sales and use taxes.
     8. By executing this letter, Tenant agrees to accept the terms hereof and represents and warrants to BPCA that the use of this letter by Tenant is strictly for the purposes above stated. This letter may be executed in counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
[Signatures on Following Page]
Exhibit L(3) — 5

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BATTERY PARK CITY AUTHORITY

By:

Name:
Title:
ACCEPTED AND AGREED TO BY:
GOLDMAN SACHS HEADQUARTERS LLC

By: The Goldman Sachs Group, Inc., as Managing Member

By:

Name:
Title:
Exhibit L(3) — 6

Exhibit A
PROPERTY DESCRIPTION
          All materials for which it is legally permissible to use such exemption excluding only consumable supplies and parts that contain materials or substances that are consumed in the operation of such property (e.g., a toner cartridge) if such parts must be replaced whenever the substance is consumed.
Exhibit L(3) – 7

EXHIBIT M
THE PROPOSAL

State of New York City of New York
George E. Pataki		Michael R. Bloomberg
Governor		Mayor
August 4, 2005
Mr. Edward C. Forst
Managing Director and Chief Administrative Officer
Goldman Sachs & Co.
85 Broad Street
New York, New York 10004
Dear Mr. Forst:
Please find attached a term sheet and a series of attachments resulting from discussions representatives of the State and City have had with your staff regarding the possibility of Goldman Sachs returning to Battery Park City’s Site 26. It is our hope that the terms herein described are responsive to the issues which we believe to be of concern to Goldman Sachs. These include transportation, security, economic incentives, and construction concerns.
Should Goldman Sachs give favorable consideration to the terms as described in these documents, the State and City shall work with your staff to develop the necessary documentation to commemorate the terms of the transaction, as soon as possible.
We are available at your convenience to discuss any of these matters further.

Sincerely,

John P. Cahill	Daniel L. Doctoroff
Secretary to the Governor	Deputy Mayor for Economic Development
And Rebuilding
Executive Chamber         State Capitol         Albany, New York 12224
City Hall         New York, New York 10007

Attachments to Proposal:

	Items	Notes	Status
1.	Cover letter to proposal from Secretary Cahill and Deputy Mayor Doctoroff	To be signed and delivered	FINAL
2.	Term Sheet	GS Draft delivered 8/4	FINAL
3.	Perimeter Security — Bollards Statement	GS Draft delivered 8/4	FINAL
4.	Exhibit to Perimeter Security Bollards Statement (Security Specifications)	GS Draft delivered 8/4	FINAL
5.	Letter from Tim Gilchrist to Timur Galen dated August 4, 2005	Received signed copy via fax from Doug Blais on 8/4	FINAL
6.	Exhibit A — Lighting/Trees Landscape Plan/Pavement/Noise/Bollards/Traffic Barriers Along West Side of Road/Signage/Street Alignment	State Draft delivered 8/4 in Doug Blais 5:02pm email	FINAL
7.	Exhibit B — Right of Entry Agreement between the NYSDOT and Goldman Sachs	D. Blais accepted GS Draft of 8/4 in email of 8/4 5:02pm	FINAL
8.	Exhibit C— Route 9A/West Street: 9A Coordinates & Offsets to Freedom Tower	State Draft delivered 7/27 and in Doug Blais email of 8/4 5:02pm	Final
9.	Exhibit C-l — Drawing 1	PCF plans, confirmed as final in Doug Blais email of 8/4 and by Jay Berman email of 8/4	FINAL

	Items	Notes	Status
10.	Exhibit C-l—Drawing 2	PCF plans, confirmed as final in Doug Blais email of 8/4 and by Jay Berman email of 8/4	FINAL
11.	Exhibit C-l—Drawing 3	PCF plans, confirmed as final in Doug Blais email of 8/4 and by Jay Berman email of 8/4	FINAL
12.	OMITTED	OMITTED	OMITTED
13.	Exhibit D—Route 9A/West Street: At-grade Alternative, Site 26—Key Elevations at West Street and Surf. Treatment Limits of NYSDOT Work	State Draft delivered 7/27	FINAL
14.	Site Logistics Plan for Excavation Foundation Phase: Excavation Foundation Phase—Duration 11 Mos.	GS delivered	Final
15.	Site Logistics Plan for Steel Erection Phase: Erection—Start of Steel to Complete 1st Floor Steel—Duration 2 Mos.	GS delivered	Final
16.	Site Logistics Plan: Superstructure — Begin 2nd Floor Steel Through Topping Out — Duration 14 Mos.	GS delivered	Final
17.	Site Logistics Plan: Sitework through Migration—Duration 13 Mos.	GS delivered	Final
18.	Bulkhead Detail	GS delivered	Final
19.	Required Utility Modifications	GS Draft delivered 8/4	Final
20.	Specific Downtown Projects for Construction Milestone Schedule	GS Draft delivered 8/4	Final
21.	Letter from Commissioner Raymond W. Kelly to Edward C. Forst dated July 21, 2005	Received signed copy 7/27	Final
22.	Letter from James K. Kallstrom to Edward C. Forst dated July 29, 2005	Signed copy received 8/4	Final
23.	Annex G-l : Design Approval Procedures	NYS Draft delivered 7/29	Final

	Items	Notes	Status
24.	Letter from Stephanie Gelb to Jessica Healy dated July 25, 2005 re curtain wall mockup	Signed copy delivered 7/27	Final
25.	Work Rules	State draft delivered 7/27; accepted by GS	Final
26.	Hudson River Park Trust Permit	Signed copy delivered by HRPT 7/27	Final (to be executed by GS)
27.	MWBE Program (and related sample report)	GS Draft delivered 7/15 and 7/19 (resent 7/28); BPCA approved 7/29.	Final
28.	Designation Letter Extension between BPCA and GS Headquarters LLC	GS Draft delivered 8/4
29.	Access Letter between BPCA and GS Headquarters LLC	GS Draft delivered 8/4	FINAL
30.	BPCA Letter Approving Design Development Plans	Signed copy delivered 7/28	Final
31.	Landscape Design Approval Letter	GS Draft delivered 8/4	FINAL

August 4, 2005
TERM SHEET
Construction and design work:
The Secretary to the Governor will personally establish and maintain hands-on involvement in every aspect of project development, to ensure its favorable completion.
The Secretary to the Governor, in conjunction with the Lower Manhattan Construction Command Center (LMCCC), shall put in place a customized procedure to expedite approval of all construction and design work, including the attached Design Approval Procedures.
Real Estate Tax:
The Battery Park City Authority and the City shall commit that the PILOT on Goldman development at Site 26 shall not exceed 115% (replacing the previously negotiated 130% PILOT formula, but subject to the same term) of the average PILOTs (as finally determined on a per gross square foot basis) at the World Financial center, including the New York Mercantile Exchange.
Most Favored nation status:
The Battery Park City Authority (and the City, as its successor) shall offer to match for Goldman Sachs the terms of any subsequent lease extensions and/or purchase rights offered to tenants on the other BPCA sites.
If additional as-of-right economic or tax incentives, credits, savings, abatements or other benefits (“New Lower Manhattan Incentives”) are made available to tenants or developers (but not to Goldman Sachs at Site 26) in the World Trade Center area (including 7 WTC and World Financial Center, but excluding Freedom Tower), after the date hereof through 2012 (excluding Lower Manhattan Incentive legislation passed by the State Legislature in the 2005 Legislative session (Bill S. 5930) and any related chapter amendments as of this date (the “2005 Lower Manhattan Incentives Legislation”)). The City, State and BPCA will offer or provide additional benefits to Goldman Sachs to the extent necessary to ensure that such additional benefits, together with discretionary and as-of-right benefits already available to Goldman Sachs at Site 26, are equivalent to the New Lower Manhattan Incentives (as calculated using consistent methodologies). The Ground Lease will provide that to the extent that the City and State shall not otherwise provide Goldman Sachs with an additional $6 million benefit, either in the form of a commercial rent occupancy tax abatement (under the 2005 Lower Manhattan Incentives Legislation, as amended, or otherwise) or another credit, then
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August 4, 2005
Goldman Sachs shall be permitted to credit such amount against its PILOT obligations, together with interest thereon at the rate of 7.75 percent per annum until fully recovered (but that in no event is it intended that Goldman Sachs should have the benefit of both such $6 million credit and the CRT abatement under the 2005 Lower Manhattan Incentives Legislation and if the same occurs, Goldman Sachs will repay the second of such amounts realized).
Headcount Requirements:
The calculation of headcount commitments for economic incentives shall permit Goldman Sachs to include up to 65 percent of contract employees toward the headcount (without a requirement to establish their full-time status), subject to a 20% limitation on the number of contract employees and full-time equivalent employees that may be included in the annual headcount. Should Goldman Sachs fall below the headcount commitments for any duration of time, they shall be given a 90-day period to cure such default.
Upon a sale of a portion(s) of Goldman Sachs, its headcount, employment growth and occupancy commitments (but not its headquarters or designated operations and facilities), and the discretionary benefits described in the project agreement between NYCEDC and Goldman Sachs, shall be ratably adjusted.
The terrorism-related provisions of the NYCEDC project agreement will be modified such that the “Multiplier Factor” shall not be used for purposes of calculating benefits recapture amounts to be paid by Goldman.
Liberty Bonds:
The State and City shall make available and approve, as necessary, $1.65 Billion in Liberty Bonds for the project, subject to applicable federal criteria for eligible project costs. The State and City shall support issuances in tranches if Goldman Sachs requests, subject to Goldman Sachs’ satisfaction of only ministerial conditions.
If Goldman Sachs moves its corporate headquarters from the site prior to the fifth anniversary of substantial completion, or otherwise breaches any of the other commitments in the Liberty Bond project agreement so as to trigger liquidated damages under the project agreement between Liberty Development Corporation (LDC) and Goldman Sachs, said damages shall be, in the aggregate, 35 basis points per annum (so long as default is continuing) multiplied by the outstanding principle amount with a cap of $60 million. Goldman Sachs will also commit in the LDC project agreement not to relocate its headquarters for so long as the Liberty Bonds are outstanding, but Goldman
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August 4, 2005
Sachs’ sole liability for doing so (except as described in the preceding sentence) shall be as set forth in the NYCEDC project agreement.
LDC shall not be required to approve any amendments or waivers granted by the Battery Park City Authority (BPCA) in favor of Goldman Sachs regarding the ground lease. However, it is expected that BPCA will consult with LDC prior to agreeing to amendments to ensure conformity with federal and IRS provisions.
Inasmuch as the Liberty Bonds are not expected to be issued prior to the execution and delivery of the Ground Lease and other documents (but rather four to six weeks thereafter), all of said documents shall be expressly conditioned on the issuance of Liberty Bonds on the terms contemplated herein and otherwise as previously agreed upon and the failure to effect such issuance (other than as a result of an abandonment of the issuance by Goldman Sachs) shall render said documents null and void.
Sales Tax:
The Ground Lease will provide to Goldman Sachs sales tax benefits for core and shell costs and eligible fit-out costs (including non-fixture fit out, technology and furnishings) and amounts not otherwise provided by law through the fourth year of initial occupancy of the improvements on Site 26 (beginning with construction commencement). We do not expect the value of the sales tax benefits to exceed $60 million, which amount is exclusive of amounts to which Goldman Sachs may be entitled on account of its earned “Growth Credits” under the NYCEDC project agreement. Such benefits shall not be subject to recapture or forfeiture under said project agreement.
Vesey Street Entrance; Logistics Plan:
The Battery Park City Authority shall not require Goldman Sachs to create an entrance to its building from Vesey Street.
Battery Park City Authority has approved the Logistics Plan (included in the attached NYSDOT Right of Entry Agreement).
Work Rules:
The Lower Manhattan Construction Command Center shall commit to working with Goldman Sachs to develop a set of appropriate work rules, consistent with a “fast track construction process” without regard to historical practice of BPCA, including the attached Work Rules. Appeals shall be made to LMCCC within three days.
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August 4, 2005
MWBE:
Minority- and women-owned business involvement shall account for 25% of the cost associated with the building’s core and shell (excluding “Exempt” and “Proprietary” work), after the date of execution of the ground lease, subject to and in accordance with the attached MWBE Program (and related sample report). We would encourage and expect Goldman Sachs to establish a pilot program to ensure appropriate levels of minority participation in the construction workforce.
Green Building Standards:
A LEEDS Gold standard for the building shall be sufficient to meet BPCA’s green building requirements.
Environmental Remediation:
BPCA shall deliver a clean site, with any required environmental remediation to be performed by either BPCA or, at Goldman Sachs’ election, Goldman Sachs. Should Goldman Sachs perform the remediation, BPCA will fund all such work up to $1 million, and shall not withhold reasonable approval of the contractor.
Designation and Access:
Concurrently herewith, BPCA will execute and deliver the Designation Letter Extension and the Access Letter, the latter of which provides Goldman Sachs with 2 free months of access to the site on the terms set forth therein.
Escrows and Milestones:
The State and the City commit to entering into a MOU to establish that the physical and security treatments, as described in documents attached hereto, shall be put in place as described and as scheduled in said documents. In lieu of an MOU, the State, the City, BPCA and Goldman Sachs will implement directly into the other documentation for the transaction (such as the ground lease) the terms set forth in this section “Escrows and Milestones.”
The MOU (or the documentation) shall provide for an exemption for sales tax payments for tenant improvements, furniture, fixtures, and equipment, and shall further provide for (i) Goldman Sachs’ payment into an escrow (the “Sales Tax Escrow”) of the sales tax amounts that would otherwise have been due (but excluding, and after receipt by Goldman Sachs of, amounts to which Goldman Sachs is entitled in connection with the
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August 4, 2005
sales tax exemption described above in “Sales Tax” and entitled on account of Growth Credits under the NYCEDC project agreement) and (ii) BPCA’s deposit into an escrow (the “Ground Lease Payments Escrow”) of ground lease payments made by Goldman Sachs.
The Sales Tax Escrow shall be payable to the State and the City if prior to December 31, 2009 (which date may be extended to not later than March 31, 2010, as long as the public parties are proceeding with all necessary diligence to complete the construction of the Specific Downtown Projects and/or the development and implementation of the Plan as described in clauses (i) and (ii) below):
     (i) the Specific Downtown Projects for Construction (per the attached schedule labeled “Specific Downtown Projects (Construction Milestone Schedule)”) shall have been completed; and
     (ii) the Plan (as defined in the attached letter from James K. Kallstrom to Edward C. Forst, dated July 27, 2005 (the “Kallstrom Letter”), which Plan shall be deemed supplemented for purposes of this proposal by the letter from Raymond W. Kelly to Edward C. Forst, dated July 21, 2005) shall have been developed and implemented in accordance with the procedures set forth in the Kallstrom Letter.
The Sales Tax Escrow shall be payable to Goldman Sachs (i) if as of December 31, 2009 (as the same may be extended in accordance with the parenthetical above with respect to the Specific Downtown Projects), the Specific Downtown Projects shall have not been completed, or (ii) if prior to such date, the State shall have taken an action that would frustrate such completion by such date or shall have taken any action with respect to any Specific Downtown Project that is contrary to the agreements set forth herein or in any of the attachments hereto.
The Sales Tax Escrow shall also be payable to Goldman Sachs if the Plan is not developed or implemented in accordance with said procedures or on or prior to December 31, 2009 (as the same may be extended in accordance with the parenthetical above with respect to the Plan).
The Ground Lease Payments Escrow shall be payable to the City if the portions of the Plan that are the City’s responsibility are developed and implemented in accordance with the procedures and within the time requirements set forth in the Kallstrom Letter and in no event later than December 31, 2009 (which date may be extended to not later than March 31, 2010, as long as the City is proceeding with all necessary diligence to the development and implementation of such portions of the Plan).
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August 4, 2005
The Ground Lease Payments Escrow shall be payable to Goldman Sachs if any portion of the Plan which is the City’s responsibility to develop and implement is not developed or implemented in accordance with the procedures or within said time requirements set forth in the Kallstrom Letter and in no event later than December 31, 2009 (as the same may be extended in accordance with the parenthetical in the immediately preceding paragraph), or if the City takes any action that frustrates the development and implementation of any other component of the Plan in accordance with the foregoing.
The City acknowledges that the City’s responsibilities and obligations in respect of the Plan are in many respects indivisible from the obligations of the State in respect of the Plan and require the cooperation and participation of the City and the New York City Police Department with the State and other relevant governmental agencies.
The dates and time requirements referred to in the preceding paragraphs in this section “Escrows and Milestones” shall be subject to force majeure events, but otherwise, time shall be of the essence with respect to the dates set forth herein).
     “Force majeure” means:
1.	a natural phenomenon or casualty that affects completion of the Specific Downtown Projects,

2.	a Federal, State or City law or court ruling, provided that the State and the City shall have exercised their best efforts to prevent such law or ruling. Such efforts include (without limitation) the following:
a.	with respect to any law,
i.	no State or City executive officer shall have introduced or initiated, or otherwise materially supported, the same,

ii.	State and City executive officers shall have affirmatively opposed and lobbied against the legislation (and cooperated with GS in connection therewith),

iii.	any available vetoes on the part of the State and City were exercised,

iv.	promptly upon the enactment of such legislation, the State and City shall have initiated and thereafter diligently prosecuted all reasonable legal challenges to the same, until the rendering of a final non-appealable judgment from the highest court of competent jurisdiction, and
b.	with respect to any legal ruling, the State and City shall have promptly undertaken initiated a defense and thereafter diligently prosecuted the
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August 4, 2005
same to final non-appealable judgment in the highest court of competent jurisdiction, or
3.	a labor strike or an inability to obtain materials which is not reasonably foreseeable, in each case, notwithstanding reasonable efforts to avoid and/or mitigate the resulting delay; provided that any event of force majeure described in the clause 3 shall not, in any event, excuse performance for a period in excess of the period of such event of force majeure.
Further, with respect to any legal challenge or defense per the above, the City and State shall have used all reasonable good faith efforts to provide Goldman Sachs and its counsel with the right to participate and otherwise shall have consulted regularly and meaningfully with Goldman Sachs and its counsel as to all aspects thereof.
Goldman Sachs will have the right to utilize the sales tax exemption for the remaining term of the ground lease without requirement that it make payments into the escrow accounts for purchases (up to a maximum equivalent to the then-present value of $160 million on January 1, 2006, using the City’s discount rate), which benefits shall not be subject to recapture or forfeiture under the NYCEDC project agreement, subsequent to the occurrence of those events that result (or, had they occurred later, would have resulted) in the payment of the Sales Tax Escrow to Goldman Sachs.
If all or any portion of work listed as items A, C, D, G and H of the Specific Downtown Projects are not completed, or the Plan is not developed and implemented, in either case by December 31, 2009, or if all or any portion of work listed as items B and F of the Specific Downtown Projects are not completed by December 31, 2010, then (in addition to its right to the escrowed amounts as described above) Goldman Sachs will be relieved of its commitments under the NYCEDC project agreement and the LDC project agreement (without forfeiture or recapture obligations).
In addition, HRPT or LMDC shall deposit into an escrow account (the “HRPT Escrow”) an amount equal to the construction costs for improvements within HRPT property west of the western curb of the Lay-by Lane similar to those improvements constructed by or on behalf of HRPT in similar areas in Hudson River Park (the “Base Amount”), estimated to be $5 million. Said amounts shall be disbursed to Goldman Sachs as it constructs said improvements as contemplated in Exhibit 3 of the Hudson River Park Trust Permit attached hereto.
Electricity:
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Site 26 shall be provided, at Gold Sachs’s option, 5 megawatts of peak demand [9am-5pm] electricity otherwise allocated to the WTC, on the same discounted rate basis as provided to WTC.
Self-insurance:
Goldman Sachs may exercise its right to self insure in an amount not to exceed the lesser of (1) $350 mm (adjusted by CPI) and (ii) 15% of the annual average of Goldman Sachs’s pre-tax earnings over the previous eight fiscal quarters.
Extension of Time Commitments:
Each deadline or commencement date for Goldman Sachs’s performance shall be extended by one year plus, if the documents are not executed and delivered by November 5, 2005, one day for each day after November 1, 2005 until the documents are executed and delivered. Notwithstanding the foregoing, the Pilot Commencement Date shall be changed from July 1, 2006, to July 1, 2007, only if The Goldman Sachs Group, Inc. does not create assessable building infrastructure at the Project Premises (PILOT) prior to January 5, 2006; otherwise, it shall be the July 1st following the first taxable status date on which the New York City Department of Finance assesses building infrastructure improvements at the project premises (PILOT).
Constitutionality of Benefits:
If any economic incentives are ruled unconstitutional, then the City and State governments shall use their best efforts to provide such economic incentives in a constitutional manner subject to Goldman maintaining its commitments under the NYCEDC Project Agreement. If notwithstanding such efforts, the incentives cannot be so provided, then Goldman Sachs may elect either (i) to be relieved of its commitments under NYCEDC and LDC project agreements upon repayment of any benefits (multiplied by the applicable “Recapture Percentage”) that have been realized by Goldman Sachs, (except Goldman Sachs shall still be liable for any forfeiture payments or liquidated damages for which it became liable prior to such ruling), upon which election any future benefits not found unconstitutional in such ruling shall be permanently forfeited, or (ii) to maintain its commitments under the NYCEDC Project Agreement and continue to enjoy any future benefits not found to be unconstitutional in such ruling, subject to (x) pro-ration based on loss of benefits of its headcount commitment with respect to “Non-Relocation Reductions”, employment growth and occupancy commitments and (y) with respect to “Relocation Reductions”, increasing each buffer percentage used to determine benefits recapture payment obligations by an amount equal to such percentage multiplied by the percentage of benefits determined to
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be unconstitutional and not otherwise replaced by the City and State, provided that if 10% or more of the benefits are ruled unconstitutional and not otherwise replaced by the City and State, then no recapture payments shall be applicable until there shall have been a Relocation Reduction of 7% or more (as such percentage shall be increased by the calculation provided for above in this clause (y)).
Ferry Landing Rights:
The Port Authority will use best efforts (and the State will use its best efforts to have the Port Authority use its best efforts), consistent with the existing agreement with the current ferry landing operator:
     (i) to make arrangements with such operator to provide to Goldman Sachs, upon Goldman Sachs’ written request, access to and landing rights at such ferry landings (including appropriate landing and slip spaces, and processing and waiting areas). to accommodate ferry services by or on behalf of Goldman Sachs, and
     (ii) to have such access and landing rights provided by the operator on non-discriminatory and commercially reasonable terms comparable to the terms on which access and landing rights are provided to other entities operating like ferry services.
NYC Comptroller Approval:
The City and State understand that a condition to Goldman Sachs’ proceeding with the transaction is that the City and State obtain, not later than the close of business August 10, 2005, the approval of the New York City Comptroller to all of the terms of the proposed transaction, including those set forth herein and in the attachments hereto, and the City and State will use reasonable good faith efforts to obtain such approval by such date.
Elevation of Security-Related Disputes:
If Goldman Sachs has a dispute with the State or City regarding any aspect of the security for Site 26 or the WTC Site and environs, then, within ten (10) business days after Goldman Sachs’ request, the Governor or Mayor, or both (as applicable), shall meet with Goldman Sachs’ Chief Executive Officer to discuss and attempt to resolve such dispute.
Perimeter Security — Bollards:
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August 4, 2005
With regard to bollard placement, Goldman Sachs, HRPT, the City, the State, NYSDOT, NYCDOT and BPCA acknowledge and agree to the provisions set forth in the attached “Perimeter Security – Bollards Statement.”
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Draft of August 8, 2005
Perimeter Security — Bollards
With regard to bollard placement, GS, HRPT, the State, NYSDOT and BPCA acknowledge and agree as follows (and the City does not object to the agreements made hereinbelow):
1.	The “Security Specifications” referred to in Exhibit A hereto constitute the necessary and appropriate specifications for the perimeter security for the improvements to be constructed on Site 26, which is an office tower at which thousands of individuals are expected to work daily, situated within a several-block area within which tens of thousands of workers and visitors are expected daily. The Security Specifications emphasize, among other items, the necessity for “stand-off” for the Site 26 building and the consequential need for security barriers as proximate to the curb as possible.

2.	In developing and implementing a security-perimeter plan for Site 26 that satisfies the Security Specifications, the parties have given and will give due regard to the interests of pedestrians and bicyclists at and around Site 26.

3.	The security analyses performed by the parties’ respective employees and agents conclude that, given current technology and experience, the placement of bollards in the manner shown on Goldman Sachs’ submitted PCF-prepared Exhibit C-1 (Drawings 1, 2, and 3) is an existing method that will satisfy the Security Specifications in a manner that the public-sector parties believe on balance to be reasonably accommodating to the interests of pedestrians and bicyclists at and around Site 26 and will not constitute a significant action affecting the Hudson River Park or the community. Absent an agreed-upon alternative described in paragraph 5 below, the bollard placement indicated in such exhibits will be implemented.

4.	In the period between now and the physical implementation of the security-perimeter plan in accordance with Exhibit B, the parties will continue to discuss and study alternatives to such security-perimeter plan (including alternatives employing other tested technologies) that will still satisfy the Security Specifications but better serve in a reasonable manner the interests of pedestrians and bicyclists at and around Site 26. GS shall not be required to bear any material incremental cost of such alternatives.

5.	If such alternatives are found to exist and consented to by all parties, such consent to be granted or withheld in the discretion of the parties exercised in good faith, then such alternatives shall be implemented.

Draft of August 8, 2005
Exhibit A — Security Specifications
Performance standards for bollards at Site 26 are based on Department of State specifications SD-SDT-0201.
At high speed approaches to the property, K12/L3 bollards/barriers will be required. These bollards/barriers are tested and certified by Department of State to stop a vehicle weighing 15,000 lbs traveling at 50 mph with no more penetration than 3 ft (capable of absorbing 1.7 mega joules of energy). The K12/L3 bollards will be used the entire length of West Street, following the curb of Route 9-A, and will also turn the corners at West Street along both Vesey Street and Murray Street (with the bollards to be set back to accommodate pedestrian and bicycle curb cuts as discussed) for approximately 80’ west of each corner.
At lower speed approaches to the property, K8/L3 bollards/barriers will be required. These bollards/barriers are tested and certified by Department of State to stop a vehicle weighing 15,000 lbs traveling at 40 mph with no more penetration than 3 ft (capable of absorbing 1.1 mega joules of energy). The K8/L3 bollards will be used from approximately 80’ west of the corner(s) at West Street (where the K12/L3 bollard zone ends) along Vesey Street and Murray Street and will continue west along the balance of the perimeter.
To meet the specifications for energy absorption, the actual bollards will have a diameter, and height, and be spaced a distance apart, that conforms to the K12/L3 and K8/L3 standards. Those standards and dimensions are in accordance with Department of State standards and the available below grade engineering requirements.

August 4, 2005
Mr. Timur Galen
Managing Director
Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004
Dear Mr. Galen:
     I have summarized below the agreements we have reached over the last several very productive weeks for our further discussion. Underlying all our agreements is our mutual belief that redevelopment of Lower Manhattan must include high quality design features that ensure a respectful setting for the World Trade Center (WTC) Memorial and the creation of a “pedestrian precinct” by developing a promenade which will itself be an attractive destination point. The Route 9A/West Street pedestrian precinct will provide a distinctly different experience for pedestrians and motorists from Chambers Street to Battery Place than that of Route 9A/West Street north of Chambers Street. This will be accomplished by adherence to design principles outlined in this letter and implementation of different lighting, crosswalk, curb and planting strategies than practiced north of Chambers Street. The Route 9A/West Street pedestrian precinct will strengthen the east west pedestrian connection across Route 9A/West Street and better connect Battery Park City and the Hudson River Park to their neighbors on the east side of Route 9A/West Street. As discussed below, many of these principles can be agreed to now. Others will require approval of the Federal Highway Administration and/or City and State agencies that can only be obtained as the design is progressed. This letter will indicate which strategies we can commit to at this time and the process for resolution of outstanding issues.
Statement of design intent

access to the Hudson River Park and waterfront, strengthen the connection between the financial district and Battery Park City, support the redevelopment of Lower Manhattan, and support a vibrant multi-use community.
     NYSDOT recognizes that the promenade must reflect the varied nature of the surrounding neighborhoods from the residential and recreational uses north of Murray Street, to the premium office building district from Murray to Liberty, the WTC Memorial, the quality residential properties in Battery Park City south of Liberty and the mixed used buildings south of Liberty on the east side of the promenade. NYSDOT, in conjunction with you and other stakeholders in Lower Manhattan, will address these distinctive environments through the following:
•	Creation of high quality landscaping and green space, park and recreational spaces;

•	Carefully designed and detailed urban open spaces;

•	Thoughtful and context sensitive selection of materials; and

•	Utilization of techniques such as lighting, curb treatments and pavement treatments to distinguish this section of Route 9A/West Street from the segment to the north of Chambers Street.
     The intent is to provide continuity along the promenade while ensuring that individual urban spaces can have unique characteristics conforming to their surrounding environments. Such treatments would, for example, ensure that the urban design treatments used in front of Site 26 smoothly transition to the treatments used in front of the World Financial Center. Exhibit A discusses particular treatments that we will implement provided and to the extent we are able to obtain the requisite coordination and agreement of governmental and private stakeholders, which is outlined on Exhibit A and which we undertake to achieve.
Specific Agreements
1.	NYSDOT will issue a Right of Entry Agreement for the coordinated construction of Route 9A/West Street in front of Site 26 and the Goldman Sachs World Headquarters, substantially in the form of Exhibit B. The updated Logistics Plan referenced in the Agreement was submitted by Goldman Sachs on July 21, 2005 and is approved.

2.	Exhibit C provides the alignment and dimension of Route 9A/West Street and serves as the base map for Exhibit C-l (Goldman drawings), which depicts Vesey and Murray Street dimensions and the Lay-By, and Exhibit D, which depicts the grading and limits of work. NYSDOT agrees that the streets, curbs, sidewalks, Lay-By, walkway, bikeway, landscape, traffic directions, parking restrictions and utility configurations as shown on the Goldman drawings are acceptable and approved, subject to minor modification (not necessary re-engineering) due to detailed development of construction documentation and as found conditions. To the extent that the depiction of the Lay-By, bikeway or walkway in Exhibit D is inconsistent with the depiction of Exhibit C-l, the latter shall control.

3.	NYSDOT will cooperate and coordinate with Goldman Sachs in the construction of the Lay-By in front of Site 26 substantially in conformance with the Lay-By schematic shown on Exhibit C-1.

4.	NYSDOT and Goldman Sachs have reached agreement on their respective limits of work within NYSDOT right of way in front of Site 26. Construction of sidewalks, bike path and other urban design elements from the western curb of the Lay-By to the building line at Site 26 will be accomplished by Goldman Sachs under a permit from NYSDOT which shall be reasonably acceptable to Goldman Sachs. Goldman Sachs has submitted a landscaping plan for approval by NYSDOT, BPCA, New York City and the Hudson River Park Trust (HRPT). Concurrently with the delivery of this letter, NYSDOT, BPCA, New York City and HRPT have approved Goldman Sachs’ landscaping plan, except as set forth in Exhibit A. These facilities will be maintained by HRPT to HRPT standards. Goldman Sachs will not be responsible for maintenance costs on NYSDOT or HRPT right of way, except to the extent that Goldman Sachs requests maintenance to a higher standard.

NYSDOT will advance necessary subsurface work (lightweight fill) in the area adjacent to Site 26, from the existing bulkhead east to the existing bikeway walkway. This work will be advanced on a schedule which ensures completion no later than November 1, 2005.

5.	NYSDOT will cooperate and coordinate with Goldman Sachs, BPCA, NYCDOT, New York Police Department, and New York Fire Department in the development of operational control standards for the Lay-By in front of Site 26 in order to provide security for the Site and to maintain the safety of the traveling public on Route 9A/West Street. NYSDOT will issue a simple operating permit to Goldman Sachs to allow the closing of the Lay-By in emergencies in consultation with the State and City.

6.	NYSDOT will ensure in its design and construction of Route 9A/West Street that the size of the median and pedestrian refuge area between Vesey and Murray Streets will not be narrower than that shown on Exhibit C, except as set forth in Exhibit A. NYSDOT, NYCDOT, BPCA and Goldman Sachs have agreed upon the configuration of Vesey Street as shown on Exhibit C-l. NYSDOT has consulted with Goldman Sachs on the issue of the design and direction of Murray Street at Site 26, presently planned to be two lanes in each direction both east and west of Route 9A/West Street as well as the design of left turn lanes from Route 9A/West Street to Murray Street as shown on Exhibit C and C-l.

7.	The FSEIS for Route 9A/West Street in the vicinity of the WTC recommends studies of possible pedestrian bridges including one north of Vesey Street. NYSDOT’s needs and feasibility technical studies of possible locations at Vesey or Murray Street have determined that at-grade crossings are the recommended alternative at both Murray and Vesey Streets, therefore, further studies are unwarranted and will not be undertaken.

8.	NYSDOT and Goldman Sachs are in agreement on the setting of grades in front of Site 26 and in the NYSDOT right of way for Route 9A/West Street between Vesey and Murray Streets. The agreed upon range of grades is set forth in Exhibit D.

9.	In preparing the FSEIS for Route 9A/West Street in the vicinity of the WTC, NYSDOT contemplated a possible through street across Route 9A/West Street at Barclay Street, however, NYSDOT and NYCDOT have agreed to an operational traffic schematic that does not include that through street. Additionally, the agreed upon grades set forth in Exhibit D preclude construction of a safe and secure through street across Route 9A/West Street at Barclay Street, therefore, NYSDOT will not permit or fund the construction of a through street at that location.

10.	NYSDOT will cooperate and coordinate with Goldman Sachs in the development of design principles and standards for the promenade in front of Site 26. Goldman Sachs will work with the team of stakeholders to be convened by NYSDOT to ensure that materials, planting, urban design features, security features, maintenance standards, etc. for the promenade from Battery Park to Chambers Street will be coordinated with the work in front of Site 26. Goldman Sachs, HRPT and NYSDOT have reached substantial agreement on the design of the plaza and landscape adjacent to the proposed Goldman Sachs building.

11.	The schedule for the removal of the Vesey Street Pedestrian Bridge across Route 9A/West Street will be coordinated with Goldman Sachs and will be finalized as soon as construction staging documents for Route 9A/West Street are completed but in any case, the Bridge will be removed no later than March 1, 2009.
          I look forward to continued progress towards resolving any remaining issues.
Sincerely,
/s/ Timothy J. Gilchrist
Timothy J. Gilchrist
Director
Office of Downstate Transportation Strategy

Exhibit A
LIGHTING:
•	The relevant governmental agencies and stakeholders will consider use of newly approved NYCDOT fixture for 9A south of Chambers Street for the WTC/WFC precinct or, alternatively, the new light fixture proposed by the Downtown Alliance which has been installed on Broadway and at other locations in lower Manhattan.

•	The relevant governmental agencies will consider use of different light-sources for Route 9A/West Street fixtures south of Chambers, including replacing high-pressure sodium ballasts and lamps with metal halide sources. This is primarily a NYCDOT issue.

•	If the Route 9A/West Street fixture is continued as the standard, NYSDOT will work with Goldman Sachs on a mutually agreed upon plan for lighting in front of site 26.
TREES/LANDSCAPE PLAN:
BPCA, NYSDOT, HRPT, and NYCDOT have approved the landscape design plan submitted by Goldman Sachs, with the understanding that the final landscape design along Vesey Street will be consistent with the landscape design previously submitted, with the following exceptions:
Goldman Sachs shall be responsible for the installation, maintenance and replacement of any London Plane trees planted on the West Street side of Site 26. The London Plane trees proposed in Goldman Sachs’ landscape design are significantly taller, and have different maintenance requirements, than other trees in Hudson River Park, and are a species not recommended by the Hudson River Park Trust.
PAVEMENT/NOISE.
•	NYSDOT shall investigate the use of paving materials or finishes for Route 9A/West Street south of Chambers Street that will minimize road noise and improve pedestrian movements and safety.

•	NYSDOT shall, in consultation relevant parties, including Goldman Sachs, consider the use of paving materials for sidewalks and crosswalks that meets or exceeds the standard proposed for the Promenade South project.
BOLLARDS/TRAFFIC BARRIERS ALONG WEST SIDE OF ROAD:
NYSDOT is willing at Goldman Sachs request to fabricate a 30” high stone wall edge for Route 9A/West Street. If Goldman Sachs desires to utilize bollards instead, NYSDOT has approved the use of bollard’s subject to the other provisions of the Perimeter Security Bollards Statement delivered herewith and subject to the following conditions:
•	Bollards must adhere to highway design standards for setback from roadway.

•	The cost of any required utility relocations necessitated solely by the placement of bollards will not be borne by NYSDOT.

•	FHWA approval of any change to safety standards must be obtained. NYSDOT will consult with Goldman Sachs before making modifications necessary to comply with FHWA requirements.
SIGNAGE:
•	NYSDOT shall, in consultation with relevant parties including Goldman Sachs, investigate upgrades to Route 9A/West Street traffic signage, street signs, bike path signal signage and regulation signage.
STREET ALIGNMENT
Exhibit C provides the final alignment of Route 9A/West Street and includes the following elements:
•	No dedicated left turn lanes and no left hand turning motions on Route 9A/West Street at the intersection of West and Vesey Streets.

•	Dedicated left turn lanes at the intersection of West and Murray Streets are not median separated from general lanes.

•	NYSDOT and NYCDOT shall consider engineering signaling/wait time to benefit the pedestrian experience and urban planning goals for the district over traffic engineering goals taking into account air quality, traffic congestion and other environmental issues.

•	Vehicular traffic on Vesey Street traveling east shall be permitted to make left turns onto Route 9A/West Street traveling north.

•	The median between the northbound and southbound lanes of Route 9A/West Street between Vesey and Murray Streets shall be designed to maximize their widths for the benefit of pedestrians and shall be a minimum of 30’ wide at the south side of Vesey Street and a minimum of 33’ wide at the north side of Vesey Street. If Goldman Sachs wishes to increase the stand off distance at the northwest corner of Vesey and Route 9A/West Street, the median width will be reduced to no less than 20 feet.

•	The median at the Fulton Street intersection with Route 9A/West Street will be initially constructed as a pedestrian refuge area with a curb typical to the median condition (with no through traffic contemplated), but the curb will be sloped to allow access by emergency vehicles. If the security plan requires, more restricted vehicular access shall be implemented.

•	There shall be no vertical structures (other than for the exclusive purpose of accommodating landscaping, lighting and other required highway related elements within the median) in the median of Route 9A/West Street from Fulton Street through Murray Street; all exhaust/intake, egress or other elements to serve PANYNJ program shall be located elsewhere.

Draft of August 4, 2005
RIGHT OF ENTRY AGREEMENT BETWEEN THE NEW YORK STATE
DEPARTMENT OF TRANSPORTATION AND GOLDMAN SACHS
HEADQUATERS LLC
WHEREAS, the New York State Department of Transportation (“NYSDOT”) has a statutory easement for the purpose of Route 9A over the lands under the jurisdiction of the Hudson Rive Park Trust (“HRPT”) west of Route 9A and east of the United States Bulkhead Line (the “Bulkhead Line”)
WHEREAS, Goldman Sachs Headquarters LLC (“Goldman Sachs”) desires to construct an office building (the Project”) on the property known as Site 26 within Battery Park City located between Vesey and Murray Streets and west of the Bulkhead Line and leased from Battery Park City Authority (such entity, in its capacity as lessor, “BPCA”); and
WHEREAS, in connection with the Project, Goldman Sachs has requested the use of the approximately 40 foot wide strip of land east of Site 26 and adjacent to Route 9A over which NYSDOT holds said statutory easement, more specifically identified by reference to the “Logistics Plans” referred to below, (hereinafter the “Property”); and
WHEREAS, NYSDOT is in the process of finalizing designs for the at-grade reconstruction of Route 9A in the vicinity of the World Trade Center buildings, which were destroyed in the attacks of September 11, 2001 and in the vicinity of Site 26;
NOW, THEREFORE, in consideration of the premises, covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.	NYSDOT will permit Goldman Sachs and its affiliates and their perspective contractors, subcontractors, consultants, agents and other representatives to enter upon and use the Property for the staging and construction of the Project effective as of the date hereof.

2.	Goldman Sachs has submitted its Logistics Plans for the staging and construction of the Project to NYSDOT and, based on those plans Goldman Sachs contemplates utilizing the Property beginning in 2005 and ending in 2011. NYSDOT has determined that it is possible for the parties to occupy and use the Property without substantially interfering with each other’s operations. The Logistics Plans are hereby approved by NYSDOT and are attached hereto as Exhibit 1.

3.	Goldman Sachs agrees to submit to NYSDOT immediately upon their approval by BPCA any and all changes to the Logistics Plans which will substantially change its schedule for occupying the Property as described in the Logistics Plans and/or the types of operations for which it intends to utilize the Property.

Draft of August 4, 2005
4.	Goldman Sachs and NYSDOT will cooperate with each other throughout construction by Goldman Sachs to accommodate any such changes or to modify such changes if necessary to accommodate work on the portion of Route 9A adjacent to Site 26.

5.	Promptly after the conclusion of its environmental review process, NYSDOT will submit to Goldman Sachs its schedule for any work on Route 9A which will require the use of the Property. Goldman Sachs and NYSDOT will cooperate in the phasing of their work to maximize the efficient use of the Property and the efficiency of the both their operations.

6.	Notwithstanding anything herein to the contrary, NYSDOT will phase NYSDOT’s work on Route 9A which will require use of the Property in a manner that will not interfere with the phasing of the construction of the Project as set forth in the Logistics Plans as of the date hereof. Goldman Sachs will have the right to adjust the Logistics Plans from time to time in which event Goldman Sachs and NYSDOT will cooperate in the phasing of their work to accommodate any such changes or to modify such changes if necessary to accommodate work on the portion of Route 9A adjacent to Site 26.

7.	Goldman Sachs will construct, maintain, or remove all sidewalk sheds or other appurtenances on the Property or to be constructed on the Property in conformance with applicable legal requirements. NYSDOT hereby approves the construction, maintenance and removal of the structures and other appurtenances described or shown in the Logistics Plans. Goldman Sachs will comply with all applicable laws in performing the work in the Property and will obtain such other consents, permits and approvals (including from HRPT) as required.

8.	Goldman Sachs represents and warrants that is has received a letter of determination from The New York State Office of Parks, Recreation and Historic Preservation, (“SHPO”) that the Project will have no adverse impact on any property eligible for inclusion on the State or National Registers of Historic Places. In the event the plans for the Project are modified and require further approval from the SHPO, Goldman Sachs will obtain such approval. In the event the plans for the Project are modified so as to affect the structural elements of the bulkhead, Goldman Sachs will notify NYSDOT of such modifications and again demonstrate to NYSDOT’s reasonable satisfaction that such modification will have no adverse impact on the 1941 bulkhead. With respect to modifications that do not affect the structural elements of the bulkhead, including plans for material delivery and other construction loading and the staging of cranes and other heavy machinery, Goldman will submit its plans to NYSDOT for informational purposes only, together with a certification by a professional engineer licensed in the State of New York to the effect that such modification will have no adverse impact on the 1941 bulkhead. If NYSDOT elects to excavate the area east of the 1941 Bulkhead for the purposes of replacing the current soil in such area with lightweight fill, NYSDOT will commence such work promptly after the execution of this Agreement and will, in any event, complete such excavation and soil replacement at its own expense prior to November 1, 2005.

9.	Final grading of the Property, any permanent construction on the Property and the ongoing operation and maintenance of the same will be the subject of a further agreement among NYSDOT, HRPT and Goldman Sachs. Any work by NYSDOT on the Property will be

Draft of August 4, 2005
coordinated with Goldman Sachs in order to minimize disruption to each other’s construction and operation to the maximum extent possible.

10.	Goldman Sachs will use the Property in such a way that the public’s use of the bikeway/walkway will not be unduly interrupted.

11.	Goldman Sachs and NYSDOT will maintain working groups (including representatives of the contractors and construction managers for Goldman Sachs and NYSDOT) which will meet regularly and as often as is reasonably required during the planning, design and construction of their projects and which will ensure, to the maximum extent possible, that the parties’ construction schedules and operations are constantly coordinated with the other and do not disrupt the schedule and operations of the other.

12.	Goldman Sachs shall have the right to collaterally assign, mortgage or pledge this Agreement or any part thereof, or in any way charge or encumber the rights granted herein, or any part, thereof, in the same manner and to the same degree as under the Ground Lease for Site 26. Without limiting the foregoing, (i) NYSDOT, after receiving notice from Goldman Sachs’ lender, shall copy such lender on any notices of default given to Goldman Sachs (and such notice shall not be effective unless such copy is delivered), (ii) such lender shall have not less than the period given to Goldman Sachs to cure any default, and (iii) upon any termination of this Agreement for any reason whatsoever, the NYSDOT shall allow such lender or its designee thirty days after notice to such lender, to execute and deliver with such lender or its designee a new right of entry agreement on all of the unexpired terms and conditions contained herein.

13.	Goldman Sachs shall have the right to record this instrument or a memorandum hereof in the land records with respect to the Property.
(Signature page follows)

Draft of August 4, 2005
[Signature page to Right of Entry Agreement]
Dated: ____________, 2005
Agreed:
New York State Department of Transportation

By:
Name:
Title:
Goldman Sachs Headquarters LLC

By:
Name:
Title:
No Objection:
Hudson River Park Trust

By:
Name:
Title:
Battery Park City Authority

By:
Name:
Title:

[Drawing Omitted]

[Drawing Omitted]

[Drawing Omitted]

[Drawing Omitted]

[Drawing Omitted]

STEPHANIE GELB, AIA
VICE PRESIDENT PLANNING AND DESIGN
August 4, 2005
Mr. Timur Galen
Goldman Sachs Headquarters LLC
30 Hudson Street — 19th Floor
Jersey City, New Jersey 07302-4699
Dear Timur:
The signage drawings dated March 25, 2005 are approved except as noted in the attachments. We understand that both signs will be installed on West Street. Additional retail signs will be installed on Vesey and Murray Streets.
Very truly yours,
Stephanie Gelb

cc:	Timothy S. Carey
James Cavanaugh
GEORGE E. PATAKI, GOVERNOR, STATE OF NEW YORK
ONE WORLD FINANCIAL CENTER, NEW YORK, NY 10281-1097 (212)417-4301 FAX: (212)417-4381 WWW.GELBS@BCAUTHOR.ORG

Pick A. Bagel	new york sports clubs

Regal Cinemas 11	Applebee’s

DSW	Lili’s Noodle Shop & Grill

Required Utility Modifications
August 4, 2005
General
•	Due to the congestion of utility infrastructure (electrical, telecom, steam, sanitary, storm, gas) on Vesey Street resulting from breadth of existing services serving the area, the proposed new services serving Site 26, the routing and physical arrangement of the existing services, the questionable accuracy of existing documentation, and the undocumented utility changes made subsequent to 9/11, it has been difficult at best to determine if, and how, services would be supplied to Site 26. These conditions may be potentially exacerbated by other subgrade penetrations such as tree pits, bollards, other security measures, etc.

•	To improve stand-off, the existing curb on Vesey Street shall be extended to the south by 11 feet. All existing and new utility elements shall coordinate with these new curb dimensions.

•	To improve stand-off, the existing curb on Murray Street shall be extended to the north by 8 feet. All existing and new utility elements shall coordinate with these new curb dimensions.

•	Flexibility in use of tree pits and bollards, location of tree pits or bollards, or alternate solutions will be required to coordinate with utilities beneath sidewalks.

•	The utility congestion and locations will preclude the use of security trenches such as “tiger traps” on the north side of Vesey Street, the north side of Murray Street and the south side of Murray Street and these measures will not be implemented.

•	All utility infrastructure shall be coordinated between the various utilities and the Engineer designated by GS Headquarters and utilities shall be delivered to Site 26 as indicated below.

•	Electrical utility point of entries shall be provided on both Vesey Street and Murray Street as indicated below.

•	All work described herein shall be undertaken in consultation with GS Headquarters and the engineer designated by GS Headquarters.
Steam Utility Issues
•	All steam valves and expansion joints on the steam line serving Site 26 shall be inspected and repaired, as required, by ConEdison to prevent release of steam.

•	Valve in steam vault to allow temporary boiler connection to serve Site 26 in event of steam failure shall be engineered and installed by ConEdison.

•	BPCA shall install a service head valve for steam service to a point of entry location within the foundation wall as indicated on the drawings.

•	Utility steam vault located on the mid-block of Vesey Street shall be removed and replaced by ConEdison with spool piece to coordinate with above grade elements (bollards, tree pits, etc.). The western steam vault shall remain and the curb bump-out near the pedestrian walkway shall coordinate with this steam vault.

•	Locations and inverts for all existing steam lines routed below Vesey Street shall be identified and coordinate location and relocation of steam lines with all perpendicular utility crossings, including sanitary and stormwater pipes, serving Site 26. Any relocations shall be performed by BPCA.

•	The steam line on West Street running below the center planting area shall be relocated west by ConEdison to the area below the bike path to coordinate with existing plantings and utilities. LMCCC will obtain a letter from ConEdison CEO Gene McGrath confirming ConEdison’s agreement to pay for such relocation, and NYSDOT commits its best efforts to ensure ConEdison will perform such agreement.
Gas Utility Issues
•	All unused gas lines in the Vesey Street sidewalk and in Site 26 shall be identified and disconnected and removed by ConEdison back to the gas supply main, unless directed otherwise by GS. Some of these gas lines are not documented or are not as indicated on the drawings, by ConEdison.

•	BPCA shall install a service head valve for gas service to a point of entry location within the foundation wall as indicated on the drawings.
Telecom Issues
•	All points of entry telecom conduits on Vesey Street and Murray Street shall be coordinated with new curb locations, utilities, bollards and tree pits, and installed within five feet of foundation wall as indicated on drawings.

•	The Vesey Street POE shall be served from manhole designation 115-592-5. Murray Street POEs shall be served from manhole designations 115-593-1 and 163-873-8, unless directed otherwise by GS.
Electrical Utility Issues
•	The following applies to all three POE’s: BPCA will install high tension disconnects. BPCA will install conduit to within 5’ of foundation wall.

Tenant will connect to such conduits and shall provide conduit to the splice chamber located within close proximity to the foundation wall. BPCA will install wiring from manhole to splice chamber.

•	One (1) electrical point of entry shown on the Vesey Street western-most portion of site drawings shall remain to serve Site 26. This POE consists of three conduits housing 1 or 2 feeders (quantity to be determined by Con Ed) from “Band A”.

•	One (1) electrical point of entry previously shown on the Vesey Street center portion of site drawings shall be re-routed to allow new point of entry on Murray Street (to be coordinated and located with the Site 26 Engineer at a later date). This POE consists of three conduits housing 1 or 2 feeders (quantity to be determined by Con Ed) from “Band B”.

•	One (1) electrical point of entry previously shown on the Vesey Street eastern-most portion of site drawings shall be re-routed to allow new point of entry on Murray Street (to be coordinated and located with the Engineer designated by GS Headquarters at a later date). This POE consists of three conduits housing 1 or 2 feeders (quantity to be determined by Con Ed) from “Band C”.

•	Temporary power requirements for site 26 construction shall be capable of using one or all of the following: (A) permanent high-tension power feeders from the manhole to the foundation wall splice chamber to serve a temporary substation; (B) temporary high-tension power feeders pulled in the spare POE conduit from the manhole to the foundation wall splice chamber to serve a temporary substation; (C) temporary low tension 480V feeders from the existing Embassy Suites vault to serve a temporary switchboard.

•	All points of entry feeders into Site 26 on Vesey Street and Murray Street shall be coordinated with utilities and new curb locations and installed in locations as indicated on drawings (western-most POE) and Murray Street entries coordinated with Engineer designated by GS Headquarters.
Storm, Sanitary, Water Issues
•	The domestic and fire water mains located in Vesey Street and/or under the sidewalks shall be coordinated with new curb locations, utilities, bollards and tree pits, and coordinated with the Engineer designated by GS Headquarters. BPCA shall install piping from street mains to within five feet of the foundation wall on Vesey Street at location indicated on the drawings

•	The domestic and fire water lines on Murray Street shall be coordinated with new curb locations, utilities, bollards, and tree pits to allow

Installation into Site 26 as indicated on the drawings and coordinated with Engineer designated by GS Headquarters.

•	The storm sewer and sanitary sewer mains and vaults in Vesey Street shall be coordinated with new curb locations, utilities, bollards and tree pits, and coordinated with the Engineer designated by GS Headquarters. BPCA shall install piping from street mains to within five feet of the foundation wall on Vesey Street at location and elevation indicated on the drawings. Any installation of stormwater manholes required to tie-in the piping to the street mains shall be engineered and installed by BPCA.

•	The storm water and sanitary water mains and vaults in Murray Street shall be coordinated with all utilities and new curb locations to allow installation into Site 26 as indicated on drawings and coordinated with the Site 26 Engineer.

•	Due to discrepancy in drawings provided for Murray Street, the size of the storm sewer main on Murray Street that will be tied into from Site 26 shall be confirmed to be minimum 24 inches to coordinate with Site 26 storm line. If such storm sewer main is less than 24 inches, BPCA shall install new storm sewer mains to accommodate the present design.

Specific Downtown Projects (Construction Milestone Schedule)
The following projects shall be completed on or before December 31, 2009 (and except where noted, completion shall mean to the point that beneficial use may be made of the project in question):
A.	Rte. 9A/West Street Reconstruction in accordance with the proposal from Messrs. Cahill and Doctoroff and the other attachments thereto and agreements executed and delivered contemporaneously therewith (collectively, the “Proposal”)

B.	WTC Transit Hub including PATH Concourse, 9A underpass and associated retail

C.	Street Construction: Streets in and adjacent to WTC Site in accordance with the Proposal

D.	Street Construction: Vesey & Murray west of West Street in accordance with the Proposal

E.	Memorial and Cultural Buildings
1.	Memorial Museum to grade

2.	Cultural Center to grade

3.	Performing Arts Center to grade
F.	East Bathtub to grade and aesthetically treated

G.	Security Program/Construction of Vehicular Network and Security Center in accordance with the Proposal

H.	Vesey Street Ferry Landing

HUDSON RIVER PARK TRUST
PERMIT FOR USE OF PROPERTY
     This Permit made as of the       day of          , 2005 between GOLDMAN SACHS HEADQUARTERS LLC (the “Permittee”), a Delaware limited liability company, having an office at 85 Broad Street, New York, New York 10004, and the HUDSON RIVER PARK TRUST (the “Trust”), a New York State public benefit corporation, created and operating pursuant to the Hudson River Park Act, Chapter 592 of the laws of the State of New York (the “Act”).
     WHEREAS, the Act designated and dedicated the property west of Route 9A along the Hudson River in lower Manhattan from Battery Park City north to 59th Street as the “Hudson River Park.” Such park includes both upland and underwater lands west to the U.S. pier-line. In addition, the park includes certain specified areas along the eastern boundary of Route 9A, including Chelsea Waterside Park (aka Thomas F. Smith Park), which has been rebuilt as part of the Route 9-A project, and the area bounded by 14th street, 15th street, Tenth Avenue and Route 9-A, that altogether constitute the “Hudson River Park.” Section 3(e) of the Act describes the full extent of the park boundaries. The Premises as defined herein are within and a part of Hudson River Park;
     WHEREAS, the Trust, pursuant to the Act, is responsible for development, operation and maintenance of the Hudson River Park and its improvements therein including the subject property;
     WHEREAS, the Permittee wishes to use and occupy, on an exclusive basis, an upland portion of said property, as more particularly described and defined below, between Murray and Vesey Streets adjacent to Site 26 in Battery Park City, for the purpose of maintaining a storage and mobilization yard in connection with construction work it is undertaking for a world headquarters development at Site 26 in Battery Park City.
     NOW, THEREFORE, the Trust grants this permit to the Permittee, subject to the following covenants and conditions:
1.	Premises: Approximately 18,400 sq. ft. east of the park area west of Route 9A between Murray and Vesey Streets as indicated on attached Exhibit 1, all of which is within and forms a part of the Hudson River Park, within the County and State of New York (the “Premises”).

2.	Purpose and Use:
a.	Permittee shall have the exclusive right to enter upon, occupy and use the Premises as set forth above. Permittee’s occupancy and use of such areas shall be for the purpose of maintaining a storage and mobilization yard for Permittee’s contractors and subcontractors and a construction staging area (including for the delivery of construction materials and the staging of heavy equipment) in connection with the development and construction of an office building at Site 26 in Battery Park City.

b.	Permittee shall be responsible for all maintenance and operational expenses associated with its occupancy and use as described above. All construction fencing, windscreens and gates at the Premises shall be maintained in good repair. This paragraph is subject to the provisions of Section 6(f).

c.	No parking is allowed on Hudson River Park property outside of the fenced in Premises area. Any vehicles parked outside of such area are subject to ticketing and tow.

d.	Permittee shall comply with the Hudson River Park rules and regulations set forth in Exhibit 2 attached hereto, and such other duly adopted rules and regulations of general applicability to the Hudson River Park property as the Trust may adopt from time to time and of which Permittee is given reasonable written notice, provided that no such rule or regulation shall adversely affect Permittee’s use and occupancy of the Premises in the manner otherwise contemplated hereunder.
3.	Permit Term:
a.	This is a six-year Permit which shall commence on the Commencement Date. This Permit may not be cancelled by the Trust except by reason of a material breach by Permittee of an obligation on the part of Permittee hereunder, which breach remains uncured after not less than thirty (30) days’ written notice from the Trust to Permittee, or if such breach is not reasonably susceptible of cure within said thirty (30) day period, such longer period as is reasonably necessary to cure such breach, provided that Permittee

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commences to cure such default within said thirty day period and diligently pursues such cure to completion as expeditiously as possible. This Permit may be cancelled by Permittee for any reason upon thirty (30) days’ written notice.
b.	In the event of a casualty, force majeure or other event affecting Permittee’s construction schedule for its building on Site 26 that is beyond Permittee’s reasonable control, then the term of this Permit shall be extended accordingly.

c.	The parties acknowledge that this instrument is not a lease but is merely an exclusive permit to occupy and use, and therefore a landlord-tenant relationship is not hereby created; and further, that since this is not a lease, Section 5-321 of the General Obligations Law does not apply to this permit to the extent permitted by law. No ownership leasehold or other property interest shall vest in Permittee by virtue of this Permit. Notwithstanding the foregoing, the Trust acknowledges that in the event of the Trust’s termination or attempted termination of this Permit, Permittee would suffer irreparable harm which would not be compensable by money and that Permittee shall be entitled to injunctive relief against the Trust, including an injunction against any attempt on the part of the Trust to dispossess Permittee.
4.	Insurance:
a.	Permittee throughout the term of this Permit, or as otherwise required by this Permit, shall obtain and maintain in full force and effect, the following insurance with limits not less than those described below and as required by terms of this Permit, or as required by law, whichever is greater (limits may be provided through a combination of primary and umbrella/excess policies) for all individual areas included in the Premises:
i.	Commercial General Liability Insurance with a limit of not less than $5,000,000 per each occurrence. Such liability shall be written on the Insurance Service Office’s (ISO) occurrence form CG 00 01, or a substitute form providing equivalent coverages and shall cover liability arising from premises operations, independent contractors, products-completed operations, broad form property damage, personal and advertising injury, cross liability coverage, liability

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assumed in a contract (including the tort liability of another assumed in a contract) and explosion, collapse & underground coverage. If such insurance contains an aggregate limit, it shall apply separately to this location or it shall have an aggregate limit reasonably satisfactory to the Trust;
ii.	Workers Compensation, Employers Liability, and Disability Benefits as required by New York State; and

iii.	If Permittee owns or operates vehicles as part of its operations, then Permittee shall maintain Comprehensive Business Automobile Liability Insurance with a limit of not less than $2,000,000 each accident. Such insurance shall cover liability arising out of any automobile including owned, leased, hired and non-owned automobiles.
b.	All insurance required by this Permit shall be;
i.	Obtained at the sole cost and expense of Permittee;

ii.	Maintained with insurance carriers authorized to do business in New York State;

iii.	Primary and non-contributing to any insurance or self-insurance maintained by the Trust;

iv.	Endorsed to provide written notice be given to the Trust, at least (30) days prior to the cancellation (other than for nonpayment, which will require only 10 days’ notice) or material alteration of such policies, which notice evidenced by return receipt of United States Certified Mail, shall be sent to the Trust at the addresses set forth in Article XVI below; and

v.	shall name the Hudson River Park Trust, the People of the State of New York, the New York State Executive Department, the New York State Office of Parks, Recreation and Historic Preservation, the New York City Region of State Parks, Recreation and Historic Preservation Commission, the Department of Environmental Conservation, the City of New York, the City of New York Department of Parks and Recreation (“Additional Insureds”).

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c.	Permittee shall be solely responsible for the payment of all deductibles and self-insured retentions to which such policies are subject. Deductibles and self-insured retentions must be approved by the Trust. Such approval shall not be unreasonably withheld, conditioned or delayed.

d.	Each insurance carrier must be rated at least “A-” Class “VII” in the most recently published Best’s Insurance Report. If, during term of the policy, a carrier’s rating falls below “A-” Class “VII”, the insurance must be replaced no later than the renewal date of the policy with an insurer acceptable to the Trust and rated at least “A-” Class “VII” in the most recently published Best’s Insurance Report.

e.	Permittee shall cause all insurance to be in full force and effect as on the Commencement Date and to remain in full force and effect throughout the term of this Permit and as further required by this Permit. Permittee shall not take any action, or omit to take any action that would suspend or invalidate any of the required coverages during the period of time such coverages are required to be in effect. Not less than ten (10) days prior to the expiration date or renewal date of any policy, Permittee shall supply the Trust with updated replacement Certificates of Insurance, and amendatory endorsements.

f.	Waiver of Subrogation. Permittee shall cause to be included in each of its policies insuring against loss, damage or destruction by fire or other insured casualty a waiver of the insurer’s right of subrogation against the Trust, or, if such waiver is unobtainable (i) an express agreement that such policy shall not be invalidated if Permittee waives or has waived before the casualty the right of recovery against the Trust or other Additional Insureds set forth above, or (ii) any other form of permission for the release of the Trust or other the Additional Insureds.

g.	Within 15 days of the Commencement Date, Permittee shall provide the Trust with Evidence of Insurance reflecting compliance with all requirements contained in this Permit. Acceptance and/or approval by the Trust does not and shall not be construed to relieve Permittee of any obligations, responsibilities or liabilities under this Permit.

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h.	Permittee may have its insurance requirements hereunder satisfied by its sublessees, concessionaires, sub-permittees, licensees, contractors and subcontractors.
5.	Indemnification:
a.	Permittee shall defend, indemnify and hold harmless the Trust, the People of the State of New York, the New York State Executive Department, the New York State Office of Parks, Recreation and Historic Preservation, the New York City Region of State Parks, Recreation and Historic Preservation Commission, the Department of Environmental Conservation, the City of New York, the City of New York Department of Parks and Recreation, and each of their respective commissioners, officers, agents, employees, successors and assigns (“Indemnitees”) from and against any and all liabilities, claims, demands, penalties, fines, settlements, damages, costs, expenses and judgments which:
i.	arise from injury to any person, or persons, including death, or any damage to property of any nature, occasioned wholly or in part by any act(s) or omission(s) of Permittee or of the directors, officers, employees, guests, contractors, subcontractors, representatives or agents of Permittee, that occurs on the Premises, or arise out of or as a result of this Permit, or

ii.	relate to or arise from any and all liens and encumbrances which may be filed or recorded against the Premises or any public improvement lien filed against any funds of the Trust, the State or the City of New York, as a result of actions taken by or on behalf of Permittee, its directors, officers, contractors, subcontractors, agents, representatives, employees, guest or invitees.
b.	Permittee shall defend, indemnify and hold harmless the Indemnitees from and against any and all loss, damage or liability of whatever kind or nature, arising out of, or in any way related to the presence, storage, transportation, disposal, release or threatened release of any Hazardous Materials (as hereinafter defined) over, under, in, on or from the Premises caused wholly or

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in part by Permittee’s acts or omissions, during its occupancy of the premises. For purposes of this Permit, “Hazardous Material” means:
i.	any “hazardous waste” as defined under the Resource Conservation and Recovery Act, 42 U.S.C. Section 9601 et. seq., or

ii.	“hazardous substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or

iii.	“hazardous materials” as defined under the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., or

iv.	“hazardous waste” as defined under New York Environmental Conservation Law Section 27-0901 et seq., or

v.	“hazardous substance” as defined under the Clean Water Act, 33 U.S.C. 1321 et seq.
c.	Anything in this Section to the contrary notwithstanding, nothing in this Permit shall be construed to relieve the Trust from responsibility to Permittee for any loss or damage suffered by Permittee wholly or in part by the negligent acts or omissions of the Trust; except, however, that the Trust shall not be responsible for such portion of such loss or damage which is recovered or recoverable by Permittee from any insurance covering such loss or damage or for such loss or damage against which the Permittee is indemnified or insured. Further, nothing herein shall be construed to obligate Permittee to indemnify any Indemnitee for any liability in connection with Hazardous Materials at, under or about the Premises solely by reason of the presence of the same.

d.	The provisions of this Section shall survive the termination or non-renewal of this Permit.

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6.	Repair, Maintenance and Improvements:
a.	Permittee is responsible for keeping and maintaining the Premises described herein in a safe and clean condition and for the regular and prompt removal of garbage, rubbish, litter, snow and ice. Permittee shall install and be fully responsible for maintaining security fencing with privacy screening along the perimeter of the Premises to restrict access. All gates installed in such fencing shall be kept closed and kept locked and secured when construction and other related development work ceases each work day.

b.	Except as (permitted hereunder (including the installation of construction fencing and signage), Permittee shall not make any improvements, alterations or structural changes, nor erect signage of any kind on, to or at the Premises, inside or outside, without the prior specific written consent and authorization of the Trust, which consent shall not be unreasonably withheld, delayed or conditioned.

c.	Any additions or improvements made by Permittee shall remain property of Permittee. At Permittee’s option, Permittee may elect to remove additions or improvements or leave in place at the expiration or termination of this Permit.

d.	The Trust shall have no obligation to make structural repairs for the benefit of Permittee or for any purpose under this Permit.

e.	The Trust shall have no responsibility whatsoever for the loss or destruction of any improvements made by the Permittee or for personal property stored or being used on the premises (except to the extent caused by the Trust’s negligence or willful misconduct).

f.	Any provision in this Permit to the contrary notwithstanding, the provisions of paragraphs (B)(3) and (C) of Exhibit 3 hereto shall control over any inconsistent provision contained herein with the effect that (A) Permittee shall have no liability whatsoever to construct, operate or maintain any Street Improvements (as defined in Exhibit 3) and (B) any limitation herein on the obligations of the Trust to construct, operate or maintain any improvements constructed on the Premises shall in all respects be subject to the provisions

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of any agreement to which the Trust becomes a party pursuant to paragraph (C) of Exhibit 3.
7.	Access to Premises:

Permittee shall permit access, inspection and examination of the Premises by the Trust or the Trust’s agents, employees, consultants and representatives during reasonable business hours and on reasonable notice. Such right of access, inspection or examination shall include, but is not limited to, determining whether the Premises are in good repair and maintenance, structurally sound, and that there are no hazardous, unsanitary, or defective conditions present; and to conduct tests, procedures, investigations and inspections in connection with developing plans for construction or improvements in, on, around or near the Premises. Such access shall be undertaken and coordinated with Permittee so as not to interfere with Permittee’s operations to the extent feasible.

8.	Legality of Use:

Permittee is responsible to maintain the occupancy in compliance with any and all applicable Federal, State, and local laws, ordinances, codes, rules and regulations affecting the use of the Premises. Permittee shall not conduct or allow any use or activity on the premises inconsistent with law, and shall not conduct or allow any use or activity on the Premises which may require a permit or other approval by a government agency without having lawfully obtained such permit or approval.

9.	Utilities, Maintenance and Services:

Permittee must provide and pay for any utility charges or expenses incurred in connection with Permittee’s operations at the Premises, including all water, gas, heat, electricity, sewer charges, removal of garbage, rubbish, litter, snow and ice, unless otherwise specified. The Trust shall have no responsibility for providing any services not specifically set forth in writing herein. Permittee shall comply with all applicable local and State building standards in the installation or repair of any utilities including but not limited to electricity and plumbing. The provisions of this Section 9 are subject to Section 6(f).

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10.	Premises “As-is”:
a.	Permittee has inspected the condition of the Premises and accepts the Premises “as-is” and will not at any time make any claim that the Premises or structures thereon are not in suitable repair or condition for the uses and purposes of this Permit, nor will Permittee at any time make any claim for or by way of reduction of charge, or otherwise, for damage arising from or consequent upon any repairs that the Trust or Permittee may do or cause to be done or in consequence of the occupation of the Premises by the Trust or its agents or contractors.

b.	The Trust has not made nor does it make any representation or warranty as to the condition of the Premises or its suitability for any particular use or as to any other matter affecting this Permit.

c.	The provision contained in this Section that Permittee accepts the Premises “as-is” relates to the condition of the Premises as they were when Permittee first entered into possession thereof, or on the Commencement Date, whichever is earlier.
11.	Possession:

The Trust shall deliver possession of the Premises concurrently with the execution and delivery hereof, provided that Permittee shall have the right, at any time and from time to time, on written notice to the Trust to defer acceptance of delivery to such date as shall be specified in said notice (the date on which possession of the Premises is delivered and accepted, the “Commencement Date”).

12.	Assignment or Use of the Premises:
a.	Except as set forth in this Permit, Permittee shall not assign, grant use of, permit or license the whole or any part of the Premises or this Permit, nor allow the same to be occupied by any person or entity other than Permittee or its agents, representatives, employees, contractors, subcontractors, consultants, subconsultants, successors and assigns.

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b.	Permittee shall have the right to transfer, assign, mortgage or pledge this Permit or any part thereof, or in any way charge or encumber the rights granted herein, or any part thereof, in the same manner and to the same degree as under the Ground Lease for Site 26. Without limiting the foregoing, (i) the Trust, after receiving notice from Permittee’s lender, shall copy such lender on any notices of default given to Permittee (and such notice shall not be effective under Section 3(a) unless such copy is delivered), (ii) such lender shall have not less than the period given to Permittee to cure any default, and (iii) upon any termination of this Permit for any reason whatsoever, the Trust shall allow such lender or its designee thirty days after notice to such lender, to execute and deliver with such lender or its designee a new permit on all of the unexpired terms and conditions contained herein.

c.	Permittee shall not issue or grant any permit or license to use the Premises or any part thereof without the prior written consent of the Trust, which consent shall not be unreasonably withheld, conditioned or delayed.

d.	If Permittee is a limited or general partnership, neither Permittee or any general partner shall sell, assign or transfer its interest in the partnership which is the Permittee under this Permit; nor shall a limited or general partnership (or a Permittee comprised of two (2) or more persons individually or a co-partners) change or convert Permittee to any of the following entities (“Limited Liability Entity”): (i) a limited liability company, (ii) a limited liability partnership, or (iii) any other entity which possesses the characteristics of limited liability; without the prior written consent of the Trust, which consent shall be granted or withheld in accordance with clause (e) below.

e.	In the event Permittee wishes to convert to a Limited Liability Entity, the Trust agrees not to unreasonably withhold, condition or delay its consent provided that: (i) The Limited Liability Entity succeeds to all or substantially all of Permittee’s business and assets; and (ii) the Limited Liability Entity has a net worth (“Net Worth”) determined in accordance with generally accepted accounting principles of not less than the greater of Permittee’s Net Worth on (1) the date of execution of the Permit, or (2) the day immediately preceding the date of such conversion; and (iii) Permittee is not in default of any of the terms, covenants or conditions of the Permit on the date of such conversion; and (iv) each partner of Permittee shall execute and deliver to the Trust an

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agreement, in form and substance reasonably satisfactory to the Trust, under which each partner agrees to remain personally liable for all of the terms, covenants and conditions of the Permit.

f.	The Permittee shall provide to the Trust the following: the name and address of the proposed assignee, subpermittee, user, licensee or grantee (collectively referred to here as “user”), the nature of business to be conducted on the Premises by the proposed user, the terms of the proposed sub-permit or other authorization to be provided to user, and reasonable financial information so that the Trust may evaluate the proposed user. Failure to comply with this provision may result in ten (10) days written notice of cancellation of the Permit by the Trust and, absent substantial compliance with the above provisions of this section (f) subsequent to such notice, the Trust may immediately take possession and terminate all rights of the Permittee at such time. The provisions of this subsection (f) shall not apply to any contractor, subcontractor, representative or agent of Permittee in connection with the construction of the building on Site 26.
13.	Conflict of Interest:

Permittee warrants and represents that no officer, agent, employee or representative of the Trust, has received any payment or other consideration from Permittee or at Permittee’s direction for the granting of this Permit. Permittee acknowledges that the Trust is relying on the warranty and representation contained in this article and that the Trust would not enter into this Permit absent the same. It is specifically agreed that, in the event the facts hereby warranted and represented prove to be incorrect, the Trust shall have the right to terminate this Permit upon twenty-four (24) hours notice to Permittee and to rescind this transaction in all respects.

14.	Investigation:

The parties to this Permit agree to cooperate fully with any investigation, audit, or inquiry related to the grant of this Permit conducted by a State of New York (“State”) or City of New York (“City”) governmental agency or authority that is empowered directly or by designation to compel the attendance of witnesses and to examine

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witnesses under oath, or conducted by the Inspector General of a governmental agency that is a party in interest to the transaction, submitted bid, submitted proposal, contract, permit, lease or license that is the subject of the investigation, audit or inquiry.

15.	No Flammable Materials:

Permittee shall not place or store, or allow others to place or store, any flammable explosive, hazardous, toxic or corrosive materials, debris of any description, garbage or any materials commonly referred to as “junk” within the permit area, except fuel kept in the fuel tanks of vehicles as are parked on the Premises in accordance with the terms of this Permit or as otherwise reasonably necessary in connection with Permittee’s use and occupancy of the Premises in accordance with the terms of this Permit, provided that Permittee shall at all times comply with law in connection therewith. Failure to comply with this provision may result in a written notice of cancellation of the Permit in accordance with Section 3.a of this Permit.

16.	Executory Clause:

In accordance with Section 41 of the State Finance Law, the Trust shall have no liability under this contract to the Permittee or to anyone else beyond funds appropriated and available for this contract.

17.	Non-Discrimination:

In accordance with Article 15 of the Executive Law (also known as the Human Rights Law) and all other State and Federal statutory and constitutional non-discrimination provisions, the Permittee will not discriminate against any employee or applicant for employment because of race, creed, color, sex, national origin, age, disability or marital status. Neither shall the Permittee discriminate in the use of these Premises or any access to these Premises if such Premises is used as a public accommodation or in connection with a public service.

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18.	No Right to Relocation/Relocation Benefits:

The Trust shall have no right to relocate the premises used by the Permittee to a location other than the Premises. Notwithstanding the foregoing, in the event this Permit is properly terminated, it is understood and agreed by and between the parties that the Permittee will not be entitled to any relocation benefits provided under Federal and State law.

19.	No Obligation to Sell Property:

Permittee agrees and understands that the Premises are a part of the Hudson River Park and that neither the State nor the Trust is under any obligation to sell the property to the Permittee and that no commitment, express or implied, has been made by the State or the Trust to give the Permittee any preemptive right of purchase in respect of the Premises.

20.	No Oral Modification:

This Permit may not be altered, modified or amended in any manner whatsoever except by a written instrument signed by the Trust and Permittee,

21.	Severability:

If any of the provisions of this Permit are held invalid, such invalidity shall not affect or impair other provisions of this Permit which can remain in effect without the invalid provisions, and therefore, the provisions of this Permit are severable.

22.	Other Agreements:

It is understood that all other agreements between Trust and Permittee with respect to this Permit shall be superseded by this Permit, and any obligations between the parties shall be determined solely by this Permit until such time as this Permit is superseded by another agreement.

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23.	Notices:

Any notice, approval, consent, acceptance, request, bill, demand or statement required or permitted to be given hereunder (a “Notice”) from either party to the other must be in writing and shall be deemed given when received by hand delivery, overnight mail or three (3) business days after it has been deposited with the United States Postal Service in a postage prepaid envelope, certified or registered mail, addressed to the other party at the address set forth herein.

If to the Trust:

Hudson River Park Trust
Pier 40, Second Floor
West Street @ West Houston Street
New York, New York 10014
Attn.: Assistant Treasurer
Copy to: Vice President, Operations

If to Permittee:

Goldman Sachs Headquarters LLC
c/o The Goldman Sachs Group, Inc.
85 Broad Street
New York, New York 10004
Attn: Timur Galen

Copy to: General Counsel via fax: 212-256-4295

Either party may at any time change such address or add additional parties to receive a Notice by mailing, as aforesaid, to the other party a Notice thereof.

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24.	No Arbitration:

Disputes involving this Permit, including the breach or alleged breach thereof, may not be submitted to binding arbitration but must, instead, be heard in a court of competent jurisdiction of the State of New York.

25.	Service of Process:

In addition to the methods of service allowed by the State Civil Practice Law & Rules (“CPLR”), Permittee hereby consents to service of process upon it by registered or certified mail, return receipt requested. Service hereunder shall be complete upon Permittee’s actual receipt of process or upon the Trust’s receipt of the return thereof by the United States Postal Service as refused or undeliverable. Permittee must promptly notify the Trust, in writing, of each and every change of address to which service of process can be made. Service by the Trust to the last known address shall be sufficient. The Trust will have thirty (30) calendar days after service hereunder is complete in which to respond.

26.	Interest of Others:

Nothing in this Permit shall be construed to give any person other than the Trust and Permittee (and their respective successors and permitted assigns) any legal equitable right, remedy or claim. This Permit shall be held to be for the sole and exclusive benefit of the Trust and Permittee (and their respective successors and permitted assigns).

27.	Governing Law:

This Permit shall be construed under, and be governed by, the laws of the State of New York, excluding conflict of law principles. No legal proceeding shall be commenced by either party against the other party in any court other than a court of competent jurisdiction of the State of New York in the County of New York. Permittee and the Trust agree to waive all rights to a trial by jury in any legal proceeding to which Permittee and the Trust are parties.

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28.	Warranty of Authority:

The undersigned respective signatory for Permittee and the Trust, by signing this Permit, personally warrants that he or she has the power and authority to enter into this Permit agreement on behalf of Permittee or the Trust, respectively, and to bind Permittee or the Trust, respectively, to the terms and conditions of this Permit.

29.	Non-Disclosure:

(a) To the extent consistent with New York State Freedom of Information Law and other governmental disclosure law requirements or mandates, each party hereto shall not disclose and shall keep confidential any information received from the other party in connection with this Permit that is expressly designated and marked as “confidential” (collectively “Confidential Information”). Notwithstanding the foregoing, “Confidential Information” shall not include information which (i) is or becomes available to the public, other than as a result of a disclosure by such party or its Representatives (as defined below) or (ii) was available to such party or its Representatives on a non-confidential basis from a Person, where such Person was not, or such party did not reasonably believe such Person was, bound by a confidentiality agreement with such other party not to transmit the information to such party or its Representatives. In addition (i) nothing herein shall prohibit the disclosure of Confidential Information to the extent such disclosure is required under law and (ii) each party shall be permitted to provide Confidential Information to its officers, employees, accountants, attorneys, agents, advisors, consultants and potential lenders or equity partners and their officers, employees, accountants, attorneys, agents, advisors and consultants (collectively, “Representatives”). Each party shall direct its Representatives to comply with the provisions of this Section (a).

(b) If any party hereto or any of its Representatives is required to disclose any Confidential Information (i) in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigation Demand or similar process) or (ii) in order, in the opinion of its counsel, to avoid violating applicable law, such party shall, in advance of such disclosure, to the extent legally permissible, provide the other party hereto with prompt notice of any such requirement.

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(c) Without prejudice to the rights and remedies otherwise available to each party, each party agrees that the other shall be entitled to equitable relief by way of injunction or otherwise if either party or any of either party’s Representatives breach or threaten to breach any of the provisions of this Section 29.

(d) The Parties hereto, and their respective directors, officers, employees and agents, shall not in each instance, without the prior written consent of the other party hereto:
(i) use in advertising, publicity or otherwise the name of the other Party, or any of its Affiliates, partners, managing directors, directors, officers or employees or any such Affiliate (collectively, “Personnel”), or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by such party or any of its Affiliates, except that each party hereto may use the name of the other party hereto to the extent and in the manner required under applicable law, (ii) represent, directly or indirectly, that it or any of its activities have been approved or endorsed by the other party or any Affiliate of the other party, or (iii) discuss any information regarding the Project or any of the other party’s plans or activities in connection therewith with, or comment about the foregoing to unrelated third parties, members of the press or any other media, any reporter, author, producer or similar Person, or take any other action seeking to publicize or disclose any such information in any way likely to result in such information being made available to the general public in any form including books, articles or writings of any other kind, or through any medium, including film, videotape, audiotape, television, radio or the internet, except that each party may make such disclosures to the extent required under applicable law.

30.	Long Term Agreement:

Attached hereto as Exhibit 3 are the terms and conditions under which Permittee, at or around substantial completion of its construction of the building at Site 26, will have continued ability to access the Premises to provide ingress and egress and to ensure security for its employees and visitors. Exhibit 3 also provides the key terms on which the Premises will be maintained and operated on a long term basis. The Permittee agrees that the Trust shall have approval rights in the future if changes to the Premises are required, and the Trust acknowledges that such approvals shall not be unreasonably withheld provided that they are consistent with the Hudson River Park Act and do not unduly impair use of the park. By its execution and delivery of

18

this Permit, the Trust hereby agrees to such terms and conditions. Said terms and conditions, and the Trust’s agreement thereto, shall survive any termination of this Permit, other than a termination of this Permit in accordance with Section 3.a hereof prior to the substantial completion of such building.

-End of Provisions-

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THE TRUST:		PERMITTEE:

HUDSON RIVER PARK TRUST		GOLDMAN SACHS HEADQUARTERS LLC
		By:	The Goldman Sachs Group, Inc., its
Managing Member

By:	/s/ Connie Fishman	By:

Title:	President	Title:

STATE OF NEW YORK	)
)SS .:
COUNTY OF	)

     On this ___day of                      200 ___, before me personally came                                          to me known, who being duly sworn, did depose and say that s/he is the                                          of                                         , and the said person described in and who executed the foregoing instrument, and s/he acknowledged that s/he executed same in his official capacity and for the purpose mention therein.

Notary Public

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STATE OF NEW YORK	)
	)	ss.:
COUNTY OF __________	)
     On this ___ day of ___, 200_, before me personally came ___________ to me known, who being duly sworn, did depose and say that s/he is the ____________ of ____________, and the said person described in and who executed the foregoing instrument, and s/he acknowledged that s/he executed same in his official capacity and for the purpose mention therein.

Notary Public
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EXHIBIT 1

EXHIBIT 2

EXHIBIT 3
Terms and Conditions
(A) Term:
The Term of the Permit and any extensions thereof.
(B) Construction of the Improvements on the Premises:
(1) At or around substantial completion of Permittee’s construction of the building at Site 26, or upon sooner requisition by Permittee evidencing expenditures, the Trust shall pay Permittee such funds, known as the “Base Amount”, in accordance with the terms of the Escrow [as defined in the Memorandum of Understanding, dated as of the date of the Permit (the “MOU”), between The Goldman Sachs Group, Inc., Permittee and various public agencies regarding the development of Site 26]. Such Base Amount shall be applied to the construction of improvements on the Premises, including without limitation, streetscapes and landscapes, according to the design plan (the “Design Plan”) provided by Permittee to the Trust, so Permittee or its subcontractors may construct such improvements on the Premises according to the Design Plan. The Trust’s obligations pursuant to this paragraph may be satisfied by the release of funds from the Escrow.
(2) The improvements to be constructed on the Premises will be rated at least the same class of construction as similar improvements located in Battery Park City (“BPCA Rating”), Permittee may opt, at its sole discretion, to construct improvements on the Premises that are rated a higher class than the BPCA Rating, if Permittee reasonably determines that a higher standard is typical for world headquarter facilities of similarly-situated financial institutions. Permittee shall be responsible for any costs in excess of the Base Amount incurred in constructing such improvements.
(3) The Base Amount is not intended to be applied to the construction of any improvements located east of the western curb of the lay-by lane to be constructed at Site 26 (such improvements, “Street Improvements”). The construction of the Street Improvements, including, without limitation, the lay-by lane to be constructed at Site 26, (i) shall be the responsibility of NYSDOT, HRPT and other public agencies of competent jurisdiction, (ii) shall be undertaken in accordance with the terms and provisions of the MOU and (iii) shall not be paid for by Goldman Sachs.

(4) In the event the improvements constructed on the Premises by Goldman Sachs pursuant to paragraph (B)(l) of this Exhibit 3 are destroyed, in whole or in part, by fire or other casualty, Goldman Sachs shall restore the same to the extent (x) such improvements are covered by Goldman Sachs’ “all risk” property insurance at the time of the casualty and (y) such casualty is an insurable casualty. In the event of a casualty with respect to which the conditions specified in clauses (x) and (y) of the preceding sentence are not satisfied, the Trust shall provide Goldman Sachs, for use in the restoration of such improvements, an amount equal to the product of (A) the total cost of such restoration multiplied by (B) a ratio the numerator of which is the Base Amount and the denominator of which is the total project cost of such improvements.
(C) Ongoing Maintenance:
Responsibility for the ongoing operation and maintenance of the Premises after construction of the improvements described above will be the subject of a further agreement among the Trust, Permittee and/or NYSDOT which shall provide, among other things, that the improvements constructed on the Premises shall be operated and maintained on an ongoing basis to at least the same standard as the ongoing operation and maintenance of similar improvements in Battery Park City, only to the extent that such standard does not result in significantly higher costs than are customary for the Trust.

GEORGE E. PATAKI GOVERNOR	JAMES K. KALLSTROM SENIOR ADVISOR FOR COUNTER-TERRORISM
July 29, 2005
Mr. Edward C. Forst
Managing Director and Chief Administrative Officer
Goldman Sachs & Co.
85 Broad Street
New York, New York 10004
Re:    World Trade Center Site and Environs Security Plan
Dear Mr. Forst:

     The World Trade Center Redevelopment Agreement, dated November 24, 2004 between the Port Authority of New York and New Jersey and the City of New York, among other items, provides that the Port Authority and the City will develop a mutually acceptable Security Plan for the World Trade Center (WTC) Site. (That agreement is attached hereto as Attachment A.)

     On May 12, 2005, Governor George Pataki called upon Mr. John Cahill, Secretary to the Governor, to coordinate the Lower Manhattan Redevelopment effort. As his Senior Advisor for Counter-Terrorism, I was identified by the Governor to coordinate the security interests and activities of the various public sector and private entities that are participants in the redevelopment of Lower Manhattan. Part of that task has been to develop the necessary security protocols with the City of New York, and specifically, the New York City Police Department as a principal stakeholder in this effort.

     To develop these protocols, we are in the process of acquiring the services of a Security Consultant to prepare and assist in the implementation of a Site-Wide World Trade Center All Hazards and Risks Master Security Plan and Standards, with a Concept of Operations, Operational Procedures, and Functional Requirements (the “Plan”). The Plan will encompass and coordinate all aspects and components of security for the WTC Site, related entities and proximal environs, from security design, through construction and completion, to occupancy, and operations. It will identify all security components that will impact the redevelopment of the WTC Site and recommend long-term security measures and procedures that will be integrated with the proximal environs, and Lower Manhattan. In developing the Plan, the Consultant will be collaborating with the various agencies and other public and private stakeholders performing the design and

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construction for the WTC Site to ensure the full integration of proposed security measures with these efforts, however, the Security Consultant is not being tasked to modify the design or structural elements of the buildings or the WTC Site. A security strategy, and security measures with technical, physical, operational, and functional requirements necessary to implement the recommended strategy and measures throughout the affected area, will be included in the Plan. It will address mitigations that provide appropriate levels of protection against all hazards and risks. It is the intention of the State to seek an allocation of appropriate funds to ensure the implementation of the final, approved Plan.
     Further, it is the State’s expectation that, given the history of the WTC Site, possessing as it does security concerns unlike any other location in the United States and representing a fulcrum of national remembrance, pride and resolve, that there will be a Federal commitment to the security of the WTC Site. This will be manifest in the providing of direct support as necessary, as well as intelligence information in a relevant and timely fashion. While this additional Federal support will be an important benefit to our efforts, nevertheless, the State agrees that any inability ultimately to attain such support will not affect the State’s commitments as set forth herein.
     As stated above, and as its title clearly indicates, the Plan will encompass the full range of protective systems components, equipment, staffing, construction and operational procedures. The Plan will take into account the interdependencies of the entities involved in the WTC Site redevelopment and the proximal environs and include input form all stakeholders.
     Security-related pedestrian and vehicle traffic management pertaining to the WTC Site will be accomplished pursuant to the above-referenced World Trade Center Redevelopment Agreement.
     The incident management and response plans that emerge will be fully coordinated with the City of New York, LMDC, the Port Authority (including the Port Authority Police Department and PATH), LMCCC, the New York City Police and Fire Departments, the New York State and New York City Departments of Transportation, the Metropolitan Transportation Authority/New York City Transit (MTA/NYCT), the affiliates of Silverstein Properties Inc., WTC Retail LLC, the WTC Trade Center Memorial Foundation, and other stakeholders in the environs and mesh with all appropriate response protocols. Such plans will give due attention to maintaining and/or re-establishing viable access for the conduct of stakeholders’ business in the environs as appropriate. Command and control will be facilitated at a security operations center that includes participation in, and two-way communication with the relevant stakeholders.
     The best available effective technologies will be selected to support the full range of security access, surveillance, detection, communications, intelligence and other security systems.
     The State of New York, the City of New York, the Port Authority, the Metropolitan Transit Authority and the New York City Police Department are closely cooperating in the development of the Plan. Such cooperation ensures that the Plan will be fully inclusive of the security concerns within the area. As the Plan develops, these concerns will be considered prior to the implementation of the agreed security protocols that will be derived from the Plan. We fully recognize that multiple stakeholders in Lower Manhattan have vested interests in the security methods that will result from this effort, and we are committed to having those stakeholders participate and have a significant and meaningful role in interactive working groups that contribute to the development of the Plan. That same process will continue throughout the Plan’s implementation, and provide for continued information sharing and consultation and ongoing evaluation of the Plan’s implementation and effectiveness and proposed modifications to the Plan.
         You are requested to identify one or more appropriate individual(s) of your organization who will be available to participate fully throughout this process which will include participation as indicated in the below timeline and milestone sequence. The following timeline will commence with the transmittal of a Notice to Proceed to the selected consultant, currently anticipated to occur on or about August 17, 2005. The timeline will start from this date as follows:

1)	The formation of a Working Group to meet with the Lower Manhattan Counter-Terrorism Advisory Team as it interacts with the selected consultant.

2)	To participate in the review of the consultant’s environs recommendations concerning the operational procedures to be implemented as they become available.

3)	One hundred days after the Security Consultant initiates its work, participate in the review of the submitted Conceptual Options draft of the Plan.

4)	One hundred eighty days after the Security Consultant initiates its work, participate in the review of the submitted Preferred Alternative draft of the Plan.

5)	Two hundred and forty days after the Security Consultant initiates its work, participate in the review of the submitted Final Version of the Plan.

6)	Thereafter, participate in the substantial implementation of the Plan and the operational procedures and protocols for its implementation, which will be phased in over an indefinite period. As the Plan and stages of work to be defined in the body of work are developed and implemented, all stages to be completed by December 31, 2009, will be completed by December 31, 2009.
         Your participation will commence with a meeting to be held on the afternoon of August 3, 2005 to begin the vendor selection process. Your representatives’ full participation in the activities described in the above milestones is expected to be only a portion of such individuals’ broader and more comprehensive involvement in many aspects of the development, implementation and ongoing evaluation and modification of the Plan.
         As you and selected members of your team are aware from prior briefings, the Freedom Tower will be constructed to very high standards. The standards to which the Freedom Tower will be built were set forth in detail at a briefing provided to you by the State and attended by the New York City Police Department on June 28, 2005. In addition, these standards are consistent with recommendations of the “Freedom Tower Security Assessment & Recommendations,” dated April 8, 2005, issued by the New York City Police Department, which detailed the design threat for vehicular-borne attack. All other buildings on the Site will be constructed to the high standards discussed.

     In summary, both the State and City of New York are synchronized and committed to establishing and implementing, in concert with the other involved public and private stakeholders, security standards, plans and operations for the WTC Site and proximal environs in the manner described above. We look forward to your active participation in this process.

Sincerely,

James K. Kallstrom
Senior Advisor to the Governor for Counter-Terrorism

Enclosure

Attachment A
Excerpt from WORLD TRADE CENTER REDEVELOPMENT AGREEMENT entered November 24, 2004 between the Port Authority and the City of New York:
Article Two – subparagraph (d) – The following streets and sidewalks shall be designed and constructed by the Port Authority to such standards that meet the requirements of the City Department of Transportation (“DOT”) taking into account any modifications to such requirements as would be necessary to effectuate the Security Plan (as hereafter defined) (i) Vesey (ii) Fulton (iii) Dey (iv) Cortlandt (v) Liberty (vi) Church, if Church is required to be constructed, (vii) Greenwich, and if the WTC Site is extended southward, (viii) Cedar. The parties agree that all material sidewalk design elements, including but not limited to: geometry, grades, drainage, signs and markings, lighting, sidewalks, curb cuts and any parking meters or other city paid parking devices, if included, shall be mutually agreed upon by the parties and that the parties will consult with LMDC, or its designee, the Silverstein Net Lessees, the Retail Net Lessees and any WTC hotel lessee or operator on the design and implementation of such material sidewalk elements.
Article Two – subparagraph (f) – The parties agree that it shall be the responsibility of the City to operate and manage the streets and sidewalks, including traffic patterns and flows, subject to the Security Plan. The Port Authority or its designee shall be responsible for the maintenance of all sidewalks. The City and the Port Authority will mutually agree on all issues relating to curb usage and agree to consult with LMDC, or its designee, any Silverstein Net Lessee, Retail Net Lessee and any WTC Hotel lessee or operator on curb usage issues in front of any building or area leased by any of the aforementioned parties. The City agrees to consult with the Port Authority, LMDC or the designee and any affected Silverstein Net Lessee, Retail Net Lessee or any WTC Hotel lessee or operator on any decisions that will permanently and materially affect vehicular and pedestrian traffic in and through the WTC Site. The City will promptly review and process all requests for street closing permits from the Port Authority, LMDC or its designee, the Silverstein Net Lessees, the Retail Net Lessee and any WTC Hotel lessee or operator, required to facilitate the construction and/or maintenance of all at-grade and below-grade infrastructure at the WTC Site. Notwithstanding the foregoing the parties have agreed to certain street widths and street grades as stated in the WTC Design and Site Plan Agreement and set forth on Appendix C.
Article Two – subparagraph (g) – The parties recognize that if the Security Plan closes any additional streets within or adjacent to the WTC Site to vehicular traffic, that traffic flows throughout lower Manhattan will be affected. Accordingly, the parties agree that if any such streets are closed to vehicular traffic for security purposes, the parties will revisit the traffic flow patterns on the other streets in and adjacent to the WTC Site to insure a proper flow of vehicular traffic in and through the WTC Site.
Article Five – subparagraph (a) – Security at the WTC Site shall be governed by an agreed-upon security plan acceptable to the City and the Port Authority (the “Security Plan”). When adopted, the Security Plan will supersede any existing Memoranda of Understanding between the City and the Port Authority addressing security issues, but only as to the WTC Site. Insofar as possible, consistent with security needs, the Security Plan shall seek to ensure that heightened security measures do not result in undue impacts on the WTC Site or the immediate surroundings. The City and the Port Authority agree to consult with LMDC or its designee, the Silverstein Net Lessees, the Retail Net Lessee and the WTC Hotel owner or operator in the adoption of the Security Plan.

THE POLICE COMMISSIONER
CITY OF NEW YORK

July 21, 2005
Edward C. Forst
Executive Vice President
Chief Administrative Officer
Goldman Sachs
85 Broad Street
New York, New York 10004
Dear Mr. Forst:

As you know from our previous discussions, the NYPD is committed to the development and implementation of a comprehensive security plan for Lower Manhattan.

Our security plan for Lower Manhattan will address a wide range of issues, including optimal command, control and communication, street and traffic management and other operational issues, area wide security monitoring and the use of technology.

The Port Authority is also working on the development of a security plan for the World Trade Center site. The NYPD is working with the Port Authority and other State agencies to ensure that this effort is seamlessly integrated into the overall Lower Manhattan security plan.

We recognize that Goldman Sachs, as well as other relevant stakeholders, should be included in this process. In fact, the security plan will be based on the outline of such a plan already shared with Goldman Sachs. We also invite Goldman Sachs to provide a liaison that would be available for all security planning work.

One component of the plan will be a centralized coordination center that will provide space for full-time, on site representation from Goldman Sachs and other stakeholders. This will ensure maximum communication and coordination in case of any event.

We look forward to discussing this further.

Sincerely,

Raymond W. Kelly
Police Commissioner
1 Police Plaza, New York, NY 10038   ●  646-610-5410  ●  Fax: 648-610-5865
Website: http://nyc.gov/nypd

August __, 2005
Goldman Sachs Headquarters LLC
c/o The Goldman Sachs Group, Inc.
85 Broad Street
New York, N.Y. 10004
Attn: Timur Galen — Managing Director, Corporate Services

Re:	Site 26 — Battery Park City
Ladies and Gentlemen:
          You have requested permission for access by you, your affiliates and your contractors and agents to Site 26 in Battery Park City (the “Premises”) prior to the execution of a ground lease (the “Lease”) for the Premises with Battery Park City Authority (“BPCA”) for the purpose of performing the work described below (the “Work”) in connection with a proposed new headquarters and trading facility to be constructed by you. BPCA agrees to permit such access, subject to the following conditions:
The term of your access to the Premises pursuant to this Letter Agreement shall commence upon such date as you may specify by written notice to BPCA (such date, the “Access Commencement Date”) and shall expire upon the earliest to occur of (a) the expiration or earlier termination of the letter agreement, dated as of September 7, 2004, between you and BPCA (as amended and reinstated by the Designation Letter Reinstatement and Amendment, of even date herewith, between you and BPCA, the “Designation Letter”), (b) the effective date of the Lease between you and BPCA in respect of the Premises (in which case your right of access shall be governed by said Lease), and (c) your termination of your right of access pursuant to this Letter Agreement, which you may elect at any time on written notice to BPCA (such earliest date, the “Access Termination Date”). Notwithstanding the foregoing, you shall coordinate the Work in a manner that permits BPCA to have unrestricted access to complete any remediation work you have required it to perform.
1.

2.	You shall not be required to pay BPCA any rent or other occupancy or use fees in connection with your access under this Letter Agreement unless you and BPCA shall not have executed and delivered the Lease on or before the 60th calendar day following the Access Commencement Date (such day, the “Fee Commencement Date”) and the Access Termination Date shall have not occurred. In no event shall the Fee Commencement Date occur later than December 1, 2005. With respect to the period from the Fee Commencement Date through the Access Termination Date, you shall pay BPCA a fee of $110,000 per month (prorated on a per diem basis, based on the actual number of days in the month in question). Such fee shall be payable on or before the fifth business day following the Fee Commencement Date (prorated as appropriate) and on the fifth business day of each succeeding month. Any overpayment as of the Access Termination

Date shall be refunded to you within five business days.

3.	You shall have delivered to BPCA prior to the Access Commencement Date a clean, unconditional and irrevocable letter of credit in the form previously delivered to BPCA (the “Letter of Credit”) in the amount of Four Million Dollars ($4,000,000) to secure your faithful performance, observance and compliance with the terms, provisions, covenants, conditions and requirements of this Letter Agreement, and such Letter of Credit shall remain in effect for the Work described in paragraph 4 below.

4.	The Work may include the following:
a.	Mobilizing Site Security
b.	Mobilizing Trailers
c.	Pre-construction Survey
d.	Ground Penetration Radar
e.	Trenching to locate Hudson River Bulkhead
f.	Site Fencing
g.	Installation of Sidewalk Bridge
h.	Trenching for existing Utilities/Utility Relocations
i.	Borings/Soil Investigation
j.	Mobilization of the Caisson Contractor, including locating equipment and materials on the Premises
k.	Pedestrian Walkway fencing, location of equipment and materials east of such fencing and curb cuts
l.	Utility Hookups to Trailers
m.	Pedestrian Walkway Utility Disconnect
n.	Pedestrian Walkway Demolition
o.	Curb Cuts in other locations
p.	Sidewalk Signage Relocation
q.	Excavation to Site 26 elevation +2 feet and installation of sheeting and shoring around the perimeter of the Premises
r.	Caisson Work
5.	You shall perform the Work at your sole cost and expense and in compliance with all applicable laws. BPCA agrees that the workdays and hours and other work rules set forth on Exhibit A hereto are acceptable and have been approved by BPCA for the conduct of the Work.

6.	At your sole cost and expense, upon the Access Termination Date (unless the same occurs by reason of clause (b) of the definition thereof), you shall promptly remove any equipment, fencing, sidewalk bridges or other materials placed on the Premises by you or your agents and repair any damage caused to the Premises by you or your agents, including replacing removed fill or paving. Such repair work shall be considered as part of the Work and BPCA shall permit you to have access to the Premises to perform such repairs and remove such equipment and materials. For the avoidance of doubt, you shall not be required, either pursuant to this paragraph 6 or pursuant to paragraph 7 below, to restore or repair any condition caused by BPCA, its agents or contractors or any BPCA tenant or subtenant or to indemnify BPCA or any such tenant or subtenant for the
2

costs of any such restoration or repair, whether or not the such condition was created in anticipation of the Work or your activities at the Premises.

7.	You shall deliver to BPCA on or prior to the Access Commencement Date evidence that you maintain in effect, at your own expense, insurance policies as required in Section 11.03 of the most recent BPCA draft of the Lease which was dated February 18, 2005. You shall also indemnify and hold harmless BPCA from and against all claims, judgment, liabilities, obligations, losses, damages, penalties, costs and expenses, including reasonable attorneys’ fees and disbursements and including any loss of value to the Premises, paid, suffered or incurred by BPCA (a) as a result of or in connection with the Work or the presence of you, your employees, agents or contractors at the Premises or (b) in enforcing this indemnity or any other provision of this Letter Agreement. This indemnity and hold harmless shall not apply to any claims, judgment, liabilities, obligations, losses, damages, penalties, costs and expenses which arise out of hazardous or toxic waste existing on the Premises prior to the Access Commencement Date.

8.	Your access to the existing pedestrian plaza at the western side of Site 26 shall be coordinated with Forest City Ratner Companies, representative of BPCA’s tenant on Site 25. If you desire that movable outdoor retail seating on the plaza be removed, you shall give 10 calendar days prior written notice to BPCA. This Letter Agreement does not permit access to property adjacent to the Premises under the control of Hudson River Park Trust or NYS Department of Transportation, which you shall separately arrange if you find the same necessary or appropriate. This letter is intended to permit access to sidewalk areas adjacent to the Premises that are under the control of BPCA to conduct the Work.

9.	You acknowledge that you have no legal or equitable rights with respect to the Premises except as may be provided in the Designation Letter or as expressly provided herein.

10.	This Letter Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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     Please indicate your acceptance to the foregoing terms by signing below.

Very truly yours, BATTERY PARK CITY AUTHORITY

BY:
NAME:
TITLE:

GOLDMAN SACHS HEADQUARTERS LLC

BY:
NAME:
TITLE: President
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Exhibit A
Hours of allowed work will be the maximum permitted under laws and regulations generally applicable to similar construction projects in The City of New York outside of Battery Park City or, to the extent the applicable rules are more permissive, projects located in Battery Park City. BPCA will facilitate and otherwise support GS and its contractors in obtaining any waivers or permits required for weekend or other overtime working including, to the extent available, waivers by virtue of the fact that the improvements are owned by a state agency and will generally expedite and facilitate the process for obtaining permits and approvals.
BPCA will facilitate and otherwise support long term duration single fee permitting for nuisance permits.
BPCA will facilitate expedited sidewalk, street closing, crane access permits and other similar permits as may be required.
5

State of New York City of New York
George E. Pataki		Michael R. Bloomberg
Governor		Mayor
August 4, 2005
Goldman Sachs Headquarters LLC
30 Hudson Street, 19th Floor
Jersey City, New Jersey 07302
Attention: Timur Galen
     Re: Landscape Design for Site 26 (“the Project”) Battery Park City, New York
Dear Timur:
We have received, reviewed and approved Goldman Sachs’ landscape design as contained in the Goldman Sachs’ Design Development Submission of February 11, 2005, for the Project. This approval provides for future potential revisions to aspects of the design including the interface of bicyclists and pedestrians at the corner of Vasey Street and West Street. This approval is given with the understanding that Goldman Sachs shall be responsible for the installation, maintenance and replacement of any London Plane trees planted on the West Street side of Site 26.
All parties recognize that the issue and location of bollards is being addressed in a separate document attached to this proposal.
Very truly yours,
New York State Department of Transportation
By: /s/
Hudson River Park Trust
By: /s/
New York State Department of Transportation
By: /s/
Executive Chamber State Capitol Albany, New York 12224
City Hall New York, New York 10007

STEPHANIE GELB, AIA VICE PRESIDENT PLANNING AND DESIGN
August 2, 2005
Mr. Timur Galen
Goldman Sachs Headquarters LLC
30 Hudson Street -19th Floor
Jersey City, New Jersey 07302-4699
Dear Timur:
The landscape drawings dated January 27, 2005 and submitted yesterday by Doug Blais of the Governor’s office are conceptually approved. We understand that you will submit detailed drawings at a later date for our review. As that time, we would expect you to address the following issues:
Plans should be dimensioned and labeled, particularly sidewalks and entrances so conflicts can be noted.
Street trees should be identified.
Shrub planting bands should be identified and explained.
Paving stone should be identified. Please bear in mind that non-standard pavement must be approved by DOT and the Art Commission. DOT’s requirements will include a maintenance agreement. We have a basic agreement with DOT and the Art Commission about certain materials. Stone paving is not included in that agreement.
The standard Battery Park City tree pit has a minimum width of 5’ and a depth of 5’. The maximum width of the tree pit on the drawings is 4’2-1/2” and is encroached upon by the bollard footings. The footings appear to have a 4’ depth and are continuous. The depth of the tree pit appears to be only 3’.
The bollard spacing must meet minimum ADA requirements. Bollards should not be located within the handicapped ramps.
Will standard BPC b-poles be used for lighting? If not, what is proposed instead?
GEORGE E. PATAKI, GOVERNOR, STATE OF NEW YORK
ONE WORLD FINANCIAL CENTER, NEW YORK, NY 10281-1097 (212) 417-1301 FAX: (212) 417-4381 WWW.GELBS@BPCAUTHOR.ORG

STEPHANIE GELB, AIA
VICE PRESIDENT PLANNING AND DESIGN
We understand that the plaza between Sites 25 and 26 will be submitted at a later date. There needs to be a more convincing transition.
I hope that this is helpful to you. If you have any questions, please feel free to call me.
Very truly yours,
/s/ Stephanie Gelb
Stephanie Gelb
cc:	Timothy S. Carey George Miller
GEORGE E. PATAKI, GOVERNOR, STATE OF NEW YORK
ONE WORLD FINANCIAL CENTER, NEW YORK, NY 10281-1097 (212) 417-1301 FAX: (212) 417-4381 WWW.GELBS@BPCAUTHOR.ORG

ANNEX G-1
DESIGN APPROVAL PROCEDURES
Assumptions:
•	Design Guidelines are deemed amended (“Revised Design Guidelines”) to omit reference to Battery Park City Authority green guidelines and requiring only that the building receive a LEEDS Gold certification.

•	The Lease will provide that the Pre-Schematics, Schematics and Design Development Plans (except with respect to the canopy, hard-scape and landscape for the pedestrian walkway which will be submitted with the Construction Documents) previously submitted and the curtain wall design as presented in prior design submissions and the required curtain wall mock-up have been approved prior to the execution of the Lease.
Process Going Forward:
•	Within 300 calendar days of the execution of the Lease, GS shall submit Construction Documents (which may be submitted in parts, consistent with GS’s fast-track process) to BPCA and the subject to the limitations regarding the scope of the required submission previously agreed to by BPCA.

•	BPCA shall determine within 10 business days of submission whether the Construction Documents are consistent with the Design Development Plans, and to the extent not covered in the Design Development Plans, conform to the Revised Design Guidelines.

•	If BPCA determines that the Construction Documents are inconsistent with the Design Development Plans or the Revised Design Guidelines, as applicable, and objects to such inconsistency, BPCA shall submit a reasonably detailed statement of its objection to GS and the LMCCC. If BPCA fails to submit such reasonably detailed statement within 10 business days of GS’s submission of the Construction Documents, the Construction Documents shall be deemed approved.

•	If BPCA objects to the Construction Documents, GS may, at its option, (i) revise the same to address BPCA’s objection or (ii) immediately refer the objection to the LMCCC for mediation. If GS submits revised Construction Documents, BPCA shall review such revised Construction Documents and notify GS and the the LMCCC of any objection within 5 business days of submission in accordance with the procedure described above for the approval of the initial submission. If BPCA fails to so object within 5 business days, the revised submission shall be deemed approved. If GS elects to refer any BPCA objection to the LMCCC as described above, the LMCCC shall mediate the BPCA objection in a manner consistent with the powers granted to the

LMCCC by the Governor and the Mayor by joint executive order and with the rights and responsibilities given to the Battery Park City Authority under New York State Law.

July 25, 2005
Work Rules
•	Hours of allowed work will be the maximum permitted under laws and regulations generally applicable to similar construction projects in The City of New York outside of Battery Park City. The LMCCC will facilitate and otherwise support GS and its contractors in obtaining any waivers or permits required for weekend or other overtime working including, to the extent available, waivers by virtue of the fact that the improvements are owned by a state agency and will generally expedite and facilitate the process for obtaining permits and approvals.

•	The LMCCC will facilitate and otherwise support long term duration single fee permitting for nuisance permits.

•	The LMCCC will facilitate expedited sidewalk, street closing, crane access permits and other similar permits as may be required.

EXHIBIT N
FORM OF PAYMENT ESCROW AGREEMENT
          THIS PAYMENT ESCROW AGREEMENT (this “Agreement”) is dated as of August___, 2005, by and among Battery Park City Authority, d/b/a/ Hugh L. Cary Battery Park City Authority, a body corporate and politic constituting a public benefit corporation of the State of New York (“Landlord”), The City of New York, a municipal corporation of the State of New York (the “City”), Goldman Sachs Headquarters LLC, a Delaware limited liability company (“Tenant”), and JPMorgan Chase Bank, N.A., as escrow agent (the “Escrow Agent”).
          WHEREAS, Landlord and Tenant have entered into that certain Agreement of Lease, dated as of August ___, 2005 (the “Ground Lease”);
          WHEREAS, pursuant to the terms of the Ground Lease, Landlord and Tenant has agreed to place certain funds into escrow;
          WHEREAS, the Escrow Agent has agreed to act as escrow agent hereunder in accordance with the terms and conditions hereinafter set forth; and
          WHEREAS, the City has an interest, based on the Settlement Agreement (as defined in the Ground Lease), in amounts being deposited with the Escrow Agent under this Escrow Agreement;
          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DESIGNATION OF ESCROW AGENT AND DELIVERY OF ESCROW AMOUNTS
          Section 1.1    Appointment of Escrow Agent. Landlord, Tenant and City hereby designate and appoint the Escrow Agent as escrow agent to receive, hold and disburse the Escrow Amount (as hereinafter defined), and the Escrow Agent hereby accepts such appointment to receive, hold and disburse the Escrow Amount, upon the
Exhibit N-1

terms and conditions provided in this Agreement. Escrow Agent shall maintain an office in New York City at all times during the term of this Agreement.
          Section 1.2    Escrow Deposit.
          (a)      Pursuant to Section 3.06(a) and Section 3.06(b) of the Ground Lease, Landlord or Tenant, as applicable, shall deposit certain amounts in escrow with the Escrow Agent. Landlord or Tenant shall provide the Escrow Agent with advance notice of the amount being deposited into escrow.
          (b)      The Escrow Agent shall maintain an account for Landlord and Tenant and shall maintain records setting forth (w) the initial amount deposited in escrow with the Escrow Agent (the “Initial Escrow Amount”), (x) any additional amounts delivered to be held in escrow by the Escrow Agent, (the sum of such additional amounts together with the Initial Escrow Amount and any interest earned, the “Escrow Amount”), (y) the amount of the Escrow Amount released and delivered to Landlord or Tenant pursuant to Section 2.1 hereof, and (z) the amount of the Escrow Amount then held by the Escrow Agent. The Escrow Agent shall distribute monthly reports to Landlord, the City and Tenant at the addresses given in Section 4.6 (without copy to each party’s respective counsel) setting forth the information described in the preceding sentence.
          Section 1.3    Deposit and Interest. The Escrow Agent shall deposit the Escrow Amount in an escrow account (the “Escrow Fund”) maintained by it at an office in New York City or by any other reputable financial institution reasonably acceptable to Landlord and Tenant at an office in New York City. The Escrow Amount shall be invested in a trust account earning the average 30-day LIBOR minus 20 basis points. The Escrow Agent shall have the right to liquidate this investment in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent shall have no liability for any loss sustained as a result of any investment in an investment indicated herein except by reason of its gross negligence or willful misconduct. Any interest or income earned on the Escrow Amount (net of any expenses incurred in respect of such Escrow Amount) shall be retained in the Escrow Fund, constitute part of the Escrow Amount and be disbursed by the Escrow Agent in accordance with the other terms hereof relating to the other amounts in the Escrow Fund. (As among the parties hereto (other than Escrow Agent), it is agreed that interest or other income earned on the Escrow Amount during any period shall be allocated as between the Ground Lease Escrow and the Sales Tax Escrow (as such terms are defined in the Ground Lease) based on the relative percentage that each of the Ground Lease Escrow and the Sales Tax Escrow bore to the Escrow Amount during such period.)
Exhibit N-2

ARTICLE II
DISBURSEMENT OF ESCROW AMOUNTS
          Section 2.1    Disbursement of Escrow Amount. The Escrow Agent shall hold the Escrow Amount in escrow and, subject to Section 2.2, shall distribute all or any portion of the Escrow Amount in accordance with the joint written instruction of Tenant, the City and/or Landlord as further provided in Section 2.2 or Section 2.3, as applicable. A party seeking disbursement of all or any portion of the Escrow Amount may deliver to the other parties a written request to execute and deliver to the Escrow Agent joint written instructions as described in Section 2.2. The Landlord, the City and Tenant hereby agree to execute and deliver joint written instructions so as to effectuate the agreements set forth in Section 3.06 of the Ground Lease.
          Section 2.2    No Disbursement of the Escrow Amount to Landlord Without Joint Written Instructions of Landlord and Tenant. No portion of the Escrow Amount shall be disbursed by the Escrow Agent to the Landlord pursuant to Section 2.1 hereof or otherwise unless and until (i) the Escrow Agent has received joint written instruction from Landlord and Tenant setting forth (x) the aggregate amount of the Escrow Amount to be disbursed including interest, (y) the party to whom such amounts should be disbursed including complete payment instructions and (z) the applicable section of the Ground Lease pursuant to which such disbursement is to be made or (ii) the Escrow Agent is directed to do so by order of court of competent jurisdiction presented by Landlord or the City along with an opinion of counsel stating that such order is not appealable or if appealable is not appealed by the contesting party within 90 days of issuance of such court order or the applicable period during which such order may be appealed, whichever is longer.
          Section 2.3    No Disbursement of the Escrow Amount to Tenant Without Joint Written Instructions of Landlord, the City and Tenant. No portion of the Escrow Amount shall be disbursed by the Escrow Agent to Tenant pursuant to Section 2.1 hereof or otherwise unless and until (a) the Escrow Agent has received joint written instruction from Landlord, the City (signed by the Deputy Mayor for Economic Development and Rebuilding (or other successor in function) of the City of New York or the Mayor of the City of New York) and Tenant setting forth (x) the aggregate amount of the Escrow Amount to be disbursed including interest, (y) the party to whom such amounts should be disbursed including complete payment instructions and (z) the applicable section of the Ground Lease pursuant to which such disbursement is to be made or (b) the Escrow Agent is directed to do so by order of court of competent
Exhibit N-3

jurisdiction presented by Tenant along with an opinion of counsel stating that such order is not appealable or if appealable is not appealed by the contesting party within 90 days of issuance of such court order or the applicable period during which such order may be appealed, whichever is longer.
          Section 2.4    Delivery of Instructions. If and when the conditions set forth in the Ground Lease to the release of all or a portion of the Escrow Amount to either Landlord or Tenant shall have been satisfied in accordance with the terms of the Ground Lease, then Tenant, Landlord (with respect the provisions of Sections 2.2 and 2.3 above) and the City (with respect to Section 2.3), respectively, shall not unreasonably withhold or delay the delivery of such instructions to the Escrow Agent (provided that the foregoing shall not be construed to modify in any respect the rights and obligations of the parties under the Ground Lease in respect of the conditions on which the Escrow Amount is to be released).
ARTICLE III
RESPONSIBILITIES AND DUTIES OF ESCROW AGENT
          Section 3.1    Rights, Duties, Liabilities and Immunities of Escrow Agent. The duties and obligations of the Escrow Agent shall be determined solely by the provisions of this Agreement, and the Escrow Agent shall be under no obligation to refer to any other documents between or among the parties related in any way to this Agreement, it being specifically understood that the following provisions of this Article III are accepted by all parties hereto.
          (a)      The Escrow Agent shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument, opinion or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof.
          (b)      The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.
Exhibit N-4

          (c)      The Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law or for any thing which it may do or refrain from doing in connection herewith, except due to the Escrow Agent’s own gross negligence or willful misconduct.
          (d)      The Escrow Agent may consult with and obtain advice from legal counsel in the event of any question as to any of the provisions of this Agreement or its duties hereunder, and the Escrow Agent shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel. Subject to the provisions of Section 3.3 hereof, the reasonable cost of such services shall be added to and shall become a part of the Escrow Agent’s compensation hereunder.
          (e)      The Escrow Agent shall have no duties except those expressly set forth herein, and shall not be bound by any notice of a claim or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement, unless in a writing received by it, and, if its duties herein are affected, unless it shall have given its prior written consent thereto.
          (f)      The Escrow Agent is not bound by or charged with notice of any agreement (other than this Agreement).
          (g)      In the event of any disagreement between any of the parties to this Agreement or between them or any one of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of this Agreement, or in the event the Escrow Agent in good faith shall be in doubt as to what action it should take hereunder, the Escrow Agent shall thereupon have the right (i) to refrain from complying with any claims or demands asserted on it as the Escrow Agent or (ii) to refuse to take any other action hereunder, so long as such disagreement continues or exists, and in either such event, (i) the Escrow Agent shall not be or become liable in any way to any person for the Escrow Agent’s failure to act, (ii) the Escrow Agent shall be entitled to continue to refrain from acting, until the rights of all parties shall have been fully and finally arbitrated or adjudicated by a court of competent jurisdiction, (iii) the Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Escrow Amount (together with all interest thereon, if any) in court pending the resolution of such dispute and (iv) the Escrow Agent shall have been notified of the resolution of such dispute thereof by a writing signed by all such persons. The
Exhibit N-5

rights of the Escrow Agent under this subsection (g) are cumulative of all other rights which it may have by law or otherwise.
          (h)      Landlord and Tenant hereby agree to indemnify, on a joint and several basis, the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Escrow Agent arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including costs and expenses of defending itself from any claims of liability with respect thereto, provided that in cases where such defense involves a claim asserted by a party other than Landlord, Tenant, the City or any related parties, the indemnifying parties shall have the right to control the defense against such claim; except that the Escrow Agent shall have the right to control its own defense if it so desires. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action, except if such loss was due to the Escrow Agent’s own gross negligence or willful misconduct. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement. The parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Fund for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder. As between Landlord and the City, on the one hand, and Tenant on the other hand, each shall be obligated to indemnify the other for any amounts paid or realized upon by Escrow Agent as a result of the wrongful act or omission of the other.
          Section 3.2    Copies of Certifications, Notices and Other Documentation. Promptly after receipt by the Escrow Agent from Landlord, Tenant or the City of any written certificate, notice, request, waiver, consent, receipt or other document, the Escrow Agent shall furnish a copy of any of such item to the other parties hereto. Promptly after receipt by the Escrow Agent of any notice of commencement of litigation, or of any order or judgment, relating to this Agreement, the Escrow Agent shall furnish a copy of any of such items to all the parties hereto.
          Section 3.3    Compensation. The Escrow Agent undertakes to perform all duties which are expressly set forth herein for a fee of $3,500 per annum or part thereof, payable upon execution and annually thereafter. Tenant shall pay such fee upon execution of this Agreement and shall pay any other fees that may become due to Escrow Agent in connection with this Agreement from time to time. The Escrow Agent shall also be entitled to reimbursement for all reasonable expenses, disbursements and advances incurred or made by the Escrow
Exhibit N-6

Agent in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), exclusive of any such expense, disbursement or advance that may arise from its own gross negligence or willful misconduct. Tenant shall be responsible for all such reimbursements to the Escrow Agent under the provisions of this Section 3.3 upon the written request of the Escrow Agent.
          Section 3.4    Successor Escrow Agent. The Escrow Agent (and any successor Escrow Agent) may at any time resign by giving notice in writing to Tenant, Landlord and the City, and the Escrow Agent shall be discharged from its duties hereunder upon the appointment of a successor Escrow Agent as hereinafter provided. In the event of any such resignation, a successor Escrow Agent shall be appointed by written consent of Tenant and Landlord. Any successor Escrow Agent shall deliver to Tenant, Landlord and the City, a written instrument accepting the appointment hereunder, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive all assets then held by the predecessor Escrow Agent hereunder.
          Section 3.5    Allocation of Escrow Amounts. The parties hereto (other than Escrow Agent) agree that if Escrow Agent shall at any time exercise its right of set-off under Section 3.1(h) or otherwise, then the balance of the Escrow Fund after such set-off shall be re-allocated between the Ground Lease Payments Escrow and the Sales Tax Escrow based upon the relative percentages of the Escrow Amount representing the Ground Lease Payment Escrow and the Sales Tax Escrow immediately prior to such set-off. If it is determined that a party hereto is liable to any other party hereto for the amount so set-off by the Escrow Agent, then such amount shall be deposited by such party into the Escrow Fund with interest at the rate provided for in Section 1.3, and such amount and interest shall be allocated between the Ground Lease Payment Escrow and the Sales Tax Escrow based on the same percentages employed in the immediately preceding sentence (regardless whether such relative percentages may have subsequently changed).
ARTICLE IV
MISCELLANEOUS
Exhibit N-7

          Section 4.1    Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.
          Section 4.2    Assignment. No party hereto shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect. Notwithstanding the foregoing, the rights and obligations of each party under this Agreement shall be assigned concurrently to any transferee or assignee of such party’s interest in the Premises in accordance with the terms of the Ground Lease.
          Section 4.3    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Landlord, the City, Tenant and the Escrow Agent, and their respective successors and permitted assigns, whether so expressed or not.
          Section 4.4    Modification; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto, or in the case of a waiver, by the party waiving compliance. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
          Section 4.5    Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be
Exhibit N-8

a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
          Section 4.6    Notices. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by a commercial overnight courier that guarantees next day delivery and provides a receipt, (c) by certified mail, return receipt requested, or (d) by legible facsimile (followed by hard copy delivered in accordance with preceding subsections (a)-(c)), and such notices shall be addressed as follows:

if to Tenant:	Goldman Sachs Headquarters LLC c/o Goldman, Sachs & Co. 85 Broad Street New York, New York 10004 Attn: Mr. Timur Galen

with a copy sent simultaneously and in the same manner to:

Goldman, Sachs & Co. 85 Broad Street New York, New York 10004 Attn: General Counsel

with a copy sent simultaneously by facsimile to (212) 256-4295

-and-

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Attn: Arthur S. Adler

if to BPCA:	Battery Park City Authority One World Financial Center New York, New York 10281 Attn: President with a copy sent simultaneously by facsimile to General Counsel at: (212) 417-4123
Exhibit N-9

with a copy sent simultaneously and in the same manner to:

Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 Attn: Chris M. Smith Client/Matter: 34370/2

With copy to the City, per the below

if to the City:
Office of the Mayor City Hall New York, New York 10007 Attn: Deputy Mayor for Economic Development and Rebuilding

New York City Law Department 100 Church Street New York, New York 10007-2601 Attn: Chief, Economic Development Division

New York City Economic Development Corporation 110 William Street, 4th Floor New York, New York 10038 Att: Chief Compliance Officer

if to Escrow Agent:	JPMorgan Chase Bank, N.A. Escrow Services 4 New York Plaza, 21st Floor New York, NY 10004 Attn: Audrey Mohan Tel: 212-623-5087 Fax: 212-623-6168
Exhibit N-10

or to such other address as either party may from time to time specify in writing to the other party. Any notice shall be effective only upon receipt (or refusal by the intended recipient to accept delivery).
          Section 4.7    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.
          Section 4.8    Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of New York, without regard to the choice of law provisions thereof.
          Section 4.9    Venue; Enforceability. Landlord, Tenant and the City hereby irrevocably agree to bring any action hereunder only in the Supreme Court of New York State in New York County and hereby irrevocably consent to the jurisdiction of and venue in the Supreme Court of New York State in New York County in connection with any action brought by any party hereto or any action in which any of them is or becomes a party to enforce any rights and remedies under this Agreement. Further, with respect to such an action brought hereunder by Landlord, Tenant or the City, each of them expressly waives and relinquishes any right it might otherwise have (i) to move to dismiss on grounds of forum non conveniens, (ii) to remove to Federal Court, or (iii) to move for a change of venue to a New York State court outside of New York County. Each of Landlord, Tenant and the City hereby irrevocably agrees that a final, non-appealable judgment of any of the courts specified above in any action or proceeding relating to this Escrow Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The foregoing is not intended and shall not be construed as a waiver by any party of such party’s right to seek appellate review of any order or judgment.
          Section 4.10    Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.
          Section 4.11    Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
Exhibit N-11

          Section 4.12    Account Opening Information/TINs.
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT
For accounts opened in the US:
          To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, we will ask for information that will allow us to identify relevant parties.
          Upon execution of this Agreement, the Tenant and Landlord shall provide the Escrow Agent with a fully executed W-8 or W-9 IRS form, which shall include the Tenant and Landlord’s tax identification number. In addition, all interest or other income earned under the Escrow Agreement shall be allocated and/or paid pursuant to Section 1.3 hereof and reported by the recipient to the Internal Revenue Service or any other taxing authority. Notwithstanding such written directions, Escrow Agent shall report and, as required withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution. In the absence of timely direction, all proceeds of the Escrow Amount shall be retained in the Escrow Fund and reinvested from time to time by the Escrow Agent as provided in Section 3. In the event that any earnings remain undistributed at the end of any calendar year, Escrow Agent shall report to the Internal Revenue Service or such other authority such earnings as it deems appropriate or as required by any applicable law or regulation or, to the extent consistent therewith, as directed in writing by the Landlord and Tenant. In addition, after consultation with the party on whose behalf taxes are to be withheld, Escrow Agent shall withhold any taxes it reasonably deems appropriate and shall remit such taxes to the appropriate authorities.
          Section 4.14    Security Procedures. In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement, as indicated in Schedule 1 attached hereto), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto (“Schedule 1”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of your executive officers,
Exhibit N-12

(“Executive Officers”), as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the recipient’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the recipient to identify (i) the recipient, (ii) the recipient’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the intended recipient being paid, or the transfer of funds to a bank other than the intended recipient ‘s bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable. All person(s) designated to give funds transfer instructions to the Escrow Agent are indicated in Schedule 1 hereof. This schedule may be amended from time to time by written notice to the Escrow Agent from the applicable party.
Exhibit N-13

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first above written.

BATTERY PARK CITY AUTHORITY d/b/a HUGH L. CAREY BATTERY PARK CITY AUTHORITY
By:
Timothy S. Carey
President and CEO

GOLDMAN SACHS HEADQUARTERS LLC
By:	The Goldman Sachs Group, Inc., Its Managing Member
By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Escrow Agent
By:
Name:
Title:

Approved as to form:	THE CITY OF NEW YORK

By:

Acting Corporation Counsel		Name:
Title:

Schedule 1
Telephone Number(s) and signature(s) for
Person(s) Designated to give Funds Transfer Instructions
If to Landlord:

	Name	Telephone Number	Signature

1.

2.

3.

If to Tenant:

	Name	Telephone Number	Signature
1.	Edward C. Forst	(212) 902-9585

2.	Elizabeth Beshel	(212) 902-7428

3.	Timur Galen	(212) 902-2353
If to City:

	Name	Telephone Number	Signature

1.

2.

3.

Telephone Number(s) for Call-Backs and
Person(s) Designated to Confirm Funds Transfer Instructions
If to Landlord:

	Name	Telephone Number

1.

2.

3.

If to Tenant:

	Name	Telephone Number
1.	Edward C. Forst	(212) 902-9585
2.	Elizabeth Beshel	(212) 902-7428
3.	Timur Galen	(212) 902-2353
If to City:

	Name	Telephone Number

1.

2.

3.

If to Tenant:
Telephone call backs shall be made to both the Tenant and Landlord if joint instructions are required pursuant to this Agreement.